                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-37335

                                  $100,000,000

                                     [LOGO]

                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2007
                                   ---------

    Color Spot Nurseries, Inc. ("Color Spot" or the "Company") is offering $100,000,000 aggregate principal amount of its 10 1/2% Senior Subordinated Notes due 2007 (the "Notes") to the public (the "Notes Offering"). Concurrently with the Notes Offering, the Company is offering 40,000 units (the "Units"), to the public (the "Units Offering" and, together with the Notes Offering, the "Offerings"), each Unit consisting of one share of 13% Series A Cumulative Preferred Stock (the "Series A Preferred Stock") and warrants (the "Warrants") representing the right to purchase 20.625 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company. The Notes Offering is contingent upon the consummation of the Units Offering and the Units Offering is contingent upon the consummation of the Notes Offering. See "Prospectus Summary--Concurrent Offering."

    Interest on the Notes will be payable semiannually on June 15 and December 15 of each year, commencing on June 15, 1998. The Notes will be redeemable, in whole or in part, at the option of the Company, at any time on and after December 15, 2002, at the respective redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to December 15, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem up to an aggregate of 35% of the Notes originally issued, at the redemption price set forth herein. The Notes will not be entitled to the benefit of any mandatory sinking fund. Upon a Change of Control (as defined), each holder of Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See "Description of Notes."

    The Notes will be senior subordinated unsecured obligations of the Company and will be subordinated in right of payment to all Senior Debt (as defined) of the Company, including indebtedness under the New Loan Agreement (as defined). At September 25, 1997, after giving effect to the Offerings, the aggregate outstanding amount of Senior Debt of the Company would have been approximately $3.4 million, which amount excludes any amounts available to be borrowed under the New Loan Agreement. The Notes will be effectively subordinated to all obligations of the Company's subsidiaries. At September 25, 1997, the aggregate amount of the liabilities of the Company's subsidiaries would have been approximately $12.5 million. See "Risk Factors," "Capitalization" and "Description of Notes--Subordination."

    The Company does not intend to apply for listing of the Notes on any national securities exchange. See "Underwriting."
                                ----------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PRICE TO           UNDERWRITING          PROCEEDS TO
                                                              PUBLIC(1)           DISCOUNT(2)          COMPANY(3)
Per Note...............................................         100%                  3%                   97%
Total..................................................     $100,000,000          $3,000,000           $97,000,000

(1) Plus accrued interest, if any, from date of original issuance.

(2) The Company has agreed to indemnify the Underwriters (as defined) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses of the offering payable by the Company estimated at $600,000.
                                ----------------

    The Notes are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel. It is expected that delivery of the Notes will be made at the office of BT Alex. Brown Incorporated, 130 Liberty Street, New York, New York, on or about December 24, 1997.
                                ----------------
BT ALEX. BROWN  DONALDSON, LUFKIN & JENRETTE
                      SECURITIES  CORPORATION

               THE DATE OF THIS PROSPECTUS IS DECEMBER 22, 1997.

                     [PHOTOS OF PRODUCTS AND FACILITIES AND
                 MAP SHOWING LOCATION OF PRODUCTION FACILITIES]

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES TO THE COMPANY OR COLOR SPOT REFER TO COLOR SPOT NURSERIES, INC. AND ITS CONSOLIDATED SUBSIDIARIES AND ITS PREDECESSORS. SEE "COMPANY HISTORY." UNLESS OTHERWISE INDICATED, ALL STATEMENTS MADE IN THIS PROSPECTUS REFLECT (I) THE MERGER OF CSN, INC. (THE PARENT COMPANY OF COLOR SPOT NURSERIES, INC.) INTO COLOR SPOT NURSERIES, INC. WHICH WILL OCCUR SIMULTANEOUSLY WITH THE CONSUMMATION OF THE OFFERINGS AND (II) A 0.69-FOR-ONE REVERSE STOCK SPLIT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS." AS USED IN THIS PROSPECTUS, "FISCAL 1996" REFERS TO THE FISCAL YEAR COMMENCING SEPTEMBER 8, 1995 AND ENDING JUNE 30, 1996, "FISCAL 1997" REFERS TO THE FISCAL YEAR ENDED JUNE 30, 1997 AND "FISCAL 1998" REFERS TO THE FISCAL YEAR ENDING JUNE 30, 1998.

                                  THE COMPANY

    Color Spot is the largest wholesale nursery in the United States, based on revenue and greenhouse square footage. The Company provides a wide assortment of high quality plants as well as extensive merchandising services primarily to leading home centers and mass merchants, such as Home Depot, Home Base, Wal-Mart and Kmart. The Company distributes products to over 850 retail and 400 commercial customers, representing over 8,000 locations, primarily in the western and southwestern regions of the United States. Since June 30, 1996, the Company has completed 13 acquisitions, making it a leading consolidator in the wholesale nursery industry, based on acquisitions completed by major competitors. On a pro forma basis, the Company generated approximately $183.1 million in net sales and $22.7 million in EBITDA (as defined) in fiscal 1997.

    The Company believes it is one of the few wholesale nurseries that has the scale and distribution capabilities necessary to provide large volumes of high quality product to its retail customers on a multi-regional basis. The Company produces over 2,000 varieties of live plants, including bedding plants, shrubs, potted flowering plants, ground cover and fresh cut Christmas trees. Through its 200 person salesforce, Color Spot also provides its retail customers with a broad array of value-added services, such as in-store merchandising, product display and maintenance, promotional planning and product reordering. The Company believes that providing these services differentiates it from its competitors and helps to establish Color Spot as a preferred supplier in the industry. Color Spot operates 19 production facilities located in California, Arizona, Texas, Oregon and Washington.

    Gardening is one of the most popular leisure activities in the United States. According to the 1996-1997 National Gardening Survey, 64% of the approximately 101 million households in the U.S. participated in some form of gardening in 1996. Retail sales of live plants totaled approximately $18 billion in the U.S. in 1996. The live plant retail distribution channel has undergone significant consolidation over the past ten years, as sales have shifted from local independent nurseries to major national retailers. Despite this retail consolidation, the wholesale nursery industry is still highly fragmented with over 10,000 participants in the U.S. In 1996, the ten largest wholesale nurseries accounted for approximately 8% of total wholesale production according to Nursery Business Magazine.

    The Company believes that it is well positioned to capitalize on consolidation and growth opportunities in the highly fragmented wholesale nursery industry. Color Spot's growth strategy is to continue to enter new geographic markets through acquisitions, expand its presence in existing markets and add new product lines. An important aspect of the Company's growth strategy is to increase its penetration in targeted markets, which will enable the Company to better serve its retail customers, enhance its brand name recognition and increase operating efficiencies. Since June 30, 1996, both through acquisitions and internal development, the Company has expanded its product line into new areas of the wholesale nursery industry, including shrubs, potted flowering plants and ground cover. In addition, the Company's recent entry into the fresh cut Christmas tree business enables it to utilize available sales and distribution capacity during the winter months.

    Color Spot America, Inc., a predecessor to the Company, was founded in 1983 by Michael F. Vukelich, the Company's current Chief Executive Officer. Following a change of control in 1991, Mr. Vukelich left the Company and new management was installed. Between 1992 and 1995, net sales and profitability of the business declined. In September 1995, an investor group including Mr. Vukelich formed the Company and acquired the business. Mr. Vukelich's management team implemented a number of strategic and operational initiatives designed to improve the Company's customer relationships and financial results. These initiatives included revamping the Company's merchandising programs, decentralizing its operations, revising its pricing strategies, renewing its focus on operating efficiencies and restructuring its sales organization. As a result of these strategies, the Company has experienced significant improvements in net sales and operating results. With the improvement of its financial results, Color Spot embarked on an aggressive acquisition strategy and has completed 13 acquisitions since June 30, 1996. Color Spot believes it is now well positioned to continue its growth and further consolidate the wholesale nursery industry.

    The Company's executive offices are located at 3478 Buskirk Avenue, Suite 260, Pleasant Hill, CA 94523, and its telephone number is (510) 934-4443. The Company was incorporated in August 1995.

                                  THE OFFERING

Securities Offered................  $100,000,000 principal amount of 10 1/2% Senior
                                    Subordinated Notes due 2007.

Maturity Date.....................  December 15, 2007.

Interest Payment Dates............  June 15 and December 15 of each year commencing June 15,
                                    1998.

Optional Redemption...............  On or after December 15, 2002, the Notes will be redeemable, in whole or in part, at the redemption
                                    prices set forth herein, together with accrued and
                                    unpaid interest, if any, to the date of redemption. In
                                    addition, at any time on or prior to December 15, 2000,
                                    the Company may use the net cash proceeds of one or more
                                    Public Equity Offerings (as defined) to redeem the Notes
                                    at a redemption price equal to 110.5% of the aggregate
                                    principal amount to be redeemed, together with accrued
                                    and unpaid interest, if any, to the date of redemption;
                                    provided that at least 65% of the original aggregate
                                    principal amount of the Notes remains outstanding
                                    immediately after any such redemption. See "Description
                                    of Notes--Redemption."

Change of Control.................  Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require the
                                    Company to repurchase such holder's Notes at a purchase
                                    price equal to 101% of the principal amount thereof,
                                    together with accrued and unpaid interest, if any, to
                                    the date of repurchase. In the event of a Change of
                                    Control, there can be no assurance that the Company will
                                    have sufficient cash to fulfill such repurchase
                                    obligation.

Ranking...........................  The Notes will be unsecured, subordinated in right of payment to all existing and future Senior Debt of the
                                    Company and effectively subordinated to all obligations
                                    of the Company's subsidiaries. The Notes will rank PARI
                                    PASSU with any future senior subordinated indebtedness
                                    of the Company and will rank senior to all other
                                    subordinated debt of the Company. The

                                    Indenture permits the Company to incur additional
                                    indebtedness, including up to $150.0 million of Senior
                                    Debt available under the Company's credit facilities,
                                    subject to certain limitations. As of September 25,
                                    1997, after giving effect to the Offerings, the
                                    aggregate amount of the Company's outstanding Senior
                                    Debt would have been approximately $3.4 million
                                    (excluding unused commitments), the Company would have
                                    had $8.4 million of PARI PASSU indebtedness outstanding,
                                    and the Company's subsidiaries would have had total
                                    liabilities of approximately $12.5 million. See "Risk
                                    Factors--Subordination" and "Capitalization."

Certain Covenants.................  The indenture under which the Notes will be offered (the
                                    "Indenture") will contain covenants that will, subject
                                    to certain exceptions, limit, among other things, the
                                    ability of the Company and its subsidiaries to (i) pay
                                    dividends or make certain other restricted payments or
                                    investments; (ii) incur additional Indebtedness and
                                    issue disqualified stock and preferred stock; (iii)
                                    create liens on assets; (iv) merge, consolidate, or sell
                                    all or substantially all of their assets; (v) enter into
                                    certain transactions with affiliates; (vi) create
                                    restrictions on dividends or other payments by
                                    subsidiaries to the Company; and (vii) create guar-
                                    antees of indebtedness by subsidiaries. See "Description
                                    of Notes."

Use of Proceeds...................  The Company will use the proceeds from the Notes
                                    Offering, together with approximately $40.0 million of
                                    gross proceeds from the Units Offering, to repay
                                    outstanding borrowings under the Company's existing
                                    credit facility, to pay fees and expenses and for
                                    general corporate purposes. See "Use of Proceeds."

Conditions........................  The closing of the Notes Offering is conditioned upon consummation of the Units Offering.

    The Company does not intend to apply for a listing of the Notes on any national securities exchange. See "Underwriting."

                              CONCURRENT OFFERING

    Concurrently with the Notes Offering, Color Spot is offering 40,000 Units to the public. The Notes Offering is contingent upon the consummation of the Units Offering, and the Units Offering is contingent upon the consummation of the Notes Offering.

                      SUMMARY FINANCIAL AND OPERATING DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The Company commenced operations on September 8, 1995 through the purchase of certain assets of Color Spot, Inc. in a transaction accounted for under the purchase method of accounting. Color Spot, Inc. commenced operations on March 1, 1993 through the purchase of certain assets of Color Spot America, Inc., in a transaction accounted for under the purchase method of accounting. On December 31, 1996, an affiliate of Kohlberg & Company, LLC acquired control of the Company through a series of stock transactions accounted for as a recapitalization. As a result of these transactions and the Company's ongoing acquisition program, the financial information presented below is not comparable in certain respects.

    The financial information of the Company presented below as of June 30, 1997 and for the fiscal year ended June 30, 1997 and for the period from September 8, 1995 through June 30, 1996 is derived from the audited financial statements of the Company appearing elsewhere in this Prospectus. The financial information of Color Spot, Inc. for the period from January 1, 1995 through September 8, 1995 and the year ended December 31, 1994 is derived from the audited financial statements of Color Spot, Inc. The financial information of the Company as of September 25, 1997 and for the periods from July 1, 1996 through September 26, 1996 and July 1, 1997 through September 25, 1997 is derived from the unaudited interim financial statements of the Company, which, in the opinion of management, contain all adjustments (including those of a normal recurring nature) necessary to present fairly the financial position and results of operations of the Company as of and for the periods presented.

    The pro forma information presented below gives effect to the 13 acquisitions completed by the Company since June 30, 1996. See "Unaudited Pro Forma Consolidated Statement of Operations."

                                        THE PREDECESSOR                                  THE COMPANY
                                     ---------------------   -------------------------------------------------------------------
                                                   1/1/95      9/8/95     FISCAL YEAR
                                     YEAR ENDED   THROUGH     THROUGH        ENDED       PRO FORMA      7/1/96         7/1/97
                                      12/31/94     9/8/95    6/30/96(1)   6/30/97(2)    FISCAL YEAR     THROUGH       THROUGH
                                     ----------   --------   ----------   -----------      ENDED        9/26/96      9/25/97(3)
                                                                                          6/30/97     -----------   ------------
                                                                                        -----------
                                                                                                      (UNAUDITED)   (UNAUDITED)
                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales........................   $39,411     $28,991     $51,995      $113,400       $183,074       $13,437        $25,482
  Gross profit.....................    14,995      11,491      24,310        49,374         75,171         4,579          7,464
  Operating expenses...............    17,869      14,438      18,475        39,458         59,997         6,048         11,682
  Income (loss) from operations....    (2,874)     (2,947)      5,835         9,916         15,174        (1,469)        (4,218)
  Interest expense.................     3,170       2,576         687         4,179         10,378           133          2,392
  Income tax provision (benefit)...                             2,269         2,830          2,357          (760)        (3,021)
  Income (loss) before
    extraordinary loss.............    (5,947)     (5,485)      2,788         3,055          2,881(4)       (820)        (3,691)
  Extraordinary loss...............                                             215
  Net income (loss)................    (5,947)     (5,485)      2,788         2,840          2,881          (820)        (3,691)
  Net income per share.............                                                          $0.34
  Shares used in per share
    calculation....................                                                      8,594,730
  Supplemental net loss per share
    (4)............................                                                         $(0.66)
  Shares used in per share
    calculation....................                                                      6,399,357

OPERATING DATA:
  EBITDA(6)........................   $(1,619)    $(2,022)     $6,433       $13,357        $22,662       $(1,170)       $(2,898)
  Cash flows from operating
    activities.....................    (2,720)     (5,220)     (3,485)       (4,093)                         847          2,043
  Cash flows from investing
    activities.....................      (609)       (260)     (9,660)      (58,234)                      (1,184)       (43,569)
  Cash flows from financing
    activities.....................     3,715       5,587      13,846        64,388                          557         40,445
  Depreciation and amortization....     1,255         925         598         3,441          7,488           299          1,320
  Capital expenditures.............       668         260       1,529         6,181         10,450         1,263          3,030
  Ratio of earnings to fixed
    charges(5)(7)..................                              4.68          2.10           1.44
  Number of production
    facilities(8)..................         6           6           6            13             19             7             19

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                                                                SEPTEMBER 25, 1997
                                                                                             ------------------------
                                                                                                             AS
                                                                                              ACTUAL     ADJUSTED(9)
                                                                                             ---------  -------------
BALANCE SHEET DATA:
  Working capital..........................................................................       $585      $20,453
  Total assets.............................................................................    183,743      184,025
  Long-term debt, excluding current portion................................................    111,335      111,178
  Stockholders' equity.....................................................................      5,897       10,407

                                                                             PRO FORMA     PRO FORMA      PRO FORMA
                                                                            FISCAL YEAR     7/1/96         7/1/97
                                                                               ENDED        THROUGH        THROUGH
                                                                              6/30/97       9/26/96        9/25/97
                                                                            -----------  -------------  -------------
                                                                            (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales...............................................................   $ 183,074     $  25,292      $  27,345
  Gross profit............................................................      75,171         7,508          7,796
  Operating expenses......................................................      59,997        11,309         12,808
  Income (loss) from operations...........................................      15,174        (3,801)        (5,012)
  Interest expense........................................................      10,378         2,138          2,798
  Income tax provision (benefit)..........................................       2,357        (2,578)        (3,552)
  Net income (loss).......................................................       2,881        (3,166)        (4,338)
OPERATING DATA:
  EBITDA(6)...............................................................     $22,662     $  (2,188)     $  (3,424)
  Depreciation and amortization...........................................       7,488         1,613          1,588
  Capital expenditures....................................................      10,450         2,245          3,169
  Ratio of earnings to fixed charges(5)(7)................................        1.44
  Number of production facilities(8)......................................          19            19             19

(FOOTNOTES FOR THIS AND PRECEDING PAGE)
------------------------

(1) Includes the financial results of Barcelo's Plant Growers from March 1996.

(2) Includes the financial results of NAB Nursery and B&C Growers from October 1996, Sunrise Growers from November 1996, Sunnyside Plants from January 1997, Lone Star Growers Co. from February 1997, Signature Trees from March 1997 and Hi-C Nursery from April 1997.

(3) Includes the financial results of Plants, Inc., Peters' Wholesale Greenhouses, Inc. and Wolfe Greenhouses, LLC from July 1997, Cracon, Inc. and Summersun Greenhouse Co. from August 1997 and Oda Nursery, Inc. from September 1997.

(4) Supplemental net income per share has been calculated as if the Recapitalization (as defined) and the consummation of the Offerings described in this prospectus occurred on July 1, 1996. If these transactions occurred on July 1, 1996, interest expense would have increased by $1,626,000, dividends to holders of Series A Preferred Stock would have been $5,200,000, and accretion of Series A Preferred Stock and Common Stock to Liquidation Values would have been $1,000,000. As a result, net loss to holders of Common Stock would have been $(4,213,000). See "Certain Transactions--Recapitalization."

(5) If the recapitalization of the Company, all of the acquisitions which occurred during fiscal 1997 and fiscal 1998 to date and the Offerings described in this Prospectus occurred on July 1, 1996, interest expense would have increased by $1,626,000 and net income would have decreased to $1,987,000 for the year ended June 30, 1997, and interest expense would have increased by $73,000 and net loss would have increased to $4,378,000 for the period from July 1, 1997 through September 25, 1997. On such basis, the ratio of earnings to fixed charges would have been 1.27 for the year ended June 30, 1997, and earnings would have been insufficient to cover fixed charges by $7,963,000 for the period from July 1, 1997 through September 25, 1997. In addition, Series A Preferred Stock dividends would have been $5,200,000 and $1,300,000 for the year ended June 30, 1997 and the period from July 1, 1997 through September 25, 1997, respectively. Earnings would have been insufficient to cover fixed charges (including dividends on the Series A Preferred Stock and accretion to liquidation value of the redeemable Series A Preferred Stock and redeemable Common Stock) by $6,843,000 and $10,577,000 for the year ended June 30, 1997 and the period from July 1, 1997 through September 25, 1997, respectively. See "Certain Transactions--Recapitalization."

(6) EBITDA represents income before interest expense, depreciation and amortization expense, the provision for income taxes, other (income) expense and extraordinary items. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. Other companies may define EBITDA differently, and as a result, those measures may not be comparable to the Company's EBITDA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7) For purposes of computing a ratio of earnings to fixed charges, "earnings" consist of income (loss) before provision for income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges by $5,947,000, $5,485,000, $1,580,000, $6,712,000, $5,744,000
    and $7,890,000 for the year ended December 31, 1994, the period from January 1, 1995 through September 8, 1995, the period from July 1, 1996 through September 26, 1996, the period from July 1, 1997 through September 25, 1997 and on a pro forma basis for the period from July 1, 1996 through September 26, 1996 and July 1, 1997 through September 25, 1997, respectively.

(8) Facilities include owned and leased properties as of the end of each period, excluding Christmas tree fields.

(9) Adjusted to give effect to (i) $40 million gross proceeds from the sale of Units offered in the Units Offering, (ii) the sale of $100 million aggregate principal amount of the Notes offered in the Notes Offering at an assumed interest rate of 10.5% per annum, (iii) issuance of Warrants, (iv) the after-tax effects of nonrecurring charges as described below and (v) the application of the net proceeds from the Offerings. Working capital increased $16.9 million from the repayment of short-term debt and $1.2 million from net cash proceeds from the Offerings (after subtracting cash used to eliminate the cash overdraft). Total assets increased $1.2 million from net cash proceeds from the Offerings and $3 million of capitalizable loan fees and decreased $4.4 million resulting from the write-off of deferred financing fees relating to debt repaid from the proceeds of the Offerings. Long-term debt increased $100 million as a result of the Notes Offering and decreased by $100.2 million relating to debt repaid from the proceeds of the Offerings. Stockholders' equity increased $8.3 million relating to the fair value of the Warrants issued in connection with the Units Offering and decreased $4.4 million from the write-off of deferred financing fees, $2.0 million relating to termination of an annual management fee and $0.4 million relating to bonuses to be paid to certain members of management, offset by an income tax benefit of $3.1 million. See "Use of Proceeds."

                            ------------------------

    In addition, during the fiscal quarter in which the Offerings are completed, the Company will incur a $4.4 million non-cash pre-tax extraordinary charge related to the write-off of deferred financing fees, and, in the fiscal quarter following the fiscal quarter in which the Offerings are completed, the Company will incur (i) a $2.0 million pre-tax charge related to the termination of an annual management fee and (ii) a $0.4 million pre-tax change related to the payment of bonuses to certain members of management.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE NOTES OFFERED BY THIS PROSPECTUS, WHICH FACTORS THE COMPANY BELIEVES SUMMARIZE ALL MATERIAL RISKS KNOWN TO IT AS OF THE DATE OF THIS PROSPECTUS.

    SUBSTANTIAL LEVERAGE AND DEBT SERVICE. The Company will continue to be significantly leveraged after the Offerings. See "Capitalization." As of September 25, 1997, after giving effect to the Offerings, the Company would have had approximately $111.2 million of consolidated long-term indebtedness and approximately $10.4 million of common stockholders' equity. Upon consummation of the Offerings, the Company expects to have $150.0 million available to be borrowed under the New Loan Agreement. The Company and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness and capital stock. Accordingly, the Company will have significant debt service obligations.

    The Company's debt service obligations will have important consequences to holders of the Notes, the Series A Preferred Stock and the Warrants including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for operations, acquisitions, future business opportunities and other purposes and increasing the Company's vulnerability to adverse general economic and industry conditions; (ii) the Company's leveraged position may increase its vulnerability to competitive pressures; (iii) the financial covenants and other restrictions contained in the New Loan Agreement, the Indenture and the Certificate of Designation (as defined) will require the Company to meet certain financial tests and will restrict its ability to borrow additional funds, to dispose of assets or to pay cash dividends on, or repurchase, preferred or common stock; and (iv) funds available for working capital, capital expenditures, acquisitions and general corporate purposes may be limited.

    The Company's ability to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) and to pay dividends and make redemption payments on the Series A Preferred Stock depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. Based upon the current level of operations and anticipated growth, the Company believes that future cash flow from operations, together with available borrowings under the New Loan Agreement, will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the next 12 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt, pay dividends, make redemption payments and fund necessary capital expenditures. If unable to do so, the Company may be required to refinance all or a portion of its existing debt, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing or that any such sale of assets or additional financing would be possible on terms reasonably favorable to the Company, or at all. In addition, unforeseen problems, delays, expenses and difficulties as well as changes in economic and regulatory or competitive conditions may lead to cost increases that would make the Company's current cash flow and borrowings under the New Loan Agreement insufficient to meet the Company's capital needs. See "--Future Capital Needs; Uncertainty of Additional Financing."

    SUBORDINATION. The Company's obligations under the Notes will be subordinate and junior in right of payment to all existing and future Senior Debt of the Company and to all obligations of the Company's subsidiaries. As of September 25, 1997, after giving effect to the Offerings, the aggregate amount of the Company's outstanding Senior Debt would have been approximately $3.4 million (excluding unused commitments) and the aggregate obligations of the Company's subsidiaries would have been approximately $12.5 million. Additional Senior Debt may be incurred by the Company from time to time, subject to certain restrictions. By reason of such subordination, in the event of an insolvency, liquidation, or other reorganization of the Company, the lenders under the New Loan Agreement and other creditors who are holders of Senior Debt or are creditors of the Company's subsidiaries must be paid in full before the holders of Notes may be paid; accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the Notes. In addition, under certain circumstances, no payments may be made with respect to the Notes if a Default exists with respect to Senior Debt. See "Description of Notes--Subordination."

    DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH. The Company aggressively pursues the acquisition of other companies. See "Business--Growth Strategy." Acquisitions involve a number of risks, including effects on the Company's reported operating results, the diversion of management's attention, the dependence on hiring, training and retaining key personnel and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on the Company. Historically, the Company has financed acquisitions through the incurrence of additional debt and the issuance of Company stock. See "--Substantial Leverage and Debt Service." The Company completed one acquisition in fiscal 1996, seven acquisitions in fiscal 1997 and six acquisitions to date in fiscal 1998. There can be no assurance that the Company will be able to integrate its acquisitions or successfully implement its business model in a timely manner without substantial costs, delays or other problems. Once integrated and operating according to the Company's business model, these acquisitions may not achieve sales, profitability and productivity commensurate with the Company's historical operating results. In addition, there can be no assurance that the Company's management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increase in the size and scope of the Company's operations as a result of its acquisitions. Additionally, there can be no assurances that the acquired businesses will enhance the Company's business or financial performance.

    The Company anticipates that one or more potential acquisition opportunities, including those that would be material, may become available in the near future. No assurances can be given that any acquisition by the Company will occur, that if an acquisition does occur that it will not have a material adverse effect on the Company, that any such acquisition will be successful in enhancing the Company's business or that any such acquisition can be successfully integrated into the Company's business. See
"--Future Capital Needs; Uncertainty of Additional Financing."

    EFFECT OF GROWTH ON COMPANY RESOURCES. The recent growth and expansion of the Company's business have placed, and are expected to continue to place, a significant strain on the Company's management, operational and financial resources. Continued growth will require an increase in Company personnel who possess the training and experience necessary to operate the Company's facilities. There can be no assurance that the Company will be able to continue to attract, develop and retain the personnel necessary to pursue its growth strategy. Moreover, as the Company continues to grow, it will need to expand its production, warehouse and distribution facilities and may require additional facilities to support such growth. In addition, the Company's rapid growth may place significant pressure on its financial controls and inventory management systems. Any failure by the Company to manage its growth effectively could have a material adverse effect on the Company.

    SHORT OPERATING HISTORY UNDER CURRENT MANAGEMENT. Color Spot America, Inc. (together with its subsidiaries, "Color Spot America"), a California corporation and a predecessor to the Company, which was managed by certain of the Company's current management, was incorporated and commenced operations in 1983. The current management of the Company operated Color Spot America until January 1991 when a subsidiary of PacifiCorp, a public utility (together with its subsidiaries, "PacifiCorp"), obtained control and installed a new management team that operated Color Spot America and its successor, Color Spot, Inc., an Oregon corporation ("Color Spot Oregon"), from 1991 through September 1995. During the period of PacifiCorp's control, the Company's predecessors experienced declining net sales and profitability. In September 1995, the Company commenced operations by purchasing Color Spot

Oregon's assets from PacifiCorp. See "Company History." Accordingly, the Company, under its current management team, has only a limited operating history upon which investors may evaluate its performance. There can be no assurance that the Company will be able to continue to achieve or sustain revenue growth or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified employees, and successfully manage and execute its expansion strategies. There can be no assurance that the Company will be successful in these efforts.

    CUSTOMER CONCENTRATION; DEPENDENCE ON HOME DEPOT. The Company is highly dependent on the purchases of its top eight retail customers, which together accounted for 75% and 82% of the Company's net sales in fiscal 1997 and fiscal 1996, respectively. The Company's largest customer, Home Depot, accounted for approximately 39% and 41% of the Company's net sales in fiscal 1997 and fiscal 1996, respectively. The Company expects that a small number of customers will continue to account for a substantial portion of its net sales for the foreseeable future. The Company does not have long-term contracts with any of its retail customers, and there can be no assurance that they will continue to purchase the Company's products. The loss of, or a significant adverse change in, the relationship between the Company and Home Depot or any other major customer could have a material adverse effect on the Company. The loss of, or reduction in orders from, any significant retail customers, losses arising from retail customers' disputes regarding shipments, fees, merchandise condition or related matters, or the Company's inability to collect accounts receivable from any major retail customer could have a material adverse effect on the Company. In addition, there can be no assurance that revenue from customers that have accounted for significant revenue in past periods, individually or as a group, will continue, or if continued, will reach or exceed historical levels in any period. See "Business--Customers."

    SEASONALITY; VARIABILITY OF QUARTERLY RESULTS AND CERTAIN CHARGES. The Company's business is highly seasonal. In fiscal 1997, approximately 77% of net sales and 125% of operating income occurred in the first half of the calendar year. The Company has historically reported operating losses in its first and second fiscal quarters, and the Company believes it will continue to report operating losses during the first half of its fiscal year. The Company has experienced and expects to continue to experience variability in net sales, operating income and net income on a quarterly basis. Factors that may contribute to this variability include: (i) weather conditions during peak growing and gardening seasons; (ii) shifts in demand for live plant products;
(iii) changes in product mix, service levels and pricing by the Company and its competitors; (iv) the effect of acquisitions; (v) the economic stability of the Company's retail customers; and (vi) the Company's relationship with each of its retail customers. See "--Weather; General Agricultural Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Results."

    In addition, during the fiscal quarter in which the Offerings are completed, the Company will incur a $4.4 million non-cash pre-tax extraordinary charge related to the write-off of deferred financing fees, and in the fiscal quarter following the fiscal quarter in which the Offerings are completed, the Company will incur (i) a $2.0 million pre-tax charge related to the termination of an annual management fee and (ii) a $0.4 million pre-tax charge related to the payment of bonuses to certain members of management.

    Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results cannot be relied upon as indicators of future performance. In the event that the Company's operating results in any future period fall below the expectations of securities analysts and investors, the trading price of the Common Stock would likely be materially and adversely affected.

    RESTRICTIONS IMPOSED BY NEW LOAN AGREEMENT. Simultaneously with the completion of the Offerings, the Company will enter into a new senior credit facility (the "New Loan Agreement") with a number of banking institutions, led by Credit Agricole Indosuez, which will restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay or declare dividends, enter into any transaction not in its usual course of business, guarantee or otherwise become in any way liable with respect to the obligations of another party or entity, merge or consolidate with another person or sell or transfer any collateral (except for the sale of inventory in the ordinary course of the Company's business). A breach of any of these covenants could result in a default under the New Loan Agreement. Upon the occurrence of an Event of Default (as defined in the New Loan Agreement), the lenders could elect to declare all amounts outstanding under the New Loan Agreement, together with accrued interest, to be immediately due and payable. If the Company were unable to pay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the New Loan Agreement indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay the indebtedness in full and other indebtedness of the Company. Substantially all of the assets of the Company have been pledged as security under the New Loan Agreement. The restrictions described above, in combination with the leveraged nature of the Company, may limit the Company's ability to obtain financing in the future or may otherwise restrict corporate activities. See "Description of Certain Indebtedness."

    ENCUMBRANCES ON ASSETS TO SECURE THE NEW LOAN AGREEMENT. In addition to being subordinated to all existing and future Senior Debt of the Company, the Notes will not be secured by any of the Company's assets. The Company's obligations under the New Loan Agreement will be secured by substantially all of the assets of the Company. If the Company becomes insolvent or is liquidated, or if payment under the New Loan Agreement is accelerated, the lenders under the New Loan Agreement will be entitled to exercise the remedies available to a secured lender under applicable law. See "Description of Certain Indebtedness--New Loan Agreement."

    CHANGE OF CONTROL. The Indenture and the Certificate of Designation will provide that, upon the occurrence of a Change of Control, the Company must make an offer to purchase all or any part of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase and all or any part of the Series A Preferred Stock at a price in cash equal to 101% of the aggregate liquidation preference thereof plus accrued and unpaid dividends to the date of purchase. The New Loan Agreement prohibits the Company from repurchasing any Notes or Series A Preferred Stock, except with certain proceeds of one or more Public Equity Offerings. The New Loan Agreement also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes or Series A Preferred Stock, or if the Company is required to make an Asset Sale Offer (as defined) pursuant to the terms of the Notes, the Company could seek the consent of its lenders to purchase the Notes or Series A Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company would remain prohibited from purchasing the Notes or Series A Preferred Stock. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default (as defined) under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Debt, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. The Indenture will provide that the Company may not offer to repurchase any Series A Preferred Stock upon the occurrence of a Change of Control until the Company has completed its offer to purchase the Notes. There can be no assurance that the Company will have sufficient funds to repurchase the Notes or the Series A Preferred Stock after a Change of Control. The provisions relating to a Change of Control included in the Indenture and the Certificate of Designation may increase the difficulty of a potential acquiror obtaining control of the Company. See "Description of Notes--Change of Control" and "Description of Series A Preferred Stock--Change of Control."

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING. There can be no assurance that the net proceeds of the Offerings or borrowings under the New Loan Agreement and funds from operations will be sufficient to meet the Company's anticipated working capital, capital expenditure and acquisition financing requirements. The Company may need to raise additional funds through the issuance of public or private debt or equity securities in order to take advantage of unanticipated opportunities, including acquisitions of complementary businesses, or otherwise respond to unanticipated competitive pressures. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available, or not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities or otherwise respond to unanticipated competitive pressures. Such inability could have a material adverse effect on the Company. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

    WEATHER; GENERAL AGRICULTURAL RISKS. Inclement weather or production difficulties occurring at a time of peak production or sales (in the second half of the Company's fiscal year), particularly on weekends during the peak gardening season, could cause declines in net sales and operating income that could have a material adverse effect on the Company. In the event of severe weather conditions, the Company does not have sufficient facilities to preserve and protect all of its products. Meteorologists are currently predicting that a severe weather phenomenon known as "El Nino" will continue to impact the United States in late 1997 and early 1998, which may result in unusually cool and wet weather conditions in many of the Company's markets. Such weather conditions could delay the upcoming peak growing and gardening season and reduce the demand for the Company's products. The Company intends to expand into new markets that typically have greater weather variability than the Company's historic markets. Failure by the Company to adequately manage this variability could have a material adverse effect on the Company. The Company's operations also may be materially affected by disease, pests or other natural hazards. Agricultural production is highly dependent upon the availability of water. The Company has not installed, and is not required to install, water reclamation systems at the majority of its production facilities. The loss of access to water at any of the Company's facilities would have a material adverse effect on the Company. See "--Governmental Regulations; Minimum Wage." Given the perishable nature of the Company's products, if sales do not materialize as expected, the Company could experience a significant decline in profitability.

    DEPENDENCE ON LEASED FACILITIES. The majority of the Company's production facilities are leased. These leases expire at varying times in the next two to 15 years. Although the Company believes that it can extend most of its leases on acceptable terms, failure to do so would require the Company to establish new production facilities. No assurance can be given that any such leases can be extended on acceptable terms or, if not so extended, that suitable replacement production facilities can be established. Failure to extend the terms of any of these leases could have a material adverse effect on the Company. See "Business-- Properties and Facilities."

    SENSITIVITY TO PRICE INCREASES OF CERTAIN RAW MATERIALS. The Company and its competitors are vulnerable to price increases for raw materials. For fiscal 1997, raw material costs accounted for approximately 27.1% of the Company's net sales. The Company does not have long-term contracts with the majority of its raw material suppliers. Increases in the cost of raw materials essential to the operations of the Company, including seed, plastic, chemicals and fertilizer, would increase the Company's costs of production. Significant increases in the price of petrochemicals or a scarcity of raw materials essential to plant propagation could have a material adverse effect on the Company. There can be no assurance that any such price increases can be passed on to the Company's customers in the form of higher prices for the Company's products.

    COMPETITION. The wholesale nursery industry is highly competitive. Competition is based principally on product quality, breadth of product offerings, customer service and price. The wholesale nursery industry is highly fragmented with over 10,000 small and regional nurseries nationwide. In 1996, the ten largest and 100 largest wholesale nurseries in the United States accounted for approximately 8% and 22%, respectively, of total wholesale production. The Company currently competes directly with a large number of western and southwestern wholesale nursery companies. On a multi-regional basis, the Company competes with Hines Nurseries primarily in bedding plants and shrubs and Monrovia Nursery Company primarily in shrubs. The fresh cut Christmas tree market is also highly fragmented and, on a regional basis, the Company competes in this market with Holiday Tree Farms and The Kirk Company.

    GOVERNMENTAL REGULATIONS; MINIMUM WAGE. The Company is subject to certain federal, state and local health, safety and environmental laws and regulations regarding the production, storage and transportation of certain of its products and the disposal of its waste. Certain of the Company's operations and activities, such as water runoff from its production facilities and the use of certain pesticides, are subject to regulation by the United States Environmental Protection Agency (the "EPA") and similar state and local agencies. These agencies may regulate or prohibit the use of such products, procedures or operations, thereby affecting the Company's operations and profitability. In addition, the Company must comply with a broad range of environmental laws and regulations. Additional or more stringent environmental laws and regulations may be enacted in the future and such changes could have a material adverse effect on the Company. The Company uses reclamation water as one of the sources of water supply for a few of its production facilities. The use and pricing of reclamation water, including availability of subsidized water rates, is governed by federal reclamation laws and regulations. Changes in the law could have a material adverse effect on the Company.

    In addition, the Company is subject to the Fair Labor Standards Act as well as various federal, state and local regulations that govern such matters as minimum wage requirements, overtime and working conditions. A large number of the Company's employees are paid at or just above the federal minimum wage level and, accordingly, changes in laws, regulations or ordinances could have a material adverse effect on the Company by increasing the Company's costs. See "Business--Government Regulation."

    CONTROL BY SIGNIFICANT STOCKHOLDERS AND MANAGEMENT. KCSN Acquisition Company, L.P. ("KCSN"), an affiliate of Kohlberg & Company, LLC, a New York merchant banking firm ("Kohlberg"), owns approximately 69.2% of the outstanding Common Stock (approximately 61.8% assuming exercise in full of the Warrants). In addition, officers and directors own approximately 17.5% of the outstanding Common Stock (approximately 15.6% assuming exercise in full of the Warrants). Heller Equity Capital Corporation ("Heller") is the holder of an 8.0% Subordinated Convertible Note (the "Heller Note"), which is convertible into approximately 5.0% of the outstanding Common Stock (approximately 4.5% assuming exercise in full of the Warrants). Heller also owns 2.6% of the outstanding Common Stock (approximately 2.3% assuming exercise in full of the Warrants). KCSN, Heller and the management stockholders are parties to a Stockholders Agreement, which provides that the parties to the Stockholders Agreement shall
(i) consent to any merger, consolidation or sale of all or substantially all of the Company's assets involving an independent third party and approved by a majority of KCSN's shares and (ii) vote their shares to elect Michael F. Vukelich, Jerry L. Halamuda, five KCSN designees and two independent designees reasonably acceptable to KCSN as directors of the Company. Subject to the terms of the Stockholders Agreement and the Certificate of Designation, KCSN is able to elect all of the Company's directors and can determine the outcome of corporate actions requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation (as defined) and approving or disapproving mergers or sales of all or substantially all of the Company's assets. In addition, KCSN and certain of the management stockholders are parties to a put/call option agreement to effect the repurchase by the Company of shares of Common Stock held by the management stockholders. Under the put/call option agreement, KCSN retains an irrevocable proxy to vote the shares of Common Stock not yet repurchased by the Company. As of September 25, 1997, KCSN had a proxy to vote 20,211 shares of Common Stock held by the management stockholders. See "Certain Transactions--Relationship with Kohlberg--Control by KCSN," "--Recapitalization," "Principal Stockholders" and "Description of Capital Stock."

    LACK OF PRIOR MARKET FOR THE NOTES. There is currently no public market for the Notes and the Company has no present plan to list the Notes on a national securities exchange or to include the Notes for quotation through an interdealer quotation system. There can be no assurance that such a market will develop or, if such a market develops, as to the liquidity of such market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes after consummation of the Notes Offering, as permitted by applicable laws and regulations; however, the Underwriters are not obligated to do so and any such market making activities may be discontinued at any time without notice. See "Underwriting."

    FRAUDULENT TRANSFER STATUTES. Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Notes were issued, the Company (i) issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes and (B)(1) was insolvent or was rendered insolvent by reason of the issuance of the Notes, (2) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could avoid all or a portion of the Company's obligations to the holders of the Notes, subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes, and take other action detrimental to the holders of the Notes, including in certain circumstances, invalidating the Notes. In that event, there would be no assurance that any repayment on the Notes would ever be recovered by the holders of the Notes.

    The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, the Company generally would be considered insolvent at the time it incurs the indebtedness constituting the Notes, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. There can be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" as of the date the Notes were issued, or that, regardless of the method of valuation, a court would not determine that the Company was insolvent on that date. Nor can there be any assurance that a court would determine, regardless of whether the Company was insolvent on the date the Notes were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the Notes are used to repay indebtedness under the Company's existing indebtedness a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Notes.

                                COMPANY HISTORY

    Color Spot America was founded in 1983 by Michael F. Vukelich, the Company's current Chief Executive Officer, and it grew to become one of the largest bedding plant producers in California. In February 1989, Color Spot America, through a wholly owned subsidiary, acquired one of its largest competitors for which PacifiCorp provided the acquisition financing. Immediately upon closing of this financing, Color Spot America was in default of certain financial covenants under the PacifiCorp financing. Other than the imposition of a default rate of interest, PacifiCorp did not take any action with respect to these financial covenant defaults until January 1991. At that time, Mr. Vukelich left Color Spot America and PacifiCorp installed new management. In 1993, Color Spot America sold substantially all of its assets and liabilities to Color Spot Oregon, a corporation controlled by PacifiCorp. Net sales and profitability of Color Spot America and Color Spot Oregon declined between 1992 and 1995.

    In September 1995, the Company was formed to acquire the assets of Color Spot Oregon from PacifiCorp by Heller, Mr. Vukelich and Jerry L. Halamuda, who had previously worked with Mr. Vukelich at Color Spot America. With Mr. Vukelich as Chief Executive Officer and Mr. Halamuda as President, management implemented a number of strategic and operational programs designed to improve the Company's customer relationships and financial results. These initiatives included revamping the Company's merchandising programs, decentralizing its operations, revising its pricing strategies, renewing its focus on operating efficiencies and restructuring its sales organization. As a result of these strategies, the Company has experienced significant improvements in net sales and operating results. With the improvement of its financial results, Color Spot embarked on an aggressive acquisition strategy and has completed 13 acquisitions since June 30, 1996. Color Spot believes it is now well positioned to continue its growth and further consolidate the wholesale nursery industry.

    In December 1996, the Company completed a recapitalization in which KCSN, an affiliate of Kohlberg, acquired newly issued shares constituting a majority interest in the Company and in which the Company repurchased the shares of Common Stock held by Heller and a portion of the Common Stock held by management (the "Recapitalization"). See "Certain Transactions."

                              RECENT ACQUISITIONS

    Since June 30, 1996, the Company has completed 13 acquisitions. The following table describes these acquisitions:

         COMPANY             PRIMARY LOCATION        DATE                PRODUCT LINE
--------------------------  ------------------  --------------  -------------------------------    REVENUES(1)
                                                                                                 ---------------
                                                                                                  (IN MILLIONS)
NAB Nurseries               Arizona             October 1996    Bedding Plants and Foliage          $     4.8
                            Southern
B&C Growers                 California          October 1996    Bedding Plants and Ground Cover           2.3
                            Southern
Sunrise Growers             California          November 1996   Bedding Plants                            3.0
                            Northern
Sunnyside Plants            California          January 1997    Flowering Potted Plants                   6.4
Lone Star Growers Co.       Texas               February 1997   Shrubs and Bedding Plants                22.2
Signature Trees             Oregon              March 1997      Christmas Trees                           6.9
                            Northern
Hi-C Nursery                California          April 1997      Bedding Plants                            4.5
Plants, Inc.                Texas               July 1997       Bedding Plants                            7.9
Peters' Wholesale
  Greenhouses, Inc.         Texas               July 1997       Bedding Plants                            6.9
Wolfe Greenhouses, LLC      Texas               July 1997       Flowering Potted Plants                   9.1
Cracon, Inc.                Michigan            August 1997     Christmas Trees                           3.4
Summersun Greenhouse Co.    Washington          August 1997     Bedding Plants                            8.3
                            Southern
Oda Nursery, Inc.           California          September 1997  Shrubs                                   11.7

------------------------------

(1) Revenues for the 12 month period prior to acquisition by the Company.

                                USE OF PROCEEDS

    The gross proceeds to the Company from the Notes Offering, before deducting underwriting discounts and estimated offering expenses, are estimated to be approximately $100.0 million. The gross proceeds to the Company from the Units Offering are estimated to be $40.0 million. The Company currently plans to repay in full the outstanding borrowings under the Company's existing senior credit facility, which totaled approximately $117.1 million at September 25, 1997, from the net proceeds of the Offerings. The remaining net proceeds are expected to be used for general corporate purposes. Pending such uses, the net proceeds of the Offerings will be invested in short-term, interest bearing, investment grade securities.

    Loans under the Company's existing credit facility had interest rates ranging from 8.4% to 10.3% per annum at September 25, 1997. The proceeds of loans under the Loan Agreement during fiscal 1997 and the Company's fiscal quarter ended September 25, 1997, were used principally to consummate the Recapitalization, to finance acquisitions and for working capital. Simultaneously with the completion of the Offerings, the Company will enter into the New Loan Agreement which will provide three facilities, including (i) a $75.0 million acquisition term loan facility, (ii) a $40.0 million revolving credit facility and (iii) a $35.0 million supplemental facility. At the option of the Company part of the supplemental facility can be designated as an acquisition term loan facility or a revolving credit facility. The New Loan Agreement will provide the Company with a source of funds for working capital and future acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

    The following table illustrates the sources and uses of funds from the Offerings as if they occurred on September 25, 1997. The actual amounts of sources and uses of funds may differ from amounts set forth below.

                                                                           AMOUNTS
                                                                         -----------
                                                                             (IN
                                                                          MILLIONS)
SOURCES OF FUNDS
  Notes Offering.......................................................     $100.0
  Units Offering.......................................................       40.0
                                                                         -----------
    Total Sources of Funds.............................................      $140.0
                                                                         -----------
                                                                         -----------
USES OF FUNDS
  Repay debt under existing bank credit facility.......................      $117.1
  General corporate purposes...........................................        17.4
  Estimated fees and expenses..........................................         5.5
                                                                         -----------
    Total Uses of Funds................................................      $140.0
                                                                         -----------
                                                                         -----------

                                DIVIDEND POLICY

    The Company plans to retain earnings to finance future growth and has no current plans to pay cash dividends to holders of any class of capital stock following the Offerings, including the Series A Preferred Stock. During the first five years after issuance of the Series A Preferred Stock, dividends on the Series A Preferred Stock are expected to be paid in additional shares of Series A Preferred Stock. The payment of any future cash dividends will be at the sole discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, capital requirements, the general financial condition of the Company and general business conditions. In addition, the Company's New Loan Agreement, the Indenture and the Certificate of Designation restrict the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness," "Description of Notes" and "Description of Series A Preferred Stock."

                                 CAPITALIZATION

    The following table sets forth (i) the capitalization of the Company as of September 25, 1997, and (ii) the capitalization of the Company as adjusted to reflect the sale of the shares of Units in the Units Offering and the sale of the Notes in the Notes Offering (after deducting underwriting discounts and commissions and estimated expenses of the Offerings), and the application of the estimated net proceeds therefrom. See "Use of Proceeds." The table should be read in conjunction with the Consolidated Financial Statements of the Company and related Notes thereto included elsewhere in this Prospectus. See "Selected Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                  SEPTEMBER 25, 1997
                                                              --------------------------
                                                               ACTUAL        AS ADJUSTED
                                                              ---------      -----------
                                                                (IN THOUSANDS, EXCEPT
                                                                     SHARE DATA)
Short-term debt.............................................    $19,632(1)        $971
                                                              ---------      -----------
                                                              ---------      -----------
Long-term debt:

  Bank credit facility(2)...................................  $ 100,157             $0
  Other debt(3).............................................     11,178         11,178
  Senior Subordinated Notes.................................                   100,000
                                                              ---------      -----------
    Total long-term debt....................................    111,335        111,178
Series A Preferred Stock, $0.01 par value, 100,000 shares
  authorized, no shares issued and outstanding; 40,000
  shares outstanding as adjusted (mandatory redemption on
  the eleventh anniversary of the date of issuance at
  $40,000,000)..............................................                    29,750(4)

Redeemable common stock.....................................      2,026          2,026

Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares
    authorized, no shares issued and outstanding............
  Common stock, $0.01 par value, 20,000,000 shares
    authorized, 5,773,518 outstanding(5)....................        170            170
  Additional paid-in capital................................     50,798         50,798
  Treasury stock, 6,200,228 shares as of September 25,
    1997....................................................    (45,488)       (45,488)
  Warrants, 825,000 exercisable at $0.01 per share..........                     8,250(4)
  Retained earnings.........................................        417         (3,323)(6)
                                                              ---------      -----------
    Total stockholders' equity..............................      5,897         10,407
                                                              ---------      -----------
      Total capitalization..................................   $119,258       $153,361
                                                              ---------      -----------
                                                              ---------      -----------

--------------------------
(1) Includes cash overdraft of $1.7 million, which will be extinguished using the proceeds from the Offerings.
(2) The bank credit facility ($100.2 million of long-term debt and $16.9 million of short-term debt) will be repaid in full in connection with the Offerings.
(3) Other debt consists primarily of the Heller Note and payments to be paid pursuant to noncompete agreements.
(4) Of the $40.0 million in gross proceeds from the Units Offering, $8.25 million has been allocated to the Warrants, which is based on a value of $10.00 per share of Common Stock, less the exercise price of $.01 per share. Of the remaining $31.75 million, $2.0 million has been allocated to fees and expenses of the Units Offering, which results in $29.75 million being allocated to the Series A Preferred Stock.
(5) Excludes 1,583,878 shares of Common Stock issuable upon exercise of stock options outstanding at September 25, 1997 under the Company's stock option plans and 367,602 shares issuable upon the conversion of the Heller Note. See "Description of Certain Indebtedness--Heller Note."
(6) Reflects a $4.4 million non-cash pre-tax extraordinary charge related to the write-off of deferred financing fees, which the Company will incur in the fiscal quarter in which the Offerings are completed, and (i) a $2.0 million pre-tax charge related to the termination of an annual management fee and
    (ii) a $0.4 million pre-tax charge related to the payment of bonuses to certain members of management, which the Company will incur in the fiscal quarter following the fiscal quarter in which the Offerings are completed, in each case net of income taxes of $3.1 million using an effective income tax rate of 45%.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The Company commenced operations on September 8, 1995 through the purchase of certain assets of its predecessor, Color Spot Oregon, in a transaction accounted for under the purchase method of accounting. Color Spot Oregon commenced operations on March 1, 1993 through the purchase of certain assets of Color Spot America in a transaction accounted for under the purchase method of accounting. On December 31, 1996, KCSN acquired control of the Company through a series of stock transactions accounted for as a recapitalization. As a result of these transactions and the Company's ongoing acquisition program, the financial information presented below is not comparable in certain respects.

    The financial information of the Company presented below as of June 30, 1997 and 1996 and for the fiscal year ended June 30, 1997 and for the period from September 8, 1995 through June 30, 1996 is derived from the audited financial statements of the Company appearing elsewhere in this Prospectus. The financial information of the Company as of September 26, 1996 and September 25, 1997 and for the periods from July 1, 1996 through September 26, 1996 and July 1, 1997 through September 25, 1997 is derived from the unaudited interim financial statements of the Company, which, in the opinion of management, contain all adjustments (including those of a normal recurring nature) necessary to present fairly the financial position and results of operations of the Company as of and for the periods presented. The financial information of Color Spot Oregon as of September 8, 1995 and December 31, 1994 and for the period from January 1, 1995 through September 8, 1995 and the year ended December 31, 1994, is derived from the audited financial statements of Color Spot Oregon. The financial information as of December 31, 1993, February 28, 1993 and December 31, 1992 and for the period from February 28, 1993 through December 31, 1993, the period from January 1, 1993 through February 28, 1993 and the year ended December 31, 1992 is derived from the underlying records of Color Spot Oregon and Color Spot America, which in the opinion of management, contains all adjustments (including those of a normal recurring nature) necessary to present fairly the financial position and results of operations of Color Spot Oregon and Color Spot America as of and for the periods presented.

                                                       THE PREDECESSORS
                                ---------------------------------------------------------------
                                                                     COLOR SPOT OREGON
                                                            -----------------------------------
                                   COLOR SPOT AMERICA                       YEAR       1/1/95
                                -------------------------                   ENDED      THROUGH
                                                1/1/93       02/28/93     12/31/94     9/8/95
                                                THROUGH       THROUGH     ---------   ---------
                                               02/28/93      12/31/93
                                              -----------   -----------
                                              (UNAUDITED)   (UNAUDITED)
                                   YEAR
                                   ENDED
                                 12/31/92
                                -----------
                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales...................    $43,662        $3,015       $38,650      $39,411     $28,991
  Gross profit................     14,461           690        12,863       14,995      11,491
  Sales, marketing and
    delivery
    expenses..................     11,728         2,101        11,879       13,459      10,488
  General and administrative
    expenses..................      4,164            88         3,370        3,986       3,659
  Amortization of intangible
    assets....................         12            17           423          424         291
  Income (loss) from
    operations................     (1,443)       (1,516)       (2,809)      (2,874)     (2,947)
  Interest expense............      3,728           725         2,182        3,170       2,576
  Other expense (income),
    net.......................        214           (55)          (83)         (97)        (38)
  Income tax provision
    (benefit).................     (1,061)
  Income before extraordinary
    gain (loss)...............     (4,324)       (2,186)       (4,908)      (5,947)     (5,485)
  Extraordinary gain (loss)...        149          (483)
                                -----------   -----------   -----------   ---------   ---------
  Net income (loss)...........    $(4,175)      $(2,669)      $(4,908)     $(5,947)    $(5,485)
                                -----------   -----------   -----------   ---------   ---------
                                -----------   -----------   -----------   ---------   ---------
  Per share amounts(4)
    Income (loss) before
      extraordinary
      loss--primary...........
    Income (loss) before
      extraordinary
      loss--fully diluted.....
  Dividends per share.........

OPERATING DATA:
  EBITDA(5)...................                                             $(1,619)    $(2,022)
  Cash flows from operating
    activities................                                              (2,720)     (5,220)
  Cash flows from investing
    activities................                                                (609)       (260)
  Cash flows from financing
    activities................                                               3,715       5,587
  Depreciation and
    amortization..............     $1,201          $199          $956        1,255         925
  Capital expenditures........        683            93         1,148          668         260
  Ratio of earnings to fixed
    charges(6)................
  Number of production
    facilities(7).............          7             7             6            6           6

BALANCE SHEET DATA (END OF
   PERIOD):
  Working capital.............   $(13,807)     $(11,230)       $4,022     $(21,435)   $(29,722)
  Total assets................     27,163        25,276        25,874       24,554      22,695
  Long-term debt, excluding
    current portion...........      6,124        10,991         5,785        4,249       1,430
  Stockholders' equity
    (deficit).................     (8,864)      (11,533)       (4,658)     (10,605)    (16,090)

                                                    THE COMPANY
                                ---------------------------------------------------
                                  9/8/95        YEAR
                                 THROUGH       ENDED        7/1/96        7/1/97
                                6/30/96(1)   6/30/97(2)     THROUGH       THROUGH
                                ----------   ----------     9/26/96     9/25/97(3)
                                                          -----------   -----------
                                                          (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales...................   $51,995      $113,400      $13,437       $25,482
  Gross profit................    24,310        49,374        4,579         7,464
  Sales, marketing and
    delivery
    expenses..................    15,495        31,168        4,763         8,388
  General and administrative
    expenses..................     2,886         7,300        1,204         2,682
  Amortization of intangible
    assets....................        94           990           81           612
  Income (loss) from
    operations................     5,835         9,916       (1,469)       (4,218)
  Interest expense............       687         4,179          133         2,392
  Other expense (income),
    net.......................        91          (148)         (22)          102
  Income tax provision
    (benefit).................     2,269         2,830         (760)       (3,021)
  Income before extraordinary
    gain (loss)...............     2,788         3,055         (820)       (3,691)
  Extraordinary gain (loss)...                    (215)
                                ----------   ----------   -----------   -----------
  Net income (loss)...........    $2,788        $2,840        $(820)      $(3,691)
                                ----------   ----------   -----------   -----------
                                ----------   ----------   -----------   -----------
  Per share amounts(4)
    Income (loss) before
      extraordinary
      loss--primary...........     $0.48         $0.44       $(0.12)       $(0.57)
                                ----------   ----------   -----------   -----------
                                ----------   ----------   -----------   -----------
    Income (loss) before
      extraordinary
      loss--fully diluted.....      0.48          0.42        (0.12)        (0.57)
                                ----------   ----------   -----------   -----------
                                ----------   ----------   -----------   -----------
  Dividends per share.........                    0.22
OPERATING DATA:
  EBITDA(5)...................    $6,433       $13,357      $(1,170)      $(2,898)
  Cash flows from operating
    activities................    (3,485)       (4,093)         847         2,043
  Cash flows from investing
    activities................    (9,660)      (58,234)      (1,184)      (43,569)
  Cash flows from financing
    activities................    13,846        64,388          557        40,445
  Depreciation and
    amortization..............       598         3,441          299         1,320
  Capital expenditures........     1,529         6,181        1,263         3,030
  Ratio of earnings to fixed
    charges(6)................      4.68          2.10
  Number of production
    facilities(7).............         6            13            7            19
BALANCE SHEET DATA (END OF
   PERIOD):
  Working capital.............    $6,136       $14,161       $2,251          $585
  Total assets................    33,219       133,417       28,944       183,743
  Long-term debt, excluding
    current portion...........     6,785        83,408        2,829       111,335
  Stockholders' equity
    (deficit).................    12,535         4,075       11,765         5,897

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FOR PRECEDING PAGE)
------------------------------
(1) Includes the financial results of Barcelo's Plant Growers from March 1996.

(2) Includes the financial results of NAB Nursery and B&C Growers from October 1996, Sunrise Growers from November 1996, Sunnyside Plants from January 1997, Lone Star Growers Co. from February 1997, Signature Trees from March 1997 and Hi-C Nursery from April 1997.

(3) Includes the financial results of Plants, Inc., Peters' Wholesale Greenhouses, Inc. and Wolfe Greenhouses, LLC from July 1997, Cracon, Inc. and Summersun Greenhouse Co. from August 1997 and Oda Nursery, Inc. from September 1997.

(4) Per share amounts exclude extraordinary loss which would decrease the primary and fully diluted share amounts by $0.03 for the year ended June 30, 1997.

(5) EBITDA represents income before interest expense, depreciation and amortization expense, the provision for income taxes, other expense (income) and extraordinary items. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performances or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. Other companies may define EBITDA differently, and as a result, those measures may not be comparable to the Company's EBITDA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6) For purposes of computing a ratio of earnings to fixed charges, "earnings" consist of income (loss) before provision for income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor) Earnings were insufficient to cover fixed charges by $5,385,000, $2,186,000, $4,908,000, $5,947,000, $5,485,000, $1,580,000 and $6,712,000 for the year ended December 31, 1992, the period from January 1, 1993 through February 28, 1993, the period from February 28, 1993 through December 31, 1993, the year ended December 31, 1994, the period from January 1, 1995 through September 8, 1995, the period from July 1, 1996 through September 26, 1996 and the period from July 1, 1997 through September 25, 1997, respectively.

(7) Facilities include owned and leased properties as of the end of each period, excluding Christmas tree fields.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

    The pro forma consolidated statement of operations for fiscal 1997 gives effect to the 13 acquisitions completed by the Company since June 30, 1996, which consist of the acquisition of NAB Nurseries (October 1996), B&C Growers (October 1996), Sunrise Growers (November 1996), Sunnyside Plants (January
1997), Lone Star Growers Co. (February 1997), Signature Trees (March 1997), Hi-C Nursery (April 1997), Plants, Inc. (July 1997), Peters' Wholesale Greenhouses, Inc. (July 1997), Wolfe Greenhouses, LLC (July 1997), Cracon, Inc. (August
1997), Summersun Greenhouse Co. (August 1997) and Oda Nursery, Inc. (September
1997). Each acquisition was accounted for using the purchase method of accounting. The information presented under "Year Ended June 30, 1997" presents the actual results of the Company, including the results of the seven entities acquired in fiscal 1997 subsequent to their acquisition. The information presented under "Acquisitions Before Year End" presents the pre-acquisition results of these seven acquisitions from July 1, 1996 through the date of such acquisition. The information presented under "Acquisitions After Year End" presents the results of the six acquisitions completed by the Company after June 30, 1997 as if those acquisitions had been completed on July 1, 1996. The pro forma consolidated statement of operations for the period from July 1, 1997 through September 25, 1997 gives effect to the six acquisitions completed by the Company since June 30, 1997. The information presented under "Acquisitions from July 1, 1997 through September 26, 1997" gives effect to these six acquisitions as if they had been completed on July 1, 1997. The pro forma consolidated statements of operations and the related pro forma adjustments are presented to comply with the rules and regulations of the Securities and Exchange Commission and are not necessarily indicative of the historical results of operations of the combined companies as if they were operated on a combined basis for the period from July 1, 1996 through June 30, 1997. The pro forma adjustments do not include certain additional cost savings which have been achieved or the Company anticipates may be achieved in the future. The Company borrowed $52.5 million to finance the Company's seven acquisitions during fiscal 1997. An additional $37.3 million was borrowed to finance the six acquisitions completed by the Company after June 30, 1997.

                                                                          PRO FORMA ADJUSTMENTS
                                                               --------------------------------------------
                                                               ACQUISITIONS   ACQUISITIONS                      PRO FORMA
                                                YEAR ENDED        BEFORE         AFTER           OTHER         YEAR ENDED
                                               JUNE 30, 1997   YEAR END(A)    YEAR END(B)    ADJUSTMENTS(C)   JUNE 30, 1997
                                               -------------   ------------   ------------   --------------   -------------
STATEMENT OF OPERATIONS DATA:
Net sales....................................     $113,400       $22,097        $47,577                          $183,074
Cost of sales................................       64,026        14,102         28,446          $1,329(d)        107,903
                                               -------------   ------------   ------------      -------       -------------
  Gross profit...............................       49,374         7,995         19,131          (1,329)           75,171
Operating expenses...........................       39,458         7,783         12,387             369(e)         59,997
                                               -------------   ------------   ------------      -------       -------------
  Income (loss) from operations..............        9,916           212          6,744          (1,698)           15,174
Interest expense.............................        4,179           751          1,398           4,050(f)         10,378
Other (income) expense, net..................         (148)          (95)            44            (243)(g)          (442)
                                               -------------   ------------   ------------      -------       -------------
  Income (loss) before income tax provision
    (benefit)................................        5,885          (444)         5,302          (5,505)            5,238
Income tax provision (benefit)(h)............        2,830          (200)         2,386          (2,659)            2,357
                                               -------------   ------------   ------------      -------       -------------
  Net income (loss)..........................       $3,055         $(244)        $2,916         $(2,846)           $2,881
                                               -------------   ------------   ------------      -------       -------------
                                               -------------   ------------   ------------      -------       -------------
  Net income per share(i)....................                                                                       $0.34
                                                                                                              -------------
                                                                                                              -------------
  Shares used in pro forma share
    calculation..............................                                                                   8,594,730
                                                                                                              -------------
                                                                                                              -------------
OPERATING DATA:
Depreciation and amortization................       $3,441          $749         $1,292          $2,006            $7,488

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                                                      PRO FORMA ADJUSTMENTS
                                                                               -----------------------------------    PRO FORMA
                                                                     7/1/97    ACQUISITIONS FROM                       7/1/97
                                                                    THROUGH      7/1/97 THROUGH         OTHER          THROUGH
                                                                    9/25/97        9/25/97(J)       ADJUSTMENTS(C)     9/25/97
                                                                   ----------  ------------------   --------------   -----------
STATEMENT OF OPERATIONS DATA:
Net sales........................................................     $25,482        $1,863                             $27,345
Cost of sales....................................................      18,018         1,500               $31(d)         19,549
                                                                   ----------  ------------------   --------------   -----------
  Gross profit...................................................       7,464           363               (31)            7,796
Operating expenses...............................................      11,682         1,081                45(e)         12,808
                                                                   ----------  ------------------   --------------   -----------
  Loss from operations...........................................      (4,218)         (718)              (76)           (5,012)
Interest expense.................................................       2,392           116               290(f)          2,798
Other expense (income), net......................................         102           (38)               16(g)             80
                                                                   ----------  ------------------   --------------   -----------
  Loss before income tax benefit.................................      (6,712)         (796)             (382)           (7,890)
Income tax benefit(h)............................................      (3,021)         (358)             (173)           (3,552)
                                                                   ----------  ------------------   --------------   -----------
  Net loss.......................................................     $(3,691)        $(438)            $(209)          $(4,338)
  Net loss per share(i)..........................................                                                        $(0.67)
                                                                                                                     -----------
                                                                                                                     -----------
  Shares used in pro forma share calculation.....................                                                     6,444,565
                                                                                                                     -----------
                                                                                                                     -----------

OPERATING DATA:
Depreciation and amortization....................................      $1,320          $134              $134            $1,588

------------------------

(a) The results of operations of the entities acquired prior to June 30, 1997 prior to their acquisition in 1997 are summarized as follows:

                                      NAB         B&C       SUNRISE    SUNNYSIDE    LONE STAR   SIGNATURE      HI-C
                                   NURSERIES    GROWERS     GROWERS      PLANTS    GROWERS CO.    TREES      NURSERY      TOTAL
                                  -----------  ----------  ----------  ----------  -----------  ----------  ----------  ---------
Net sales.......................       $300         $569        $640      $2,499      $8,617       $6,855      $2,617     $22,097
Cost of sales...................        218          336         356       1,835       4,681        4,542       2,134      14,102
                                  -----------  ----------  ----------  ----------  -----------  ----------  ----------  ---------
  Gross profit..................         82          233         284         664       3,936        2,313         483       7,995
Operating expenses..............        120          208         527         706       3,459        1,283       1,480       7,783
                                  -----------  ----------  ----------  ----------  -----------  ----------  ----------  ---------
  Income (loss) from
    operations..................        (38)          25        (243)        (42)        477        1,030        (997)        212
Interest expense................         19           29          14                     591           26          72         751
Other (income) expense, net.....         (2)          19         (67)                    (38)          (5)         (2)        (95)
                                  -----------  ----------  ----------  ----------  -----------  ----------  ----------  ---------
  Income (loss) before income
    tax provision (benefit).....        (55)         (23)       (190)        (42)        (76)       1,009      (1,067)       (444)
Income tax provision
  (benefit).....................        (25)         (11)        (86)        (19)        (34)         454        (479)       (200)
                                  -----------  ----------  ----------  ----------  -----------  ----------  ----------  ---------
  Net income (loss).............       $(30)        $(12 )     $(104 )      $(23 )      $(42  )      $555       $(588 )     $(244)
                                  -----------  ----------  ----------  ----------  -----------  ----------  ----------  ---------
                                  -----------  ----------  ----------  ----------  -----------  ----------  ----------  ---------

(b) The results of operations of the entities acquired after June 30, 1997 for the year ended prior to their acquisition are summarized as follows:

                                                    PETERS'
                                                   WHOLESALE        WOLFE                     SUMMERSUN        ODA
                                      PLANTS,     GREENHOUSES,   GREENHOUSES,    CRACON,     GREENHOUSE     NURSERY,
                                        INC.          INC.           LLC           INC.          CO.          INC.        TOTAL
                                     ----------   ------------   ------------   ----------   -----------   -----------   --------
Net sales..........................     $8,061         $6,800         $9,036       $3,419        $8,552       $11,709     $47,577
Cost of sales......................      5,246          4,680          6,324        2,704         4,168         5,324      28,446
                                     ----------   ------------   ------------   ----------   -----------   -----------   --------
  Gross profit.....................      2,815          2,120          2,712          715         4,384         6,385      19,131
Operating expenses.................      2,636          1,254          1,368          294         3,454         3,381      12,387
                                     ----------   ------------   ------------   ----------   -----------   -----------   --------
  Income (loss) from operations....        179            866          1,344          421           930         3,004       6,744
Interest expense...................        258            123            202           94           424           297       1,398
Other (income) expense, net                (30)          (121)          (508)         (14)          (31)          748          44
                                     ----------   ------------   ------------   ----------   -----------   -----------   --------
  Income (loss) before income tax
    provision (benefit)............        (49)           864          1,650          341           537         1,959       5,302
Income tax provision (benefit).....        (22)           390            742          153           242           881       2,386
                                     ----------   ------------   ------------   ----------   -----------   -----------   --------
  Net income (loss)................       $(27)          $474           $908         $188          $295        $1,078      $2,916
                                     ----------   ------------   ------------   ----------   -----------   -----------   --------
                                     ----------   ------------   ------------   ----------   -----------   -----------   --------

(FOOTNOTES FROM PRECEDING PAGE)

(c) Adjustments are based on historical results of operations of the businesses, the allocation of purchase price to the net assets acquired, interest on borrowings to effect the acquisitions and other contractual arrangements. Depreciation and amortization have been reflected in accordance with the Company's accounting policy for the related item and the preliminary results of fixed asset appraisals.

(d) Reflects a net increase in expense as a result of lease payments for certain facilities that were owned by the acquired companies and not purchased by the Company ($771,000 and $14,000 for June 30, 1997 and September 25, 1997, respectively) and an increase in depreciation expense relating to the write-up of production equipment ($608,000 and $17,000 for June 30, 1997 and September 25, 1997, respectively), partially offset by the elimination of nonrecurring overhead costs ($50,000 for June 30, 1997). Production equipment acquired in connection with the acquisitions completed by June 30, 1997 and after June 30, 1997 is approximately $19,247,000 and $14,476,000, respectively. The fair value of the production equipment was based upon the result of appraisals performed by independent appraiser Arthur Andersen LLP, who was engaged for financial reporting and income tax purposes. In total, production equipment was increased by $7,200,000, over its historical cost basis and is being depreciated over the remaining useful life of the assets acquired, generally 5 to 20 years.

(e) Reflects additional amortization of intangible assets ($1,330,000 and $113,000 for June 30, 1997 and September 25, 1997, respectively), increased management fees ($304,000 and $3,000 for June 30, 1997 and September 25, 1997, respectively) and staff and consulting costs ($3,000 and $1,000 for June 30, 1997 and September 25, 1997, respectively), partially offset by reductions in operating expenses due to personnel reductions ($1,268,000 and $72,000 for June 30, 1997 and September 25, 1997, respectively). Operating costs eliminated are attributable to personnel reductions. These costs are primarily accounting, finance, management and other administrative payroll costs, at the actual amounts included in the historical results of operations of certain acquired entities, that will not be incurred by the Company on a prospective basis because the functions performed were incorporated into the operations of the Company. The Company did not hire the employees in the functions mentioned, and because of economics of scale, will be able to absorb the additional workload within its current operating structure without incurring additional cost. Goodwill on the acquisitions, representing the excess of cost over the estimated fair value of the net assets acquired, is approximately $50,426,000 and is being amortized over 40 years.

(f) Reflects additional interest on borrowings used to finance the acquisitions at the current interest rate of 9%.

(g) Reflects the elimination of a write-down of land not acquired in an acquisition ($748,000 for June 30, 1997) offset by the elimination of income on a joint venture that was not acquired ($383,000 and $11,000 for June 30, 1997 and September 25, 1997, respectively) and rental income on assets not acquired ($122,000 and $5,000 for June 30, 1997 and September 25, 1997, respectively).

(h) Reflects the reduction in income tax provision associated with the decrease in income before taxes. The income tax provisions for the acquisitions and the Pro Forma Year Ended June 30, 1997 and the pro forma period ended September 25, 1997 results have been calculated assuming a pro forma effective tax rate of 45%. The Company did not pay cash income taxes in fiscal 1997 or in the period ended September 25, 1997.

(i) Calculated pursuant to the Securities and Exchange Commission Staff Accounting Bulletins. In accordance with the Bulletins, certain common and common equivalent shares issued at prices below the fair value of the Common Stock at the time of the Offerings during the year ended June 30, 1997 and the period from July 1, 1997 through September 25, 1997, have been included in the calculation as if they were outstanding for the entire period (using the treasury stock method and the estimated fair value of the Common Stock at the time of the Offerings).

(j) The results of operations of the entities acquired after June 30, 1997 for the period prior to their acquisition are summarized as follows:

                                                          Peters'
                                                         Wholesale       Wolfe                 Summersun       Oda
                                             Plants,    Greenhouses,  Greenhouses,  Cracon,    Greenhouse,   Nursery,
                                              Inc.      Inc.          LLC             Inc.        Co.          Inc.      Total
                                            ---------   -----------   -----------   --------   ----------   ----------   ------
Net sales.................................      $184          $187          $422      --        $434             $636    $1,863
Cost of sales.............................       140           144           278      --             216          722     1,500
                                            ---------        -----         -----    --------   ----------   ----------   ------
  Gross profit............................        44            43           144      --             218          (86)      363
Operating expenses........................       106            75            60      --             389          451     1,081
                                            ---------        -----         -----    --------   ----------   ----------   ------
  Income (loss) from operations...........       (62)          (32)           84      --            (171)        (537)     (718)
Interest expense..........................        27             3             8      --              40           38       116
Other income, net.........................        (3)           (7)          (19)     --              (8)          (1)      (38)
                                            ---------        -----         -----    --------   ----------   ----------   ------
  Income (loss) before income tax
    provision (benefit)...................       (86)          (28)           95      --            (203)        (574)     (796)
Income tax provision (benefit)............       (39)          (13)           43      --             (91)        (258)     (358)
                                            ---------        -----         -----    --------   ----------   ----------   ------
  Net income (loss).......................      $(47)         $(15)          $52      --$          $(112)       $(316)    $(438)
                                            ---------        -----         -----    --------   ----------   ----------   ------
                                            ---------        -----         -----    --------   ----------   ----------   ------

                              -------------------

    In addition, during the fiscal quarter in which the Offerings are completed, the Company will incur a $4.4 million non-cash pre-tax extraordinary charge related to the write-off of deferred financing fees, and in the fiscal quarter following the fiscal quarter in which the Offerings are completed, the Company will incur (i) a $2.0 million pre-tax charge related to the termination of an annual management fee and (ii) a $0.4 million pre-tax charge related to the payment of bonuses to certain members of management.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    MANY OF THE STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ARE FORWARD-LOOKING IN NATURE AND, ACCORDINGLY, WHETHER THEY PROVE TO BE ACCURATE IS SUBJECT TO MANY RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS THAT THE COMPANY ACHIEVES MAY DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. SEE "RISK FACTORS."

OVERVIEW

    The Company is the largest wholesale nursery in the United States, based on revenue and greenhouse square footage. As a result of both acquisitions and internal expansion, the Company has grown rapidly, generating net sales of $113.4 million in fiscal 1997, as compared to its predecessor's net sales of $39.4 million in calendar 1994. Bedding plants accounted for approximately 67% of the Company's pro forma fiscal 1997 net sales, and shrubs, potted flowering plants, ground cover and Christmas trees accounted for the remaining 33%.

    The Company was originally founded as Color Spot America in 1983 by Michael
F. Vukelich, the Company's current Chief Executive Officer. The current management of the Company operated Color Spot America until January 1991 when PacifiCorp obtained control and installed a new management team that operated Color Spot America and its successor, Color Spot Oregon, from January 1991 through September 8, 1995. Sales and profitability of Color Spot America and Color Spot Oregon declined and the Company became unprofitable between 1992 and September 1995. In September 1995, the assets of Color Spot Oregon were sold to the Company which had been formed by Heller, Mr. Vukelich and Jerry L. Halamuda, who had previously worked with Mr. Vukelich at Color Spot America. With Mr. Vukelich as Chief Executive Officer and Mr. Halamuda as President, management of the Company implemented a number of strategic and operational programs designed to improve the Company's customer relationships and financial results. These initiatives included revamping the Company's merchandising programs, decentralizing its operations, revising its pricing strategies, renewing its focus on operating efficiencies and restructuring its sales organization.

    After these strategic initiatives began to positively impact the Company's operating results, Color Spot embarked on an aggressive acquisition strategy. Since June 30, 1996, the Company has completed 13 acquisitions, seven of which occurred in fiscal 1997. These acquisitions resulted in the Company's expansion into several states, including Texas, Washington, Oregon and Michigan. The Company seeks to increase the sales and profitability of acquired companies by implementing Color Spot's sales and marketing programs and by improving the operating efficiencies of the acquired business. The Company has historically financed acquisitions through a combination of cash, promissory notes and Company stock.

    The Company is highly dependent on the purchases of its top eight retail customers, which together accounted for 75% and 82% of the Company's net sales in fiscal 1997 and fiscal 1996, respectively. The Company's largest customer, Home Depot, accounted for approximately 39% and 41% of the Company's net sales in fiscal 1997 and fiscal 1996, respectively. The Company expects that a small number of customers will continue to account for a substantial portion of its net sales for the foreseeable future. See "Risk Factors--Customer Concentration; Dependence on Home Depot."

    Color Spot's designation as an agricultural company provides it with favorable tax treatment. While the Company's financial statements include tax expense, the Company has historically not paid cash income taxes. Agricultural companies are permitted to calculate taxable income on a cash basis. As a result of the Company's growth, this treatment has enabled the Company to generate significant net operating losses since its inception and accumulate a large net operating loss carryforward. The Company expects that it will continue to benefit from these regulations in the future. In addition, the Company's effective tax rate has been significantly higher than the U.S. statutory rate of 34%. For instance, the Company's effective tax rate for fiscal 1997 was 48.0%. The difference between the Company's effective tax rate and the U.S. statutory rate was due to state tax provisions and other California tax limitations on the use of net operating loss carryforwards. As of June 30, 1997, the Company had a net operating loss carryforward of approximately $29.7 million for federal income tax purposes and $14.1 million for state income tax purposes.

    In addition, during the fiscal quarter in which the Offerings are completed, the Company will incur a $4.4 million non-cash pre-tax extraordinary charge related to the write-off of deferred financing fees, and in the fiscal quarter following the fiscal quarter in which the Offerings are completed, the Company will incur (i) a $2.0 million pre-tax charge related to the termination of an annual management fee and (ii) a $0.4 million pre-tax charge related to the payment of bonuses to certain members of Management.

    The Company's business is highly seasonal and the Company has historically reported operating losses in its first and second fiscal quarters, and the Company believes it will continue to report operating losses during the first half of its fiscal year. Inclement weather or production difficulties occurring at a time of peak production or sales, particularly on weekends during the peak gardening season, could cause declines in net sales and operating income that could have a material adverse effect on the Company. The Company has recently sought to reduce the effects of seasonality with sales that are counter-seasonal to its historic products with the acquisition of Christmas tree operations. There can be no assurance that the Company will be successful in its efforts to reduce the effects of seasonality on its operating results. See "Risk Factors--Seasonality; Variability of Quarterly Results and Certain Charges" and "--Weather; General Agricultural Risks."

    The Company commenced operations on September 8, 1995 through the purchase of certain assets of Color Spot Oregon in a transaction accounted for under the purchase method of accounting. Color Spot Oregon commenced operations on March 1, 1993 through the purchase of certain assets of Color Spot America in a transaction accounted for under the purchase method of accounting. The Company's predecessors had fiscal years which ended on December 31 of each year. On December 31, 1996, KCSN acquired control of the Company through a series of stock transactions accounted for as a recapitalization. In connection with the recapitalization, the Company borrowed $37.3 million, purchased 6,164,034 shares of its common stock for $37.1 million in cash and a $7.1 million, 8.0% subordinated convertible note, sold 3,566,173 shares of stock to KCSN and certain members of management for $22.3 million and repaid $14.1 million of its prior indebtedness. In addition, transaction and financing fees of $3.9 million were paid, a dividend of $1.5 million was declared and a prepayment penalty of $415,000 was incurred in connection with the early extinguishment of debt. As a result of these changes in ownership, the differing fiscal periods, and the seasonality of the business, the results of operations presented herein are not comparable in certain respects.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain consolidated income statement items as a percentage of net sales:

                                                           THE PREDECESSOR              THE COMPANY
                                                       ------------------------  --------------------------
                                                                      1/1/95       9/8/95                      PRO FORMA
                                                       YEAR ENDED     THROUGH      THROUGH     FISCAL YEAR    FISCAL YEAR
                                                        12/31/94      9/8/95       6/30/96    ENDED 6/30/97  ENDED 6/30/97
                                                       -----------  -----------  -----------  -------------  -------------
Net sales............................................       100.0%       100.0%       100.0%        100.0%         100.0%
Cost of sales........................................        62.0         60.4         53.2          56.5           58.9
                                                            -----        -----        -----         -----          -----
  Gross profit.......................................        38.0         39.6         46.8          43.5           41.1
Sales, marketing and delivery expenses...............        34.2         36.2         29.8          27.5           23.1
General and administrative expenses..................        10.1         12.6          5.6           6.4            8.3
Amortization of intangible assets....................         1.1          1.0          0.2           0.9            1.3
                                                            -----        -----        -----         -----          -----
  Income (loss) from operations......................        (7.3)       (10.2)        11.2           8.7            8.3
Interest expense.....................................         8.0          8.9          1.3           3.7            5.7
Other expense (income), net..........................        (0.2)        (0.1)         0.2          (0.1)          (0.1)
                                                            -----        -----        -----         -----          -----
  Income (loss) before income tax provision and
    extraordinary loss...............................       (15.1)       (18.9)         9.7           5.2            2.8
Income tax provision.................................         0.0          0.0          4.4           2.5            1.2
                                                            -----        -----        -----         -----          -----
  Income (loss) before extraordinary loss............       (15.1)       (18.9)         5.3           2.7            1.5
Extraordinary loss...................................         0.0          0.0          0.0           0.2            0.0
                                                            -----        -----        -----         -----          -----
  Net income (loss)..................................       (15.1)%      (18.9 )%        5.3%          2.5%           1.5%
                                                            -----        -----        -----          -----          -----
                                                            -----        -----        -----          -----          -----

                                                                                                                 PRO FORMA
                                                                                  88 DAYS         87 DAYS         87 DAYS
                                                                                   ENDED           ENDED           ENDED
                                                                                  9/26/96         9/25/97         9/25/97
                                                                               -------------   -------------   -------------
Net sales....................................................................      100.0%          100.0%          100.0%
Cost of sales................................................................       65.9            70.7            71.5
                                                                                   -----           -----           -----
  Gross profit...............................................................       34.1            29.3            28.5
Sales, marketing and delivery expenses.......................................       35.4            32.9            32.5
General and administrative expenses..........................................        9.0            10.5            11.7
Amortization of intangible assets............................................        0.6             2.4             2.7
                                                                                   -----           -----           -----
  Income (loss) from operations..............................................      (10.9)          (16.6)          (18.3)
Interest expense.............................................................        1.0             9.4            10.2
Other expense (income), net..................................................       (0.2)            0.4             0.3
                                                                                   -----           -----           -----
  Income (loss) before taxes.................................................      (11.8)          (26.3)          (28.9)
Income tax provision.........................................................        5.7            11.9            13.0
                                                                                   -----           -----           -----
  Net income (loss)..........................................................       (6.1)%         (14.5)%         (15.9)%
                                                                                   -----           -----           -----
                                                                                   -----           -----           -----

FOR THE 87 DAYS ENDED SEPTEMBER 25, 1997 ("FIRST QUARTER FISCAL 1998") AS
  COMPARED TO THE 88 DAYS ENDED SEPTEMBER 26, 1996 ("FIRST QUARTER FISCAL 1997") AND THE PRO FORMA RESULTS OF OPERATIONS FOR THE 87 DAYS ENDED SEPTEMBER 25, 1997 ("PRO FORMA FIRST QUARTER FISCAL 1998") AS COMPARED TO THE FIRST QUARTER FISCAL 1998

    The financial information for Pro Forma First Quarter Fiscal 1998 gives effect to the six acquisitions completed by the Company since June 30, 1997 as if those acquisitions had been completed on July 1, 1997. Such acquisitions account for a substantial portion of the pro forma increases in net sales, gross profit, operating expenses and taxes.

    NET SALES. Net sales increased $12.0 million, or 89.6%, to $25.5 million for the First Quarter Fiscal 1998 from $13.4 million in the First Quarter Fiscal 1997. This increase is primarily the result of the acquisition of seven companies during the second through fourth quarters of fiscal 1997 and the acquisition of six companies during the First Quarter Fiscal 1998. Net sales for Pro Forma First Quarter Fiscal 1998 totaled $27.3 million, representing an increase of $1.8 million or 7.3% over the First Quarter Fiscal 1998.

    GROSS PROFIT. Gross profit increased $2.9 million, or 63.0%, to $7.5 million for the First Quarter Fiscal 1998 from $4.6 million in the First Quarter Fiscal 1997. Gross profit as a percentage of net sales decreased to 29.3% for the First Quarter Fiscal 1998 from 34.1% for the First Quarter Fiscal 1997. The reduction in gross profit percentage was primarily the result of higher production labor costs as a result of a statutory increase in the minimum wage and higher shrinkage and return rates due to warmer weather in the Company's Western division. Gross profit for Pro Forma First Quarter Fiscal 1998 totaled $7.8 million representing an increase of $0.3 million, or 4.4%, over First Quarter Fiscal 1998. Gross profit as a percentage of net sales decreased to 28.5% for Pro Forma First Quarter Fiscal 1998.

    OPERATING EXPENSES. Operating expenses includes sales, marketing and delivery expenses, general and administrative expenses and amortization of intangible assets. Sales, marketing and delivery expenses increased $3.6 million, or 76.1%, to $8.4 million for the First Quarter Fiscal 1998 from $4.8 million in the First Quarter Fiscal 1997. As a percentage of net sales, sales, marketing and delivery expenses decreased to 32.9% for the First Quarter Fiscal 1998 from 35.5% for the First Quarter Fiscal 1997. This decrease as a percentage of net sales was the result of the expansion of the Company's Southwest division which generally experiences lower delivery expenses as a percentage of net sales because the mix of products sold by the Southwest division generally has a higher per unit sales price. Sales, marketing and delivery expenses for Pro Forma First Quarter Fiscal 1998 totaled $8.9 million, an increase of $0.5 million, or 6.0%, over First Quarter Fiscal 1998. As a percentage of net sales, sales, marketing and delivery expenses decreased to 32.5%. General and administrative expenses increased $1.5 million, or 122.8%, to $2.7 million for the First Quarter Fiscal 1998 from $1.2 million in the First Quarter Fiscal 1997. As a percentage of net sales, general and administrative expenses increased to 10.5% for the First Quarter Fiscal 1998 from 9.0% for the First Quarter Fiscal 1997. This increase as a percentage of net sales is primarily the result of the addition of operations of the Company's Southwest division which incurred slightly higher general and administrative expenses as a percentage of net sales resulting from the smaller proportion of the Southwest division's sales occurring in the first fiscal quarter than the Company's Western division and fewer economies of scale due to the relatively smaller size of the Southwest division as compared to the Company's historic operations. General and administrative expenses for Pro Forma First Quarter Fiscal 1998 totaled $3.2 million, an increase of $0.5 million, or 18.9%, over First Quarter Fiscal 1998. As a percentage of net sales, general and administrative expenses increased to 11.7%. Amortization of intangible assets increased $0.5 million to $0.6 million for the First Quarter Fiscal 1998 from $0.1 million in First Quarter Fiscal 1997 as a result of the acquisition of 13 companies after the First Quarter Fiscal 1997. Amortization of intangible assets for Pro Forma First Quarter Fiscal 1998 increased $0.1 million to $0.7 million.

    INTEREST EXPENSE. Interest expense increased $2.3 million to $2.4 million for the First Quarter Fiscal 1998 from $0.1 million in First Quarter Fiscal 1997 as a result of significantly higher levels of borrowings required to fund acquisitions and the Company's growing working capital requirements. Interest expense for Pro Forma First Quarter Fiscal 1998 increased $0.4 million to $2.8 million.

    TAXES. The Company's effective tax rate decreased to 45.0% for the First Quarter Fiscal 1998 and Pro Forma First Quarter Fiscal 1998 from 48.1% for the First Quarter Fiscal 1997, primarily as a result of the Company conducting more business outside of the State of California, where the Company has state tax limitations on the use of its net operating loss carryforwards.

FISCAL YEAR ENDED JUNE 30, 1997 ("FISCAL 1997") AS COMPARED TO THE PERIOD FROM
  SEPTEMBER 8, 1995 THROUGH JUNE 30, 1996 ("FISCAL 1996") AND THE PRO FORMA RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED JUNE 30, 1997 ("PRO FORMA FISCAL 1997") AS COMPARED TO FISCAL 1997

    The financial information for Pro Forma Fiscal 1997 gives effect to the seven acquisitions completed by the Company in fiscal 1997 and the six acquisitions completed by the Company since June 30, 1997 as if those acquisitions had been completed on July 1, 1996. Such acquisitions account for a substantial portion of the pro forma increases in net sales, gross profit, operating expenses and taxes.

    NET SALES. Net sales increased $61.4 million, or 118.1%, to $113.4 million in fiscal 1997 from $52.0 million in fiscal 1996. This increase was primarily attributable to increased sales volume with existing customers, sales to new retailers, new product introductions, the acquisition of seven companies in fiscal 1997 and the fact that fiscal 1997 was 70 days longer than fiscal 1996. Net sales increased $56.7 million, or 100.0%, in fiscal 1997 over net sales for the 12 months ended June 30, 1996 for the Company and its predecessor. Net sales for Pro Forma Fiscal 1997 totaled $183.1 million representing an increase of $69.7 million, or 61.5%, over Fiscal 1997.

    GROSS PROFIT. Gross profit increased $25.1 million, or 103.1%, to $49.4 million in fiscal 1997 from $24.3 million in fiscal 1996. Gross profit as a percentage of net sales decreased to 43.5% in fiscal 1997 from 46.8% in fiscal 1996. This decrease reflects the fact that fiscal 1997 was 70 days longer than fiscal 1996. The 70 days not included in fiscal 1996 include the months of July and August in which the Company has historically generated lower net sales and gross margins. The Company believes that gross margins for fiscal 1997 were comparable to the gross margins for the 12 month period ended June 30, 1996. Gross profit for Pro Forma Fiscal 1997 totaled $75.2 million representing an increase of $25.8 million, or 52.2%, over fiscal 1997. Gross profit as a percentage of net sales for Pro Forma Fiscal 1997 decreased to 41.1% from 43.5% for fiscal 1997. This decrease is attributable to the results of operations for all acquisitions included in Pro Forma Fiscal 1997 for the entire year rather than the portion of the year which generates the highest gross profits.

    OPERATING EXPENSES. Sales, marketing and delivery expenses increased $15.7 million, or 101.1%, to $31.2 million in fiscal 1997 from $15.5 million in fiscal 1996. As a percentage of net sales, sales, marketing and delivery expenses decreased to 27.5% in fiscal 1997 from 29.8% in fiscal 1996. This decrease as a percentage of net sales was primarily due to lower per unit distribution costs associated with newly acquired product lines. Sales, marketing and delivery expenses for Pro Forma Fiscal 1997 totaled $42.3 million, an increase of $11.3 million, or 36.2%, over fiscal 1997. As a percentage of net sales, marketing and delivery expenses decreased to 23.2% for Pro Forma Fiscal 1997 due to the expansion of the Company's Southwest division which generally sells products for a higher per unit sales price. General and administrative expenses increased $4.4 million, or 152.9%, to $7.3 million in fiscal 1997 from $2.9 million in fiscal 1996. As a percentage of net sales, general and administrative expenses increased to 6.4% in fiscal 1997 from 5.6% in fiscal 1996. This increase is primarily attributable to the fact that fiscal 1997 was 70 days longer than fiscal 1996 and to increased costs relating to supporting the Company's growth, including an increase in corporate personnel. General and administrative expenses for Pro Forma Fiscal 1997 totaled $15.2 million, an increase of $7.9 million over fiscal 1997. As a percentage of net sales, general and administrative expenses for Pro Forma Fiscal 1997 increased to 8.3%. This increase is attributable to including the results of operations for all acquisitions for the entire year, including the periods prior to acquisition which are characterized by higher general and administrative expenses as a percentage of net sales due to the seasonality of the businesses acquired. Amortization of intangible assets increased $0.9 million to $1.0 million in fiscal 1997 from $0.1 million in fiscal 1996 primarily as a result of the Company's acquisitions in fiscal 1997. Amortization of intangible assets for Pro Forma Fiscal 1997 increased $1.3 million to $2.3 million.

    INTEREST EXPENSE. Interest expense increased $3.5 million to $4.2 million in fiscal 1997 from $0.7 million in fiscal 1996. This increase resulted primarily from increased borrowings made to fund acquisitions and to effect the Recapitalization on December 31, 1996. Interest expense for Pro Forma Fiscal 1997 increased $6.2 million to $10.4 million.

    TAXES. The effective tax rate increased to 48.0% in fiscal 1997 from 44.8% in fiscal 1996, primarily as a result of a greater impact of the state tax limitations on the use of net operating loss carryforwards. The effective tax rate for Pro Forma Fiscal 1997 decreased to 45.0% primarily as a result of the Company conducting, on a pro forma basis, more business in the State of Texas, which assesses minimal income tax on profits.

FISCAL 1996 AS COMPARED TO THE PERIOD FROM JANUARY 1, 1995 THROUGH SEPTEMBER 8,
  1995 ("FISCAL 1995")

(All material effects resulting from the change in accounting basis are separately identified.)

    NET SALES. Net sales increased $23.0 million, or 79.3%, to $52.0 million in fiscal 1996 from $29.0 million in fiscal 1995. This increase was primarily a result of fiscal 1996 being 45 days longer than fiscal 1995, increased sales from acquired operations and increased sales to the Company's existing customers.

    GROSS PROFIT. Gross profit increased $12.8 million, or 111.6%, to $24.3 million in fiscal 1996 from $11.5 million in fiscal 1995. As a percentage of net sales, gross profit increased to 46.8% in fiscal 1996 from 39.6% in fiscal 1995. This increase resulted primarily from the implementation of certain strategic management initiatives by the Company's current management, including price increases, production efficiencies, new product packaging and improved raw material costs.

    OPERATING EXPENSES. Sales, marketing and delivery expenses increased $5.0 million, or 47.7%, to $15.5 million in fiscal 1996 from $10.5 million in fiscal 1995. As a percentage of net sales, sales, marketing and delivery expenses decreased to 29.8% in fiscal 1996 from 36.2% in fiscal 1995. This decrease resulted primarily from a restructuring of the Company's sales organization, including the elimination of certain management positions and a shift to an incentive-based compensation structure. General and administrative expenses decreased $0.8 million, or 21.1%, to $2.9 million in fiscal 1996 from $3.7 million in fiscal 1995. As a percentage of net sales, general and administrative expenses declined to 5.6% in fiscal 1995 from 12.6% primarily due to leveraging these expenses over higher sales and cost reduction initiatives, including reductions in corporate personnel. Amortization of intangible assets decreased $0.2 million to $0.1 million in fiscal 1996 from $0.3 million in fiscal 1995 as a result of the effect of the elimination of certain intangible assets in connection with the purchase of the assets of Color Spot Oregon offset by amortization of goodwill relating to the acquisition of Color Spot Oregon.

    INTEREST EXPENSE. Interest expense decreased $1.9 million to $0.7 million in fiscal 1996 from $2.6 million in fiscal 1995. This decrease resulted from the reduction in borrowings resulting from the issuance of Common Stock to finance the purchase by the Company of the assets of its predecessor.

    TAXES. The effective tax rate for fiscal 1996 was 44.8%. No tax benefit was recognized in fiscal 1995 as a result of the uncertainty of the Company's predecessor to achieve sufficient taxable income to realize deferred tax assets.

FISCAL 1995 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1994 ("FISCAL 1994")

    NET SALES. Net sales decreased $10.4 million, or 26.4%, to $29.0 million in fiscal 1995 from $39.4 million in fiscal 1994. This decrease is primarily due to the fact that fiscal 1995 was 114 days shorter than fiscal 1994 and decreased sales to the Company's existing customers.

    GROSS PROFIT. Gross profit decreased $3.5 million, or 23.4%, to $11.5 million in fiscal 1995 from $15.0 million in fiscal 1994. As a percentage of net sales, gross profit increased to 39.6% in fiscal 1995 from 38.0% in fiscal 1994. This increase as a percentage of net sales is largely due to the seasonality of the periods presented.

    OPERATING EXPENSES. Sales, marketing and delivery expenses decreased 22.1% to $10.5 million in fiscal 1995 from $13.5 million in fiscal 1994. As a percentage of net sales, sales, marketing and delivery expenses increased to 36.2% in fiscal 1995 from 34.2% in fiscal 1994. This increase resulted primarily from changes in packaging, decreased sales to the Company's existing customers and less efficient use of the Company's distribution fleet. General and administrative expenses decreased $0.3 million, or 8.2%, to $3.7 million in fiscal 1995 from $4.0 million in fiscal 1994. As a percentage of net sales, general and administrative expenses increased to 12.6% in fiscal 1995 from 10.1% in fiscal 1994. This increase resulted primarily from severance payments made in September 1995 in connection with the purchase by the Company of the assets of its predecessor and an increase in the number of corporate personnel. Amortization of intangible assets decreased $0.1 million, or 31.4%, to $0.3 million in fiscal 1995 from $0.4 million in fiscal 1994.

    INTEREST EXPENSE. Interest expense decreased $0.6 million to $2.6 million in fiscal 1995 from $3.2 million in fiscal 1994. This decrease resulted primarily from the fewer number of days in fiscal 1995.

    TAXES. No tax benefit was recognized in fiscal 1995 or fiscal 1994 as a result of the uncertainty of the Company's predecessor's ability to achieve sufficient taxable income to realize deferred tax benefits.

SEASONALITY AND QUARTERLY RESULTS

    Color Spot's business is highly seasonal, and the Company has historically reported operating losses in its first and second fiscal quarters. The Company believes that it will continue to report operating losses in the first half of its fiscal year for the foreseeable future. In addition, during the fiscal quarter in which the Offerings are completed, the Company will incur (i) a $4.4 million non-cash pre-tax extraordinary charge related to the write-off of deferred financing fees and (ii) a $2.0 million pre-tax charge related to the termination of an annual management fee. See "Risk Factors--Seasonality; Variability of Quarterly Results and Certain Charges."

    The following tables set forth the unaudited results for each of the four fiscal quarters in fiscal 1997, the three full fiscal quarters of fiscal 1996, the period from the inception of the Company to September 28, 1995, and the period from July 1, 1995 to September 8, 1995 for the Company's predecessor. The data for the Company's predecessor and the twelve-month period totals are presented for informational purposes only and are not comparable in certain respects. In the opinion of the Company's management, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus, and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary to fairly present such information. In addition to the seasonal nature of the Company's business, the Company's quarterly results have historically been subject to significant fluctuations stemming from changes in ownership and business strategy and the effects of acquisitions.

                                                                             QUARTER ENDED
                                                          ---------------------------------------------------
                                                          SEPTEMBER 26,  DECEMBER 26,   MARCH 27,   JUNE 30,
                                                              1996           1996         1997        1997       TOTAL
                                                          -------------  ------------  -----------  ---------  ----------
                                                                                  (IN THOUSANDS)
Net sales...............................................    $  13,437     $   13,165    $  31,049   $  55,749  $  113,400
Gross profit............................................        4,579          4,920       13,716      26,159      49,374
Income (loss) from operations...........................       (1,469)        (1,059)       3,871       8,573       9,916
Net income (loss).......................................         (820)          (740)         932       3,468       2,840

                                                 THE
                                             PREDECESSOR                         THE COMPANY
                                            --------------  -----------------------------------------------------
                                                                                        QUARTER ENDED
                                            70 DAYS ENDED    21 DAYS ENDED   ------------------------------------
                                             SEPTEMBER 8,    SEPTEMBER 28,   DECEMBER 28,   MARCH 28,   JUNE 30,
                                                 1995            1995            1995         1996        1996       TOTAL
                                            --------------  ---------------  ------------  -----------  ---------  ---------
                                                                             (IN THOUSANDS)
Net sales.................................        $4,716       $   1,798          $6,852    $  12,834   $  30,511  $  56,711
Gross profit..............................           529             120           1,982        8,279      13,929     24,839
Income (loss) from operations.............        (3,444)           (767)         (1,708)       3,272       5,038      2,391
Net income (loss).........................        (4,119)           (485)         (1,099)       1,789       2,583     (1,331)

LIQUIDITY AND CAPITAL RESOURCES

    The Company's cash needs are primarily to fund seasonal working capital, capital expenditures and acquisitions. Since September 8, 1995, the Company's primary sources of capital have been a revolving line of credit, various term and acquisition loans and the issuance of Company stock.

    During fiscal 1997 and fiscal 1996, net cash used in operations was $4.1 million and $3.5 million, respectively. Net cash used in investing activities during fiscal 1997 and fiscal 1996 was $58.2 million and $9.7 million, respectively. These amounts related primarily to one acquisition in fiscal 1996 and seven acquisitions completed by the Company in fiscal 1997. The Company spent $6.2 million and $1.5 million on capital expenditures in fiscal 1997 and fiscal 1996, respectively. The Company anticipates it will spend $11.4 million in fiscal 1998, of which approximately $8.0 million will be expansion capital expenditures and $3.4 million will be maintenance capital expenditures. Expansion capital expenditures typically include grading of new land, purchasing and building new greenhouses and related improvements, such as the installation of ventilation and irrigation systems.

    In connection with the Recapitalization, the Company entered into a loan agreement (the "Loan Agreement") with Credit Agricole Indosuez and a syndicate of banks. Borrowings under the Loan Agreement are secured by substantially all of the Company's assets. On September 25, 1997, the Company had an aggregate of $103.8 million in term loans outstanding under the Loan Agreement and $13.3 million in revolving credit loans. At September 25, 1997, borrowings under the Loan Agreement bore interest at rates ranging from 8.4% to 10.3% per annum. At September 25, 1997, the Company had $13.6 million of additional revolving credit availability under the Loan Agreement. Borrowings under the Company's revolving credit facility are subject to certain borrowing base limitations generally based on a percentage of eligible inventory and eligible accounts receivable. Additionally, revolving credit borrowings must be reduced annually below $10.0 million for a 30-day period.

    In connection with the Recapitalization, the Company borrowed $37.3 million under the Loan Agreement and purchased approximately 6.1 million shares of Common Stock for $37.1 million in cash and the Heller Note in the original principal amount of $7.1 million. In addition, the Company sold approximately
3.6 million shares of newly issued Common Stock for an aggregate purchase price of $22.3 million and repaid $14.1 million of indebtedness. The Company also declared a dividend of approximately $1.5 million to its stockholders immediately prior to the Recapitalization. Following the Recapitalization and during fiscal 1997, the Company sold an additional 1.7 million shares of Common Stock for an aggregate purchase price of $12.1 million. During fiscal 1996, the Company sold 6.7 million shares of Common Stock for an aggregate purchase price of $9.7 million.

    Upon completion of the Offerings, the Company will enter into the New Loan Agreement which will provide an acquisition term loan facility of $75.0 million, a revolving credit facility of $40.0 million, and a supplemental line of $35.0 million which may be used either for acquisitions or working capital. See "Description of Certain Indebtedness--New Loan Agreement."

    The Company believes that the net proceeds from the Offerings, together with available cash, cash generated from operations and available borrowings under the New Loan Agreement, will be sufficient to finance working capital, capital expenditures and acquisitions for at least the next 12 months. However, there can be no assurance that such resources will be sufficient to meet the Company's anticipated working capital, capital expenditure and acquisition financing requirements or that the Company will not require additional financing within this time frame. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing."

                                    BUSINESS

OVERVIEW

    Color Spot is the largest wholesale nursery in the United States, based on revenue and greenhouse square footage. The Company provides a wide assortment of high quality plants as well as extensive merchandising services primarily to leading home centers and mass merchants, such as Home Depot, Home Base, Wal-Mart and Kmart. The Company distributes products to over 850 retail and 400 commercial customers, representing over 8,000 locations, primarily in the western and southwestern regions of the United States. Since June 30, 1996, the Company has completed 13 acquisitions, making it a leading consolidator in the wholesale nursery industry. On a pro forma basis, the Company generated approximately $183.1 million in net sales and $22.7 million in EBITDA in fiscal 1997.

    The Company believes it is one of the few wholesale nurseries that has the scale and distribution capabilities necessary to provide large volumes of high quality product to its retail customers on a multi-regional basis. The Company produces over 2,000 varieties of live plants, including bedding plants, shrubs, potted flowering plants, ground cover and fresh cut Christmas trees. Through its 200 person sales force, Color Spot also provides its retail customers with a broad array of value-added services, such as in-store merchandising, product display and maintenance, promotional planning and product reordering. The Company believes that providing these services differentiates it from its competitors and helps to establish Color Spot as a preferred supplier in the industry. Color Spot operates 19 production facilities located in California, Arizona, Texas, Oregon and Washington.

HISTORY

    Color Spot America was founded in 1983 by Michael F. Vukelich, the Company's current Chief Executive Officer, and it grew to become one of the largest bedding plant producers in California. In January 1991, Mr. Vukelich left Color Spot America, ceding operational control to PacifiCorp, which installed new management. In 1993, Color Spot America sold substantially all of its assets and liabilities to Color Spot Oregon, a corporation controlled by PacifiCorp. Net sales and profitability of Color Spot America and Color Spot Oregon declined between 1992 and 1995.

    In September 1995, the Company was formed by Mr. Vukelich, Jerry L. Halamuda, who had previously worked with Mr. Vukelich at Color Spot America, and Heller to acquire the assets of Color Spot Oregon from PacifiCorp. With Mr. Vukelich as Chief Executive Officer and Mr. Halamuda as President, management implemented a number of strategic and operational programs designed to improve the Company's customer relationships and financial results. These initiatives included revamping the Company's merchandising programs, decentralizing its operations, revising its pricing strategies, renewing its focus on operating efficiencies and restructuring its sales organization. As a result of these strategies, the Company has experienced significant improvements in net sales and operating results. With the improvement of its financial results, Color Spot embarked on an aggressive acquisition strategy and has completed 13 acquisitions since June 30, 1996. Color Spot believes it is well positioned to continue its growth and further consolidate the wholesale nursery industry.

    In December 1996, an affiliate of Kohlberg acquired a majority interest in the Company in the Recapitalization pursuant to which the Company repurchased the shares of Common Stock held by Heller and a portion of the Common Stock held by management. See "Certain Transactions."

INDUSTRY

    Gardening is one of the most popular leisure activities in the United States. According to the 1996-1997 National Gardening Survey conducted by the Gallup Organization, Inc., 64% of the approximately 101 million U.S. households participated in some form of gardening in 1996. The Company believes that the popularity of gardening is likely to increase in coming years. According to the National Gardening

Survey, the demographic group that spends the most money per capita on gardening is individuals age 50 and older. This group will be the fastest growing demographic group through the year 2010, according to the U.S. Census.

    Nationwide, retail sales of live plants totaled approximately $18 billion in 1996. In recent years, the live plant market has demonstrated consistent growth, increasing at a compound annual growth rate of approximately 6.3% since 1993. The Company also competes in the fresh cut Christmas tree market which generated wholesale revenues nationwide of approximately $330 million in 1996. The Company's sales have historically been derived largely from the sale of bedding plants. The following table provides a breakdown of live plant retail sales in 1996:

                                                                                            RETAIL          % OF
         CATEGORY                                 TYPICAL PRODUCTS                         SALES(1)     RETAIL SALES
---------------------------  ----------------------------------------------------------  -------------  -------------
                                                                                         (IN BILLIONS)
Evergreens and Shrubs        Pines and junipers                                                 $7.1          39.9%

Trees                        Outdoor fruit and nut trees and shade trees                         4.5          25.3

Bedding Plants               Outdoor flowers and vegetables                                      2.9          16.3

Flowering Potted Plants      Indoor flowering plants, such as chrysanthemums,                    2.0          11.2
                               poinsettias and African violets

Foliage                      Indoor house plants                                                 0.8           4.5

Bulbs                        Flower bulbs                                                        0.5           2.8
                                                                                               -----         -----
                                                                                           $    17.8         100.0%
                                                                                               -----         -----
                                                                                               -----         -----

------------------------------

(1) Source: February/March 1997 Nursery Retailer Magazine.

    The live plant retail distribution channel has consolidated significantly over the last ten years, with sales shifting from local independent nurseries to large home centers and mass merchants, such as Home Depot, Home Base, Target, Wal-Mart and Kmart. Live plants are attractive product offerings for these retailers, as each dollar of live plant sales typically generates four dollars of gardening equipment and other complementary product sales, according to the National Gardening Survey. Moreover, the relatively low price point of most live plants encourages impulse buying by consumers and makes these products relatively resistant to economic downturns. Retail consolidation has altered the nature of the wholesale demand for live plants. Given the sophistication, size and geographic diversity of the national chains, retail customers prefer suppliers that can meet demanding delivery schedules, fulfill large volume requirements and provide a variety of value-added services.

    Despite this retail consolidation, the wholesale nursery industry is still highly fragmented, and is characterized by local, independent nurseries. In 1996, the ten largest and 100 largest of the over 10,000 wholesale nurseries in the United States accounted for approximately 8% and 22%, respectively, of total wholesale production, according to Nursery Business Magazine. Due to the fragmented nature of the wholesale nursery industry, the Company believes that there is a significant opportunity for a branded, well capitalized and professionally managed company to lead the consolidation of this industry.

BUSINESS STRATEGY

    The Company's goals are to enhance its leadership position in the wholesale nursery industry in its established markets and to become the market share leader in targeted new regions nationwide. The

Company's business strategy is designed to meet the increasing demands of retail customers and consumers, both of which are critical to the Company's success. The Company's business strategy includes the following key elements:

    OFFER BROAD SELECTION OF HIGH QUALITY PRODUCTS

    Color Spot provides retail customers and consumers with a broad selection of high quality live plants. Through frequent deliveries, careful pre-delivery screening and regular plant maintenance, Color Spot is able to provide consistently fresh and attractive products. The Company offers over 2,000 varieties of live plants, including bedding plants, shrubs, potted flowering plants, ground cover and fresh cut Christmas trees. In addition, the Company continually seeks to develop new products through exclusive flower color mixes, proprietary retail product lines and creative, easy-to-use packaging. Color Spot believes it is one of the few wholesale nurseries that can consistently provide the large volumes of high quality products desired by home centers and mass merchants.

    PROVIDE SUPERIOR CUSTOMER SERVICE

    The Company believes that its value-added services differentiate it from its competitors and allows Color Spot to establish itself as a preferred supplier to its retail customers. The Company services its retail customers through a salesforce of over 200 sales merchandisers, which the Company believes is the largest salesforce in the wholesale nursery industry. The Company's service philosophy encourages each of its sales merchandisers to effectively function as a garden center employee, working closely with retail store personnel to anticipate changing customer demands and to react to local growing conditions. Color Spot services include in-store merchandising, product display, plant maintenance, promotional planning and product reordering. The Company believes that due to the perishable nature of its products, these services are critical to maintaining attractive and fresh product displays which help to drive retail sales.

    CAPITALIZE ON LARGE-SCALE AND MULTI-REGIONAL CAPABILITIES

    Color Spot believes that home centers and mass merchants prefer to buy from large wholesale nurseries that can consistently deliver high quality products to a broad geographic area. Color Spot is the largest wholesale nursery in the United States and one of the few nurseries that has the scale and distribution capabilities to support home centers and mass merchants on a multi-regional basis. The Company's production facilities are located in diverse geographic regions to increase distribution efficiency, to better serve customers and to minimize the effects of adverse weather conditions.

    CONTINUE TO STRENGTHEN RELATIONSHIPS WITH LARGE RETAIL CUSTOMERS

    The Company has long-standing relationships with many leading home centers and mass merchants in the United States. The Company believes it is the largest supplier of live plants for Home Depot, Home Base, Target, Wal-Mart and Kmart in the western United States. The Company is involved in its retail customers' sales and inventory planning processes, allowing Color Spot to plan its production capacity more effectively to meet its retail customers' demands. In addition, the Company works with a number of its retail customers to develop proprietary products, new packaging and sales and promotional programs.

    ATTRACT AND RETAIN HIGHLY QUALIFIED PERSONNEL

    The Company believes that attracting and retaining highly qualified personnel is critical to the success of its operations due to the constant interaction among Color Spot employees, retail customer personnel and consumers. The Company has instituted a number of sales and other performance-based incentives which are designed to foster loyalty to the Company and reduce employee turnover. As a result, the Company believes that it has the most experienced salesforce in the wholesale nursery industry. The Company also provides extensive training and promotion opportunities for its sales merchandisers and management personnel. The Company's decentralized management approach encourages employees at each of its production facilities to actively participate in strategic planning for that facility. The Company believes that these programs and opportunities make it an attractive employment opportunity for the employees of companies which it acquires, and enables the Company to retain the most qualified employees of acquired companies.

GROWTH STRATEGY

    The Company's goal is to enhance its leadership position in the wholesale nursery industry. Color Spot's growth strategy is to continue to enter new geographic markets through acquisitions and to expand its presence in its existing markets. An important aspect of the Company's growth strategy is to increase its penetration in targeted markets thereby enabling the Company to better serve its retail customers, enhancing its brand name recognition and increasing operating efficiencies. The key elements of the Company's growth strategy include:

    EXISTING AND NEW CUSTOMER GROWTH

    The Company plans to increase sales by growing with its existing retail customers and seeking new relationships with other high volume retailers. The Company strives to increase the number of stores it serves for its existing retail customers both through serving (i) a larger percentage of its retail customers' stores and (ii) its retail customers' new stores as those retailers expand. For instance, since June 30, 1996, the Company has added 490 new stores operated by its existing retail customers without giving effect to stores added through acquisitions. The Company also seeks to increase same store sales by gaining shelf space and improving sales productivity through merchandising programs and improved product offerings. In addition, Color Spot actively seeks relationships with new retail customers, and since June 30, 1996 has added three new retail customers representing over 100 new stores.

    ACQUISITIONS

    The Company intends to pursue acquisitions in the future which either allow the Company to establish a platform in a new geographic area or "fill-in" the Company's product line and production capacity in the Company's existing markets. Since June 30, 1996, Color Spot has completed 13 acquisitions, adding 13 production facilities, over 1,800 growing acres of production capacity and over 8.4 million square feet of greenhouse space. The Company's acquisition strategy is designed to (i) increase its penetration of its existing markets,
(ii) expand into targeted new geographical areas and (iii) add new product lines. The Company's strategy in entering new geographic areas is to make a strategic acquisition that can be used as a platform for future expansion in these new areas. Recently, the Company has made platform acquisitions in the Texas and Washington markets, and believes that it has significant opportunities to further "fill-in" these markets. The Company seeks to increase the sales and profitability of acquired companies by implementing Color Spot's sales and merchandising programs and by improving the operating efficiencies of the acquired business.

    PRODUCT LINE EXPANSION

    The Company actively seeks new product opportunities, through both acquisitions and internal development. By offering a greater variety of products, the Company believes its retail customers are able to reduce their number of live plant suppliers. While the Company's sales have been derived largely from the sales of bedding plants, the Company believes that there is significant opportunity to expand into other areas of the wholesale nursery industry. Since June 30, 1996, the Company has expanded its product line into new areas of the wholesale nursery industry, including shrubs, potted flowering plants and ground cover. The Company has also expanded into the fresh cut Christmas tree business which enables it to utilize available sales and distribution capacity during the winter months.

PRODUCTS

    The Company is committed to providing its retail customers and consumers with a broad selection of high quality live plant products. The Company's products include over 2,000 varieties of plants, including a wide selection of bedding plants, shrubs, potted flowering plants, ground cover and fresh cut Christmas trees. The Company's products have retail prices generally ranging from $0.62 to $17.95. Most of the Company's products are sold under the Color Spot brand name, and include easy-to-read labels containing growing instructions and a color picture of a mature plant. The Company's products are sold in various containers and sizes, ranging from flats and paks containing numerous small plants to single containers containing one plant. The following is a summary of the Company's product lines:

                                                                     % OF PRO FORMA            TYPICAL
PRODUCT                                                          FISCAL 1997 NET SALES       GROWING TIME
--------------------------------------------------------------  ------------------------  ------------------
Bedding Plants................................................               67%          8 to 14 weeks
Shrubs........................................................               13           10 to 16 months
Flowering Potted Plants.......................................               12           6 to 9 weeks
Ground Cover..................................................                2           10 to 14 weeks
Christmas Trees...............................................                6           8 to 9 years

    Color Spot constantly strives for product innovations, such as exclusive flower color mixes, new packaging and "premium" potted flowers. In addition, Color Spot works closely with its large retail customers to develop proprietary branded products.

CUSTOMERS

    The Company sells its products to over 850 retail customers representing more than 8,000 locations in the United States as well as to over 400 commercial customers. The majority of the Company's products are sold to large national retailers, and the Company has long-standing relationships with many of these retail customers. Color Spot's retail customer base includes home centers, mass merchants, drug and grocery stores and independent nursery chains. Sales to national retail chains have increased significantly as these retail customers continue to gain market share. The following table sets forth a selected list of customers for each major category of retail customers:

HOME CENTERS                   MASS MERCHANTS   DRUG AND GROCERY CHAINS   INDEPENDENT NURSERIES
-----------------------------  ---------------  ------------------------  ----------------------------
Home Depot                     Fred Meyer       Albertson's               Cornelius Nurseries
Home Base                      Kmart            H.E.B.                    Jenco Wholesale Nursery
Builders Square                Target           Kroger                    Navlets Nursery
Orchard Supply Hardware        Wal-Mart         Rite-Aid Drug Stores      Star Nursery
                                                Safeway

    The Company believes that its ability to consistently provide high quality products and value-added services on a multi-regional basis provides significant competitive advantages in serving the retail channel. Color Spot products typically account for over half of the live plant sales in stores supplied by the Company. In each region, the Company's goal is to serve every store operated by each of its retail customers. In fiscal 1997, the Company's top eight retail customers accounted for approximately 75% of its total net sales. See "Risk Factors--Customer Concentration; Dependence on Home Depot."

    The Company also serves commercial customers, such as landscapers, golf courses, office parks and hotels. Approximately 4.9% of the Company's fiscal 1997 net sales were derived from sales to commercial customers.

SALES AND SERVICES

    The Company offers a broad range of value-added services to help its retail customers maximize live plant sales and profitability. Color Spot believes that a well maintained product display increases sales volume and encourages impulse buying by consumers. The average shelf life for most of the Company's products is two to three weeks following delivery. Live plant products, like fresh produce in a supermarket, are unlikely to sell if they are not fresh and merchandised correctly. Due to the perishable nature of its products, the Company believes that the services it provides to its retail customers are critical to maintaining attractive and fresh product displays.

    The Company services its retail customers through a salesforce of over 200 merchandisers. Each sales merchandiser covers an average of ten to 12 stores, although sales merchandisers covering large volume stores may be assigned as few as one to three locations. Each sales merchandiser typically provides merchandising services to each of his/her stores four to seven times per week, which may include:

    - design and layout of garden shop area

    - design and construct display tables and end caps

    - create and install point of purchase signage

    - implement Color Spot promotional and marketing programs

    - clean and maintain fresh product displays

    - reorder, receive delivery of and restock merchandise

    - secure and maintain prominent floor space

    - assist consumers with product and planting information

    The Company believes that its sales merchandisers can provide many of these services more effectively than the retail customers themselves because these sales merchandisers have extensive knowledge of, and focus exclusively on, live plants. Furthermore, the Company's sales merchandisers receive ongoing training and are compensated on a commission basis as a percentage of net sales. Consumers often view Color Spot employees as employees of the retailer, and rely on Color Spot sales merchandisers to answer questions and give advice about selecting and planting live plants. Because Color Spot's sales merchandisers spend most of their time in the retail stores, they can adjust inventory in response to local weather conditions on a store-by-store basis, develop product displays tailored to the local consumers' demands and cultivate a favorable relationship with in-store personnel.

    In addition to providing merchandising services at the store level, Color Spot plays an important role in assisting retail customers with their sales and inventory planning. Typically, a Color Spot senior sales executive will meet periodically with its retail customer's senior representative to plan sales of the Company's products based on that retail customer's anticipated store growth and general product needs. In addition, Color Spot sales executives meet frequently with retail customers' regional and corporate buyers to more specifically plan seasonal product needs and sales forecasts and to incorporate Color Spot's promotional events and pricing strategies into their plans. At the store level, local Color Spot sales merchandisers work with in-store personnel to execute sales plans and continually monitor sales and inventory.

OPERATIONS

    The Company operates on a decentralized basis, with production, hiring and purchasing decisions made on a facility-by-facility basis.

    PRODUCTION. The first production step of the plant growing process is propagation. Approximately 80% of Color Spot's plants are produced from seeds, and the remaining 20% are produced from plant cuttings. Color Spot realizes a yield from propagation greater than 70%, which the Company believes is consistent with the industry average. The second production step is the transfer of the resulting seedlings into plastic growing containers. The plants are then moved from greenhouses to outdoor growing areas, as appropriate, to finish the growing cycle.

    The Company experiences a certain level of "shrink" in its production process. Color Spot divides shrink into two main classifications: cultural shrink, defined as plants that do not mature due to disease, insects, soil problems or other factors; and sales shrink, defined as plants ready for sale to retail customers but not sold because supply exceeds demand. A certain amount of shrink is necessary to ensure adequate product supply. Color Spot experiences approximately 16% shrink, of which one-third is cultural shrink and two-thirds is sales shrink. The Company believes that this shrink rate is consistent with the industry average.

    DISTRIBUTION. The Company distributes its products directly from its production facilities to its retail customers. The Company operates a fleet of 472 tractor trailers, 372 of which are owned and the balance of which are leased. During peak periods, Color Spot's fleet is supplemented with common carriers. The Company believes that common carriers are readily available to accommodate seasonal delivery peaks. Typically, each of the Company's facilities delivers products to stores within a 175-mile radius, and deliveries are generally made within 48 hours of the order being placed.

    SUPPLIERS. The cost of raw materials accounts for approximately 27.1% of net sales and is composed of three primary components: soil mix, seeds and plant cuttings and plastic flats and growing containers. Color Spot's primary suppliers include Rapid Industrial Plastic Company, Ball Seed Company, Premier Peat Moss, Norcal Perlite Company, J.M. McConkey and Romeo Fertilizers. Due to its large sales volume, the Company receives purchasing discounts from many of its suppliers, and the Company believes that alternative sources of supply are readily available.

ACQUISITION STRUCTURE AND INTEGRATION

    The Company intends to pursue acquisitions in the future which either allow the Company to establish a platform in a new geographic area or "fill-in" the Company's product line and production capacity in the Company's existing markets. In 1997, the Company completed two platform acquisitions, one in Texas and one in Washington. Following the Texas acquisition, the Company consummated three fill-in acquisitions in Texas. The Company also completed three fill-in acquisitions in California during this period. In addition, the Company entered into the fresh cut Christmas tree business through the acquisition of two Christmas tree companies in 1997.

    The Company typically finances acquisitions through a combination of cash, promissory notes and, in certain cases, Company stock. The Company normally obtains noncompete and confidentiality agreements from selling owners and may enter into employment or consulting agreements with key personnel of the seller. The majority of the Company's recent acquisitions have been consummated in less than 90 days from the date a letter of intent is executed. There can be no assurance, however, that the Company will be able to identify and acquire desirable nursery businesses on terms favorable to the Company or in a timely manner in the future. See "Risk Factors--Dependence on Acquisitions for Future Growth" and "--Ability to Manage Growth."

    The Company seeks to increase the sales and profitability of acquired companies by implementing Color Spot's sales and merchandising programs and by improving operating efficiencies of the acquired business. Consistent with the Company's decentralized management approach, integration of a platform acquisition involves creating a new division to be managed by employees of the acquired company. The Company centralizes many of the acquired Company's functions, including purchasing, insurance and benefits, and sales and marketing programs. Integration of a fill-in acquisition generally involves a fundamental change in the operations of the acquired company. The Company may consolidate distribution and production operations to maximize operating efficiencies. Where market conditions dictate, an acquired company may use both its historical name and the Company's name during a transition period in order to minimize customer disruption.

    Prior to consummating an acquisition, the Company conducts extensive due diligence on the targeted company, including legal, environmental, business and accounting reviews by senior management, the Company's independent auditors, and outside legal counsel and consultants.

COMPETITION

    The wholesale nursery industry is highly competitive. Competition is based principally on product quality, breadth of product offerings, customer service and price. The Company believes it has differentiated itself from its competitors through the breadth of its product offerings, multi-regional capabilities and the value-added services it provides to retail customers. The wholesale nursery industry is highly fragmented with over 10,000 small and regional nurseries nationwide. In 1996, the ten largest and 100 largest wholesale nurseries in the United States accounted for approximately 8% and 22%, respectively, of total wholesale production. The Company currently competes directly with a large number of western and southwestern producers. On a multi-regional basis, the Company also competes with both Hines Nurseries primarily in bedding plants and shrubs and Monrovia Nursery Company primarily in shrubs. The fresh cut Christmas tree market is also highly fragmented and, on a regional basis, the Company competes in this market with Holiday Tree Farms and The Kirk Company.

PROPERTIES AND FACILITIES

    Color Spot operates 19 production facilities in five states. Each production facility consists primarily of growing fields, greenhouses, warehouse space and distribution areas. Production facilities are operated on a decentralized basis, with each facility responsible for producing, marketing and distributing the Company's products to retail customers within a designated geographic region. The Company leases the majority of its facilities and believes that most of its leases can be extended on acceptable terms. The profile of the Company's production facilities is as follows:

                                                          TOTAL     TOTAL GREENHOUSE
LOCATION                                                 ACREAGE     SQUARE FOOTAGE    OWNED/LEASED
-----------------------------------------------------  -----------  ----------------  ---------------
WESTERN:
Carson, CA...........................................          68          450,000             Leased
Chino, CA............................................          41          395,000             Leased
El Cajon, CA(1)......................................          43          410,000       Owned/Leased
Fallbrook, CA(2).....................................         247        1,660,000       Owned/Leased
Lodi, CA(3)..........................................         102        1,073,000       Owned/Leased
Richmond, CA(4)......................................          98          988,000             Leased
Salinas, CA..........................................         160        1,600,000             Leased
San Juan Capistrano, CA..............................         243          908,000             Leased
Sunol, CA............................................          57          480,000             Leased
Watsonville, CA(5)...................................          53          392,000             Leased
Phoenix, AZ(6).......................................          56          670,000       Owned/Leased
Mt. Vernon, WA.......................................          42          425,000             Leased
Aurora, OR...........................................          32          278,000             Leased
                                                            -----   ----------------
  Western Subtotal...................................       1,242        9,729,000
SOUTHWESTERN:
Harlingen, TX........................................         172          210,000              Owned
Huntsville, TX.......................................          52          442,000             Leased
San Antonio, TX......................................         587        1,771,000              Owned
Waco, TX.............................................          99          675,000              Owned
Waller, TX...........................................          60          160,000             Leased
Walnut Springs, TX...................................         195          693,000              Owned
                                                            -----   ----------------
  Southwestern Subtotal..............................       1,165        3,951,000
                                                            -----   ----------------
TOTAL................................................       2,407       13,680,000
                                                            -----   ----------------
                                                            -----   ----------------

------------------------------
(1) The El Cajon facility is comprised of four parcels, one of which is owned and three of which are leased.
(2) The Fallbrook facility is comprised of five parcels, one of which is owned and four of which are leased.
(3) The Lodi facility is comprised of three parcels, one of which is owned and two of which are leased.
(4) The Richmond facility is comprised of five leased parcels.
(5) The Watsonville facility is comprised of three leased parcels.
(6) The Phoenix facility is comprised of two parcels, one of which is owned and one of which is leased.

    In addition to its production facilities, the Company also leases 44 growing fields for Christmas trees in Oregon (1,120 acres), Michigan (724 acres) and North Carolina (47 acres).

    The Company's executive offices are located in Pleasant Hill, California.

EMPLOYEES

    As of September 25, 1997, the Company had approximately 2,911 full-time employees. During the peak growing season, which runs from February through June, Color Spot employs a substantial number of seasonal employees, and total employment generally will grow to over 3,500 employees between February and June. All of the Company's seasonal employees are paid on an hourly basis. None of the Company's employees is covered by a collective bargaining agreement. The Company believes its relationship with its employees is good.

GOVERNMENT REGULATION

    Color Spot is subject to certain federal, state and local health, safety and environmental laws and regulations regarding the production, storage and transportation of certain of its products and the disposal of its waste. Certain of the Company's operations and activities, such as water runoff from its production facilities and the use of certain pesticides are subject to regulation by the EPA and similar state and local agencies. These agencies may regulate or prohibit the use of such products, procedures or operations, thereby affecting the Company's operations and profitability. In addition, the Company must comply with a broad range of environmental laws and regulations. Additional or more stringent environmental laws and regulations may be enacted in the future and such changes could have a material adverse effect on the Company. The Company uses reclamation water as one of the sources of water supply for a few of its production facilities. The use and pricing of reclamation water, including availability of subsidized water rates, is governed by federal reclamation laws and regulations. Changes in the law could have a material adverse effect on the Company.

    In addition, the Company is subject to the Fair Labor Standards Act as well as various federal, state and local regulations which govern such matters as minimum wage requirements, overtime and other working conditions. A large number of the Company's personnel are paid at or just above the federal minimum wage level and, accordingly, changes in such laws, regulations or ordinances may adversely affect the Company. Federal legislation raising the minimum wage in the future would increase the Company's employee costs and could also have a material adverse effect on the Company.

TRADEMARKS AND TRADE NAMES

    A majority of the Company's products are sold under the "Color Spot" trademark. The Company does not have any other registered trademarks.

LITIGATION

    The Company is from time to time involved in litigation arising in the ordinary course of its business. None of the pending litigation, in the opinion of the Company, is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

                  NAME                         AGE                                  POSITION
-----------------------------------------      ---      -----------------------------------------------------------------
Michael F. Vukelich......................          47   Chairman of the Board and Chief Executive Officer
Jerry L. Halamuda........................          47   President and Director
Robert F. Strange........................          43   Executive Vice President and Chief Operating Officer
Paul D. Yeager...........................          59   Executive Vice President and Chief Financial Officer
Karla D. Vukelich........................          35   Executive Vice President of Administration and Secretary
Ranjit S. Bhonsle(1).....................          28   Director
George T. Brophy.........................          62   Director
Samuel P. Frieder(1)(2)..................          33   Director
Richard E. George(2).....................          58   Director
James A. Kohlberg........................          39   Director
Gary E. Mariani(1).......................          53   Director
Geoffrey A. Thompson(2)..................          57   Director

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    MR. VUKELICH has been the Company's Chairman of the Board and Chief Executive Officer since September 1995. From 1992 through August 1995, Mr. Vukelich was President and Chief Executive Officer of M.F. Vukelich Co. He is the founder of Color Spot America, a predecessor of the Company, and was President and Chief Executive Officer of Color Spot America from its inception in 1983 to 1991. Mr. Vukelich has 27 years of experience in the nursery business.

    MR. HALAMUDA has been the Company's President since September 1995. Prior to that time, Mr. Halamuda was Vice President of Color King Nursery from 1992 through August 1995. Mr. Halamuda has 26 years experience in the nursery industry, including six years as an executive of Color Spot America from 1984 through 1990.

    MR. STRANGE was appointed Executive Vice President and Chief Operating Officer in July 1997. From January 1997 through June 1997, Mr. Strange was President of the Company's western division. From September 1995 through December 1996, Mr. Strange was the Company's Vice President of Operations. Prior to that time, Mr. Strange was Director of Operations of Color Spot Oregon. Mr. Strange has 22 years experience in the nursery industry.

    MR. YEAGER joined the Company in February 1997 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Yeager was Executive Vice President and Chief Financial Officer of the Scotts Company which he joined in 1974. Mr. Yeager has 23 years experience in the lawn and garden industry.

    MS. VUKELICH was appointed Executive Vice President and Secretary of the Company in May 1997. Prior to that time, Ms. Vukelich was Vice President of Administration, a position which she held since September 1995. Prior to that time, Ms. Vukelich was Secretary and Vice President of Administration of M.F. Vukelich & Co.

    MR. BHONSLE joined Kohlberg in 1993 as an Associate. From 1991 through 1993, Mr. Bhonsle was a Financial Analyst at Kidder, Peabody & Company, Inc.

    MR. BROPHY has been Chairman, President and Chief Executive Officer of ABT Building Products Corporation ("ABTCo") since October 1992. From 1983 to 1988, Mr. Brophy was President, Chief Executive Officer and a Director of Morgan Products, Ltd., a building products company, and was a private business consultant from 1988 to 1992. Mr. Brophy is also a Director of Banta Corporation, a printing company.

    MR. FRIEDER joined Kohlberg in 1989 and was named a Principal in 1995. Mr. Frieder is also a Director of ABTCo.

    MR. GEORGE is the President of R.G. Trends, an independent consulting firm. From 1995 through 1996. Mr. George was President and Chief Executive Officer of Handy Andy Home Improvement Centers, Inc. From 1989 through 1995, Mr. George was Chairman and Chief Executive Officer of Ulta(3) Cosmetics & Salon Inc., a company which he founded.

    MR. KOHLBERG has been a Principal of Kohlberg since 1987. Mr. Kohlberg is also a Director of ABTCo and Northwestern Steel and Wire Company.

    MR. MARIANI has been Chief Executive Officer of Winndevon Art Group, Inc., an art publisher, since 1994. From 1992 through 1993, Mr. Mariani was Chief Executive Officer of The Garden Counsel, a national nursery association. Prior to that time, Mr. Mariani was the President of the Nursery Product Division of Weyerhaeuser Company.

    MR. THOMPSON joined Kohlberg as a Principal in 1996. Prior to that time, Mr. Thompson was Managing Partner of Norman Broadbent International, Inc. and President of Nordeman Grimm, both executive recruiting firms. From 1981 to 1991, Mr. Thompson served in various capacities at Marine Midland Bank, including President and Chief Executive Officer.

    Michael F. Vukelich and Karla D. Vukelich are married.

    Upon completing the Offerings, the Company's Board of Directors will be divided into three classes. Directors of each class will be elected at the Annual Meeting of Stockholders of the Company (the "Annual Meeting of Stockholders") held in the year in which the term of such class expires and will serve thereafter for a term of three years. Messrs. George, Mariani and Brophy will serve as Class I Directors with their terms expiring at the 1998 Annual Meeting of Stockholders; Messrs. Vukelich, Halamuda and Bhonsle will serve as Class II Directors with their terms expiring at the 1999 Annual Meeting of Stockholders; and Messrs. Kohlberg, Frieder and Thompson will serve as Class III Directors with their terms expiring at the 2000 Annual Meeting of Stockholders. See "Description of Capital Stock--Classified Board; Board Vacancies" and "--Stockholders Agreement."

BOARD OF DIRECTORS COMMITTEES AND COMPENSATION

    The Board of Directors has established an Audit Committee and a Compensation Committee. The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. Messrs. Bhonsle, Frieder and Mariani are the current members of the Audit Committee.

    The function of the Compensation Committee is to, among other things, review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer the Company's options plans. Messrs. George, Frieder and Thompson are the current members of the Compensation Committee.

    Directors are reimbursed for certain reasonable expenses incurred in connection with attending Board or committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In fiscal 1997, there was no Compensation Committee of the Board of Directors. Michael F. Vukelich, the Chairman of the Board and Chief Executive Officer, and Jerry L. Halamuda, the President, are Directors and participated in deliberations of the Board of Directors concerning executive officer compensation. Following completion of the Offerings, the Board of Directors will have a Compensation Committee consisting of Messrs. Frieder, George and Thompson.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that each person who is or was a director or officer of the Company shall be indemnified and held harmless by the Company against all expense, liability and loss to the fullest extent allowable under the Delaware General Corporation Law (the "DGCL"). In addition, the Certificate provides, to the fullest extent allowable under the DGCL, that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders, either directly or through a stockholders' derivative suit brought on behalf of the Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the DGCL.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company during fiscal 1997 to the Company's Chief Executive Officer and each of the three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during such fiscal year (collectively, the "Named Executives"). See "--Employment Agreements."

                                                                         LONG-TERM
                                                                       COMPENSATION
                                         ANNUAL COMPENSATION           -------------
                                -------------------------------------   SECURITIES
                                                       OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION      SALARY      BONUS     COMPENSATION       OPTIONS     COMPENSATION
------------------------------  ---------  ---------  ---------------  -------------  -------------
Michael F. Vukelich ..........  $ 170,192  $ 181,250     $   5,850(1)      602,609      $ 573,346(2)
  Chairman of the Board and
  Chief Executive Officer
Jerry L. Halamuda ............    161,538    160,000         5,850(1)      413,382        299,104(2)
  President
Robert F. Strange ............     91,538     54,638         5,850(1)       53,361
  Chief Operating Officer
Paul D. Yeager(3) ............     51,923                                   69,000
  Executive Vice President and
  Chief Financial Officer

--------------------------
(1) Represents car allowance.

(2) Represents deferred compensation which will be paid upon the earlier to occur of (i) the consummation of the Company's initial public offering of Common Stock and (ii) the acquisition of a majority of the outstanding Common Stock by any person or group of related persons (other than KCSN) at a purchase price in excess of $1.45 per share.

(3) Mr. Yeager joined the Company in February 1997. His annual base salary was $150,000 at June 30, 1997.

    OPTION GRANTS DURING FISCAL 1997. The following table summarizes the options granted during fiscal 1997 to the Named Executives. Except as otherwise indicated, all of these options were granted under the Company's 1997 Stock Option Plan described below. No stock appreciation rights were granted to the Named Executives during such fiscal year.

                                                                         INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                                         --------------------------------------------------      VALUE AT ASSUMED
                                                         NUMBER OF    PERCENT OF                              ANNUAL RATES OF STOCK
                                                         SECURITIES  TOTAL OPTIONS                            PRICE APPRECIATION FOR
                                                         UNDERLYING   GRANTED TO     PER SHARE                    OPTION TERM(2)
                                                          OPTIONS    EMPLOYEES IN    EXERCISE    EXPIRATION   ----------------------
NAME                                                      GRANTED        1997        PRICE(1)       DATE          5%         10%
-------------------------------------------------------  ---------   -------------   ---------   ----------   ----------  ----------
Michael F. Vukelich....................................   395,609(3)     18.4%         $1.45       9/7/05       $894,525  $1,366,679
                                                          207,000         9.6           7.17       1/1/07      2,417,589   3,849,607
Jerry L. Halamuda......................................   395,609(3)     18.4           1.45       9/7/05        894,525   1,366,679
                                                          207,000         9.6           7.17       1/1/07      2,417,589   3,849,607
Robert F. Strange......................................    39,561(4)      1.8           1.45       9/7/05         89,453     136,668
                                                           13,800         0.6           7.19       1/1/07        161,622     257,356
Paul D. Yeager.........................................    69,000         3.2           7.19       1/1/07        802,418   1,269,475

--------------------------
(1) The exercise price of each option was the estimated fair value of the Common Stock on the date of grant.

(2) Based upon the estimated fair value of the Common Stock on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. Potential gains are net of the exercise price but before taxes and other expenses associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, the future performance of the Company's Common Stock and overall market conditions. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(3) Represents options for Mr. Vukelich and Mr. Halamuda which have continued in effect under their respective employment agreements. See "--Employment Agreements."

(4) Issued under the Company's 1996 Stock Incentive Plan. See "--Stock Option Plans."

    AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND YEAR-END OPTION VALUES. The following table sets forth certain information regarding options exercised and the number and value of unexercised options held by the Named Executives at June 30, 1997.

                             YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                                           OPTIONS AT JUNE 30, 1997        JUNE 30, 1997(1)
                            SHARES ACQUIRED     VALUE     --------------------------  --------------------------
NAME                          ON EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Michael F. Vukelich.......                                   395,609       207,000    $ 3,382,457    $ 585,810
Jerry L. Halamuda.........       189,227     $ 1,083,357     206,382       207,000      1,764,566      585,810
Robert F. Strange.........        39,561         226,494                    13,800                      39,054
Paul D. Yeager............                                                  69,000                     195,270

--------------------------
(1) Represents the value of the shares of Common Stock subject to outstanding options, based on a fair market value of $10.00 per share, less the aggregate option exercise price.

EMPLOYMENT AGREEMENTS

    As part of the Recapitalization, the Company entered into an employment agreement with Michael F. Vukelich, the Company's Chief Executive Officer and Chairman of the Board. The agreement has a term of three years and will be automatically renewed for successive one-year periods unless Mr. Vukelich or the Company gives 90 days notice of non-renewal. As of July 1, 1997, Mr. Vukelich is paid an annual base salary of $200,000, which is increased annually based on increases in the consumer price index, and is eligible to receive an annual bonus of up to 150% of his base salary based on the achievement of certain performance targets. The employment agreement continues in effect an option to purchase 395,609 shares of the Company's Common Stock for $1.45 per share and provides that the Company grant Mr. Vukelich an option to purchase 207,000 shares of the Company's Common Stock at $7.17 per share. The agreement also entitles Mr. Vukelich to deferred compensation in the amount of $573,346 upon the earlier to occur of (i) the consummation of the Company's initial public offering of Common Stock and (ii) the acquisition of a majority of the outstanding Common Stock by any person or group of related persons (other than KCSN) at a purchase price in excess of $1.45 per share. The agreement terminates upon the earlier to occur of (i) non-renewal by the Company or Mr. Vukelich, (ii) death or disability, (iii) termination for Cause (as defined in the agreement) or (iv) termination without Cause. In the event that the employment agreement is not renewed by the Company, the Company is obligated to continue to pay Mr. Vukelich his base salary through June 30, 2000. In the event that the employment agreement is terminated without Cause, the Company is obligated to pay Mr. Vukelich his base salary through the remaining term of the employment agreement plus his pro rata portion of the bonus paid to Mr. Vukelich in the year prior to termination. In the event of Mr. Vukelich's death or disability, the Company is obligated to continue to pay to Mr. Vukelich or his estate his base salary for one year following his termination. The employment agreement entitles Mr. Vukelich to be nominated to a seat on the Company's board of directors so long as he owns 10% of the Common Stock.

    As part of the employment agreement, Mr. Vukelich has agreed not to compete with the Company in certain specified counties and states for the longer of one year following termination or one year following the receipt of any severance from the Company; provided that Mr. Vukelich may elect to waive the payment of severance, in which event the noncompetition covenant expires one year following termination.

    As part of the Recapitalization, the Company entered into an employment agreement with Jerry L. Halamuda, the Company's President. The agreement has a term of three years and will be automatically renewed for successive one-year periods unless Mr. Halamuda or the Company gives 90 days notice of non-renewal. As of July 1, 1997, Mr. Halamuda is paid an annual base salary of $200,000, which is increased annually based on increases in the consumer price index, and is eligible to receive an annual bonus of up to 150% of his base salary based on the achievement of certain performance targets. The employment agreement continues in effect an option to purchase 206,382 shares of the Company's Common Stock at $1.45 per share and provides that the Company grant Mr. Halamuda an option to purchase 207,000 shares of the Company's Common Stock at $7.17 per share. The Agreement also entitles Mr. Halamuda to deferred compensation in the amount of $299,104 upon the earlier to occur of (i) the consummation of the Company's initial public offering of Common Stock and (ii) the acquisition of a majority of the outstanding Common Stock by any person or group of related persons (other than KCSN) at a purchase price in excess of $1.45 per share. The agreement terminates upon the earlier to occur of (i) non-renewal by the Company or Mr. Halamuda, (ii) death or disability, (iii) termination for Cause (as defined in the agreement) or (iv) termination without Cause. In the event that the employment agreement is not renewed by the Company, the Company is obligated to continue to pay Mr. Halamuda his base salary through June 30, 2000. In the event that the employment agreement is terminated without Cause, the Company is obligated to pay Mr. Halamuda his base salary through the remaining term of the employment agreement plus his pro rata portion of the bonus paid to Mr. Halamuda in the year prior to termination. In the event of Mr. Halamuda's death or disability, the Company is obligated to continue to pay to Mr. Halamuda or his estate his base salary for one year following his termination.

    As part of the employment agreement, Mr. Halamuda has agreed not to compete with the Company in certain specified counties and states for the longer of one year following termination or one year following the receipt of any severance from the Company; provided that Mr. Halamuda may elect to waive the payment of severance, in which event the noncompetition covenant expires one year following termination.

STOCK OPTION PLANS

    1996 STOCK INCENTIVE PLAN. In July 1996, the Board of Directors authorized, and the stockholders of the Company approved, a stock option plan, effective September 7, 1995, for directors, officers, employees and consultants of the Company and its subsidiaries (the "1996 Option Plan"). Options to purchase a total of 1,171,419 shares of Common Stock at $1.45 per share were granted under the 1996 Option Plan. As of September 25, 1997, options to purchase 569,417 of these shares had been exercised, and 602,002 nonqualified stock options ("NQOs") are outstanding under the 1996 Option Plan. No further options will be granted under the 1996 Stock Option Plan.

    1997 STOCK OPTION PLAN. The Company's 1997 Stock Option Plan (the "1997 Stock Option Plan") was adopted by the Board of Directors and approved by the stockholders on December 31, 1996 to attract, retain and provide incentive to executives and key employees of the Company. Options granted under the 1997 Stock Option Plan may be either incentive stock options ("ISOs") as defined in
Section 422 of the Internal Revenue Code of 1986, as amended, or NQOs. A total of 1,242,000 shares of Common Stock have been reserved for issuance under the 1997 Stock Option Plan.

    The 1997 Stock Option Plan is administered by the Compensation Committee of the Board of Directors which has the authority to determine the terms of the options granted. Each option has a term specified in its option agreement; provided, however, that no term can exceed ten years from the date of grant. Each option is exercisable upon the fulfillment of certain conditions, including agreement by the optionee to be bound by the Stockholders Agreement. In the case of an ISO granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all outstanding classes of stock of the Company (a "10% Optionee"), the term of the option cannot exceed five years from the date of grant. No option granted under the 1997 Stock Option Plan may be transferred by the optionee other than by will or the laws of descent and distribution and each option may be exercised, during the lifetime of the optionee, only by such optionee. In the event that an optionee's employment terminates for any reason other than for cause, any options held which have not yet vested will expire and become unexercisable. All of the optionee's options which have vested shall expire and become unexercisable on the earlier of the expiration date stated in the option agreement or the date 90 days after the termination of the optionee's employment. If an optionee is terminated for cause prior to the later of January 1, 2000 or the third anniversary of the date the optionee commences employment with the Company, all options held by the optionee (whether or not vested) shall expire on the date of termination. The number of shares under each option and the price of any shares under such option may be adjusted in a manner consistent with any capital adjustment resulting from a stock dividend, stock split, recapitalization, reorganization or a combination or other change in the shares of Common Stock.

    The exercise price for all ISOs granted under the 1997 Stock Option Plan must be no less than 100% of the fair value per share on the date of grant. With respect to a 10% Optionee, the exercise price of any option granted must be no less than 110% of the fair market value on the date of grant. Each option is designated in the written option agreement as either an ISO or NQO. However, to the extent that the aggregate fair market value of shares subject to an optionee's ISO, which become exercisable for the first time during any year, exceeds $100,000, the excess options shall be treated as NQOs.

    As of September 25, 1997, under the 1997 Stock Option Plan, there were 414,000 stock options outstanding with an exercise price of $7.17 per share and 428,493 stock options outstanding with an exercise price of $7.19 per share. The 1997 Stock Option Plan will expire in 2007 unless terminated at an earlier date by the Board of Directors.

    SPECIAL STOCK OPTION PLAN. In February 1997, the Board of Directors authorized, and the stockholders of the Company approved, a stock option plan for employees of Lone Star Growers, L.P., a wholly owned subsidiary of the Company (the "Special Option Plan"). A total of 139,383 shares of Common Stock have been reserved for issuance under the Special Option Plan. The purpose of the Special Option Plan was to provide incentives to employees of Lone Star Growers, L.P. in connection with the acquisition of Lone Star Growers Co., the predecessor to Lone Star Growers, L.P., by the Company. Options for all of the available shares under the Special Option Plan were granted to employees of Lone Star Growers, L.P. at the time of the acquisition at an exercise price of $1.43 per share. No further awards will be made under the Special Option Plan. The Special Option Plan is otherwise identical to the 1997 Stock Option Plan.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH KOHLBERG

    CONTROL BY KCSN. KCSN, an affiliate of Kohlberg, owns 4,797,716 shares of Common Stock or 69.2% of the outstanding Common Stock as of September 25, 1997 (approximately 61.8% assuming exercise in full of the Warrants).

    Due to KCSN's stock ownership in the Company, KCSN is able to control the Company, to elect its Board of Directors and to approve any action requiring stockholder approval, including adopting amendments to the Company's certificate of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. As a result of such control, KCSN is able to effectively control all of the Company's policy decisions. See "Risk Factors--Control by Significant Stockholders and Management" and "Description of Capital Stock--Stockholders Agreement." As long as the Stockholders Agreement is in effect, third parties may not be able to obtain control of the Company through purchases of Common Stock not owned by parties to the Stockholders Agreement.

    KOHLBERG FEE AGREEMENT. The Company pays Kohlberg an annual management fee plus expenses pursuant to a fee agreement (the "Fee Agreement") for certain management and advisory services. Under the Fee Agreement, the annual management fee equals the greater of $300,000 or 3% of the Company's earnings before interest, taxes, depreciation and amortization subject to a maximum annual payment of $750,000. The management fee is payable quarterly in advance in installments of $75,000, with the balance payable at the end of each fiscal year. The Fee Agreement terminates on the earlier of December 31, 2006 or the end of the fiscal year in which Kohlberg and its affiliates hold less then 20% of the outstanding Common Stock. In addition, Kohlberg was paid a fee of $1.5 million for services provided in connection with the Recapitalization under the Fee Agreement. For fiscal 1997, Kohlberg was paid an aggregate of $1.67 million under the Fee Agreement. In connection with the Offerings, the Company will pay to Kohlberg on January 2, 1998 a fee of $2.0 million to terminate its annual management fee obligations under the Fee Agreement.

RECAPITALIZATION

    As part of the Recapitalization on December 31, 1996, the Company repurchased for cash 603,750 shares of the Company's Common Stock from M.F. Vukelich Co., which is wholly owned by Michael F. Vukelich, at $7.17 per share for an aggregate purchase price of approximately $4.3 million. In addition, certain directors and employees of the Company, pursuant to a put/call option agreement entered into at the time of the Recapitalization, have the right to require the Company to purchase, and the Company has a corresponding right to require the sale of, an aggregate of 786,688 shares of Common Stock at $7.17 at varying times during 1997. As of September 25, 1997, the Company had repurchased for cash 766,478 shares of Common Stock for an aggregate purchase price of approximately $5.5 million from certain directors and employees as follows:

                                                                                      SHARES
                                                                                     ---------
Steven Bookspan....................................................................     19,413
Gary Crook.........................................................................     13,190
Richard E. George..................................................................     36,194
Dave Grimshaw......................................................................     13,190
Jerry L. Halamuda..................................................................    292,727
Gene Malcolm.......................................................................     27,140

                                                                                      SHARES
                                                                                     ---------
Gary E. Mariani....................................................................     67,161
Michael T. Neenan..................................................................     20,211
John Negrete.......................................................................      9,060
Jim Tsurudome......................................................................     13,939
Michael F. Vukelich................................................................    254,253

    In addition, at the time of the Recapitalization, the Company entered into a Stockholders Agreement and a Stockholder Repurchase Agreement granting to certain employees and the Company rights to repurchase Common Stock upon the occurrence of certain events. See "Description of Capital Stock-- Stockholders Agreement" and "--Stockholder Repurchase Agreement."

MISCELLANEOUS

    The Company leases a portion of its Richmond, California facility from M.F. Vukelich Co., which is wholly owned by Michael F. Vukelich. The lease expires on August 31, 2005. The aggregate annual rental payment under this lease for 1997 is $259,560. Under the term of the lease, rent is increased annually by 3%. The Company believes that this rent is at fair market value for the property.

    The Company also leases a building from the daughter of Michael F. Vukelich. The aggregate annual rental payment on this lease is $14,400. The Company believes that this rent is at fair market value for the building.

    Jerry L. Halamuda is a 20% partner of Signature Trees, a California general partnership. As part of the acquisition of the assets of Signature Trees by the Company, Mr. Halamuda received $600,000.

    In connection with the Offerings, the Company will pay to Michael F. Vukelich, Jerry L. Halamuda, Paul D. Yeager and Karla D. Vukelich, $200,000, $100,000, $50,000 and $50,000, respectively, on January 2, 1998 as a special bonus.

    All future transactions among the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors.

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth certain information regarding beneficial ownership of Common Stock as of September 25, 1997 by (i) each person or entity who owns of record or beneficially five percent or more of the Common Stock,
(ii) each executive officer and each director of the Company and (iii) all executive officers and directors of the Company as a group. To the knowledge of the Company, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted.

                                                                   SHARES               PERCENT BENEFICIALLY OWNED
                                                                BENEFICIALLY     ----------------------------------------
NAME                                                              OWNED(1)         BEFORE OFFERING     AFTER OFFERING(2)
------------------------------------------------------------  -----------------  -------------------  -------------------
KCSN Acquisition Company, L.P.(3)...........................       4,817,926               69.3%                61.9%
Heller Equity Capital Corporation(4)........................         545,984                7.5                  6.7
Michael F. Vukelich(5)......................................       1,332,554               17.8                 16.0
Jerry L. Halamuda(6)........................................         368,440                5.1                  4.5
Robert F. Strange(7)........................................          51,636              *                    *
Paul D. Yeager(8)...........................................         224,250                3.2                  2.9
Karla D. Vukelich(9)........................................          12,938              *                    *
Ranjit S. Bhonsle(10).......................................
Samuel P. Frieder(10).......................................
James A. Kohlberg(10).......................................
Geoffrey A. Thompson(10)....................................
George T. Brophy(11)........................................          25,161              *                    *
Richard E. George(12).......................................          74,955                1.1                  1.0
Gary E. Mariani(12).........................................          78,975                1.1                  1.0
All directors and executive officers as a group (12
  persons)..................................................       2,168,907               27.5                 24.9

------------------------------

 * Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of Common Stock subject to options or warrants currently exercisable within 60 days of the date hereof are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Assuming exercise in full of the Warrants.

(3) Includes 20,211 shares which were subject to an irrevocable proxy as of September 25, 1997 granted to KCSN by certain members of management under a Put/Call Option Agreement dated as of December 31, 1996. The address of KCSN is 111 Radio Circle, Mt. Kisco, NY 10549. KCSN is an affiliate of Kohlberg. The ultimate general partner of KCSN is a corporation owned 100% by James A. Kohlberg. See "Certain Transactions--Recapitalization."

(4) Includes 367,602 shares issuable upon conversion of the Heller Note. The address of Heller Equity Capital Corporation is 500 West Monroe Street, Chicago, IL 60661.

(5) Includes 545,063 options to purchase Common Stock exercisable within 60 days of the completion of the Offerings. Excludes shares held by Karla D. Vukelich and Mark Vukelich. Mark Vukelich is Michael F. Vukelich's brother. The address of Mr. Vukelich is 3478 Buskirk Avenue, Suite 260, Pleasant Hill, CA 94523.

(6) Includes 355,836 stock options to purchase Common Stock exercisable within 60 days of the completion of the Offerings. Mr. Halamuda's address is 3478 Buskirk Avenue, Suite 260, Pleasant Hill, CA 94523.

(7) Includes 3,450 stock options to purchase Common Stock exercisable within 60 days of the completion of the Offerings.

(8) Includes 17,250 stock options to purchase Common Stock exercisable within 60 days of the completion of the Offerings.

(9) Includes 2,588 stock options to purchase Common Stock exercisable within 60 days of the completion of the Offerings. Excludes shares held by Michael F. Vukelich and Mark Vukelich.

(10) Excludes 4,797,715 shares held by KCSN and 20,211 shares subject to an irrevocable proxy in favor of KCSN. Such person disclaims beneficial ownership of such shares.

(11) Includes 25,161 stock options to purchase Common Stock exercisable within 60 days of the completion of the Offerings.

(12) Includes 2,588 stock options to purchase Common Stock exercisable within 60 days of the completion of the Offerings.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of the Offerings, the Company will have authorized capital of 50,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of September 25, 1997, 6,937,068 shares of Common Stock were outstanding, and, upon completion of the Offerings, 40,000 shares of Series A Preferred Stock will be outstanding.

    COMMON STOCK. All shares of Common Stock currently outstanding are fully paid and nonassessable, not subject to redemption and without preemptive (except as provided in the Stockholders Agreement), conversion or subscription rights. Holders of Common Stock are entitled to one vote per share on all actions submitted to a vote of stockholders. Cumulative voting is not permitted. Holders of Common Stock are entitled to receive cash dividends equally on a per share basis as and when such dividends are declared by the Board of Directors from funds legally available therefor, subject to preferential rights with respect to any outstanding Preferred Stock. See "Dividend Policy."

    In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share with each other on a ratable basis as a single class in the remaining assets of the Company available for distribution after payment of liabilities and satisfaction of any preferential rights of holders of Preferred Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

    WARRANTS. Upon completion of the Offerings, 825,000 Warrants will be outstanding. Each Warrant will entitle the holder thereof to receive one fully paid and non-assessable share of Common Stock at an exercise price of $.01 per share, subject to certain adjustments. The Warrants will entitle the holders thereof to purchase in the aggregate 825,000 shares of Common Stock, or approximately 8.5% of the Common Stock, on a fully-diluted basis, as of the completion of the Offerings. The Warrants will be exercisable prior to 5:00 p.m., New York City time, on December 15, 2008. The exercise and transfer of the Warrants will be subject to applicable federal and state securities laws.

    PREFERRED STOCK. The authorized number of shares of Preferred Stock may be increased or decreased by the affirmative vote of a majority of the capital stock of the Company entitled to vote without the separate vote of holders of Preferred Stock as a class. The Board of Directors has authority, without any further vote or action by the stockholders, to provide for the issuance of the shares of Preferred Stock in one or more series, to establish from time to time the relative, participating, optional or other special rights, qualifications or restrictions of the shares of each such series and to determine the voting powers, if any, of such shares. The issuance of Preferred Stock could adversely affect, among other things, the rights of current stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change in control of the Company and could make the removal of the present management of the Company more difficult. The Board of Directors has designated 100,000 shares of Preferred Stock as Series A Preferred Stock. "See Description of Series A Preferred Stock."

    DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS. The Certificate and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include the following:

    CLASSIFIED BOARD; BOARD VACANCIES. The Certificate provides that the Company's Board of Directors will be divided into three classes, with each class, after a transitional period, serving for three years and one class being elected each year at the annual meeting of stockholders. The Certificate and the Bylaws provide that members of the Board of Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board of Directors. A majority vote of the stockholders will be required to alter, amend or repeal the foregoing provisions. The classification of the Board of Directors may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may maintain the incumbency of the Board of Directors. See "--Stockholders Agreement" and "Management."

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that stockholders seeking to bring business before or to nominate directors at any meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 50 days nor more than 75 days prior to such meeting, or, if less than 60 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The Bylaws also specify certain requirements for the proper written form of a stockholder's notice. These provisions may preclude some stockholders from bringing matters before the stockholders or from making nominations for directors.

    CERTIFICATE AND BYLAW AMENDMENTS. The Certificate may be altered, amended or repealed in whole or in part in accordance with Delaware law, except that provisions in the Certificate regarding (i) election of directors, (ii) a classified Board of Directors, (iii) removal of directors and director vacancies and (iv) bylaw amendments may only be altered, amended or repealed upon the affirmative vote of at least 66 2/3% of the shares of capital stock of the Company entitled to vote generally in an election of directors. The Certificate provides that the Bylaws may be altered, amended or repealed by the Board of Directors or by the stockholders, except that the Bylaw provisions concerning advance notice requirements for stockholder proposals and director nominations may not be altered, amended or repealed and no inconsistent provision may be adopted without the affirmative vote of 66 2/3% of the shares of capital stock of the Company entitled to vote generally in the election of directors.

    SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. Upon the closing of the Offerings, the Company will be subject to Section 203 of the DGCL which imposes restrictions on business combinations (as defined therein) with interested stockholders (being any person who acquired 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested stockholder, unless (i) before such person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date on which such person became an interested stockholder, the business combination is approved by the Board of Directors of the Company and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Company's Directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who are directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.

STOCKHOLDERS AGREEMENT

    KCSN, Heller and all of the management stockholders (the "Stockholders") are parties to the Stockholders Agreement which includes certain transfer restrictions, voting agreements and registration rights which survive the completion of the Offerings until December 31, 2006. Assuming conversion of the Heller Note and the exercise of outstanding options by management stockholders, the number of shares of Common Stock subject to the terms of the Stockholders Agreement as of September 25, 1997 was 8,172,341. See "Risk Factors--Control by Significant Stockholders and Management."

    REPURCHASE RIGHTS Under the Stockholders Agreement, the Company has the right to repurchase Common Stock and vested stock options to purchase Common Stock held by Stockholders who are members of the Company's management ("Management Stockholders") upon the termination of such Management Stockholder's employment with the Company. The purchase price is equal to the fair market value (as defined in the Stockholders Agreement) of the Common Stock, less in the case of vested options the exercise price. Subject to the terms of the Company's debt agreements (including the Indenture) and the Certificate of Designation, in the event a Management Stockholder's employment is terminated as a result of death or disability, the Management Stockholder (or his estate) may require the Company to repurchase all of the Common Stock held by such Management Stockholder at fair market value. In the case of such a repurchase, the Company may pay the purchase price in four equal installments on the date of such repurchase and on the three succeeding anniversaries of such date.

    FIRST REFUSAL; PARTICIPATION RIGHTS. Subject to certain specified exceptions, KCSN and each other Management Stockholder has a right of first refusal over the transfer of any Common Stock held by any Management Stockholder. Each Management Stockholder also has the right to participate on a pro rata basis in any sales of Common Stock by KCSN or its affiliates.

    VOTING AGREEMENT. The Stockholders have agreed to (i) consent to any merger, consolidation or sales of all or substantially all of the Company's assets involving an independent third party and approved by a majority of the shares of Common Stock held by KSCN and (ii) vote their shares of Common Stock to elect two members of management (which shall be Michael F. Vukelich and Jerry
L. Halamuda so long as they are employed as executive officers of the Company), five KCSN designees and two independent designees reasonably acceptable to KCSN as directors of the Company. Consequently, the Stockholders (assuming the conversion of the Heller Note) will continue to have significant influence over the policies and affairs of the Company and will be in a position to determine the outcome of corporate actions requiring stockholder approval, including adopting amendments to the Certificate, electing directors and approving or disapproving mergers or sales of all or substantially all of the Company's assets.

    In addition to the voting agreement under the Stockholders Agreement, KCSN and certain members of management are parties to a put/call option agreement to effect the repurchase by the Company of shares of Common Stock held by such management stockholders. Under the put/call option agreement, KCSN retained an irrevocable proxy to vote the shares of Common Stock not yet purchased by the Company. As of September 25, 1997, KCSN had an irrevocable proxy to vote 20,211 shares of Common Stock held by the management stockholders. The Company believes that no shares of Common Stock will be subject to the put/call option agreement as of January 1, 1998, as any shares which have not been put to the Company will be called by the Company as of such date.

    REGISTRATION RIGHTS AGREEMENT. The Stockholders are entitled to certain rights with respect to the registration of their shares under the Securities Act. If the Company proposes to register any Common Stock in connection with a public offering (other than a demand registration) (a "Company Registration"), the Stockholders are entitled to notice of such registration and are entitled to include shares of Common Stock in such registration. Any shares proposed to be sold by the Company in a Company Registration have priority over the Stockholders' shares if the managing underwriter advises the Company that the number of shares requested for inclusion exceeds the number of shares that can be sold in an offering. In addition to Company Registrations, KCSN and Heller (assuming conversion of the Heller Note) are entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock (a "Demand Registration"). KCSN is entitled to up to four Demand Registrations and Heller is entitled to one Demand Registration. Subject to certain market limitations, the management stockholders are entitled to participate in a Demand Registration, provided that shares being sold by KCSN and Heller take priority over the shares requested for inclusion by the management stockholders. Demand Registrations may be requested at any time. See "Description of Warrants--Registration" for a description of registration rights of holders of the Warrants.

    TERMINATION. Other than the provisions described above under "Voting Agreement" and "Registration Rights Agreement," the provisions of the Stockholders Agreement automatically terminate upon the consummation of the Company's initial registered public offering of Common Stock under the Securities Act. The Stockholders Agreement terminates in its entirety on December 31, 2006.

EMPLOYEE STOCKHOLDERS AGREEMENT

    Certain stockholders that are employees of the Company are party to an Employee Stockholders Agreement dated as of January 1, 1997 (the "Employee Stockholders Agreement") which contains certain transfer restrictions and voting agreements which survive the completion of the Offerings. As of September 25, 1997, 440,066 shares of Common Stock were subject to the Employee Stockholders Agreement.

    REPURCHASE RIGHTS. Under the Employee Stockholders Agreement, the Company has the right to repurchase Common Stock and vested stock options to purchase Common Stock held by stockholders who are employees of the Company ("Employee Stockholders") upon the termination of such Employee Stockholder's employment with the Company. The purchase price is equal the fair market value (as defined in the Employee Stockholders Agreement) of the Common Stock, less in the case of vested options the exercise price; provided that in the event of termination for cause (as defined in the Employee Stockholders Agreement) or voluntary termination, the purchase price is equal to the lesser of fair market value and original cost.

    FIRST REFUSAL. Subject to certain specified exceptions, the Company has a right of first refusal over the transfer of any Common Stock held by any Employee Stockholder.

    VOTING AGREEMENT. The Employee Stockholders have agreed to consent to any merger, consolidation or sale of all or substantially all of the Company's assets involving an independent third party and approved by a majority of the shares of Common Stock held by KCSN.

STOCKHOLDER REPURCHASE AGREEMENT

    The Company, Michael F. Vukelich and Jerry Halamuda are parties to a Stockholder Repurchase Agreement pursuant to which the Company is required to repurchase the Common Stock, and in certain circumstances, options to purchase Common Stock and Common Stock acquired upon the exercise of options, held by either Mr. Vukelich or Mr. Halamuda. For each of Mr. Vukelich and Mr. Halamuda, such a repurchase is required in the event Mr. Vukelich's or Mr. Halamuda's employment with the Company is terminated without cause (as defined in their respective employment agreements) or as a result of death or disability. The purchase price to be paid by the Company is equal to the fair market value (as defined in the agreement) and is payable 20% in cash and the remainder in the form of a promissory note bearing interest at the then current rate payable on a 10 year United States Treasury Note, with interest payable quarterly in arrears and principal payable on a 10 year amortization schedule payable quarterly commencing on the six month anniversary of the issuance of such promissory note. Accrued and unpaid interest and principal on such promissory note is payable in full on the fifth anniversary of issuance. Subject to the terms of the Company's debt agreements (including the Indenture) and the Certificate of Designation, the maturity of such promissory note will accelerate upon the consummation of the Company's initial public offering of Common Stock or the disposition by the Company of all or substantially all of its assets. In the event that the Company is prohibited by the terms of any of the Company's debt agreements or the Certificate of Designation from repurchasing any Common Stock, the Company has agreed to use its reasonable commercial efforts to remove any such restrictions, and is obligated to repurchase the maximum amount of the Common Stock which is permitted to be repurchased. This agreement terminates automatically upon the consummation of the Company's initial registered public offering of Common Stock under the Securities Act.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW LOAN AGREEMENT

    Simultaneously with the completion of the Offerings, the Company will enter into the New Loan Agreement. The New Loan Agreement will provide for three separate facilities: (i) an acquisition term loan facility entitling the Company to borrow up to $75.0 million from time to time for acquisitions until two years following the completion of the Offerings, (ii) a revolving credit facility entitling the Company to borrow up to $40.0 million from time to time until five years following the completion of the Offerings, and (iii) a supplemental line of credit entitling the Company to borrow up to $35.0 million.

    The acquisition term loan facility will begin to amortize five years following the completion of the Offerings with a final maturity seven years following completion of the Offerings. The revolving credit facility may be used from time to time for working capital in an amount equal to the lesser of (i) $40.0 million and (ii) an amount equal to 85% of eligible accounts receivable and 55% of eligible inventory. During any consecutive 30 day period falling within the 90 day period commencing on July 1 and ending on September 30 of each year, the Company may not have borrowings in excess of $15.0 million outstanding under the revolving credit facility. The revolving credit facility will terminate five years following completion of the Offerings.

    The supplemental line of credit may be used by the Company for working capital or for acquisitions; however, it may only be used for working capital if the Company is fully drawn on the revolving credit facility and for acquisitions after the Company has fully utilized the acquisition term loan facility.

    Interest on the loans under the New Loan Agreement will bear interest, at the Company's option, at floating rates of interest based on the prime rate or the London interbank offer rate ("LIBOR"), plus a margin which will range from 0% to 1.25% for prime rate loans and 1% to 2.75% for LIBOR loans depending on certain financial performance targets.

    The New Loan Agreement will contain various covenants, including covenants prohibiting or limiting the incurrence of additional indebtedness, the granting of liens, sales of assets, capital expenditures, as well as financial covenants and information reporting covenants and certain restrictions on the ability to use the acquisition term loan facility.

    The New Loan Agreement will contain various events of default, the occurrence and continuance of which would entitle the lenders under the New Loan Agreement to accelerate the maturity of all loans under the New Loan Agreement and terminate their acquisition term loan, revolving credit and supplemental line of credit commitments, including (i) failure to pay any principal, interest, fees or other amounts under the New Loan Agreement, (ii) breaches of representations and warranties, (iii) violations of covenants, (iv) bankruptcy or insolvency, (v) unsatisfied judgments in excess of certain thresholds, (vi) certain events giving rise to liability under the Employee Retirement Income Security Act, and (vii) failure of Credit Agricole Indosuez, as collateral agent, to have a first perfected priority security interest in the collateral for the loans.

    Events of default will also give the lenders the right to possess and sell the collateral security under the New Loan Agreement to obtain funds to satisfy outstanding obligations to the lenders.

HELLER NOTE

    In connection with the Recapitalization, the Company issued to Heller an 8.0% Subordinated Convertible Note with a principal amount of $7.1 million. The Heller Note accrues interest daily at the rate of 8.0% per annum and is payable on December 31, 2004. Interest is payable semi-annually in cash or, at the option of the Company, interest may be capitalized and added to the principal amount of the note. To date, the Company has elected to capitalize interest accruing under the Heller Note. The Heller Note is subject to mandatory redemption prior to December 31, 2004 upon (i) a sale or issuance of capital stock of the Company which results in any person or group of affiliated persons (other than KCSN and its affiliates) possessing the voting power to elect a majority of the Board of Directors and (ii) a sale or transfer of more than 50% of the Company's consolidated assets or a merger or consolidation in which the holders of the capital stock of the Company prior to such merger or consolidation do not have the power to elect a majority of the board of directors of the surviving entity following such merger or consolidation. Amounts owing under the Heller Note are also subject to acceleration in the event of (a) failure to pay principal or interest, (b) certain unremedied covenant breaches, (c) bankruptcy or insolvency of the Company, (d) an individual final judgment in excess of $250,000 or in the aggregate, judgments in excess of $1.0 million, (e) the acceleration of other indebtedness of $1.0 million individually or $2.5 million in the aggregate prior to its stated maturity, or (f) failure by the Company to make a mandatory redemption of the Heller Note.

    The Heller Note is redeemable in whole or in part by the Company upon 45 days notice to Heller. Prior to any such redemption, Heller may convert the Heller Note into that number of shares of Common Stock computed by dividing the principal amount to be converted, plus capitalized interest accrued on such principal amount, by the conversion price then in effect. Upon the completion of the Offerings, the conversion price will be $20.09.

ODA NOTE

    In connection with its acquisition of Oda Nursery, Inc., the Company issued to the stockholders of Oda Nursery, Inc. a 9% Subordinated Promissory Note (the "Oda Note") with a principal amount of $1,000,000. The Oda Note accrues interest daily at the rate of 9% per annum and is payable on August 31, 2004. Interest is payable monthly in arrears. The Oda Note is subject to mandatory redemption prior to August 31, 2004 on the nine month anniversary of the date on which the Company completes an initial registered public offering of any class of common stock. The Oda Note is prepayable by the Company at any time without premium or penalty.

                              DESCRIPTION OF NOTES

    The Notes will be issued under an indenture (the "Indenture"), to be dated as of December 24, 1997 by and between the Company and U.S. Trust Company of California, N.A., as Trustee (the "Trustee"). The following is a summary of all of the material provisions of the Indenture. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture (a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries.

    The Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

    The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for transfer at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $100,000,000 and will mature on December 15, 2007. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semiannually in cash on each June 15 and December 15 commencing on June 15, 1998, to the persons who are registered Holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

REDEMPTION

    MANDATORY REDEMPTION. The Notes will not be entitled to the benefit of any mandatory sinking fund.

    OPTIONAL REDEMPTION. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after December 15, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................      105.25%
2003..............................................................................      103.50%
2004..............................................................................      101.75%
2005 and thereafter...............................................................      100.00%

    OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS. At any time, or from time to time, on or prior to December 15, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem the Notes at a redemption price equal to 110.5% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED that at least 65% of the principal amount originally issued of Notes remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; PROVIDED, FURTHER, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to the Depositary's (as defined) procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company had deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

    The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

    In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from such Default Notice and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

    By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.

    After giving effect to the Offerings and the application of the proceeds therefrom, at September 25, 1997, the aggregate amount of Senior Debt would have been approximately $3.4 million, the aggregate amount of PARI PASSU debt would have been approximately $8.4 million and the Company's Subsidiaries would have had total liabilities of approximately $12.5 million.

CHANGE OF CONTROL

    The Indenture will provide that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

    The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below.

    Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

    Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

    The Indenture will contain, among others, the following covenants:

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of the Company may incur Acquired Indebtedness, in each case if on the date of the Incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a),
(b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding net cash proceeds received from the sale of Capital Stock to employees of the Company and any of its Subsidiaries after the Issue Date to the extent such amounts have been applied in accordance with clause (4) of the following paragraph); plus (y) without duplication of any amounts included in clause (iii) (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii) (x) and (y), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes); plus (z) aggregate net cash proceeds received by the Company or any of its Subsidiaries as a distribution or repayment with respect to, or from the sale of, Investments (other than Permitted Investments) made after the Issue Date up to the original amount of such Investments.

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; and (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Capital Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or pursuant to a written contract or plan or pursuant to a put/call arrangement covering 20,211 shares of Common Stock in existence on the Issue Date, in an aggregate amount not to exceed $1,000,000 in any calendar year plus an aggregate amount of net cash proceeds received by the Company subsequent to the Issue Date from the sale of Capital Stock to employees of the Company and any of its Subsidiaries to the extent such proceeds have not been included in making the calculation in clause
(iii) of the immediately preceding paragraph; (5) so long as no Default or Event of Default shall have occurred and be continuing, the payment of cash dividends on the Series A Preferred Stock commencing with the first payment due after December 15, 2002; and (6) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase of Series A Preferred Stock after a Change of Control; PROVIDED that the Company has completed the Change of Control Offer. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4) and (5) shall be included in such calculation.

    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 70% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay any Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make an investment in a similar business or properties or assets that replace the business, properties or assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses
(iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a PRO RATA basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

    In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 70% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; PROVIDED, that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

    Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a PRO RATA basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5); (7) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; or (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

    LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt; (C) Liens securing the Notes; (D) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Subsidiary of the Company;
(E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; PROVIDED, HOWEVER, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

    PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT. The Company will not incur or suffer to exist Indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause
(i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and
(2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    The Indenture will provide that upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

    (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company (including customary provisions contained in employment agreements with executive officers of the Company) as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;
(iv) Restricted Payments permitted by the Indenture; (v) the payments by the Company under that certain lease of its Richmond, California facility between the Company and M. F. Vukelich Co. dated as of December 1, 1995, as amended on December 13, 1995; and (vi) the payments by the Company under that certain residential lease rental agreement and deposit receipt between the Company and Michael F. Vukelich, as guardian of Trisha Vukelich, dated as of December 13, 1995.

    LIMITATION OF GUARANTEES BY RESTRICTED SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary of the Company (other than (A) Indebtedness and other obligations under the Credit Agreement, (B) Permitted Indebtedness of a Restricted Subsidiary of the Company, (C) Indebtedness under Currency Agreements in reliance on clause (v) of the definition of Permitted Indebtedness, or (D) Interest Swap Obligations incurred in reliance on clause (iv) of the definition of Permitted Indebtedness), unless, in any such case (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary (the "Guarantee") and (b) (x) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Debt, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Debt may be superior to the Guarantee pursuant to subordination provisions that are no less favorable to the Holders of the Notes than those contained in the Indenture and (y) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture.

    Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; PROVIDED that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

    CONDUCT OF BUSINESS. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

    REPORTS TO HOLDERS. The Indenture will provide that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default":

        (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

        (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

       (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5,000,000 or more at any time;

        (v) one or more judgments in an aggregate amount in excess of $5,000,000 (excluding any amounts covered by insurance as to which the insurer has acknowledged coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

        (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

    If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice. If an Event of Default specified in clause (vi) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or its Subsidiaries, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Note.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the

Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including to cure ambiguities, defects or inconsistencies or to comply with requirements of the Commission in order to maintain the qualification of the Indenture under the TIA, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may (with respect to any Notes held by a non-consenting Holder): (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes (other than a payment required by the "Change of Control" or "Limitation on Asset Sales" covenants); (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; or
(vi) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

GOVERNING LAW

    The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be regulated thereby.

THE TRUSTEE

    The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

    The Notes will be issued in the form of one or more fully registered global certificates (the "Global Certificates"). The Global Certificates will be deposited with, or with the Trustee on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. The Depositary will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

    Except as set forth below, the Global Certificates may be transferred, in whole and not in part, only to the Depositary, another nominee of the Depositary or to a successor of the Depositary or its nominee.

    The Depositary has advised the Company and the Underwriters as follows: It is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

    The Depositary has also advised that, pursuant to procedures established by it, (i) upon the issuance by the Company of the Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amount of the Notes purchased by the Underwriters and (ii) ownership of beneficial interests in the Global Certificates will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the indirect participants. A beneficial owner is the person who has the right to sell, transfer or otherwise dispose of an interest in the Notes and the right to receive the proceeds therefrom, as well as principal, premium (if any) and interest payable in respect to the Notes. The beneficial owner must rely on the foregoing arrangements to evidence its interest in the Notes. Beneficial ownership of the Notes may be transferred only by complying with the procedures of a beneficial owner's Participant (e.g., a brokerage firm) and the Depositary. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Certificates is limited to such extent.

    So long as a nominee of the Depositary or its nominee is the registered owner of the Global Certificates, the Depositary or such nominee will be considered the absolute owner or holder of the Notes for all purposes under the Indenture and any applicable laws. Except as provided below, owners of beneficial interests in the Global Certificates will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

    All rights of ownership must be exercised through the Depositary and the book-entry system, and notices that are to be given to registered owners by the Company or the Trustee will be given only to the Depositary. It is expected that the Depositary will forward notices to the Participants who will in turn forward notices to the beneficial owners. Neither the Company, the Trustee, the paying agents nor the Notes registrars will have any responsibility or obligation to assure that any notices are forwarded by the Depositary to any Participant or by any Participant to the beneficial owners. Nether the Company, the Trustee, the paying agents nor the Notes registrars will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global

Certificates, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Principal and interest payments on the Global Certificates registered in the name of the Depositary's nominee will be made by the Company, either directly or through a paying agent, to the Depositary's nominee as the registered owner of the Global Certificates. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee or any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Certificates. The Depositary has advised the Company and the Trustee that its present practice upon receipt of any payment of principal or interest is to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Certificates as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Certificates will be governed by standing instructions and customary practices as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or indirect participants.

    As long as the Notes are represented by the Global Certificates, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "--Change of Control" and "--Certain Covenants--Limitation on Asset Sales."

    Notice by Participants or indirect participants or by owners of beneficial interests in the Global Certificates held through such Participants or indirect participants of the exercise of the option to elect repayment of beneficial interest in the Notes represented by the Global Certificates must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other Participant or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or indirect participant through which it holds an interest in a Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

    The Company will issue Notes in definitive form in exchange for the Global Certificates if, and only if, either (i) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (ii) the Company executes or delivers to the Trustee and the Notes registrar an Officers' Certificate stating that such Global Certificate shall be so exchangeable or (iii) an Event of Default has occurred and is continuing and the applicable Notes registrar has received a request from the Depositary to issue Notes in definitive form in lieu of all or a portion of the Global Certificates. In either instance, an owner of a beneficial interest in the Global Certificate will be entitled to have the applicable Notes equal in principal amount or principal amount at maturity, as the case may be, to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

                              DESCRIPTION OF UNITS

    Each Unit being offered will consist of one share of Series A Preferred Stock and Warrants to purchase 20.625 shares of Common Stock. The Series A Preferred Stock and Warrants will be separately transferable. As used in this Description of Units, the "Description of Series A Preferred Stock" and "Description of Warrants," the term "Company" refers to Color Spot Nurseries, Inc., excluding its Subsidiaries.

                    DESCRIPTION OF SERIES A PREFERRED STOCK

GENERAL

    The following is a summary of all of the material terms of the Series A Preferred Stock. The terms of the Series A Preferred Stock will be set forth in the Certificate of Designation, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation and the Certificate of Designation, including the definitions of certain terms therein. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."

    Pursuant to the Certificate of Designation, 100,000 shares of Series A Preferred Stock with a liquidation preference of $1,000 per share (the "Liquidation Preference") will be authorized for issuance. The Series A Preferred Stock will, when issued, be fully paid and nonassessable, and holders thereof will have no preemptive rights in connection therewith.

    The Liquidation Preference of the Series A Preferred Stock is not necessarily indicative of the price at which shares of the Series A Preferred Stock will actually trade at or after the time of their issuance, and the Series A Preferred Stock may trade at prices below its Liquidation Preference. The market price of the Series A Preferred Stock can be expected to fluctuate with changes in the financial markets and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities.

    The transfer agent for the Series A Preferred Stock will be American Stock Transfer and Trust Company unless and until a successor is selected by the Company (the "Transfer Agent").

RANKING

    The Series A Preferred Stock will rank senior in right of payment to all other classes or series of Capital Stock of the Company as to dividends and upon liquidation, dissolution or winding up of the Company. The Certificate of Designation will provide that the Company may not, without the consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of Capital Stock of the Company ranking on a parity with the Series A Preferred Stock ("Parity Securities") or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities. The Certificate of Designation will provide that the Company may not, without the consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of Capital Stock of the Company ranking senior to the Series A Preferred Stock ("Senior Securities") or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities.

DIVIDENDS

    The holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the Series A Preferred Stock accruing at the rate of 13% of the Liquidation Preference per share per annum (subject to increase as set forth below under

"--Increased Dividend Rights"), payable quarterly in arrears on each March 15, June 15, September 15 and December 15 or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the holders of record as of the next preceding March 1, June 1, September 1 and December 1 (each, a "Record Date"). On each Dividend Payment Date occurring on or prior to December 15, 2002, dividends may be paid, at the Company's option, in cash or by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such additional shares of Series A Preferred Stock will constitute "payment" of the related dividend for all purposes of the Certificate of Designation. The first dividend on the Series A Preferred Stock will be payable on March 15, 1998. Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. For a discussion of certain federal income tax considerations relevant to the payment of dividends on the Series A Preferred Stock, see "Certain Federal Income Tax Considerations--Distributions on Series A Preferred Stock."

    INCREASED DIVIDEND RIGHTS. The Certificate of Designation will provide that upon (a) the failure of the Company to satisfy any mandatory redemption or repurchase obligation with respect to the Series A Preferred Stock; (b) the failure of the Company to make a Series A Change of Control Offer on the terms and in accordance with the provisions described below under the caption "--Change of Control;" (c) the failure of the Company to comply with any of the other covenants or agreements (other than those covenants and agreements described under "--Voting Rights") set forth in the Certificate of Designation and the continuance of such failure for 30 consecutive days or more; or (d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at maturity or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more (each of the events described in clauses (a), (b), (c) and (d) being referred to herein as an "Increased Dividend Triggering Event"), then cumulative preferential dividends of the Series A Preferred Stock will accrue at a rate of 18% of the Liquidation Preference per share per annum from the date of such Increased Dividend Triggering Event until such Increased Dividend Triggering Event is cured.

    Dividends on the Series A Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Certificate of Designation will provide that the Company will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Series A Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL and to make or keep funds legally available for the payment of dividends.

    No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid in cash for the current dividend period and the two most recent dividend periods in which the Series A Preferred Stock were outstanding, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any class of stock ranking junior to the Series A Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Company ("Junior Securities")) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Restricted Subsidiaries, except as provided in clause (3) of the notwithstanding paragraph of Section 6(a); and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Restricted Subsidiaries. Holders of the Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

    The Indenture and the Credit Agreement contain, and any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain, restrictions on the ability of the Company to pay dividends on the Series A Preferred Stock.

VOTING RIGHTS

    Holders of record of shares of the Series A Preferred Stock will have no voting rights, except as required by law and as provided in the Certificate of Designation. The Certificate of Designation will provide that upon the accumulation of accrued and unpaid dividends on the outstanding Series A Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive) (the events described above being referred to herein as a "Voting Rights Triggering Event"), then the number of members of the Company's Board of Directors will be immediately and automatically increased by one unless there is a vacancy on the Company's Board of Directors, and the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be entitled to elect one member to the Board of Directors of the Company. Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Series A Preferred Stock are paid in full, at which time the term of office of any such directors so elected shall terminate and such director shall be deemed to have resigned.

    In addition, as provided above under "--Ranking," the Company may not authorize, create (by way of reclassification or otherwise) or issue (i) any Parity Securities, or any obligation or security convertible into or evidencing the right to purchase any Parity Securities, without the affirmative vote or consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock and (ii) any Senior Securities, or any obligation or security convertible into or evidencing the right to purchase Senior Securities, without the affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, in each case voting as one class.

REDEMPTION

    MANDATORY REDEMPTION. On December 15, 2008 (the "Mandatory Redemption Date"), the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accrued and unpaid dividends, if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Series A Preferred Stock. The Certificate of Designation will provide that the Company will take all actions required or permitted under Delaware law to permit such redemption.

    OPTIONAL REDEMPTION. The Series A Preferred Stock may not be redeemed at the option of the Company prior to December 15, 2002, except as set forth below. The Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after December 15, 2002, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accrued and unpaid dividends, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on December 15 of each of the years set forth below:

                                                                                   REDEMPTION
YEAR                                                                                  RATE
---------------------------------------------------------------------------------  -----------
2002.............................................................................    106.500%
2003.............................................................................    104.875%
2004.............................................................................    103.250%
2005.............................................................................    101.625%
2006 and thereafter..............................................................    100.000%

    OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS. At any time, or from time to time, on or prior to December 15, 2002, the Company may, at its option, use the net cash proceeds of any Public Equity Offering to redeem the Series A Preferred Stock at a redemption price equal to 113% of the Liquidation Preference together with accrued and unpaid dividends, if any, to the date of redemption. In order to effect the foregoing redemption with the proceeds of such Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of such Public Equity Offering.

LIQUIDATION RIGHTS

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in its Capital Stock resulting in a distribution of assets to the holders of any class or series of the Company's Capital Stock (a "reduction or decrease in Capital Stock"), each holder of shares of the Series A Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series A Preferred Stock held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in Capital Stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Series A Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in Capital Stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Company or reduction or decrease in Capital Stock.

    The Certificate of Designation will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Series A Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of the shares of the Series A Preferred Stock.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right to require the Company to repurchase all or any part (but not, in the case of any holder requiring the Company to purchase less than all of the shares of Series A Preferred Stock held by such holder, any fractional shares) of such holder's Series A Preferred Stock pursuant to the offer described below (the "Series A Change of Control Offer") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase (the "Series A Change of Control Payment").

    The Certificate of Designation will provide that within 90 days following any Change of Control, the Company will send, by first class mail, a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase all outstanding shares of Series A Preferred Stock pursuant to the procedures required by the Certificate of Designation and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series A Preferred Stock as a result of a Change of Control.

    On the Series A Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all shares of Series A Preferred Stock or portions thereof properly tendered pursuant to the Series A Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Series A Change of Control Payment in respect of all shares of Series A Preferred Stock or portions thereof so tendered and (3) deliver or cause to be delivered to the Transfer Agent the shares of Series A Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Series A Preferred Stock or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Series A Preferred Stock so tendered the Series A Change of Control Payment for such Series A Preferred Stock, and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the shares of Series A Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series A Preferred Stock surrendered, if any. The Company will publicly announce the results of the Series A Change of Control Offer on or as soon as practicable after the Series A Change of Control Payment Date.

    The Indenture and the Credit Agreement prohibit, and any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may prohibit, the Company from purchasing any Series A Preferred Stock prior to its maturity. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Series A Preferred Stock, the Company could seek the consent of its lenders to the purchase of Series A Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. The Certificate of Designation will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Series A Preferred Stock required by this covenant. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Series A Preferred Stock. In such case, an Increased Dividend Triggering Event will occur. The Company will not repurchase or redeem any Series A Preferred Stock pursuant to the Change of Control provisions prior to the Company's offer to repurchase the Notes pursuant to the Change of Control covenants in the Indenture. See "Description of Notes--Change of Control."

    The Company will not be required to make a Series A Change of Control Offer to the holders of Series A Preferred Stock upon a Change of Control if a third party makes the Series A Change of Control Offer described above in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designation and purchases all shares of Series A Preferred Stock validly tendered and not withdrawn under such Series A Change of Control Offer.

AMENDMENT

    The Certificate of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS. The Certificate of Designation provides that the Company and its Restricted Subsidiaries may not, directly or indirectly:

        (i) declare or pay any dividend or make any distribution in respect of any Equity Interests of the Company that are Junior Securities or of any of its Subsidiaries other than dividends or distributions payable (A) in Junior Securities of the Company that are not Disqualified Capital Stock or (B) to the Company or any Subsidiary;

        (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company that are Junior Securities or of any of its Subsidiaries or other Affiliates of the Company (other than any such Equity Interests owned by the Company or any Subsidiary);

       (iii) make any Investment (other than Permitted Investments);

each of the foregoing actions set forth in clauses (i), (ii) and (iii) above being referred to as a "Stock Restricted Payment," unless, at the time of such Stock Restricted Payment:

           (A) no Increased Dividend Triggering Event or Voting Rights Triggering Event has occurred and is continuing or would occur as a consequence thereof;

           (B) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "--Incurrence of Indebtedness and Issuance of Disqualified Capital Stock" covenant; and

           (C) such Stock Restricted Payment, together with the aggregate of all other Stock Restricted Payments made by the Company and its Subsidiaries after the Issue Date (the amount expended for such purposes if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company), is less than the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Stock Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding net cash proceeds received from the sale of Capital Stock to employees of the Company and any of its Subsidiaries after the Issue Date to the extent such amounts have been applied in accordance with clause (3) of the following paragraph); plus (y) without duplication of any amounts included in clause (C) (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (C) (x) and (y), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes or the Series A Preferred Stock); plus (z) aggregate net cash proceeds received by the Company or any of its Subsidiaries as a distribution or repayment with respect to, or from the sale of, Investments (other than Permitted Investments) made after the Issue Date up to the original amount of such Investments.

    Notwithstanding the foregoing, the provisions set forth above in the immediately preceding paragraph will not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Certificate of Designation; (2) so long as no Increased Dividend Triggering Event or Voting Rights Triggering Event shall have occurred and be continuing, the acquisition of any Junior Securities of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; and (3) so long as no Increased Dividend Triggering Event or Voting Rights Triggering Event shall have occurred and be continuing, repurchases by the Company of Capital Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or pursuant to a written contract or plan, in an aggregate amount not to exceed $1,000,000 in any calendar year plus an aggregate amount of net cash proceeds received by the Company subsequent to the Issue Date from the sale of Capital Stock to employees of the Company and any of its Subsidiaries to the extent such proceeds have not been included in making the calculation in clause (C) of the immediately preceding paragraph; (4) the payment of cash dividends on the Series A Preferred Stock; and (5) the repurchase of Series A Preferred Stock after a Change of Control. In determining the aggregate amount of Stock Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (3) and (4) shall be included in such calculation.

    The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause an Increased Dividend Triggering Event. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in such Subsidiary so designated will be deemed to be Stock Restricted Payments at the time of such designation and will reduce the amount available for Stock Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Stock Restricted Payment would be permitted at such time.

    INCURRENCE OF ADDITIONAL INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED CAPITAL STOCK. The Certificate of Designation will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur"), any Indebtedness (other than Permitted Indebtedness) or issue any Disqualified Capital Stock; PROVIDED, HOWEVER, that if no Increased Dividend Triggering Event or Voting Rights Triggering Event shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness or the issuance of Disqualified Capital Stock, the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue Disqualified Capital Stock and Restricted Subsidiaries of the Company may incur Acquired Indebtedness, in each case if on the date of the Incurrence of such Indebtedness, or the issuance of Disqualified Capital Stock, after giving effect to the incurrence or issuance thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

    MERGER, CONSOLIDATION OR SALE OF ASSETS. The Certificate of Designation will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) if the Company is not the Surviving Corporation, the

Series A Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction; (iii) immediately after such transaction no Increased Dividend Triggering Event or Voting Rights Triggering Event exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio set forth in the covenant described under the caption "--Certain Covenants--Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock."

    TRANSACTIONS WITH AFFILIATES. The Certificate of Designation will provide that (a) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph
(b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Board of Directors.

    (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company (including customary provisions contained in employment agreements with executive officers of the Company) as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Certificate of Designation; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of Series A Preferred Stock in any material respect than the original agreement as in effect on the Issue Date; (iv) Stock Restricted Payments permitted by the Certificate of Designation; (v) the payments by the Company under that certain lease of its Richmond, California facility between the Company and M. F. Vukelich Co. dated as of December 1, 1995, as amended on December 13, 1995; and (vi) the payments by the Company under that certain residential lease rental agreement and deposit receipt between the Company and Michael F. Vukelich, as guardian of Trisha Vukelich, dated as of December 13, 1995.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Certificate of Designation will provide that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law;
(2) the Certificate of Designation; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;
(6) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (4) or (5) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (4) or (5); (7) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; or (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

    REPORTS. The Certificate of Designation provides that the Company will mail to holders of Series A Preferred Stock within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing). In the event the Company is not required or shall cease to be required to file SEC Reports and the Commission will not accept the filing of SEC Reports, so long as any Series A Preferred Stock are outstanding, the Company will furnish copies of such SEC Reports to the holders of Series A Preferred Stock at the time the Company is required to make such information available to investors who request it in writing.

BOOK-ENTRY, DELIVERY AND FORM; CERTIFICATED SECURITIES

    The Series A Preferred Stock will be issued in the form of one or more fully registered global certificates (the "Global Certificates"). The Global Certificates will be deposited with the Depositary and registered in the name of the Depositary's nominee.

    Except as set forth below, the Global Certificates may be transferred, in whole and not in part, only to the Depositary, another nominee of the Depositary or to a successor of the Depositary or its nominee.

    The Depositary has advised the Company and the Underwriters as follows: It is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

    The Depositary has also advised that, pursuant to procedures established by it, (i) upon the issuance by the Company of the Series A Preferred Stock, the Depositary will credit the accounts of Participants designated by the Underwriters with the amount of the Series A Preferred Stock purchased by the Underwriters and (ii) ownership of beneficial interests in the Global Certificates will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the indirect participants. A beneficial owner is the person who has the right to sell, transfer or otherwise dispose of an interest in the Series A Preferred Stock and the right to receive the proceeds therefrom, as well as dividends and redemption payments in respect to the Series A Preferred Stock. The beneficial owner must rely on the foregoing arrangements to evidence its interest in the Series A Preferred Stock. Beneficial ownership of the Series A Preferred Stock may be transferred only by complying with the procedures of a beneficial owner's Participant (e.g., a brokerage firm) and the Depositary. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Certificates is limited to such extent.

    So long as a nominee of the Depositary or its nominee is the registered owner of the Global Certificates, the Depositary or such nominee will be considered the absolute owner or holder of the Series A Preferred Stock for all purposes under the Certificate of Designation. Except as provided below, owners of beneficial interests in the Global Certificates will not be entitled to have Series A Preferred Stock registered in their names, will not receive or be entitled to receive physical delivery of Series A Preferred Stock in definitive form and will not be considered the owners or holders thereof.

    All rights of ownership must be exercised through the Depositary and the book-entry system, and notices that are to be given to registered owners by the Company or the Transfer Agent will be given only to the Depositary. It is expected that the Depositary will forward notices to the Participants who will in turn forward notices to the beneficial owners. Neither the Company, the Transfer Agent, the paying agents nor the Series A Preferred Stock registrars will have any responsibility or obligation to assure that any notices are forwarded by the Depositary to any Participant or by any Participant to the beneficial owners. Nether the Company, the Transfer Agent, the paying agents nor the Series A Preferred Stock registrars will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificates, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Dividend and redemption payments on the Global Certificates registered in the name of the Depositary's nominee will be made by the Company, either directly or through a paying agent, to the Depositary's nominee as the registered owner of the Global Certificates. The Company and the Transfer Agent will treat the persons in whose names the Series A Preferred Stock are registered as the owners of such Series A Preferred Stock for the purpose of receiving payments of dividends and redemption payments on such Series A Preferred Stock and for all other purposes whatsoever. Therefore, neither the Company, the Transfer Agent or any paying agent has any direct responsibility or liability for the payment of dividends or redemption payments on the Series A Preferred Stock to owners of beneficial interests in the Global Certificates. The Depositary has advised the Company and the Transfer Agent that its present practice upon receipt of any payment of such amounts is to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings of beneficial interests in the Global Certificates as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Certificates will be governed by standing instructions and customary practices as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or indirect participants.

    As long as the Series A Preferred Stock is represented by the Global Certificates, the Depositary's nominee will be the holder of the Series A Preferred Stock and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "--Change of Control."

    Notice by Participants or indirect participants or by owners of beneficial interests in the Global Certificates held through such Participants or indirect participants of the exercise of the option to elect repayment of beneficial interest in the Series A Preferred Stock represented by the Global Certificates must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to particular shares of Series A Preferred Stock, the beneficial owner of such Series A Preferred Stock must instruct the broker or other Participant or indirect participant through which it holds an interest in such Series A Preferred Stock to notify the Depositary of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or indirect participant through which it holds an interest in shares of Series A Preferred Stock in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

    CERTIFICATED SECURITIES. Subject to certain conditions, any person having a beneficial interest in the Global Securities may, upon request to the Transfer Agent, exchange such beneficial interest for Series A Preferred Stock in the form of Certificated Securities. Upon any such issuance, the Transfer Agent is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Transfer Agent in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Transfer Agent in writing that it elects to cause the issuance of Series A Preferred Stock in the form of Certificated Securities under the Certificate of Designation, then, upon surrender by the Global Security Holder of its Global Securities, Series A Preferred Stock in such form will be issued to each person that the Global Security Holder and the Depositary identify as being the Beneficial Owner of the related Series A Preferred Stock. If the Company elects to pay dividends on the Series A Preferred Stock by issuing additional Series A Preferred Stock, fractional shares, if any, issued in connection with any such dividend payment may be issued to holders of Series A Preferred Stock as Certificated Securities.

                            DESCRIPTION OF WARRANTS

GENERAL

    The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Company, as Warrant Agent (the "Warrant Agent"). The following summary of all of the material provisions of the Warrant Agreement, including the definitions therein of certain terms used below, does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the warrant certificate attached thereto, the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    Each Warrant, when exercised, will entitle the holder thereof to receive one fully paid and non-assessable share of Common Stock at an exercise price of $.01 per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The Warrants will entitle the holders thereof to purchase in the aggregate 825,000 shares of Common Stock, or approximately 8.5% of the outstanding Common Stock, on a fully diluted basis as of the closing of the Offerings. Shares of Common Stock issuable upon exercise of the Warrants are sometimes referred to as "Warrant Shares."

    The Warrants will be exercisable prior to 5:00 p.m., New York City time, on December 15, 2008 (the "Expiration Date"). In the absence of an exercise, the Warrants will be automatically deemed to have been exercised immediately before 5:00 p.m. on the Expiration Date with payment of the Exercise Price on a cash-less basis. The exercise and transfer of the Warrants will be subject to applicable federal and state securities laws.

    The Warrants may be exercised by surrendering to the Company the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made (A) by tendering Warrants having a fair market value (as defined in the Warrant Agreement) equal to the Exercise Price, (B) in the form of cash or by certified or official bank check payable to the order of the Company or (C) by any combination of Warrants and cash. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock to which such holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be used for the remaining number of Warrants.

    No fractional shares of Common Stock will be issued upon the exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Common Stock less a corresponding fraction of the Exercise Price.

    The holders of the Warrants will have no right to vote on matters submitted to the stockholders of the Company and will have no right to receive dividends. The holders of the Warrants will not be entitled to share in the assets of the Company in the event of liquidation, dissolution or winding up of the Company. In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

    In the event of a taxable distribution to holders of Common Stock that results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations."

ADJUSTMENTS

    The number of shares of Common Stock purchasable upon exercise of Warrants and the Exercise Price will be subject to adjustment in certain events, including: (i) the issuance by the Company of dividends (and other distributions) on its Common Stock payable in Common Stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) certain issuances of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined in the Warrant Agreement) of Common Stock, (iv) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined in the Warrant Agreement) of Common Stock, (v) the distribution to all holders of Common Stock of any of the Company's assets (including cash), debt securities, Preferred Stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iv) above) and (vi) certain other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants.

    No adjustment in the number of shares of Common Stock purchasable upon exercise of Warrants or in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock purchasable upon exercise of Warrants or the Exercise Price; PROVIDED, HOWEVER, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

    In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AMENDMENT

    From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its Affiliates). The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION

    The Warrant Agreement will contain certain registration rights relating to the Warrant Shares. In connection with any public offering of Common Stock, the holders of Warrants who desire to exercise their Warrants shall be permitted to include their Warrant Shares in such offering pro rata among the holders of the Warrant Shares and any other shares of Common Stock to be offered by existing shareholders who did not exercise demand registration rights with respect to such offering to the degree such participation can be accommodated in the discretion of the underwriters of the offering. Subject to certain specified exceptions, after the initial underwritten public offering of the Company's Common Stock, the holders of a majority of the outstanding Warrant Shares may demand two registrations of the Warrant Shares with such registration statement to be filed within three months of such demand. In connection with any underwritten public offering of the Company's Common Stock, the holders of Warrants agree not to sell any of their Warrant Shares until 90 days after the completion of such offering.

MISCELLANEOUS

    The Warrant Agreement will contain certain provisions relating to the rights of the Warrant Shares in the event of certain sales of the Common Stock. Until the Company's initial public offering of its Common Stock, holders of Warrant Shares, subject to certain terms and conditions, will be able to participate in sales of Common Stock by KCSN and shall be required to approve sales of the Company (including, in the event such sale is structured as a sale of stock, the exercise of all Warrants and sale of all Warrant Shares).

ADDITIONAL INFORMATION

    Anyone who receives a copy of this Prospectus may obtain a copy of the Company's Certificate of Incorporation, the Certificate of Designation and the Warrant Agreement without charge by writing to

Color Spot Nurseries, Inc., 3478 Buskirk Avenue, Suite 260, Pleasant Hill, California 94523, Attention: Secretary.

                              CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture and the Certificate of Designation. Reference is made to the Indenture or the Certificate of Designation for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

    "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "ASSET ACQUISITION" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or
(b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; PROVIDED, HOWEVER, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000; (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets;" (iii) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary in connection with a Qualified Receivables Transaction; and (iv) sales of Permitted Investments.

    "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia of any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

    "CERTIFICATE OF DESIGNATION" means the Certificate of Designation, Preferences, and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions for the Series A Preferred Stock of the Company.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holder(s)) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges LESS any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP, (D) any expenses or charges related to the termination of the Fee Agreement and (E) any write-off of deferred financing costs in connection with the refinancing of the Company's credit agreement in existence prior to the Credit Agreement and any refinancings of the Credit Agreement.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect (without duplication) to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the operation of such agreements.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum (without duplication) of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of (without duplication): (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries of such period determined on a consolidated basis in accordance with GAAP, including without limitation,
(a) any amortization of debt discount and amortization or write-off of deferred financing costs (excluding any write-off of deferred financing costs in connection with the refinancing of the Company's credit agreement in existence prior to the Credit Agreement or any refinancing of the Credit Agreement), (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and
(d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

    "CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "CREDIT AGREEMENT" means the Second Amended and Restated Credit Agreement dated as of December 24, 1997, between the Company, the lenders party thereto in their capacities as lenders thereunder and Credit Agricole Indosuez, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (PROVIDED that such increase in borrowings is Permitted Indebtedness or is permitted by the "Limitation on Incurrence of

Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

    "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED SENIOR DEBT" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

    "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable other than in connection with a change of control, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes or the date of the mandatory redemption for the Series A Preferred Stock, as the case may be.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

    "FEE AGREEMENT" means that certain fee agreement between the Company and Kohlberg & Company, LLC dated as of December 31, 1996, as amended.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "INDEBTEDNESS" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and excluding long-term, deferred purchase price obligations for trees, PROVIDED that such obligations for trees are not recorded as liabilities on such Person's balance sheet in accordance with GAAP),
(v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses
(i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and Interest Swap Obligations of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

    "INDEPENDENT FINANCIAL ADVISOR" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company (other than an interest in less than 5% of the Company's Common Stock after such time as the Company's Common Stock is publicly traded) and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated as a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "ISSUE DATE" means the date of original issuance of the Notes and the Series A Preferred Stock.

    "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICERS' CERTIFICATE" means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

    "PERMITTED HOLDER(S)" means KCSN Acquisition Company, L.P. and its Affiliates, Kohlberg & Company, LLC and its Affiliates, and Michael F. Vukelich and his Affiliates.

    "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

        (i) Indebtedness under the Notes and the Indenture;

        (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $150.0 million, less the amount of all mandatory principal payments actually made by the Company in respect of the Term Loan Facility (excluding any such payments to the extent refinanced at the time of payment under a replaced Credit Agreement), provided that (1) not more than $110.0 million of borrowings under the Credit Agreement are used to make Asset Acquisitions and (2) not more than $90.0 million of borrowings under the Credit Agreement are used for any other purpose;

       (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

        (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (v) Indebtedness under Currency Agreements; PROVIDED that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company (other than the Lien of the Credit Agent under the Credit Agreement); PROVIDED that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

       (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; PROVIDED that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

      (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within two business days of incurrence;

        (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (x) Refinancing Indebtedness;

        (xi) Indebtedness incurred in a Qualified Receivables Transaction that is without recourse to the Company or to any Restricted Subsidiary of the Company or their assets (other than a Receivables Subsidiary and its assets); and

       (xii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding.

    "PERMITTED INVESTMENTS" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company; (ii) Investments in the Company by any Restricted Subsidiary of the Company; PROVIDED that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2,000,000 at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (viii) Investment by the Company or a Wholly Owned Restricted Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; (ix) notes received from management as payment for purchases of Capital Stock; and (x) additional Investments by the Company or any Restricted Subsidiary of the Company in an aggregate amount, based on original cost, not to exceed $1,000,000 at any one time outstanding.

    "PERMITTED LIENS" means the following types of Liens:

        (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

       (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

        (vi) any interest (including UCC filings) or title of a lessor under any Capitalized Lease Obligation; PROVIDED that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

       (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; PROVIDED, HOWEVER, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and
    (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition.

      (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptance issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements or the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

       (xii) Liens securing Indebtedness under Currency Agreements;

      (xiii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; PROVIDED that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

       (xiv) Liens on accounts receivable and related assets of the type described in the definition of "Qualified Receivables Transaction" or on assets of a Receivables Subsidiary, in either case, incurred in connection with a Qualified Receivables Transaction; and

       (xv) Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any one time outstanding.

    "PERSON" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "PUBLIC EQUITY OFFERING" means an underwritten public offering of Qualified Capital Stock of the Company sold by the Company after the Issue Date pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

    "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and
(ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

    "RECEIVABLES SUBSIDIARY" means a Wholly Owned Restricted Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) which has no Indebtedness or any other Obligations (contingent or otherwise) which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, pre-pay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix), (xi) or (xii) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; PROVIDED that (x) if such Indebtedness being Refinanced is solely Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; PROVIDED that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

    "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which is not an Unrestricted Subsidiary.

    "REVOLVING CREDIT FACILITY" means one or more revolving credit facilities under the Credit Agreement.

    "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

    "SENIOR DEBT" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Restricted Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries,
(ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Restricted Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness (other than Permitted Indebtedness) incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, including, without limitation, the Company's $7.1 million 8% Subordinated Convertible Note due December 31, 2004 held by Heller Equity Capital Corporation or any transferee and the $1 million 9% Subordinated Promissory Note held by the former stockholders of Oda Nursery, Inc. or any transferee.

    "SERIES A PREFERRED STOCK" means the Series A Preferred Stock of the Company issued pursuant to the Certificate of Designation.

    "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Rule 1.02(v) of Regulation S-X under the Securities Act.

    "SUBSIDIARY," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "TERM LOAN FACILITY" means one or more term loan facilities under the Credit Agreement.

    "UNRESTRICTED SUBSIDIARY" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that
(x) the Company certifies to the Trustee that the Company's investment in such Unrestricted Subsidiary is a Permitted Investment or that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") among BT Alex. Brown Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation (together, the "Underwriters") and the Company, the Underwriters have severally agreed to purchase from the Company the entire principal amount of the Notes offered hereby.

    The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by counsel and to various other conditions. The nature of each Underwriter's obligation is such that each is severally committed to purchase the aggregate principal amount of Notes set forth opposite its name, if any are purchased.

                                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                                      OF NOTES
----------------------------------------------------------------------------  ----------------
BT Alex. Brown Incorporated.................................................   $   60,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.........................       40,000,000
                                                                              ----------------
  Total.....................................................................   $  100,000,000
                                                                              ----------------
                                                                              ----------------

    The Underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page hereof, and to certain dealers at such price, less a concession not in excess of 0.25% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of 0.25% of the principal amount of the Notes. After the initial public offering of the Notes, the public offering price, concession and reallowance and other selling terms may be changed by the Underwriters.

    The Underwriters have informed the Company that they will not confirm sales to any accounts over which they exercise discretionary authority without prior written approval of such transactions by the customer.

    The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by each of the Underwriters that it presently intends to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time by one or all of the Underwriters at the sole discretion of such Underwriters. There can be no assurance that an active public market for the Notes will develop. See "Risk Factors--Lack of Prior Market for the Notes."

    In connection with the Notes Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the Notes, creating a short position. The Underwriters may bid for and purchase Notes in the open market to cover short positions or in stabilizing transactions. These activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Brownstein Hyatt Farber & Strickland, P.C., Denver, Colorado. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

    The audited consolidated financial statements and schedule of Color Spot Nurseries, Inc. and Subsidiaries and Color Spot, Inc., an Oregon corporation, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The audited financial statements of Oda Nursery, Inc., Cracon, Inc., Signature Trees, Peters' Wholesale Greenhouses, Inc., Lone Star Growers Co. and The Wholesale Division of Sunnyside Plants, Inc., included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The audited financial statements of The Wholesale Bedding Plant Division of Summersun Greenhouse Co., included in this Prospectus, have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The audited financial statements of Wolfe Greenhouses, L.L.C., included in this Prospectus have been audited by Jaynes, Reitmeier, Boyd & Therrell, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The valuation of the fair market value per share of Common Stock has been made by Valuation Research Corporation, an independent appraisal firm, and has been used herein in reliance upon the authority of said firm as experts in making such valuations.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Notes. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement or other document filed as an exhibit or schedule to the Registration Statement and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Notes, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10007 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission also maintains a web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This web site can be accessed at http:// www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants...............................    F-4
  Consolidated Balance Sheets as of June 30, 1997 and 1996...............    F-5
  Consolidated Statements of Operations for the Year Ended June 30, 1997,
    for the Period September 8, 1995 through June 30, 1996, for the
    Period January 1, 1995 through September 8, 1995, and for the Year
    Ended December 31, 1994..............................................    F-6
  Consolidated Statements of Changes in Stockholders' Equity (Deficit)
    for the Year Ended June 30, 1997, for the Period September 8, 1995
    through June 30, 1996, for the Period January 1, 1995 through
    September 8, 1995, and for the Year Ended December 31, 1994..........    F-7
  Consolidated Statements of Cash Flows for the Year Ended June 30, 1997,
    for the Period September 8, 1995 through June 30, 1996, for the
    Period January 1, 1995 through September 8, 1995, and for the Year
    Ended December 31, 1994..............................................    F-8
  Notes to Consolidated Financial Statements.............................    F-9
ODA NURSERY, INC.
  Report of Independent Public Accountants...............................   F-31
  Balance Sheets as of December 31, 1996 and 1995........................   F-32
  Statements of Operations for the Years Ended December 31, 1996 and
    1995.................................................................   F-33
  Statements of Changes in Stockholders' Equity for the Years Ended
    December 31, 1996 and 1995...........................................   F-34
  Statements of Cash Flows for the Years Ended December 31, 1996 and
    1995.................................................................   F-35
  Notes to Financial Statements..........................................   F-36
THE WHOLESALE BEDDING PLANT DIVISION OF
  SUMMERSUN GREENHOUSE CO.
  Independent Auditors' Report...........................................   F-41
  Balance Sheets as of May 31, 1997 and 1996.............................   F-42
  Statements of Operations and Divisional Equity for the Years Ended May
    31, 1997 and 1996....................................................   F-43
  Statements of Cash Flows for the Years Ended May 31, 1997 and 1996.....   F-44
  Notes to Financial Statements..........................................   F-45
CRACON, INC.
  Report of Independent Public Accountants...............................   F-52
  Balance Sheet as of December 31, 1996..................................   F-53
  Statement of Operations and Retained Earnings for the Year Ended
    December 31, 1996....................................................   F-54
  Statement of Cash Flows for the Year Ended December 31, 1996...........   F-55
  Notes to Financial Statements..........................................   F-56
WOLFE GREENHOUSES, L.L.C.
  Independent Auditors' Report...........................................   F-60
  Balance Sheet as of December 27, 1996..................................   F-61
  Statement of Operations and Members' Equity for the Year Ended December
    27, 1996.............................................................   F-62
  Statement of Cash Flows for the Year Ended December 27, 1996...........   F-63
  Notes to Financial Statements..........................................   F-64
SIGNATURE TREES
  Report of Independent Public Accountants...............................   F-68
  Balance Sheet as of December 31, 1996..................................   F-69
  Statement of Operations and Partners' Capital for the Year Ended
    December 31, 1996....................................................   F-70
  Statement of Cash Flows for the Year Ended December 31, 1996...........   F-71
  Notes to Financial Statements..........................................   F-72

PETERS' WHOLESALE GREENHOUSES, INC.
  Report of Independent Public Accountants...............................   F-76
  Balance Sheet as of December 31, 1996..................................   F-77
  Statement of Operations for the Year Ended December 31, 1996...........   F-78
  Statement of Changes in Stockholders' Equity for the Year Ended
    December 31, 1996....................................................   F-79
  Statement of Cash Flows................................................   F-80
  Notes to Financial Statements..........................................   F-81
LONE STAR GROWERS CO.
  Report of Independent Public Accountants...............................   F-87
  Balance Sheets as of June 30, 1996 and 1995............................   F-88
  Statements of Operations for the Years Ended June 30, 1996 and 1995....   F-89
  Statements of Partnership Capital for the Years Ended June 30, 1996 and
    1995.................................................................   F-90
  Statements of Cash Flows for the Years Ended June 30, 1996 and 1995....   F-91
  Notes to Financial Statements..........................................   F-92
THE WHOLESALE DIVISION OF SUNNYSIDE PLANTS, INC.
  Report of Independent Public Accountants...............................   F-98
  Statement of Assets and Liabilities and Divisional Equity as of March
    31, 1996.............................................................   F-99
  Statement of Revenues and Expenses and Divisional Equity for the Year
    Ended March 31, 1996.................................................  F-100
  Statement of Cash Flows for the Year Ended March 31, 1996..............  F-101
  Notes to Financial Statements..........................................  F-102

                INDEX TO UNAUDITED INTERIM FINANCIAL STATEMENTS

COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES
  Consolidated Balance Sheets as of September 25, 1997 and June 30,
    1997.................................................................  F-106
  Consolidated Statements of Operations for the Three Months Ended
    September 25, 1997 and September 26, 1996............................  F-107
  Consolidated Statement of Changes in Stockholders' Equity as of
    September 25, 1997...................................................  F-108
  Consolidated Statements of Cash Flows for the Three Months Ended
    September 25, 1997 and September 26, 1996............................  F-109
  Notes to Consolidated Financial Statements.............................  F-110
ODA NURSERY, INC.
  Balance Sheet as of June 30, 1997......................................  F-115
  Statements of Operations for the Six Months Ended June 30, 1997 and
    1996.................................................................  F-116
  Statements of Cash Flows for the Six Months Ended June 30, 1997 and
    1996.................................................................  F-117
  Notes to Financial Statements..........................................  F-118
CRACON, INC.
  Balance Sheet as of June 30, 1997......................................  F-122
  Statements of Operations and Retained Earnings for the Six Months Ended
    June 30, 1997 and 1996...............................................  F-123
  Statements of Cash Flows for the Six Months Ended June 30, 1997 and
    1996.................................................................  F-124
  Notes to Financial Statements..........................................  F-125
WOLFE GREENHOUSES, L.L.C.
  Balance Sheet as of July 11, 1997......................................  F-129
  Statements of Operations and Members' Equity for the Seven Four-Week
    Reporting Periods Ended July 11, 1997 and July 12, 1996..............  F-130
  Statements of Cash Flows for the Seven Four-Week Reporting Periods
    Ended July 11, 1997 and July 12, 1996................................  F-131
  Selected Notes to Financial Statements.................................  F-132
PETERS' WHOLESALE GREENHOUSES, INC.
  Balance Sheet as of June 30, 1997......................................  F-135
  Statements of Operations for the Six Months Ended June 30, 1997 and
    1996.................................................................  F-136
  Statements of Cash Flows for the Six Months Ended June 30, 1997 and
    1996.................................................................  F-137
  Notes to Financial Statements..........................................  F-138
LONE STAR GROWERS CO.
  Balance Sheet as of December 31, 1996..................................  F-144
  Statements of Operations for the Six Months Ended December 31, 1996 and
    1995.................................................................  F-145
  Statements of Cash Flows for the Six Months Ended December 31, 1996 and
    1995.................................................................  F-146
  Notes to Financial Statements..........................................  F-147
THE WHOLESALE DIVISION OF SUNNYSIDE PLANTS, INC.
  Statement of Assets and Liabilities and Divisional Equity as of
    December 31, 1996....................................................  F-152
  Statements of Revenues and Expenses and Divisional Equity for the Nine
    Months Ended December 31, 1996 and 1995..............................  F-153
  Statements of Cash Flows for the Nine Months Ended December 31, 1996
    and 1995.............................................................  F-154
  Notes to Unaudited Financial Statements................................  F-155

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Color Spot Nurseries, Inc.:

    We have audited the accompanying consolidated balance sheets of Color Spot Nurseries, Inc. (a Delaware corporation) and Subsidiaries (the Company) as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1997, and for the period from inception, September 8, 1995, through June 30, 1996. We have also audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows of the Predecessor (businesses identified in Note 1) from January 1, 1995, through September 8, 1995, and for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Color Spot Nurseries, Inc. and Subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for the year ended June 30, 1997, and for the period from inception, September 8, 1995, through June 30, 1996, and the results of operations of the Predecessor and its cash flows from January 1, 1995, through September 8, 1995, and for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

San Francisco, California
August 15, 1997

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   JUNE 30,
                                                                                             ---------------------
                                                                                                1997       1996
                                                                                             ----------  ---------
                                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents................................................................  $    2,762  $     701
  Accounts receivable, net of allowances of $1,661 and $417, respectively..................      25,524     11,259
  Inventories..............................................................................      28,854      7,637
  Prepaid expenses and other...............................................................         893        438
                                                                                             ----------  ---------
    Total current assets...................................................................      58,033     20,035

TREE INVENTORIES...........................................................................         541     --

PROPERTY, PLANT AND EQUIPMENT, net.........................................................      31,774      9,165

INTANGIBLE ASSETS, net.....................................................................      31,383      1,732

DEFERRED INCOME TAXES......................................................................      10,120      2,287

NOTES RECEIVABLE AND OTHER ASSETS..........................................................       1,566     --
                                                                                             ----------  ---------
    Total assets...........................................................................  $  133,417  $  33,219
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                          LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt.....................................................  $    4,595  $   1,430
  Revolving line of credit.................................................................       2,105     --
  Accounts payable.........................................................................       9,815      3,934
  Accrued liabilities......................................................................      12,395      3,980
  Dividends payable to stockholders........................................................         906     --
  Deferred income taxes....................................................................      14,056      4,555
                                                                                             ----------  ---------
    Total current liabilities..............................................................      43,872     13,899

LONG-TERM DEBT.............................................................................      83,408      6,785
                                                                                             ----------  ---------
    Total liabilities......................................................................     127,280     20,684
                                                                                             ----------  ---------
REDEEMABLE COMMON STOCK: 1,199,744 shares at June 30, 1997.................................       2,062     --

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and
    outstanding............................................................................      --         --
  Common stock, $0.01 par value, 20,000,000 shares authorized, 5,021,118 and 6,725,350
    issued and outstanding, respectively...................................................         162         97
  Additional paid-in capital...............................................................      45,033      9,650
  Treasury stock, 6,164,034 shares at June 30, 1997........................................     (45,228)    --
  Retained earnings........................................................................       4,108      2,788
                                                                                             ----------  ---------
    Total stockholders' equity.............................................................       4,075     12,535
                                                                                             ----------  ---------
    Total liabilities, redeemable common stock and stockholders' equity....................  $  133,417  $  33,219
                                                                                             ----------  ---------
                                                                                             ----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The consolidated financial statements of the Company and the Predecessor are not comparable in certain respects.

                                               THE COMPANY                 THE PREDECESSOR
                                       ----------------------------  ----------------------------
                                                     SEPTEMBER 8,    JANUARY 1, 1995
                                       YEAR ENDED        1995            THROUGH      YEAR ENDED
                                        JUNE 30,        THROUGH       SEPTEMBER 8,     DECEMBER
                                          1997       JUNE 30, 1996        1995         31, 1994
                                       -----------  ---------------  ---------------  -----------
NET SALES............................   $ 113,400      $  51,995        $  28,991      $  39,411
COST OF SALES........................      64,026         27,685           17,500         24,416
                                       -----------       -------          -------     -----------
    Gross profit.....................      49,374         24,310           11,491         14,995
SALES, MARKETING AND DELIVERY
  EXPENSES...........................      31,168         15,495           10,488         13,459
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................       7,300          2,886            3,659          3,986
AMORTIZATION OF INTANGIBLE ASSETS....         990             94              291            424
                                       -----------       -------          -------     -----------
    Income (loss) from operations....       9,916          5,835           (2,947)        (2,874)
INTEREST EXPENSE.....................       4,179            687            2,576          3,170
OTHER (INCOME) EXPENSE, net..........        (148)            91              (38)           (97)
                                       -----------       -------          -------     -----------
    Income (loss) before income tax
      provision and extraordinary
      loss...........................       5,885          5,057           (5,485)        (5,947)
INCOME TAX PROVISION.................       2,830          2,269           --             --
                                       -----------       -------          -------     -----------
    Income (loss) before
      extraordinary loss.............       3,055          2,788           (5,485)        (5,947)
EXTRAORDINARY LOSS,
  net of tax benefit.................         215         --               --             --
                                       -----------       -------          -------     -----------
    Net income (loss)................   $   2,840      $   2,788        $  (5,485)     $  (5,947)
                                       -----------       -------          -------     -----------
                                       -----------       -------          -------     -----------
INCOME PER SHARE:
  Primary
    Income before extraordinary
      loss...........................   $    0.44      $    0.48
    Extraordinary loss...............       (0.03)
                                       -----------       -------          -------     -----------
    Net income.......................   $    0.41      $    0.48
                                       -----------       -------          -------     -----------
                                       -----------       -------          -------     -----------
  Fully Diluted
    Income before extraordinary
      loss...........................   $    0.42      $    0.48
    Extraordinary loss...............       (0.03)
                                       -----------       -------          -------     -----------
    Net income.......................   $    0.39      $    0.48
                                       -----------       -------          -------     -----------
                                       -----------       -------          -------     -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                      (IN THOUSANDS, EXCEPT COMMON SHARES)

    The consolidated financial statements of the Company and the Predecessor are not comparable in certain respects.

                                                                                                    RETAINED       TOTAL
                                                                        ADDITIONAL                  EARNINGS    STOCKHOLDERS'
                                              COMMON       COMMON        PAID-IN       TREASURY   (ACCUMULATED     EQUITY
                                              SHARES        STOCK        CAPITAL        STOCK       DEFICIT)     (DEFICIT)
                                            -----------  -----------  --------------  ----------  ------------  ------------
                                                                            THE PREDECESSOR
                                            --------------------------------------------------------------------------------
Balance, December 31, 1993................        1,000   $  --         $      250    $   --       $   (4,908)   $   (4,658)
Net loss..................................      --           --             --            --           (5,947)       (5,947)
                                            -----------       -----        -------    ----------  ------------  ------------
Balance, December 31, 1994................        1,000      --                250        --          (10,855)      (10,605)
Net loss..................................      --           --             --            --           (5,485)       (5,485)
                                            -----------       -----        -------    ----------  ------------  ------------
Balance, September 8, 1995................        1,000   $  --         $      250    $   --       $  (16,340)   $  (16,090)
                                            -----------       -----        -------    ----------  ------------  ------------
                                            -----------       -----        -------    ----------  ------------  ------------


                                                                              THE COMPANY
                                            --------------------------------------------------------------------------------
Elimination of Predecessor................       (1,000)  $  --         $     (250)   $   --       $   16,340    $   16,090
Issuance of common stock..................    6,725,350          97          9,650        --           --             9,747
Net income................................      --           --             --            --            2,788         2,788
                                            -----------       -----        -------    ----------  ------------  ------------
Balance, June 30, 1996....................    6,725,350   $      97          9,650        --            2,788        12,535
                                            -----------       -----        -------    ----------  ------------  ------------
Recapitalization:
  Issuance of common stock................    3,566,173          52         22,273        --           --            22,325
  Repurchase of common stock..............   (6,164,034)     --             --           (45,228)      --           (45,228)
  Dividends...............................      --           --             --            --           (1,520)       (1,520)
  Transfer to redeemable common stock.....   (1,199,744)        (17)        (2,045)       --           --            (2,062)
Issuance of common stock:
  Existing shareholders and management....    1,741,602          25         12,075        --           --            12,100
  Acquisition of businesses...............      351,771           5          2,519        --           --             2,524
Tax benefit from exercise of stock
  options.................................      --           --                561        --           --               561
Net income................................      --           --             --            --            2,840         2,840
                                            -----------       -----        -------    ----------  ------------  ------------
Balance, June 30, 1997....................    5,021,118   $     162     $   45,033    $  (45,228)  $    4,108    $    4,075
                                            -----------       -----        -------    ----------  ------------  ------------
                                            -----------       -----        -------    ----------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

    The consolidated financial statements of the Company and the Predecessor are not comparable in certain respects.

                                                                     THE COMPANY                       THE PREDECESSOR
                                                          ----------------------------------  ----------------------------------
                                                                          SEPTEMBER 8, 1995     JANUARY 1, 1995     YEAR ENDED
                                                           YEAR ENDED     THROUGH JUNE 30,     THROUGH SEPTEMBER   DECEMBER 31,
                                                          JUNE 30, 1997         1996                8, 1995            1994
                                                          -------------  -------------------  -------------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................    $   2,840         $   2,788            $  (5,485)        $  (5,947)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization.......................        3,441               598                  925             1,255
    Deferred income taxes...............................        2,631             2,268               --                --
    Changes in operating assets and liabilities, net of
      effect of acquired businesses:
      Decrease (increase) in accounts receivable........       (9,435)           (8,568)                 116               161
      Decrease (increase) in inventories................       (4,273)            1,920                  866               (82)
      Decrease (increase) in prepaid expenses and other
        current assets..................................         (260)             (407)                 350               981
      (Increase) in tree inventories....................         (372)           --                   --                --
      (Increase) in other long-term assets..............         (396)           --                   --                --
      Increase (decrease) in accounts payable...........          596              (556)              (1,660)            1,852
      Increase (decrease) in accrued liabilities........        1,954            (1,207)                 502            (1,499)
      Increase (decrease) in other liabilities..........         (819)             (321)                (834)              559
                                                          -------------         -------              -------       -------------
        Net cash used in operating activities...........       (4,093)           (3,485)              (5,220)           (2,720)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid in business acquisitions, less cash
    acquired............................................      (52,069)           (8,966)              --                --
  Purchases of fixed assets.............................       (6,181)           (1,529)                (260)             (668)
  Proceeds from sale of fixed assets....................           16               835               --                    59
                                                          -------------         -------              -------       -------------
        Net cash used in investing activities...........      (58,234)           (9,660)                (260)             (609)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash overdraft........................................        3,520            --                   --                --
  Issuance of common stock..............................       34,439             9,746               --                --
  Purchase of treasury stock............................      (37,124)           --                   --                --
  Financing and organizational costs....................       (5,584)           --                   --                --
  Dividend paid.........................................         (614)           --                   --                --
  Proceeds from borrowings..............................       98,035             1,936               --                --
  Net borrowings under revolving line of credit.........        3,598             3,791               --                --
  Repayments of long-term debt..........................      (31,882)           (1,627)              (1,526)          (13,095)
  Proceeds from note payable to parent..................       --                --                    7,113            16,810
                                                          -------------         -------              -------       -------------
        Net cash provided by financing activities.......       64,388            13,846                5,587             3,715
NET INCREASE IN CASH AND CASH EQUIVALENTS...............        2,061               701                  107               386
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........          701            --                      405                19
                                                          -------------         -------              -------       -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............    $   2,762         $     701            $     512         $     405
                                                          -------------         -------              -------       -------------
                                                          -------------         -------              -------       -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest............................................    $   3,876         $     936            $   2,447         $   2,455
                                                          -------------         -------              -------       -------------
                                                          -------------         -------              -------       -------------
    Income taxes........................................    $  --             $       2            $  --             $  --
                                                          -------------         -------              -------       -------------
                                                          -------------         -------              -------       -------------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Stock issued for acquisitions.........................    $   2,524         $  --                $  --             $  --
                                                          -------------         -------              -------       -------------
                                                          -------------         -------              -------       -------------
  Issuance of notes receivable in connection with asset
    sale................................................    $   1,170         $  --                $  --             $  --
                                                          -------------         -------              -------       -------------
                                                          -------------         -------              -------       -------------
  Issuance of notes payable in connection with treasury
    stock purchase......................................    $   7,100         $  --                $  --             $  --
                                                          -------------         -------              -------       -------------
                                                          -------------         -------              -------       -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.  BASIS OF PRESENTATION AND NATURE OF OPERATIONS

    The consolidated balance sheets as of June 30, 1997 and 1996, and the consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1997, and the period from inception, September 8, 1995 ("Inception Date"), through June 30, 1996, include the accounts of Color Spot Nurseries, Inc., a Delaware corporation ("Color Spot"), and its wholly owned subsidiaries (collectively referred to as the "Company") reflecting the merger of CSN, Inc. ("CSN," the parent company of Color Spot Nurseries, Inc.) which will occur simultaneously with the consummation of the Company's senior subordinated note, Series A Preferred Stock and warrant offerings into Color Spot Nurseries, Inc. The merger was accounted for as a reorganization of entities under common control; therefore no purchase accounting adjustments were recorded. On September 8, 1995, certain net assets owned by Color Spot, Inc. (the "Predecessor") were acquired by CSN for approximately $12 million. CSN was formed by Heller Equity Capital Corporation ("Heller") and certain members of CSN senior management on September 8, 1995. This transaction was accounted for using the purchase method of accounting. At June 30, 1996, the allocation of the purchase price was based upon preliminary estimates of fair value and was finalized during 1997 upon resolution of a dispute, resulting in an adjustment to the purchase price of approximately $400,000. On December 31, 1996, KCSN Acquisition Corporation, L.P. ("KCSN"), a partnership controlled by Kohlberg & Company, LLC ("Kohlberg") and unrelated to the Company, acquired control of the Company through a series of stock transactions accounted for as a recapitalization. In connection with the recapitalization, CSN borrowed $37.3 million, purchased 6,164,034 shares of its common stock at $7.17 per share, including all shares owned by Heller, which controlled the Company at the time, and certain shares owned by management ($37.1 million in cash and a $7.1 million, 8.0% subordinated convertible note), sold 3,566,173 shares of stock to KCSN and certain members of management for $7.17 per share ($22.3 million) and repaid $14.1 million of its prior indebtedness. In addition, transaction fees of $2.9 million were paid and recorded as a reduction of capital, $1 million of financing fees were paid and recorded as loan fees on the balance sheet, an aggregate dividend to stockholders of record prior to the recapitalization of $1.5 million was declared to the existing stockholders immediately prior to the recapitalization and a prepayment penalty of $415,000 was incurred in connection with the early extinguishment of debt.

    Prior to the Inception Date, the Company was known as Color Spot, Inc., an Oregon corporation (the "Predecessor"). The consolidated statements of operations from January 1, 1995, through September 8, 1995, and for the year ended December 31, 1994, include the accounts of the Predecessor when the Predecessor was owned by PacifiCorp, a utility company. The acquisition of the Predecessor by PacifiCorp in 1993 was accounted for using the purchase method of accounting. The purchase price is reflected in the accounts of the Predecessor.

    The Company is a producer and distributor of packaged bedding plants and flowers, groundcover, and commencing in 1997, Christmas trees. Color Spot's Christmas tree business is conducted through its wholly owned subsidiary, Color Spot Christmas Trees, Inc., and its ornamental plants and shrubs business is conducted through its wholly owned subsidiary, Lone Star Growers L.P. ("Lone Star"). As of June 30, 1997, the Company has 13 facilities located in California, Texas, Arizona and Oregon. The Company sells primarily to general merchandise stores, home improvement stores, retail garden stores and commercial landscapers, located predominantly in California, Texas and other western states.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Color Spot and its wholly owned subsidiaries. All material intercompany amounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash includes cash and cash equivalents that consist of highly liquid investments having maturities of three months or less when acquired. Cash and cash equivalents includes restricted cash of $323,000 which is being held to satisfy an obligation to purchase common stock from certain stockholders through December 1997. This repurchase obligation is included in redeemable common stock on the accompanying consolidated balance sheet.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the average cost method. Tree inventories are stated at average cost and are classified as long-term assets until they are harvested. Inventory costs include material and labor and production costs directly associated with the growing process. Shrink is charged to cost of sales as a period expense.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment purchased in acquisitions are recorded at fair value as prescribed by the purchase method of accounting. Subsequent purchases of property, plant and equipment are recorded at cost.

    Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The following useful lives are used for recognizing depreciation expense:

Land improvements............................................       40 years
                                                                    15 to 20
Buildings....................................................          years
Machinery and equipment......................................  5 to 10 years
Computer equipment...........................................   3 to 5 years
Furniture and fixtures.......................................  5 to 10 years
Leasehold improvements.......................................        5 years

    Major renewals and improvements that extend the useful life of an asset are capitalized; routine maintenance and repairs are expensed as incurred. Upon sale or retirement of assets, the asset cost and related depreciation are removed from the accounts and any related gain or loss is reflected in the company's operating results.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SOFTWARE

    Purchases of software, including internal and external development costs, are capitalized and amortized over three years using the straight-line method.

    INTANGIBLE ASSETS

    Amortization is computed on a straight-line basis over the shorter of estimated useful lives or contract periods. The following useful lives are used for recognizing amortization expense:

Goodwill.....................................................  40 years
Trademarks and patents.......................................  15 years
Organization costs...........................................  5 years
Noncompete agreements........................................  5 years
Loan fees....................................................  Term of debt

    Goodwill represents the excess of cost over the estimated fair value of the net assets of acquired businesses. Should events or circumstances occur subsequent to any business acquisition which bring into question the realizable value or impairment of any component of goodwill, the Company will evaluate the remaining useful life and balance of goodwill and make appropriate adjustments. The Company's principal considerations in determining impairment include the strategic benefit to the Company of the particular business related to the questioned component of goodwill as measured by undiscounted current and expected future operating income levels of that particular business and expected undiscounted future cash flows.

    REDEEMABLE COMMON STOCK

    The Company is required to repurchase shares of Common Stock from certain management stockholders in the event of their termination due to their death or permanent disability. Such repurchases are at fair market value as determined by the Board of Directors. The Board of Directors will retain an independent appraisal firm to assist them in determining the fair market value of the Common Stock on a periodic basis. The difference between the carrying amount of the redeemable Common Stock and its fair value is accreted over the life expectancy of the management stockholders by charging "retained earnings." As a result of the redemption feature, redeemable Common Stock is classified outside of stockholders' equity (irrespective of voting rights of the stock).

    FINANCIAL INSTRUMENTS

    The carrying amounts for cash, receivables and accounts payable approximate fair value due to the short-term nature of these instruments. Other fair value disclosures are in the respective notes.

    In order to decrease its exposure to unfavorable interest rate movements, the Company may from time to time, purchase interest rate protection agreements to cap the interest rates on its floating rate obligations. The purchase price of the interest rate protection agreements is capitalized and amortized over the life of the agreement. Amortization of the purchase price is charged to interest expense. Subsequent to purchase, the Company does not have any cash requirements related to its interest rate cap agreements. If interest rates exceed the interest rate on the interest rate protection agreement, the

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company's counterparty will pay the Company the differential between the interest due on a floating basis and the interest due on the fixed basis. Payments made by the Company's counterparties are recorded in interest expense in the period earned.

    REVENUE RECOGNITION

    Revenue is recognized when products are shipped to the customer. Sales returns and allowances are recorded as a charge against revenue in the period in which the related sales are recognized.

    INCOME TAXES

    Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 utilizes the asset and liability method under which deferred income taxes are recognized for the consequences of temporary differences by applying currently enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

    ASSET IMPAIRMENT

    On July 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets, certain identifiable intangible assets and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement in fiscal 1997.

    LEVERAGE AND FINANCING

    The Company is substantially leveraged. Due to its leveraged nature, the Company may be more vulnerable to extended economic downturns and its flexibility in responding to changing economic and industry conditions may be limited. The degree to which the Company is leveraged could have important consequences to the Company, including the impairment of the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes. The Company's ability to make principal and interest payments on its obligations at maturity will be dependent on a number of factors, many of which are beyond the Company's control, and may be dependent on the Company's future operating performance, which is itself dependent on the availability of new borrowings on terms acceptable to the Company. While management believes that additional financing to meet its anticipated working capital, capital expenditure and acquisition financing requirements will be available on acceptable terms (including the filing of an initial public stock offering which will deleverage the Company), if the Company is unable to obtain such financing, the Company may not be able to take advantage of unanticipated opportunities or otherwise respond to unanticipated competitive pressures. Such inability could have a material adverse effect on the Company.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This new standard defines a fair value based method of accounting for employee stock options and gives companies

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) a choice of recognizing related compensation expense by adopting the new fair value method or continuing to measure compensation under Accounting Principles Board Opinion No. 25 ("APB 25"). If APB 25 is elected, SFAS 123 requires supplemental disclosure to show the effects of using the SFAS 123 measurement criteria (see Footnote 14). The Company elected to continue using the approach prescribed by APB 25, and accordingly, SFAS 123 will not affect the Company's financial position or results of operations.

    COMPREHENSIVE INCOME AND SEGMENTS

    In 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS 131 introduces a new model for segment reporting, called the "management approach." The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. The Company will adopt SFAS 130 and SFAS 131 in fiscal year 1999. The Company believes adoption of SFAS 130 and SFAS 131 will not significantly affect the Company's financial position, results of operations or financial statement presentation.

 3.  CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company sells primarily on 30-day terms, performs credit evaluation procedures on its customers and generally does not require collateral on its accounts receivable because the majority of its customers are large, established retail customers with operations throughout the United States. Most of the Company's sales are in California and Texas. The Company maintains an allowance for potential credit losses. For the year ended June 30, 1997, the periods ended June 30, 1996, and September 8, 1995, and the year ended December 31, 1994, sales to the eight largest customers constituted 75%, 82%, 96% and 80% of net sales, respectively. Sales to the Company's largest customer constituted 39%, 41%, 37% and 31% of net sales in these respective periods. Accounts receivable balances generally correspond with the net sales percentages for the Company's largest customers. The Company's credit risk if the Company's largest customers failed to pay their outstanding receivables would approximate 75% and 82% of the accounts receivable balances as of June 30, 1997 and June 30, 1996, respectively. Because of the credit worthiness of its largest customers, the Company believes its credit risk is mitigated. The loss of, or reduction in orders from, any major retail customer could have a material adverse effect on the Company.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

 4.  INVENTORIES

    Inventories at June 30, 1997 and 1996, consisted of the following (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Current:
  Outdoor flowers and vegetable plants...................................  $  24,385  $   6,291
  Raw materials and supplies.............................................      3,374      1,346
  Tree inventories.......................................................      1,095     --
                                                                           ---------  ---------
    Total current inventories............................................     28,854      7,637

Noncurrent:
  Tree inventories.......................................................        541     --
                                                                           ---------  ---------
    Total inventories....................................................  $  29,395  $   7,637
                                                                           ---------  ---------
                                                                           ---------  ---------

 5.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment as of June 30, 1997 and 1996, consisted of the following (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Land and land improvements...............................................  $   8,621  $   1,656
Greenhouses and buildings................................................      9,029      3,534
Furniture and fixtures...................................................      2,108        225
Machinery and equipment..................................................     10,929      3,135
Leasehold improvements...................................................      2,587        582
Assets under capital leases..............................................        752        539
Construction in progress.................................................        550     --
                                                                           ---------  ---------
                                                                              34,576      9,671
Less: Accumulated depreciation...........................................     (2,802)      (506)
                                                                           ---------  ---------
    Total property, plant and equipment..................................  $  31,774  $   9,165
                                                                           ---------  ---------
                                                                           ---------  ---------

    Depreciation expense for the year ended June 30, 1997, the periods ended June 30, 1996, and September 8, 1995, and the year ended December 31, 1994, was $2,296,000, $504,000, $634,000 and $832,000 respectively. Greenhouses with an original cost of $4,961,000 are in service on property leased by the Company under operating lease agreements.

 6.  NOTES RECEIVABLE

    Notes receivable represent amounts due from third parties relating to land and investment assets acquired and later sold in connection with the acquisition of B&C Growers and Sunrise Growers, Inc. The assets were sold at their carrying values of $1,170,000 and $250,000, respectively; therefore no gain or loss was recognized on the dispositions. The assets which were sold did not contribute to the Company's results of operations. The notes require monthly principal and interest payments ranging from $1,000 to $13,000 with interest rates ranging from 7.5% to 9.0%. Unpaid principal and interest are due between December 2001 and March 2007 and are secured by the underlying assets sold. The carrying amount of the notes receivable approximate fair value.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

 7.  INTANGIBLE ASSETS

    Intangible assets as of June 30, 1997 and 1996, consisted of the following (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Goodwill.................................................................  $  23,971  $     637
Organization costs.......................................................      1,670        295
Financing costs..........................................................      4,352     --
Noncompete agreements....................................................      1,731        894
Other....................................................................        856     --
                                                                           ---------  ---------
                                                                              32,580      1,826
Less: Accumulated amortization...........................................     (1,197)       (94)
                                                                           ---------  ---------
  Total intangible assets................................................  $  31,383  $   1,732
                                                                           ---------  ---------
                                                                           ---------  ---------

 8.  ACQUISITIONS

    During the year ended June 30, 1997, and the period from the Inception Date through June 30, 1996, the Company effected the following acquisitions:

ENTITY                                                                   DATE OF ACQUISITION
----------------------------------------------------------------------  ----------------------
Barcelo's Plant Growers, Inc..........................................  March 1, 1996
NAB Nursery, Inc......................................................  October 1, 1996
B&C Growers...........................................................  October 28, 1996
Sunrise Growers, Inc..................................................  November 18, 1996
Sunnyside Plants, Inc.................................................  January 21, 1997
Lone Star Growers Co..................................................  February 20, 1997
Signature Trees.......................................................  March 14, 1997
Hi-C Nursery..........................................................  April 4, 1997

    The entities acquired are growers and distributors of live plants, except for Signature Trees, which grows and distributes Christmas trees. Financial results of the entities acquired have been included in the results of operations of the Company subsequent to the date of acquisition.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

 8.  ACQUISITIONS (CONTINUED)
    The purchase price, certain costs related to the acquisitions and the allocation of the purchase price to the underlying net assets acquired in the acquisitions of Lone Star Growers Co., Signature Trees and the other acquisitions as a group as of June 30, 1997 and 1996 were as follows (in thousands):

                                               SUNRISE     SUNNYSIDE
                      NAB                     GROWERS,      PLANTS,      LONE STAR     SIGNATURE        HI-C
                 NURSERY, INC.  B&C GROWERS     INC.         INC.       GROWERS CO.    TREES CO.       NURSERY        TOTAL
                 -------------  -----------  -----------  -----------  -------------  -----------  ---------------  ---------
Purchase
  price........    $   1,782     $     935    $   2,416    $   3,270     $  37,305     $   3,175      $   3,536     $  52,419
Organization
  and financing
  costs........          120           210          565          123         1,328           108            159         2,613
                      ------    -----------  -----------  -----------  -------------  -----------        ------     ---------
  Total
    purchase
    price......        1,902         1,145        2,981        3,393        38,633         3,283          3,695        55,032
                      ------    -----------  -----------  -----------  -------------  -----------        ------     ---------
Less: Value
  assigned to
  assets and
  liabilities
  Current
    assets.....        1,018           569          963        2,611        14,322           747          1,975        22,205
  Long-term
    assets.....          785           693        2,212          932        15,616           288          2,028        22,554
  Current
 liabilities...         (783)         (146)        (194)        (761)       (4,656)         (230)        (1,581)       (8,351)
  Debt.........       --              (181)      --           --            (5,000)         (137)        --            (5,318)
                      ------    -----------  -----------  -----------  -------------  -----------        ------     ---------
                       1,020           935        2,981        2,782        20,282           668          2,422        31,090
                      ------    -----------  -----------  -----------  -------------  -----------        ------     ---------
    Goodwill...    $     882     $     210    $  --        $     611     $  18,351     $   2,615      $   1,273     $  23,942
                      ------    -----------  -----------  -----------  -------------  -----------        ------     ---------
                      ------    -----------  -----------  -----------  -------------  -----------        ------     ---------

                    SEPTEMBER 8,
                    1995 THROUGH
                    JUNE 30, 1996
                 -------------------
Purchase
  price........       $   3,029
Organization
  and financing
  costs........             250
                        -------
  Total
    purchase
    price......           3,279
                        -------
Less: Value
  assigned to
  assets and
  liabilities
  Current
    assets.....           4,048
  Long-term
    assets.....           4,937
  Current
 liabilities...          (5,286)
  Debt.........            (420)
                        -------
                          3,279
                        -------
    Goodwill...       $  --
                        -------
                        -------

    The Company accounted for all of these acquisitions under the purchase method of accounting. The allocation of the purchase price to the underlying net assets acquired is based upon preliminary estimates of the fair value of the net assets, which may be revised at a later date. It is anticipated that any purchase price allocation adjustments will be made within one year from the date of acquisition. Management does not believe that the final allocations of the purchase prices will have a material effect on the Company's financial position or results of operations. In connection with the acquisition of Lone Star Growers Co., Signature Trees and the other acquisitions, the Company issued 278,940, 55,788 and 17,434 shares of common stock, respectively, which were valued at $7.17 per share, a price negotiated between the parties. The president of the Company is a 20% partner of Signature Trees. In connection with the acquisition of Signature Trees, the president received $600,000.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

 8.  ACQUISITIONS (CONTINUED)
    Results of operations of the acquired entities subsequent to the purchase date are included in the consolidated financial statements. Pro forma operating results of the Company, assuming the acquisitions, occurred on September 8, 1995, are presented below (in thousands, except share data).

                                                               YEAR ENDED    SEPTEMBER 8, 1995
                                                              JUNE 30, 1997       THROUGH
                                                              -------------    JUNE 30, 1996
                                                               (UNAUDITED)   -----------------
                                                                                (UNAUDITED)
Net sales...................................................      $135,497         $101,374
Income before extraordinary loss............................         1,072             2,796
Income per share before extraordinary loss
  Primary...................................................          0.13              0.36
  Fully diluted.............................................          0.12              0.36
Shares used in per share calculation
  Primary...................................................     8,367,547         7,858,279
  Fully diluted.............................................     8,594,730         7,858,279

    Shares issued in connection with the Company's acquisitions have been included in the calculations as if they were outstanding for all periods presented.

 9.  ACCRUED LIABILITIES

    Accrued liabilities as of June 30, 1997 and 1996, consisted of the following (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Compensation and benefits................................................  $   4,750  $   2,722
Cash overdraft...........................................................      3,520     --
Payable due to related party.............................................        164     --
Other....................................................................      3,961      1,258
                                                                           ---------  ---------
    Total accrued liabilities............................................  $  12,395  $   3,980
                                                                           ---------  ---------
                                                                           ---------  ---------

10.  DEBT

    Debt as of June 30, 1997 and 1996, consisted of the following (in thousands):

                                                                                                 1997       1996
                                                                                               ---------  ---------
Revolving line of credit in the amount of $27,500. Advances under the line accrue interest, at the Company's option, at the prime rate plus 1.25% (9.75% at June 30, 1997), or LIBOR plus 2.75% (8.47% at June 30, 1997). The line is secured by substantially all of the
  Company's assets and expires on June 30, 2002. As of June 30, the line had a provision whereby the principal balance must be reduced below $5,000 for 30 consecutive days annually. This requirement was subsequently increased to $10,000 in July 1997 and has been reflected accordingly in the consolidated balance sheet as of June 30, 1997................  $  12,105  $  --

Revolving line of credit in the amount of $15,000 at June 30, 1996. Advances under the line accrue interest at the prime rate plus 2% (10.25% at June 30, 1996). The line was secured
  by substantially all of the Company's assets and was terminated on December 31, 1996.......     --          3,791

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

10.  DEBT (CONTINUED)

                                                                                                 1997       1996
                                                                                               ---------  ---------
Term loan in the amount of $25,000 obtained in conjunction with the recapitalization at
  December 31, 1996 (as amended on February 20, 1997). The loan requires quarterly principal payments ranging from $450 to $1,400 with all unpaid principal and interest due on June 30,
  2002. The loan bears interest, at the Company's option, at the prime rate plus 1.25% (9.75%
  at June 30, 1997), or LIBOR plus 2.75% (8.47% at June 30, 1997). The loan is secured by
  substantially all of the Company's assets..................................................     23,925     --

Term loan in the amount of $35,000 obtained in conjunction with the recapitalization at
  December 31, 1996 (as amended on February 20, 1997). The loan requires quarterly principal payments ranging from $88 to $5,512 with all unpaid principal and interest due on December
  31, 2003. The loan bears interest at the Company's option, at the prime rate plus 1.75%
  (10.25% at June 30, 1997), or LIBOR plus 3.25% (8.97% at June 30, 1997). The loan is
  secured by substantially all of the Company's assets.......................................     34,825     --

Acquisition loans under a revolving line of $15,000 obtained on February 20, 1997 in conjunction with the financing of certain acquisitions. The loan requires quarterly principal payments beginning January 1, 1998 in an amount equal to a percentage, ranging from 0.25% to 15.91%, of the principal balance on the last day of the calendar quarter, with all unpaid principal and interest due on December 31, 2003. Advances under the acquisition loans accrue interest at the Company's option, at the prime rate plus 1.75%
  (10.25% at June 30, 1997), or LIBOR plus 3.25% (8.97% at June 30, 1997). The loans are
  secured by substantially all of the Company's assets.......................................  $   8,227  $  --

Convertible note payable to the former majority owner of the Company in conjunction with the recapitalization at December 31, 1996. The holder of the note may convert all or any portion of the principal and accrued interest into non-voting common stock, provided that if converted in connection with a public offering, the shares will be converted to voting common stock. The conversion price is $20.09 per share and is subject to adjustments. If not converted, the note requires full payment of principal and all accrued and unpaid interest on December 31, 2004. The note bears interest at 8%. At June 30, 1997, the unpaid accrued interest amount of $284 was capitalized into the original principal balance of
  $7,100.....................................................................................      7,384     --

Amounts due pursuant to noncompete agreements resulting from various acquisitions by the
  Company. The individual agreements require monthly payments ranging from $0.1 to $10 with
  all unpaid principal due on dates ranging from January 1, 2000 through April 4, 2002.......      1,395        829

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

10.  DEBT (CONTINUED)

                                                                                                 1997       1996
                                                                                               ---------  ---------
Other debt consists of equipment notes, bank loans and real estate notes. These debts have varying payment terms (monthly or at maturity). Monthly principal payments range from $0.5 to $8. Two notes are due in full in July 1997 and December 2001, in the amounts of $99 and
  $500, respectively. Interest rates on these debts range from 7.9% to 10.75%, with maturity
  dates ranging from July 1997 through February 2002.........................................      1,620      3,158

Various capital lease obligations were incurred in conjunction with the rental of equipment.
  The leases require monthly principal payments ranging from $0.2 to $13. Interest rates on the leases range from 6% to 17.9%. Maturity dates range from January 1998 through September
  2001.......................................................................................        627        437
                                                                                               ---------  ---------

Total debt...................................................................................     90,108      8,215

Less: Current maturities.....................................................................     (6,700)    (1,430)
                                                                                               ---------  ---------

Long-term portion............................................................................  $  83,408  $   6,785
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The Company has entered into interest rate protection agreements to cap the interest rate on its term and acquisition loans. The principal protected at June 30, 1997 is $36,875,000, at interest rates ranging from 8.5% to 9.8%. The carrying amount of the interest rate protection agreement is $125,000. The interest rate protection agreements were purchased by the Company in order to decrease its exposure to unfavorable interest rate movements. The Company is exposed to credit losses in the event of counterparty nonperformance, but does not currently anticipate any such losses because the counterparties are established, reputable financial institutions. The agreements expire on March 31, 2000. As of June 30, 1997, the agreements were not in-the-money. The revolving line of credit and term loan agreements require that the Company meet certain covenants which, among other things, require maintenance of ratios related to leverage and cash flow, and limit the level of capital expenditures and payment of dividends.

    Maturities of debt and capital leases are as follows (in thousands):

                                                                              CAPITAL
                                                                   DEBT       LEASES       TOTAL
                                                                 ---------  -----------  ---------
1998...........................................................  $   6,436   $     264   $   6,700
1999...........................................................      5,367         203       5,570
2000...........................................................      5,644         158       5,802
2001...........................................................      6,013           2       6,015
2002...........................................................     18,997          --      18,997
Thereafter.....................................................     47,024          --      47,024
                                                                 ---------       -----   ---------
                                                                 $  89,481   $     627   $  90,108
                                                                 ---------       -----   ---------
                                                                 ---------       -----   ---------

    The net book value of the assets held under capital lease obligations was $649,000 and $500,000 at June 30, 1997 and 1996, respectively.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

10.  DEBT (CONTINUED)
    The fair value of long-term debt, including the current portion, approximates fair value because all significant amounts outstanding at June 30, 1997, were issued in the current year and are representative of the terms and interest rates that would be available to the Company at June 30, 1997.

11.  INCOME TAXES

    The provision for income taxes from continuing operations consists of the following (in thousands):

                                            THE COMPANY                    THE PREDECESSOR
                                   ------------------------------  --------------------------------
                                                   SEPTEMBER 8,    JANUARY 1, 1995
                                                       1995            THROUGH        YEAR ENDED
                                    YEAR ENDED        THROUGH       SEPTEMBER 8,     DECEMBER 31,
                                   JUNE 30, 1997   JUNE 30, 1996        1995             1994
                                   -------------  ---------------  ---------------  ---------------
Current:
  Federal........................    $  --           $  --            $  --            $  --
  State and local................       --                   2           --               --
                                        ------          ------           ------           ------
                                        --                   2           --               --
Deferred:
  Federal........................        1,611           1,500             (931)          (2,236)
  State and local................        1,219             767             (249)            (215)
  Valuation allowance............       --              --                1,180            2,451
                                        ------          ------           ------           ------
                                         2,830           2,267           --               --
                                        ------          ------           ------           ------
                                     $   2,830       $   2,269        $  --            $  --
                                        ------          ------           ------           ------
                                        ------          ------           ------           ------

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

11.  INCOME TAXES (CONTINUED)

    The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company's effective income tax rate is as follows:

                                              THE COMPANY                        THE PREDECESSOR
                                   ----------------------------------  ------------------------------------
                                                    SEPTEMBER 8, 1995   JANUARY 1, 1995
                                     YEAR ENDED          THROUGH            THROUGH          YEAR ENDED
                                    JUNE 30, 1997     JUNE 30, 1996    SEPTEMBER 8, 1995  DECEMBER 31, 1994
                                   ---------------  -----------------  -----------------  -----------------
Federal statutory income tax
  rate...........................          34.0%             34.0%             (34.0)%            (34.0)%
State income tax rate, net of
  federal taxes..................           4.9%              6.1%              (5.0)%             (5.0)%
Permanent items:
  Limitation on state net
    operating losses.............           8.2%              4.5%               2.5%               1.4%
  Other..........................           0.9%              0.2%               0.5%               0.6%
Valuation allowance..............        --                --                   36.0%              37.0%
                                            ---               ---              -----              -----
                                           48.0%             44.8%               0.0%               0.0%
                                            ---               ---              -----              -----
                                            ---               ---              -----              -----

    In accordance with current tax regulations, the Company files its tax returns on a cash basis in most jurisdictions. As a result, the Company has accumulated significant net operating losses since inception. In the state of California, utilization of net operating losses is limited to fifty percent of the loss generated; hence the effective tax rate associated with the earnings attributable to California are provided at a rate significantly above the statutory rate. There are no valuation allowances provided on the net operating losses. The benefit is recorded after the effect of the limitation on the use of net operating losses. As a result, the future use of the net operating loss carryforwards will not impact the Company's effective tax rate.

    Deferred tax assets and liabilities are composed of the following at June 30, 1997 and 1996 (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Current deferred tax assets:
  Accounts payable.......................................................  $   3,700  $   1,579
  Accrued liabilities....................................................      3,797      1,585
                                                                           ---------  ---------
    Total current deferred tax assets....................................      7,497      3,164

Noncurrent deferred tax assets:
  Net operating loss carryforward........................................     10,779      2,317
  Depreciation and amortization..........................................        171         51
                                                                           ---------  ---------
    Total noncurrent deferred tax assets.................................     10,950      2,368
                                                                           ---------  ---------
    Total deferred tax assets............................................  $  18,447  $   5,532
                                                                           ---------  ---------
                                                                           ---------  ---------

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

11.  INCOME TAXES (CONTINUED)

                                                                             1997       1996
                                                                           ---------  ---------
Current deferred tax liabilities:
  Receivables............................................................  $  10,007  $   4,519
  Inventory..............................................................     11,272      3,086
  Prepaids...............................................................        274        114
                                                                           ---------  ---------
    Total current deferred tax liability.................................     21,553      7,719
    Total noncurrent deferred tax liability: depreciation................        830         81
                                                                           ---------  ---------
    Total deferred tax liabilities.......................................  $  22,383  $   7,800
                                                                           ---------  ---------
                                                                           ---------  ---------

    At June 30, 1997, the Company has available federal and state net operating loss carryforwards of $29,684,000 and $14,084,000, respectively. The federal net operating losses expire beginning on June 30, 2011.

12.  STOCKHOLDERS' EQUITY

    COMMON STOCK AND REDEEMABLE COMMON STOCK

    The Company has three classes of $0.01 par value common stock with 20,000,000 authorized shares of which 15,000,000 shares are designated as Common Stock (6,073,062 shares outstanding at June 30, 1997), 2,500,000 shares are designated as Non-Voting Common Stock (147,772 shares outstanding at June 30,
1997) and 2,500,000 shares are designated as Class C Common Stock (no shares outstanding at June 30, 1997). Each class of stock is identical but for voting rights and ability to convert into voting stock. The Non-Voting Common Stock and Class C Common Stock have no voting rights.

    The Company is required to repurchase shares of Common Stock from certain management stockholders in the event of their termination due to their death or permanent disability. Such repurchases are at fair market value as determined by the Board of Directors. The Board of Directors will retain an independent appraisal firm to assist them in determining the fair market value of the Common Stock on a periodic basis. The difference between the carrying amount of the redeemable Common Stock and its fair value is accreted over the life expectancy of the management stockholders (on average 30 years) by charging "retained earnings." The current fair market value of the redeemable Common Stock is $11,997,000. In the event of an initial public offering of the Common Stock, the requirement to repurchase shares automatically terminates. As a result of the redemption feature, redeemable Common Stock is classified outside of stockholders' equity (irrespective of voting rights of the stock).

    In addition to the shares issued in connection with the recapitalization (Note 1), and the shares issued to effect the acquisitions (Note 8), the Company issued 1,741,602 shares of common stock to existing stockholders in February 1997 in order to raise capital to complete the acquisition of Lone Star Growers Co. The shares were sold at $7.17 per share, management's estimate of the fair value of the shares on the date of issuance. In September 1995, 4,803,838 shares were issued at $1.45 per share in connection with the formation of the Company. Subsequently, in March 1996, 1,921,512 shares were issued in order to raise capital to complete the acquisition of Barcelo's Plant Growers and in June 1996, 541,572 shares were issued to raise capital for general corporate purposes. The March and June 1996 issuances were at $1.45 per share, management's estimate of the fair value of the shares on the issue dates. All shares were issued for cash.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

12.  STOCKHOLDERS' EQUITY (CONTINUED)
    KCSN, Heller and all of the management stockholders (the "Stockholders") are parties to the Stockholders Agreement which includes certain transfer restrictions, voting agreements and registration rights which survive until December 31, 2006.

    The Stockholders have agreed to (i) consent to any merger, consolidation or sales of all or substantially all of the Company's assets involving an independent third party and approved by a majority of the shares of Common Stock held by KCSN and (ii) vote their shares of Common Stock to elect two members of management (which shall be Michael F. Vukelich and Jerry L. Halamuda so long as they are employed as executive officers of the Company), five KCSN designees and two independent designees reasonably acceptable to KCSN as directors of the Company. Consequently, the Stockholders (assuming the conversion of the Heller
Note) will continue to have significant influence over the policies and affairs of the Company and may be in a position to determine the outcome of corporate actions requiring stockholder approval, including adopting amendments to the Certificate, electing directors and approving or disapproving mergers or sales of all or substantially all of the Company's assets.

    In addition to the voting agreement under the Stockholders Agreement, KCSN and certain members of management are parties to a put/call option agreement dated December 31, 1996 to effect the repurchase by the Company of shares of Common Stock held by such management stockholders at $7.17, the fair value of the shares on the date of the agreement. Under the put/call option agreement, KCSN retained an irrevocable proxy to vote the shares of Common Stock not yet purchased by the Company. As of September 25, 1997, KCSN had an irrevocable proxy to vote 20,211 shares of Common Stock held by the management stockholders. The Company believes that no shares of Common Stock will be subject to the put/call option agreement as of January 1, 1998, as any shares which have not been put to the Company will be called by the Company as of such date.

    With the consummation of the Company's senior subordinated note, Series A Preferred Stock and warrant offerings, the Company will effect a 0.69-for-one reverse stock split. This reverse stock split has been given retroactive effect in the Company's financial statements.

    PREFERRED STOCK

    The Company has an authorized class of $0.01 par value undesignated preferred stock consisting of 1,000,000 shares. The board of directors has authority, without any further vote or action by stockholders, to provide for the issuance of preferred stock shares in series, to establish the relative, participating, optional or other special rights, qualifications or restrictions of the shares of each such series and to determine the voting powers, if any, of such shares. No shares are outstanding at June 30, 1997 and June 30, 1996.

13.  EARNINGS PER SHARE

    Primary earnings per share is computed by dividing net income by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of stock options granted. Fully diluted earnings per share reflects the maximum dilution that would have resulted from the exercise of stock options.

    Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, certain common and common equivalent shares issued at prices below the fair value of the Company's Common Stock at the time of the Offerings have been included in the calculation as if they were outstanding for all periods

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

13.  EARNINGS PER SHARE (CONTINUED)
presented (using the treasury stock method and the estimated fair value of the Company's Common Stock at the time of the Offerings) and disclosed on the consolidated statements of operations.

    In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaces primary earnings per share with basic earnings per share. Basic earnings per share excludes the effect of any potentially dilutive common equivalent shares. Fully diluted earnings per share, now called diluted earnings per share, is still required. The Company will adopt SFAS 128 in its interim financial statements ending December 31, 1997.

    Historical SFAS 128 pro forma and supplemental pro forma earnings (loss) per share is as follows:

                                                                          THE COMPANY
                                                                --------------------------------
                                                                               SEPTEMBER 8, 1995
                                                                 YEAR ENDED         THROUGH
                                                                JUNE 30, 1997    JUNE 30, 1996
                                                                -------------  -----------------
Historical earnings per share:
  Primary.....................................................          0.41             0.48
  Fully diluted...............................................          0.39             0.48

Shares used in per share calculation:
  Primary.....................................................     7,019,587        5,794,702
  Fully diluted...............................................     7,246,770        5,794,702

SFAS 128 pro forma earnings per share:
  Basic.......................................................          0.45             0.48
  Diluted.....................................................          0.41             0.48

Shares used in per share calculation:
  Basic.......................................................     6,410,291        5,794,702
  Diluted.....................................................     7,019,587        5,794,702

Supplemental pro forma loss per share:
  Primary.....................................................         (0.66)
  Fully diluted...............................................         (0.66)
  Shares used in per share calculation:
  Primary.....................................................     6,399,357
  Fully diluted...............................................     6,399,357

    Supplemental earnings per share have been presented to show the effect of the Company's proposed Units Offering as if the Offerings, the recapitalization of the Company, and the issuances of shares in connection with acquisitions, occurred on July 1, 1996. The impact of these transactions is to decrease the number of shares outstanding by 847,413 on a historical, fully diluted basis, to increase interest expense by 1,626,000, to include dividends to holders of Series A Preferred Stock of $5,200,000 and accretion of Series A Preferred Stock and Common Stock to liquidation values of $1,000,000. As a result, net loss to holders of Common Stock would have been $(4,213,000).

14.  STOCK OPTIONS

    In July 1996, the Company adopted the 1996 Stock Incentive Plan (the "1996 Plan") under which eligible employees, directors and consultants of the Company received options to purchase shares of the Company's common stock at a price generally not less than the fair value of the common stock on the date of the grant. Under the 1996 Plan, 1,171,419 options were granted at $1.45 per share (fair value of the stock on the date of grant was $1.45 as determined by the Board of Directors, such grants occurring coincident with independent third party transactions). All options under the 1996 Plan fully vested as a

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

14.  STOCK OPTIONS (CONTINUED)
result of the recapitalization of the Company on December 31, 1996, and 569,417 options were simultaneously exercised. Approximately 602,002 options remain outstanding under the 1996 Plan. On January 1, 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"), under which eligible executives and key employees of the Company received options to purchase shares of the Company's common stock at a price generally not less than the fair value of the common stock on the date of grant. Under the 1997 Plan, 842,493 options were granted at $7.17 or $7.19 per share (the fair value of the stock on the date of grant as determined by the Board of Directors, such grants occurring coincident with independent third party transactions). Options granted under the 1997 Plan are exercisable over a maximum term of ten years from the date of grant and vest in equal annual installments over a four-year period. The options immediately vest upon a change in control of the Company or an initial public offering. No options have been exercised under the 1997 Plan.

    In February 1997, the Company adopted the Special Stock Option Plan (the "Special Plan"), under which eligible employees of the Company received options to purchase shares of the Company's common stock at a price below the fair market value of the common stock on the date of grant. Under the Special Plan, 139,383 options were granted at $1.43 per share. Options granted under the Special Plan are exercisable over a maximum term of ten years from the date of grant and vest in equal annual installments over a four-year period. The options immediately vest upon a change in control of the Company or an initial public offering. As these options are compensatory, compensation expense is being recognized ratably over the vesting period of the options for the difference between the fair market value at the date of grant and the exercise price. In 1997, the Company recognized compensation expense of $67,000 and will recognize annual compensation expense of $200,000 over the vesting period.

    Activity under the three plans is summarized below:

                                                                                   WEIGHTED
                                                                                    AVERAGE
                                                                     OPTIONS    EXERCISE PRICE
                                                                    ----------  ---------------
Outstanding at July 1, 1996.......................................      --
  Granted.........................................................   2,153,295          3.70
  Exercised.......................................................    (569,417)         1.45
                                                                    ----------         -----
Outstanding at June 30, 1997......................................   1,583,878     $    4.49
                                                                    ----------         -----
                                                                    ----------         -----
Options exercisable at year-end...................................     602,002     $    1.45
                                                                    ----------         -----
                                                                    ----------         -----

    There were no forfeitures or expirations during the year ended June 30, 1997.

    The following summarizes information about stock options outstanding at June 30, 1997:

                   OPTIONS
                 OUTSTANDING  WEIGHTED AVERAGE  WEIGHTED AVERAGE
   EXERCISE      AT JUNE 30,     REMAINING        FAIR VALUE OF
     PRICE          1997      CONTRACTUAL LIFE   OPTIONS GRANTED
---------------  -----------  ----------------  -----------------
$  7.17 or 7.19     842,493        9.5 years        $    2.19
           1.45     602,002        9.1 years             0.25
           1.43     139,383        9.7 years             6.17
---------------                                         -----
$          4.49                                     $    1.39
---------------                                         -----
---------------                                         -----

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

14.  STOCK OPTIONS (CONTINUED)
    The fair value of each option granted since June 30, 1996, was estimated on the date of the grant using the Black-Scholes option-pricing model assuming an expected life of six years, a risk-free interest rate of 6.08%, and no expected dividends.

    Had compensation cost for the Company's stock-based compensation plans been determined based upon the fair value at grant dates for awards under those plans consistent with the method prescribed by SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands, except share data):

                                                                                 JUNE 30, 1997
                                                                                 -------------
Net income..................................................  As reported          $   2,840
                                                              Pro forma                1,925

15.  RELATED-PARTY TRANSACTIONS

    During the year ended June 30, 1997, and the period from the Inception Date through June 30, 1996, the Company paid management fees to Heller Investments, Inc. of $279,000 and $135,000, respectively.

    The Company pays Kohlberg a quarterly fee pursuant to a Fee Agreement for certain management services. Under the Fee Agreement, Kohlberg was paid $1,520,000 for services rendered in connection with the December 31, 1996 recapitalization (the "Transaction Fee") and is paid an annual management fee equal to the greater of $300,000 or 3% of the Company's earnings before interest, taxes, depreciation and amortization, subject to a maximum annual payment of $750,000. The total fees expensed for the period from December 31, 1996 to June 30, 1997 was $440,000. For fiscal year 1997, Kohlberg was paid an aggregate of $1,670,000 under the Fee Agreement, including the Transaction Fee.

    The Company's revolving lines of credit, term loans and acquisition line of credit were provided by Credit Agricole Indosuez (Indosuez), a partner in KCSN. Indosuez was paid $3,200,000 in loan fees in fiscal 1997 and the Company incurred interest of $3,882,000 in connection with the amounts outstanding with Indosuez.

    The Company leases certain property that is owned directly or indirectly by certain members of management. Payments pursuant to these operating leases for the year ended June 30, 1997, the periods ended June 30, 1996, and September 8, 1995, and the year ended December 31, 1994 were $276,000, $266,000, $266,000, and $266,000, respectively.

    As part of the recapitalization transaction (see note 1), the Company acquired 603,750 shares of common stock from M.F. Vukelich Co., an entity controlled by the Company's Chairman of the Board and Chief Executive Officer, for a purchase price of $4.3 million.

    In connection with the recapitalization, the Company purchased 730,284 shares from employees during the year at $7.17 per share.

    Included in dividends payable on the accompanying consolidated balance sheets is $872,000 payable to the Chairman of the Board and Chief Executive Officer and to the President of the Company. The dividend will be paid upon consummation of the Company's initial public offering of common stock or the acquisition of the majority of the Company's common stock at a purchase price in excess of $1.45 per share.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

16.  EMPLOYEE BENEFIT PLAN

    The Company adopted a 401(k) plan (the Plan) for employees in September 1995. All employees who meet certain service requirements are eligible to participate. Matching contributions are at the discretion of the Company. The Company made no contributions to the Plan during the year ended June 30, 1997, and the period ended June 30, 1996. The Predecessor had a similar 401(k) plan. All funds under the Predecessor's 401(k) plan were transferred into the Plan.

17.  EXTRAORDINARY LOSS

    In connection with the recapitalization of the Company on December 31, 1996, prepayment penalties of $414,000 were paid in connection with the early extinguishment of debt. The prepayment penalty, net of income taxes of $199,000, was recorded in the accompanying statements of operations as an extraordinary loss.

18.  COMMITMENTS AND CONTINGENT LIABILITIES

    OPERATING LEASES

    The Company leases certain nursery facilities consisting of land and improvements under noncancellable operating leases expiring at various dates through 2012. The Company also leases transportation equipment under operating leases expiring in various years through 2002. Some of the leases have five-year renewal options and some are subject to rental increases based on a change in the Consumer Price Index.

    Total rent expense for the year ended June 30, 1997, the periods ended June 30, 1996, and September 8, 1995, and the year ended December 31, 1994, was approximately $3,493,000, $2,065,000, $1,161,000 and $1,397,000, respectively.

    At June 30, 1997, future minimum rental payments on non-cancellable operating leases are as follows (in thousands):

1998...............................................................  $   3,481
1999...............................................................      3,525
2000...............................................................      3,366
2001...............................................................      2,650
2002...............................................................      1,825
Thereafter.........................................................      5,617
                                                                     ---------
    Total minimum lease payments...................................  $  20,464
                                                                     ---------
                                                                     ---------

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

18.  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
    PURCHASE COMMITMENTS

    The Company has contracts to purchase Christmas trees from third-party growers. Certain of these contracts require the Company to maintain the trees until they are harvested. At June 30, 1997, future minimum purchase commitments under the contracts are as follows (in thousands):

1998................................................................  $   3,142
1999................................................................        232
2000................................................................        193
2001................................................................        162
2002................................................................         52
Thereafter..........................................................     --
                                                                      ---------
  Total minimum purchase commitments................................  $   3,781
                                                                      ---------
                                                                      ---------

    The Company has additional contracts to purchase Christmas trees whereby the amounts payable are dependent upon the number of trees harvested and the year in which they are harvested.

    CONTINGENCIES

    The Company is a party to various legal proceedings, claims and assessments arising in the normal course of its business activities. Based upon information presently available and in light of legal and other defenses and insurance coverage, management does not expect these legal proceedings, claims and assessments, individually or in the aggregate, to have a material adverse impact on the Company's consolidated financial position or operations.

    EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain of its executive officers, with remaining service periods ranging from 1.5 to three years. The agreements provide for certain payments to each officer upon termination of employment, other than as a result of death, disability in most cases or justified cause, as defined. The aggregate estimated commitment under these agreements was $1,549,000 at June 30, 1997.

19.  SUBSEQUENT EVENTS

    ACQUISITIONS

    Subsequent to June 30, 1997, the Company effected the following acquisitions:

ENTITY                                                                    DATE OF ACQUISITION
-----------------------------------------------------------------------  ---------------------
Plants, Inc............................................................  July 31, 1997
Peters' Wholesale Greenhouses, Inc.....................................  July 31, 1997
Wolfe Greenhouses, LLC.................................................  July 31, 1997
Cracon, Inc............................................................  August 5, 1997
Summersun Greenhouse Co................................................  August 11, 1997
Oda Nursery, Inc.......................................................  September 3, 1997

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

19.  SUBSEQUENT EVENTS (CONTINUED)
    The entities acquired are growers and distributors of live plants, except for Cracon, Inc. which grows and distributes Christmas trees. Financial results of the entities will be included in the results of operations of the Company subsequent to the date of acquisition.

    The purchase price, certain costs related to the acquisitions and the allocation of the purchase price to the underlying net assets acquired in these acquisitions were as follows (in thousands):

                                        PETERS WHOLESALE                                   SUMMERSUN
                             PLANTS,      GREENHOUSES,    WOLFE GREENHOUSES    CRACON,    GREENHOUSE       ODA
                              INC.            INC.               LLC            INC.        COMPANY     NURSERIES     TOTAL
                           -----------  ----------------  -----------------  -----------  -----------  -----------  ---------
Purchase price...........   $   4,088      $    5,698         $   6,161       $   1,954    $   7,546    $  16,052   $  41,499
Organization and
  financing costs........         223             394               413              91          286          479       1,886
                           -----------        -------            ------      -----------  -----------  -----------  ---------
    Total purchase
      price..............       4,311           6,092             6,574           2,045        7,832       16,531      43,385

Less: Value assigned to
  assets and liabilities
  Current assets.........         994           1,434             1,355          --            1,693        7,339      12,815
  Long-term assets.......       3,623           3,226             4,242             276        1,520        3,566      16,453
  Current liabilities....      (1,390)         (1,155)             (644)           (240)      (1,035)      (2,875)     (7,339)
  Debt...................        (307)         --                --              --           --           --            (307)
  Long-term liabilities..      --              (1,241)           --              --           --           (3,480)     (4,721)
                           -----------        -------            ------      -----------  -----------  -----------  ---------
                                2,920           2,264             4,953              36        2,178        4,550      16,901
                           -----------        -------            ------      -----------  -----------  -----------  ---------
    Goodwill.............   $   1,391      $    3,828         $   1,621       $   2,009    $   5,654    $  11,981   $  26,484
                           -----------        -------            ------      -----------  -----------  -----------  ---------
                           -----------        -------            ------      -----------  -----------  -----------  ---------

    The Company accounted for all of these acquisitions under the purchase method of accounting. The allocation of the purchase price to the underlying net assets acquired is based upon preliminary estimates of the fair value of the net assets, which may be revised at a later date. It is anticipated that any purchase price allocation adjustments will be made within one year from the date of acquisition. In connection with the acquisitions, the Company issued 39,204 shares of common stock which were valued at $15.94 per share, a price negotiated between the parties.

    FINANCING

    To effect the acquisitions subsequent to June 30, 1997, the Company borrowed $37,300,000. In connection with the borrowings, the Company increased its limit under the revolving line of credit to $37,500,000, increased its $25,000,000 term loan to a $35,000,000 term loan and increased its $35,000,000 term loan to a $55,000,000 term loan. In addition, in connection with its acquisition of Oda Nursery, Inc., the Company issued to the stockholders of Oda Nursery, Inc. a 9% Subordinated Promissory Note (the "Oda Note") with a principal amount of $1,000,000. The Oda Note accrues interest daily at the rate of 9% per annum and is payable on August 31, 2004. Interest is payable monthly in arrears. The Oda
Note is subject to mandatory redemption prior to August 31, 2004 on the nine month anniversary of the date on

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

19.  SUBSEQUENT EVENTS (CONTINUED)
which the Company completes an initial registered public offering of any class of common stock. The Oda Note is prepayable by the Company at any time without premium or penalty.

    EQUITY

    In July 1997, the Company issued 713,127 shares of its common stock for a total cash consideration of $5,120,000. In addition, 39,204 shares were issued in connection with certain acquisitions.

20.  QUARTERLY FINANCIAL DATA--(UNAUDITED)

    Summarized quarterly financial information for the year ended June 30, 1997 and the period from the Inception Date through June 30, 1996 are as follows (in thousands):

                                           SEPTEMBER 26,  DECEMBER 26,   MARCH 27,   JUNE 30,
                                               1996           1996         1997        1997
                                           -------------  ------------  -----------  ---------
1997                                            Q1             Q2           Q3          Q4
-----------------------------------------  -------------  ------------  -----------  ---------
Net sales................................    $  13,437     $   13,165    $  31,049   $  55,749
Gross profit.............................        4,579          4,920       13,716      26,159
Operating income.........................       (1,469)        (1,059)       3,871       8,573
Extraordinary loss, net of tax...........       --             --              215      --
Net income...............................         (820)          (740)         932       3,468
Earnings (loss) per common share before
  extraordinary loss
  Primary................................        (0.12)         (0.12)        0.20        0.50
  Fully diluted..........................        (0.12)         (0.12)        0.19        0.49

    The extraordinary loss has the effect of reducing primary and fully diluted earnings per share by 0.03 in the quarter ended March 27, 1997.

                                           SEPTEMBER 28,  DECEMBER 28,   MARCH 28,   JUNE 30,
                                               1995           1995         1996        1996
                                           -------------  ------------  -----------  ---------
1996                                       Q1 (21 DAYS)        Q2           Q3          Q4
-----------------------------------------  -------------  ------------  -----------  ---------
Net sales................................    $   1,798     $    6,852    $  12,834   $  30,511
Gross profit.............................          120          1,982        8,279      13,929
Operating income.........................         (767)        (1,708)       3,272       5,038
Net income...............................         (485)        (1,099)       1,789       2,583
Earnings (loss) per common share
  Primary................................        (0.08)         (0.20)        0.36        0.40
  Fully diluted..........................        (0.08)         (0.20)        0.36        0.40

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of CSN, Inc.:

    We have audited the accompanying balance sheets of Oda Nursery, Inc. (a California corporation) as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oda Nursery, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California

August 14, 1997

                               ODA NURSERY, INC.

                   BALANCE SHEETS--DECEMBER 31, 1996 AND 1995

                                                                                         1996           1995
                                                                                     -------------  -------------
                                                     ASSETS

CURRENT ASSETS:
  Cash.............................................................................  $     265,597  $     933,061
  Accounts receivable, less allowance for doubtful accounts of $150,000............        164,279        288,506
  Inventories......................................................................      8,684,547      9,541,209
  Prepaid expenses.................................................................         37,437         14,286
  Investment in stock..............................................................         90,140        150,190
  Notes receivable from stockholders...............................................        450,000        676,650
                                                                                     -------------  -------------
    Total current assets...........................................................      9,692,000     11,603,902
PROPERTY, PLANT AND EQUIPMENT, net.................................................        665,928      3,571,833
NET ASSETS HELD FOR DISTRIBUTION...................................................      1,976,588       --
                                                                                     -------------  -------------
    Total assets...................................................................  $  12,334,516  $  15,175,735
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities.........................................  $     113,624  $     277,142
  Long-term debt, net of current maturities........................................        212,175        615,302
  Loan from stockholder............................................................      1,400,000      1,400,000
  Advances under revolving line of credit..........................................        750,100        405,350
                                                                                     -------------  -------------
    Total current liabilities......................................................      2,475,899      2,697,794
LONG-TERM DEBT, net of current maturities..........................................        777,567      1,771,835
                                                                                     -------------  -------------
    Total liabilities..............................................................      3,253,466      4,469,629
                                                                                     -------------  -------------
STOCKHOLDERS' EQUITY:
  Common stock, $100 par value, 5,000 shares authorized, 2,000 shares issued and
    outstanding....................................................................        200,000        200,000
  Retained Earnings................................................................      8,881,050     10,506,106
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................      9,081,050     10,706,106
                                                                                     -------------  -------------
    Total liabilities and stockholders' equity.....................................  $  12,334,516  $  15,175,735
                                                                                     -------------  -------------
                                                                                     -------------  -------------

        The accompanying notes are an integral part of these statements.

                               ODA NURSERY, INC.

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                           1996           1995
                                                                                       -------------  ------------
SALES................................................................................  $  10,613,252  $  9,841,072
COST OF SALES........................................................................      5,999,810     5,246,839
                                                                                       -------------  ------------
    Gross profit.....................................................................      4,613,442     4,594,233

OPERATING EXPENSES:
  Delivery...........................................................................      2,023,041     1,460,423
  Sales and marketing................................................................        501,160       627,761
  General and administrative.........................................................        478,737       398,592
  Depreciation.......................................................................        102,410       160,380
  Write down of property, plant and equipment........................................        770,412       --
  Other expenses.....................................................................         61,892        53,692
                                                                                       -------------  ------------
    Income from operations...........................................................        675,790     1,893,385

INTEREST EXPENSE.....................................................................        337,002       318,182

OTHER INCOME (EXPENSES), net.........................................................        236,156        (1,575)
                                                                                       -------------  ------------
    Net income.......................................................................  $     574,944  $  1,573,628
                                                                                       -------------  ------------
                                                                                       -------------  ------------

        The accompanying notes are an integral part of these statements.

                               ODA NURSERY, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                     COMMON STOCK
                                                                -----------------------    RETAINED
                                                                  SHARES       AMOUNT      EARNINGS         TOTAL
                                                                -----------  ----------  -------------  -------------
BALANCE, December 31, 1994....................................       2,000   $  200,000  $   8,932,478  $   9,132,478
  Net income..................................................      --           --          1,573,628      1,573,628
                                                                     -----   ----------  -------------  -------------
BALANCE, December 31, 1995....................................       2,000   $  200,000  $  10,506,106  $  10,706,106
  Net income..................................................      --           --            574,944        574,944
  Distributions...............................................      --           --         (2,200,000)    (2,200,000)
                                                                     -----   ----------  -------------  -------------
BALANCE, December 31, 1996....................................       2,000   $  200,000  $   8,881,050  $   9,081,050

        The accompanying notes are an integral part of these statements.

                               ODA NURSERY, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                          1996           1995
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES AND OTHER NONRECURRING EXPENSES:
  Net income........................................................................  $     574,944  $   1,573,628
  Adjustments to reconcile net income to net cash provided by operating activities:
    Loss on sale of property, plant and equipment...................................       --               69,051
    Depreciation....................................................................        179,000        170,000
    Write down of land to net realizable value......................................        770,412       --
    Changes in certain assets and liabilities:
      (Decrease) increase in receivables............................................        124,227       (178,725)
      (Decrease) increase in inventories............................................        856,662       (745,650)
      (Increase) decrease in prepaid expenses.......................................        (23,151)        24,829
      Decrease in notes receivable from stockholder.................................        226,650          1,531
      Decrease in accounts payable and accrued expenses.............................       (163,518)      (607,585)
                                                                                      -------------  -------------
        Net cash provided by operating activities...................................      2,545,226        307,079
                                                                                      -------------  -------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.........................................        (98,095)      (146,000)
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................        (98,095)      (146,000)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit......................................................        750,100        405,000
  Payments on line of credit........................................................       (405,350)    (2,000,000)
  Proceeds from issuance of long-term obligations...................................       --            1,152,805
  Principal payments on long-term obligations.......................................     (1,259,345)    (1,500,339)
  Principal payments on loan from stockholder.......................................       --             (100,000)
  Distributions to stockholders.....................................................     (2,200,000)      --
                                                                                      -------------  -------------
        Net cash used in financing activities.......................................     (3,114,595)    (2,042,534)
                                                                                      -------------  -------------
DECREASE IN CASH AND CASH EQUIVALENTS...............................................       (667,464)    (1,881,455)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......................................        933,061      2,814,516
                                                                                      -------------  -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR............................................  $     265,597  $     933,061
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
  Interest..........................................................................  $     337,002  $     355,640
  Income taxes......................................................................         55,000          8,918

        The accompanying notes are an integral part of these statements.

                               ODA NURSERY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

 1.  NATURE OF OPERATIONS:

    ORGANIZATION

    Oda Nursery, Inc., a California corporation (the "Company"), was formed on December 10, 1973, by Harunori Oda, Mitsuka Oda and Richard Tanaka. The Company was formed to acquire, own, operate and manage a nursery business, as well as to acquire, own, sell, mortgage or lease real and personal property.

    DESCRIPTION OF THE BUSINESS

    The Company is an agricultural enterprise specializing in the growth and wholesale of high-quality ornamental plants and shrubs to numerous retailers. The majority of the plants are grown on the Company's 200 acre complex in San Juan Capistrano, California.

 2.  SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed by the Company in preparing its financial statements in accordance with generally accepted accounting principles:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES

    Inventories are carried at the lower of cost or market. Plant inventory cost includes direct production costs and overhead. Raw material inventory cost is determined using the most recent purchase price, which approximates average cost. A portion of the Company's inventory has an average growing period of approximately 18 months. This inventory is classified as a current asset based on the Company's normal operating cycle.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives using the straight-line method as follows:

Buildings and improvements..................................     10 - 24 years
Machinery and equipment.....................................      5 - 10 years
Software, furniture and fixtures............................       3 - 5 years

                               ODA NURSERY, INC.

                           DECEMBER 31, 1996 AND 1995

 2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Total depreciation expense for the years ended December 31, 1996 and 1995 was $179,000 and $170,000, respectively. All repairs and maintenance costs are expensed as incurred.

    REVENUE RECOGNITION

    The Company recognizes revenues when products are shipped. Where appropriate, the Company establishes a reserve for returns and allowances.

    OTHER INCOME (EXPENSES), NET

    Other income (expenses), net is primarily interest income.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Partnership's financial instruments, including accounts receivable, accounts payable and debt, approximates fair value.

    INCOME TAXES

    The Company elected in 1973, under Federal and state tax laws, to be treated under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, income taxes are the obligation of the individual stockholder, except that the Company is taxed on income for state tax purposes at reduced rates. The Company has recorded a provision for income taxes of $33,063 and $822 for the years ended December 31, 1996 and December 31, 1995, respectively, which is included in other expenses. If the Company had been taxed as a C Corporation, the income tax provision and net income would have been $243,203 and $364,804 in 1996 and $629,780 and $944,670 in 1995, assuming an effective tax rate of 40%.

    ASSET IMPAIRMENT

    During the year ended December 31, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS 121 requires that long-lived assets be reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Subsequent to the adoption of SFAS No. 121, the Company wrote down certain land that the Company owned to its fair market value in connection with contemplation of selling the land, located in Beaumont and Lancaster, California. The $770,412 write-down of land is recorded in operating expenses. These sites were appraised by an independent third-party. As discussed in Note 11, these properties do not form part of the purchase agreement.

 3.  CONCENTRATION OF CREDIT RISK:

    The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral, as the majority of its customers well-established companies. Two customers accounted for approximately 70 percent and 50 percent of accounts receivable at December 31, 1996 and 1995, respectively. These same two customers accounted for approximately 38 percent and 41 percent of sales for the years ended December 31, 1996 and 1995, respectively.

                               ODA NURSERY, INC.

                           DECEMBER 31, 1996 AND 1995

 4.  INVENTORIES:

    Inventories consisted of the following at December 31, 1996 and 1995:

                                                                        1996          1995
                                                                    ------------  ------------
Raw materials and supplies........................................  $    655,000  $    707,000
Plant inventory...................................................  $  8,029,547  $  8,834,209
                                                                    ------------  ------------
    Total inventory...............................................  $  8,684,547  $  9,541,209
                                                                    ------------  ------------
                                                                    ------------  ------------

 5.  INVESTMENT IN STOCK:

    As further discussed in Note 7 the Company is required under the terms of its credit agreement to maintain an investment in stock of the bank amounting to
6.83 percent of its outstanding indebtedness.

 6.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment at December 31, 1996 and 1995, consisted of the following:

                                                                      1996           1995
                                                                  -------------  -------------
Land............................................................  $    --        $   2,825,000
Machinery and equipment.........................................      1,722,000      1,685,000
Buildings and improvements......................................        466,000        453,000
Software, furniture and fixtures................................        216,000        184,000
                                                                  -------------  -------------
                                                                      2,404,000      5,147,000
Less: Accumulated depreciation..................................     (1,738,072)    (1,575,167)
                                                                  -------------  -------------
    Total property, plant and equipment.........................  $     665,928  $   3,571,833
                                                                  -------------  -------------
                                                                  -------------  -------------

    As further discussed in Note 10, all of the land held by the Company will be distributed to the Company's stockholders subsequent to the sale of the Company. These assets are classified as net assets held for distribution.

 7.  LINE OF CREDIT

    The Company has a $2,000,000 revolving line of credit with a financial institution under which there was $750,100 and $405,350 outstanding at December 31, 1996 and December 31, 1995, respectively. Advances under the line accrue interest at the bank's reference rate (9.75% and 8.75% at December 31, 1996 and December 31, 1995, respectively). Substantially all of the Company's assets are held as collateral. Borrowings are limited to 75 percent of eligible accounts receivable and 55 percent of the Company's eligible inventory balance, less certain borrowings. Availability at December 31, 1996, was approximately $1,955,000. The line of credit expires on October 6, 1997.

                               ODA NURSERY, INC.

                           DECEMBER 31, 1996 AND 1995

 8.  LONG-TERM DEBT

    Long-term debt at December 31, 1996 and 1995, consisted of the following:

                                                                        1996          1995
                                                                     -----------  ------------
Note payable to bank, with monthly interest payments, interest at the bank's reference rate (9.25 and 9.75 percent at December 31,
  1996 and December 31, 1995, respectively); secured by
  substantially all of the Company's assets; unpaid principal and
  interest due on October 6, 1998..................................  $       100  $  1,152,806

Note payable to bank, with monthly principal and interest payments of $13,084, interest at the bank's reference rate (9.25 and 9.75 percent as of December 31, 1996 and December 31, 1995,
  respectively); secured by substantially all of the Company's
  assets; unpaid principal and interest due on May 1, 2002.........      648,819       733,686

Mortgage payable to an individual, with monthly principal and interest payments of $2,400, interest at an annual rate of 6.5 percent as of December 31, 1996; secured by land; unpaid
  principal and interest due July 13, 2006.........................      206,090       290,000

Stock obligation to bank, with monthly interest payments made at
  9.0 percent at December 31, 1996 and December 31, 1995,
  respectively; unpaid interest due May 1, 2002....................       90,140       150,190

Note Payable under Small Business Loan, with monthly principle and interest payments of $1,960, interest at 6.0 and 3.0 percent at
  December 31, 1996 and December 31, 1995, respectively; unpaid
  principle and interest due February 27, 1997.....................       44,593        60,455
                                                                     -----------  ------------
                                                                         989,742     2,387,137

Less: Current maturities...........................................     (212,175)     (615,302)
                                                                     -----------  ------------
                                                                     $   777,567  $  1,771,835
                                                                     -----------  ------------
                                                                     -----------  ------------

    The provisions of the debt agreements with the bank generally impose restrictions relating to, among other matters, incurrence of additional indebtedness and maintenance of specified amounts of tangible net worth and working capital. In addition, the bank requires the Company to maintain 6.38 percent of outstanding borrowings as an investment in the bank's stock. The investment in stock is reduced as the Company makes principal payments on its other obligations to the bank.

                               ODA NURSERY, INC.

                           DECEMBER 31, 1996 AND 1995

 8.  LONG-TERM DEBT (CONTINUED)
    The annual amount of principle maturities of long-term debt outstanding at December 31, 1996, is as follows:

1997..............................................................  $ 212,175
1998..............................................................    130,424
1999..............................................................    143,244
2000..............................................................    157,342
2001..............................................................    172,870
Thereafter........................................................    173,687
                                                                    ---------
                                                                    $ 989,742
                                                                    ---------
                                                                    ---------

 9.  STOCKHOLDERS' NOTES:

    The following table summarizes the Company's notes with stockholders presented in the balance sheet as of December 31, 1996 and 1995:

                                                                        1996          1995
                                                                    ------------  ------------
Note receivable from stockholder..................................  $    450,000  $    676,650
Loan from stockholder.............................................     1,400,000     1,400,000

    The Company advanced cash to a stockholder and one of his related entities under common ownership in 1992 and 1996 of $675,000 and $450,000, respectively. The note issued in 1992 was repaid during 1996. The note issued in 1996 was repaid during 1997 and accrued interest at 10 percent. Interest received on these notes was $236,000 and $14,000 for the years ended December 31, 1996 and 1995, respectively.

    The Company received cash from one of its stockholders in 1993. This loan is due at the notice of the stockholder and is therefore considered short-term in nature. Interest is payable monthly, at an annual rate of 8 percent. Interest paid on this loan was $112,000 and $112,000 for the years ended December 31, 1996 and 1995, respectively.

10.  SUBSEQUENT EVENT AND NET ASSETS HELD FOR DISTRIBUTION:

    In September 1997, the Company's stockholders sold the Company to Color Spot Nurseries, Inc. The land held by the Company was not part of the sale transaction. It is the Company's intention to sell the land or distribute this land to the stockholders in connection with the sale. This land was written down during the year ended December 31, 1996, by $770,412 based on independent appraisals. The land was not utilized in operations in 1996 and 1995.

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders
Summersun Greenhouse Co.

    We have audited the accompanying balance sheet of the Wholesale Bedding Plant Division of Summersun Greenhouse Co. as of May 31, 1997 and 1996, and the related statements of operations and division equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Wholesale Bedding Plant Division of Summersun Greenhouse Co. as of May 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the financial statements, the accompanying divisional financial statements include allocations of assets, liabilities, revenues and expenses between the divisions comprising the Company. The financial statements include certain allocations of the Company's accounts, as described below, because it was not practical in all cases to specifically identify individual results and balances of the Division. In management's opinion, the method of allocation is reasonable and is representative of the results of operations that would have been realized by the Division on a stand-alone basis, in all material respects. However, because of the assumptions underlying the numerous allocations, the financial statements may not be indicative of future operations, and the Division may have been financed and operated differently as a separate entity.

                                          MOSS ADAMS LLP

Seattle, Washington
June 20, 1997

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.
                                 BALANCE SHEETS
                             MAY 31, 1997 AND 1996

                                                                                         1997           1996
                                                                                     -------------  -------------
                                                     ASSETS

CURRENT ASSETS
  Accounts receivable trade, less allowance for doubtful accounts of $5,000 in 1997
    and 1996.......................................................................  $   2,934,100  $   1,350,500
  Inventories......................................................................      3,091,200      2,093,700
  Prepaid expenses.................................................................         20,000       --
                                                                                     -------------  -------------
    Total current assets...........................................................      6,045,300      3,444,200
PROPERTY AND EQUIPMENT, net........................................................      4,813,800      3,983,300
                                                                                     -------------  -------------
                                                                                     $  10,859,100  $   7,427,500
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                        LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES
  Notes payable....................................................................  $   2,934,100  $   1,350,500
  Accounts payable.................................................................      1,493,500      1,187,300
  Accrued payroll and payroll taxes................................................        164,600         69,500
  Current portion of long-term debt................................................        482,100        276,500
                                                                                     -------------  -------------
    Total current liabilities......................................................      5,074,300      2,883,800
LONG-TERM DEBT, net of current portion.............................................      3,290,100      2,987,300
DIVISIONAL EQUITY..................................................................      2,494,700      1,556,400
                                                                                     -------------  -------------
                                                                                     $  10,859,100  $   7,427,500
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.

                 STATEMENTS OF OPERATIONS AND DIVISIONAL EQUITY

                       YEARS ENDED MAY 31, 1997 AND 1996

                                                                           1997                        1996
                                                                --------------------------  --------------------------
                                                                   AMOUNT       PERCENT        AMOUNT       PERCENT
                                                                ------------  ------------  ------------  ------------
SALES.........................................................  $  8,677,300      100.8 %   $  8,030,700      102.1 %
  Less sales discounts and allowances.........................        77,300        0.8          163,900        2.1
                                                                ------------      -----     ------------      -----

NET SALES.....................................................     8,600,000      100.0        7,866,800      100.0

COST OF GOODS SOLD............................................     4,174,700       48.5        4,187,600       53.2
                                                                ------------      -----     ------------      -----
  Gross profit................................................     4,425,300       51.5        3,679,200       46.8

OPERATING EXPENSES............................................     3,827,100       44.5        3,820,700       48.6
                                                                ------------      -----     ------------      -----
  Income from operations......................................       598,200        7.0         (141,500)      (1.8)
                                                                ------------      -----     ------------      -----
OTHER INCOME (EXPENSE)
  Interdivisional rental income...............................       325,000        3.8          111,000        1.4
  Interest expense............................................      (428,100)      (5.0)        (392,100)      (5.0)
  Other.......................................................        26,200        0.3           (3,400)      (0.0)
                                                                ------------      -----     ------------      -----
                                                                     (76,900)      (0.9)        (284,500)      (3.6)
                                                                ------------      -----     ------------      -----
NET INCOME (LOSS).............................................       521,300        6.1 %       (426,000)      (5.4)%
                                                                                  -----                       -----
                                                                                  -----                       -----
DIVISIONAL EQUITY
  Beginning of year...........................................     1,556,400                   2,154,700

  Interdivisional transfers...................................       417,000                    (172,300)
                                                                ------------                ------------
  End of year.................................................  $  2,494,700                $  1,556,400
                                                                ------------                ------------
                                                                ------------                ------------

   The accompanying notes are an integral part of these financial statements.

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.

                            STATEMENTS OF CASH FLOWS

                       YEARS ENDED MAY 31, 1997 AND 1996

                                                                                           1997           1996
                                                                                       -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..................................................................  $     521,300  $   (426,000)
  Adjustments to reconcile net income (loss) to cash flows from operating activities.......................................................................
    Depreciation.....................................................................        372,200       348,400
    Changes in assets and liabilities
      Trade accounts receivable......................................................     (1,583,600)    1,293,100
      Inventories....................................................................       (997,500)      (26,800)
      Prepaid expenses...............................................................        (20,000)      --
      Accounts payable...............................................................        306,200        39,300
      Accrued liabilities............................................................         95,100       (45,400)
                                                                                       -------------  ------------
                                                                                          (1,306,300)    1,182,600
                                                                                       -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment..............................................     (1,202,700)     (187,900)
                                                                                       -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in notes payable........................................................      1,583,600      (578,400)
  Long-term borrowing................................................................        798,900       --
  Principal payments on long-term debt...............................................       (290,500)     (244,000)
  Net transfer of cash from other divisions..........................................        417,000      (172,300)
                                                                                       -------------  ------------
                                                                                           2,509,000      (994,700)
                                                                                       -------------  ------------

CHANGE IN CASH.......................................................................       --             --

CASH BALANCE,
  Beginning of year..................................................................       --             --
                                                                                       -------------  ------------
  End of year........................................................................  $    --        $    --
                                                                                       -------------  ------------
                                                                                       -------------  ------------

SUPPLEMENTAL CASH FLOW DISCLOSURE
  Cash paid for interest.............................................................  $     415,600  $    398,200
                                                                                       -------------  ------------
                                                                                       -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.

                         NOTES TO FINANCIAL STATEMENTS

                             MAY 31, 1997 AND 1996

NOTE 1--OPERATIONS AND BASIS OF PRESENTATION

    OPERATIONS--The Wholesale Bedding Plant Division (the "Division") is a division of Summersun Greenhouse Co. (the "Company"). The Company was incorporated in the State of Washington in 1978. It operates as a horticultural producer and wholesaler in the Pacific Northwest. The Division's sales, including interdivisional sales, accounted for approximately 80% of the Company's overall sales in 1997 and 1996. Other operations of the Company include the Terra Plug Division ("Terra Plug") which produces a proprietary product using a patented growing process, a retail nursery operation and a day care facility for Company employees.

    BASIS OF PRESENTATION--The accompanying divisional financial statements are intended to present the assets, liabilities, revenues, expenses and cash flows attributable to the Division and do not represent a complete presentation of the Company's financial position, results of operations and cash flows. The financial statements include certain allocations of the Company's accounts, as described below, because it was not practical in all cases to specifically identify individual results and balances of the Division. In management's opinion, the method of allocation is reasonable and the results are representative of the results of operations that would have been realized by the Division on a stand-alone basis, in all material respects. However, because the statements reflect numerous allocations, they may not be indicative of future operations, and the Division may have been financed and operated differently as a separate entity. The amounts presented in the divisional statements were determined as described below.

    - Accounts Receivable and Accounts Payable--Accounts receivable and accounts payable consist of amounts specifically identifiable with the sales and purchasing activity of the Division.

    - Inventories--Inventories consist of those items specifically identifiable with the operations of the Division.

    - Prepaid Expenses--Prepaid expenses represent approximately 85% of the Company's prepaid insurance.

    - Property and Equipment--Property and equipment consist of those assets specifically identifiable with the operations of the Division.

    - Notes Payable--Short-term notes payable are recorded at an amount equal to the balance of trade accounts receivable net of the allowance for doubtful accounts.

    - Long-Term Debt--Long-term debt is allocated based on the relationship of the cost of the Division's property and equipment to the cost of Company-wide property and equipment.

    - Interdivisional Transfers--No cash is reflected in the accompanying financial statements. The Company transfers cash as needed in order to allow the Division to meet its operational cash flow needs. All transfers of cash or other assets are recorded as changes to divisional equity.

    - Sales--Sales include amounts for the sale of wholesale bedding plants. Included in total sales in 1997 and 1996, respectively, is $217,800 and $161,600 of sales to the Company's retail operation.

    - Cost of Goods Sold--Cost of goods sold consists of the cost of wholesale bedding plants sold. Included in the determination of cost of goods sold in 1997 and 1996, respectively, is $48,300 and $286,900 of net purchases from the Company's Terra Plug Division.

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             MAY 31, 1997 AND 1996

NOTE 1--OPERATIONS AND BASIS OF PRESENTATION (CONTINUED)
    - Operating Expenses--Administrative salaries are allocated based on personnel's estimated time devoted to the Division. All other operating expenses were charged to the Division based on specific identification of costs incurred.

    - Interdivisional Rent--The Division charges Terra Plug rent for the use of its greenhouses to grow Terra Plug plants prior to their being transplanted to the Company's fields. During 1997, the Division charged Terra Plug rent of $325,000. This amount was based on management's computation of estimated profits the Division would have realized had the greenhouse space been used in the production of wholesale bedding plants. During 1996, the Division charged Terra Plug rent of $111,000. This amount was based on management's computation of estimated operating costs per square foot for the space rented.

    - Interest Expense--Interest expense is allocated based on the balances of the notes payable and long-term debt allocated to the Division.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    At May 31, 1997, the Division had significantly greater quantities of living plants than in prior years. Due to unusually cool and wet weather conditions in the Pacific Northwest, sales in June 1997 were not significantly greater than in June 1996. There is a possibility that some loss may occur on disposition of the aggregate living plant inventory. However, no accurate estimate of the amount of loss, if any, can be made and thus no provision for such loss has been included in the accompanying financial statements.

    INVENTORIES--Inventories are stated at the lower of cost or market. Cost of living plant inventory is estimated based on the relationship of direct growing costs to wholesale sales during the months of March, April and May. Crops on hand at May 31 are primarily short-term in nature as this time frame is the fastest growing period of the Company's production cycle. The direct growing costs during the months of March, April and May are therefore those costs which directly relate to the crops included in inventories at May 31. As there is a broad mix of crops on hand at May 31, the Company applies the average cost of sales percentage to the lowest wholesale value of all crops on hand as of May 31 to derive cost of living plant inventory. The cost of raw materials and supplies is determined using the first-in, first out (FIFO) method.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, ranging from 5 to 25 years.

    ADVERTISING COSTS--The Division expenses advertising costs as they are incurred. Advertising expense was $101,900 and $67,100 in 1997 and 1996, respectively.

    INCOME TAXES--The Company, with consent of its stockholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, the accompanying

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             MAY 31, 1997 AND 1996

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial statements include no provision for federal income taxes. If the Division were taxed as a C Corporation, the provision for income taxes would have been $208,500 in 1997 and the income tax benefit would have been $170,400, (assuming an effective income tax rate of 40%). As a result, "Net income (loss)" would have been $312,800 and $(255,600) in 1997 and 1996, respectively.

NOTE 3--CONDENSED COMPANY FINANCIAL INFORMATION

    The following is a condensed balance sheet of the Company as of May 31, 1997 and 1996 showing the Wholesale Bedding Plant Division as it relates to the
Company:

                                 BALANCE SHEET
                                  MAY 31, 1997

                                                     WHOLESALE
                                                      BEDDING
                                                       PLANT         OTHER
                                                     DIVISION      DIVISIONS        TOTAL
                                                   -------------  ------------  -------------
Current assets...................................  $   6,045,300  $  1,082,200  $   7,127,500
Property and equipment, net......................      4,813,800       820,900      5,634,700
Other assets.....................................       --             919,000        919,000
                                                   -------------  ------------  -------------
                                                   $  10,859,100  $  2,822,100  $  13,681,200
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Current liabilities..............................  $   5,074,300  $  1,265,500  $   6,339,800
Long-term debt...................................      3,290,100       580,600      3,870,700
Stockholders' equity.............................      2,494,700       976,000      3,470,700
                                                   -------------  ------------  -------------
                                                   $  10,859,100  $  2,822,100  $  13,681,200
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------

                                  MAY 31, 1996

Current assets..........................  $    3,444,200   $   1,291,600   $    4,735,800
Property and equipment, net.............       3,983,300       1,077,100        5,060,400
Other assets............................        --               753,400          753,400
                                          --------------   -------------   --------------
                                          $    7,427,500   $   3,122,100   $   10,549,600
                                          --------------   -------------   --------------
                                          --------------   -------------   --------------
Current liabilities.....................  $    2,883,800   $     712,100   $    3,595,900
Long-term debt..........................       2,987,300         527,200        3,514,500
Stockholders' equity....................       1,556,400       1,882,800        3,439,200
                                          --------------   -------------   --------------
                                          $    7,427,500   $   3,122,100   $   10,549,600
                                          --------------   -------------   --------------
                                          --------------   -------------   --------------

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             MAY 31, 1997 AND 1996

NOTE 3--CONDENSED COMPANY FINANCIAL INFORMATION (CONTINUED)
    The Company has recorded certain payments to stockholders as notes receivable, which are included in other assets in the balance sheets above. Subsequent to May 31, 1997, the notes receivable were repaid out of proceeds from the sale of the Wholesale Bedding Plant Division.

    The following is a condensed statement of operations of the Company for the years ended May 31, 1997 and 1996 showing the Wholesale Bedding Plant Division as it relates to the Company:

                            STATEMENT OF OPERATIONS
                            YEAR ENDED MAY 31, 1997

                                     WHOLESALE                   INTERDIVISIONAL
                                   BEDDING PLANT      OTHER        SALES AND
                                     DIVISION       DIVISIONS      PURCHASES        TOTAL
                                   -------------  -------------  -------------  -------------
Sales, net.......................  $   8,600,000  $   3,096,900   $  (714,300)  $  10,982,600
Cost of goods sold...............      4,174,700      1,852,800      (714,300)      5,313,200
                                   -------------  -------------  -------------  -------------
  Gross profit...................      4,425,300      1,244,100       --            5,669,400
Operating expenses...............      3,827,100      1,230,800       --            5,057,900
                                   -------------  -------------  -------------  -------------
  Operating income...............        598,200         13,300       --              611,500
Other expense....................        (76,900)      (503,100)      --             (580,000)
                                   -------------  -------------  -------------  -------------
Net income (loss)................  $     521,300  $    (489,800)  $   --        $      31,500
                                   -------------  -------------  -------------  -------------
                                   -------------  -------------  -------------  -------------

                            YEAR ENDED MAY 31, 1996

Sales, net................  $7,866,800  $2,445,200   $(523,400)  $9,788,600
Cost of goods sold........   4,187,600   1,063,500    (523,400)   4,727,700
                            ----------  ----------  -----------  ----------
  Gross profit............   3,679,200   1,381,700      --        5,060,900
Operating expenses........   3,820,700   1,110,600      --        4,931,300
                            ----------  ----------  -----------  ----------
  Operating income
    (loss)................    (141,500)    271,100      --          129,600
Other expense.............    (284,500)   (247,500)     --         (532,000)
                            ----------  ----------  -----------  ----------
Net loss..................  $ (426,000) $   23,600   $  --       $ (402,400)
                            ----------  ----------  -----------  ----------
                            ----------  ----------  -----------  ----------

NOTE 4--INVENTORIES

    At May 31, inventories consisted of the following:

                                                                        1997          1996
                                                                    ------------  ------------
Living plants.....................................................  $  2,414,500  $  1,388,300
Raw materials and supplies........................................       676,700       705,400
                                                                    ------------  ------------
                                                                    $  3,091,200  $  2,093,700
                                                                    ------------  ------------
                                                                    ------------  ------------

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             MAY 31, 1997 AND 1996

NOTE 5--PROPERTY AND EQUIPMENT

    At May 31, property and equipment consisted of the following:

                                                                        1997
                                                      ----------------------------------------
                                                                    ACCUMULATED     NET BOOK
                                                          COST      DEPRECIATION     VALUE
                                                      ------------  ------------  ------------
Greenhouses.........................................  $  4,387,300  $  1,197,900  $  3,189,400
Operating equipment.................................     2,597,500     1,604,100       993,400
Land, buildings and improvements....................       691,300        60,300       631,000
                                                      ------------  ------------  ------------
                                                      $  7,676,100  $  2,862,300  $  4,813,800
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------


                                                                        1996
                                                      ----------------------------------------
                                                                    ACCUMULATED     NET BOOK
                                                          COST      DEPRECIATION     VALUE
                                                      ------------  ------------  ------------
Greenhouses.........................................  $  3,562,400  $  1,042,600  $  2,519,800
Operating equipment.................................     2,407,400     1,422,100       985,300
Land, buildings and improvements....................       519,100        40,900       478,200
                                                      ------------  ------------  ------------
                                                      $  6,488,900  $  2,505,600  $  3,983,300
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    During 1997 and 1996, depreciation expense totaled $372,200 and $348,400, respectively.

NOTE 6--NOTES PAYABLE

    The Company has a line of credit agreement with a bank providing for borrowing up to $3,000,000, as limited by accounts receivable and inventories. The line bears interest at prime plus .375% and is collateralized by accounts receivable and inventories. The line of credit agreement matures August 31, 1997, and is subject to certain financial covenants.

    The Company has a line of credit agreement with another bank providing for borrowing up to $457,500. The line bears interest at prime plus 2% and is secured by a mortgage on real property. The line of credit agreement matures June 15, 1997.

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             MAY 31, 1997 AND 1996

NOTE 7--LONG-TERM DEBT

    At May 31, long-term debt consisted of the following:

                                                                        1997          1996
                                                                    ------------  ------------
Notes payable to a cooperative agricultural lender in monthly installments attributable to the Division totaling $46,500 including interest at variable rates up to 260 basis points over the lender's discount note rates with future rate change options available, collateralized by substantially all assets and
  guaranteed by stockholders, maturing at various times from
  December 1997 to October 2009...................................  $  3,573,400  $  3,016,500
Note payable to Small Business Administration in monthly
  installments attributable to the Division of $4,300 including interest at 4%, collateralized by deeds of trust on real estate
  and guaranteed by stockholders, maturing May 2001...............       191,600       236,500
Note payable to bank in monthly installments attributable to the
  Division of $300 including interest at 9%, collateralized by
  vehicles, maturing July 15, 1999................................         7,200        10,800
                                                                    ------------  ------------
                                                                       3,772,200     3,263,800
Less current portion..............................................       482,100       276,500
                                                                    ------------  ------------
                                                                    $  3,290,100  $  2,987,300
                                                                    ------------  ------------
                                                                    ------------  ------------

    Future principal payments on long-term debt for years ending May 31 are summarized as follows:

1998........................................................  $     482,100
1999........................................................        328,200
2000........................................................        300,900
2001........................................................        281,800
2002........................................................        254,300
Thereafter..................................................      2,124,900
                                                              -------------
                                                              $   3,772,200
                                                              -------------
                                                              -------------

    Under the terms of its loan agreements with the cooperative agricultural lender and the bank, the Company is subject to various covenants, including requirements to maintain certain financial ratios and minimum levels of tangible net worth.

                      THE WHOLESALE BEDDING PLANT DIVISION
                                       OF
                            SUMMERSUN GREENHOUSE CO.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             MAY 31, 1997 AND 1996

NOTE 8--RETIREMENT PLAN

    The Company sponsors a salary deferral and profit sharing plan meeting the requirements of Internal Revenue Code 401(k) for qualified plans. The plan covers substantially all employees with one year of service who have attained the age of 21 years and work 1,000 hours or more per year. Employees may defer up to 10% of their annual compensation, not to exceed certain limitations established by the Internal Revenue Code.

    Company contributions to the plan are discretionary and may not exceed 25% of an employee's compensation or $30,000. During 1997, Company contributions attributable to the Division totaled $12,000. No contributions were made to the Plan in 1996.

NOTE 9--MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

    MAJOR CUSTOMERS--During 1997, approximately 41% of the Division's sales were derived from four customers. At May 31, 1997, $1,618,300 was due from these customers. During 1996, approximately 37% of the Division's sales were derived from a single customer. At May 31, 1996, $63,000 was due from this customer.

    CONCENTRATIONS OF CREDIT RISK--Financial instruments that potentially subject the Division to concentrations of credit risk consist principally of accounts receivable. The Division grants credit to customers and generally does not require collateral or other security. Customers are concentrated in the agricultural nursery and retail industry throughout the United States and are concentrated in the States of Washington, Oregon, and Idaho. The Division has not experienced a history of significant credit-related losses.

NOTE 10--PURCHASE COMMITMENT

    During fiscal year 1997, the Company entered into an agreement to purchase agricultural land for $1,000,000. The purchase is to take place in three phases over the next three years. As of May 31, 1997, the Company has paid earnest money of approximately $27,000 in connection with the purchase.

NOTE 11--SUBSEQUENT EVENT

    Subsequent to May 31, 1997, management signed a letter of intent to sell certain assets of the Wholesale Bedding Plant Division. Consummation of the transaction is dependent upon final agreement of the terms of sale.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and

Stockholders of CSN, Inc.:

    We have audited the accompanying balance sheet of Cracon, Inc. (a Florida corporation) as of December 31, 1996, and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cracon, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois

July 31, 1997

                                  CRACON, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............  $    13,993
  Accounts receivable:
    Trade, net of allowances of
      $50,000...........................    2,386,873
    Related party.......................      392,271
  Prepaid expenses......................        2,145
                                          -----------
      Total current assets..............    2,795,282
TREE INVENTORIES........................    1,371,226
PROPERTY AND EQUIPMENT, net.............      262,181
                                          -----------
      Total assets......................  $ 4,428,689
                                          -----------
                                          -----------

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable:
    Other...............................  $ 1,335,076
    Related parties.....................      475,000
  Accounts payable......................    1,179,820
  Accrued liabilities...................      156,938
  Current portion of long-term debt.....        9,811
                                          -----------
      Total current liabilities.........    3,156,645

LONG-TERM DEBT, net of current
 portion................................       40,192
                                          -----------
      Total liabilities.................    3,196,837
                                          -----------
STOCKHOLDERS' EQUITY:
  Common stock, $10 par value; 50 shares
    authorized, issued and
    outstanding.........................          500
  Retained earnings.....................    1,231,352
                                          -----------
      Total stockholders' equity........    1,231,852
                                          -----------
      Total liabilities and
        stockholders' equity............  $ 4,428,689
                                          -----------
                                          -----------

        The accompanying notes are an integral part of these statements.

                                  CRACON, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

NET SALES...............................  $ 3,419,358

COST OF SALES...........................    2,094,801
                                          -----------
    Gross profit........................    1,324,557

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................      873,066
                                          -----------
    Income from operations..............      451,491

INTEREST EXPENSE, net...................      143,159
                                          -----------
    Net income..........................      308,332

RETAINED EARNINGS, DECEMBER 31, 1995....      993,020

DIVIDENDS...............................      (70,000)
                                          -----------
RETAINED EARNINGS, DECEMBER 31, 1996....  $ 1,231,352
                                          -----------
                                          -----------

         The accompanying notes are an integral part of this statement.

                                  CRACON, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................................  $ 308,332
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...............................................     17,249
    Changes in certain assets and liabilities:
      Increase in receivables...................................................   (107,921)
      Decrease in tree inventories..............................................     73,107
      Decrease in other assets..................................................     20,000
      Decrease in trade payables................................................   (533,513)
      Increase in accrued liabilities...........................................     29,671
                                                                                  ---------
        Net cash used in operating activities...................................   (193,075)
                                                                                  ---------
CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of fixed assets..................    (13,001)
                                                                                  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable.......................................    775,409
  Repayments of notes payable...................................................   (435,000)
  Dividends paid................................................................    (91,000)
  Repayment of other long-term debt.............................................    (38,635)
                                                                                  ---------
        Net cash provided by financing activities...............................    210,774
                                                                                  ---------
        Net increase in cash....................................................      4,698

CASH AT BEGINNING OF YEAR.......................................................      9,295
                                                                                  ---------
CASH AT END OF YEAR.............................................................  $  13,993
                                                                                  ---------
                                                                                  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest........................................  $ 141,192
                                                                                  ---------
                                                                                  ---------

        The accompanying notes are an integral part of these statements.

                                  CRACON, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION

    Cracon, Inc. (the "Company"), an S corporation, is a grower, broker and distributor of Christmas trees. The Company sells primarily to general merchandise chain stores, home improvement chain stores and retail garden stores.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers cash held in banks and deposits with maturities of three months or less to be cash and cash equivalents. All overdraft balances have been reclassified to current liabilities.

    INVENTORIES

    Inventories consist primarily of Christmas trees and are carried at the lower of cost or market. Cost is determined using the average cost incurred to purchase or plant and maintain the inventory. Tree inventories are classified as long-term until the trees are cut and ready for sale. The Company is dependent on several vendors for a large portion of its inventory.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost and are depreciated over their estimated useful lives using accelerated methods as follows:

Machinery and equipment.............  7 years
Vehicles............................  5 years
Leasehold improvements..............  lease term

    Repairs and maintenance are charged to operations as incurred, and expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets.

    REVENUE RECOGNITION

    Revenues are recognized when products are shipped and all significant obligations of the Company have been completed.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's financial instruments, including accounts receivable, accounts payable and debt, approximates fair value.

                                  CRACON, INC.

                               DECEMBER 31, 1996

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES

    The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended, by consent of its stockholders. Therefore, the Company generally does not pay federal income taxes on its income. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company's taxable income. If the Company had been taxed as a C Corporation, the provision for income taxes would have been $123,000 and net income would have been $185,332 assuming an effective tax rate of 40%.

    ASSET IMPAIRMENT

    On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). SFAS 121 requires that long-lived assets, certain identifiable intangibles and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement in fiscal 1996.

2.  CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company sells primarily on net 30-day terms, performs credit evaluation procedures, and generally does not require collateral. The Company maintains allowances for potential credit losses and does not currently foresee a credit risk associated with these receivables. Four customers accounted for approximately 76 percent of accounts receivable as of December 31, 1996. These same four customers accounted for approximately 72 percent of sales for the year ended December 31, 1996.

3.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following at December 31, 1996:

Land..............................................................  $ 209,279
Machinery and equipment...........................................     93,634
Vehicles..........................................................     49,766
Leasehold improvements............................................     26,350
                                                                    ---------
    Total property and equipment..................................    379,029
Less: Accumulated depreciation....................................   (116,848)
                                                                    ---------
Property and equipment, net.......................................  $ 262,181
                                                                    ---------
                                                                    ---------

    Depreciation expense for the year ended December 31, 1996, was $17,249.

4.  NOTES PAYABLE:

    Notes payable are due at various dates through December 31, 1997. Interest is payable annually or quarterly at various rates. At December 31, 1996, the weighted average interest rate was 10.9 percent.

                                  CRACON, INC.

                               DECEMBER 31, 1996

4.  NOTES PAYABLE: (CONTINUED)
    Certain of the note holders are employees or relatives of the current shareholders of the Company. Amounts due to these note holders have been classified as notes payable--related parties in the accompanying balance sheet. During 1996, the Company incurred $51,200 in interest on these related party notes payable.

5.  LONG-TERM DEBT:

    Long-term debt as of December 31, 1996 consists of the following:

Mortgage note payable to individuals; annual principal payments of
  $4,633 through February 2003; interest payable annually at 9.5 percent; secured by the underlying property......................  $  32,434

Mortgage note payable to a bank; monthly principal and interest payments of $591 through November 1999; interest at 9.5 percent;
  secured by the underlying property...............................     17,569
                                                                     ---------
                                                                        50,003
Less: Current portion..............................................     (9,811)
                                                                     ---------
                                                                     $  40,192
                                                                     ---------
                                                                     ---------

    Future maturities of long-term debt as of December 31, 1996 are as follows:

1997...............................................................  $  14,811
1998...............................................................     14,361
1999...............................................................     12,749
2000...............................................................      6,393
2001...............................................................      5,953
Thereafter.........................................................     10,588
                                                                     ---------
                                                                        64,855
Less: Amount representing interest.................................     14,582
                                                                     ---------
                                                                     $  50,003
                                                                     ---------
                                                                     ---------

6.  COMMITMENTS AND CONTINGENT LIABILITIES:

    LEASES

    The Company leases certain growing facilities under noncancellable operating leases expiring at various dates through 2005. Total rent expense for the year ended December 31, 1996, was $12,115.

                                  CRACON, INC.

                               DECEMBER 31, 1996

6.  COMMITMENTS AND CONTINGENT LIABILITIES: (CONTINUED)
    As of December 31, 1996, future minimum rental payments required under noncancellable operating leases are as follows:

1997...............................................................  $   7,945
1998...............................................................      7,045
1999...............................................................      6,045
2000...............................................................      6,045
2001...............................................................      2,790
Thereafter.........................................................      1,750
                                                                     ---------
                                                                     $  31,520
                                                                     ---------
                                                                     ---------

    PURCHASE COMMITMENTS

    The Company has contracts to purchase Christmas trees from third-party growers. Certain of these contracts require the Company to maintain the trees until they are harvested. The Company will pay for any trees it harvests at a price per tree. As of December 31, 1996, the Company has $207,550 in purchase contracts.

7.  RELATED PARTY TRANSACTIONS:

    In the normal course of business, the Company sells Christmas trees to an entity under common ownership. In 1996, sales to this related party were approximately $713,000 and gross profit was approximately $250,000. Accounts receivable related to these sales totaled $363,000 at December 31, 1996.

    In 1996, the Company repaid a loan on behalf of an entity under common control. The advance of $29,271 has been included in accounts receivable--related parties.

8.  SUBSEQUENT EVENTS:

    In August 1997, substantially all of the Company's assets were purchased by Color Spot Christmas Trees, Inc., a wholly owned subsidiary of Color Spot Nurseries, Inc., for cash and stock.

                          INDEPENDENT AUDITORS' REPORT

The Members
Wolfe Greenhouses, L.L.C.:

    We have audited the accompanying balance sheet of Wolfe Greenhouses, L.L.C. as of December 27, 1996, and the related statements of operations and members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wolfe Greenhouses, L.L.C. at December 27, 1996 and the results of its operations and its cash flows for the year ended December 27, 1996 in conformity with generally accepted accounting principles.

                                          JAYNES, REITMEIER, BOYD & THERRELL,
                                          P.C.

Waco, Texas
June 11, 1997

                           WOLFE GREENHOUSES, L.L.C.

                                 BALANCE SHEET

                               DECEMBER 27, 1996

                                  ASSETS

Current assets:
  Cash......................................................  $     790,964
  Accounts receivable:
    Trade, less allowance for doubtful accounts of $30,592
      (Note 5)..............................................        981,703
    Other...................................................        130,246
  Inventories (Notes 2 and 5)...............................      1,204,758
  Prepaid expenses..........................................         18,736
                                                              -------------
      Total current assets..................................      3,126,407
                                                              -------------
Investment in joint venture (Note 3)........................         25,826
                                                              -------------
Property, plant and equipment (Notes 4 and 5)...............      1,647,384
  Less accumulated depreciation.............................       (113,773)
                                                              -------------
                                                                  1,533,611
                                                              -------------
                                                              $   4,685,844
                                                              -------------
                                                              -------------

                      LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
  Current installments of long-term debt (Note 5)...........  $     103,665
  Trade accounts payable....................................      1,283,408
  Accrued expenses..........................................        238,857
  Deferred income taxes (Note 8)............................         59,159
                                                              -------------
      Total current liabilities.............................      1,685,089
                                                              -------------
Long-term debt, excluding current installments (Note 5).....      1,552,977
                                                              -------------
Commitments (Note 11).......................................       --
Members' equity.............................................      1,447,778
                                                              -------------
                                                              $   4,685,844
                                                              -------------
                                                              -------------

                See accompanying notes to financial statements.

                           WOLFE GREENHOUSES, L.L.C.

                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 27, 1996

Net sales...............................  $  8,634,378
Cost of sales...........................     5,918,568
                                          ------------
    Gross profit........................     2,715,810
Selling, general and administrative
  expenses..............................     1,415,939
                                          ------------
    Income from operations..............     1,299,871
                                          ------------
Other income (deductions):
  Interest expense (Note 5).............      (198,506)
  Equity in loss of joint venture (Note
    3)..................................       (10,153)
  Gain on warranty settlement (Note
    7)..................................       184,694
  Other, net............................        27,186
                                          ------------
                                                 3,221
                                          ------------
    Income before income taxes..........     1,303,092
Income taxes (Note 8)...................        51,625
                                          ------------
    Net income..........................     1,251,467

Members' equity, beginning of period....       418,638
Members' contributions..................         7,600
Members' withdrawals....................      (229,927)
                                          ------------
Members' equity, end of period..........  $  1,447,778
                                          ------------
                                          ------------

                See accompanying notes to financial statements.

                           WOLFE GREENHOUSES, L.L.C.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 27, 1996

Cash flows from operating activities:
  Net income............................  $  1,251,467
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation........................       118,379
    Deferred income taxes...............        47,680
    Equity in loss of joint venture.....        10,153
    Gain on warranty settlement.........      (184,694)
    Decrease (increase) in assets:
      Accounts receivable...............       (97,197)
      Inventories.......................       (42,387)
      Prepaid expenses..................        12,296
      Other assets......................        12,488
    Increase (decrease) in liabilities:
      Trade accounts payable............      (251,840)
      Accrued expenses..................       111,448
                                          ------------
        Net cash provided by operating
          activities....................       987,793
                                          ------------
Cash flows from investing activities
  (Note 10):
  Contributions to joint venture........       (18,702)
  Proceeds from repayment of other
    receivables.........................         7,077
  Proceeds from warranty settlement.....       391,184
  Capital expenditures..................      (203,408)
                                          ------------
        Net cash provided by investing
          activities....................       176,151
                                          ------------
Cash flows from financing activities
  (Note 10):
  Principal payments on long-term
    debt................................      (106,987)
  Members' contributions................         7,600
  Members' withdrawals..................      (229,927)
                                          ------------
        Net cash used in financing
          activities....................      (329,314)
                                          ------------
Net increase in cash and cash
  overdraft.............................       834,630
Cash overdraft at beginning of period...       (43,666)
                                          ------------
Cash at end of period...................  $    790,964
                                          ------------
                                          ------------

                See accompanying notes to financial statements.

                           WOLFE GREENHOUSES, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 27, 1996

 (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  NATURE OF BUSINESS

    Wolfe Greenhouses, L.L.C. (the "Company"), organized as a limited liability company, is an association formed in accordance with the laws of the State of Texas. Under the terms of its current articles of incorporation, the Company will cease to exist on July 1, 2025. The Company operates a wholesale greenhouse facility located in Waco, Texas whose principal customers are grocery chain stores located in Texas.

    (b)  INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined by first-in, first-out method.

    (c)  INVESTMENT IN JOINT VENTURE

    Investment in joint venture is accounted for by the equity method.

    (d)  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

    (e)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (2) INVENTORIES

    Inventories at December 27, 1996 consisted of the following:

Growing crops...........................  $    986,354
Supplies................................       199,927
Landscape plants and supplies...........        18,477
                                          ------------
                                          $  1,204,758
                                          ------------
                                          ------------

 (3) INVESTMENT IN JOINT VENTURE

    Investment in joint venture consists of a fifty percent interest in a joint venture. Summary financial information of the Company's fifty percent interest as of December 27, 1996 follows:

Real estate.......................................................  $ 100,112
Other assets......................................................      6,839
Long-term debt....................................................    (74,029)
Other liabilities.................................................     (7,096)
                                                                    ---------
  Venturers' equity...............................................  $  25,826
                                                                    ---------
                                                                    ---------

                           WOLFE GREENHOUSES, L.L.C.

                               DECEMBER 27, 1996

 (4) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment at December 27, 1996 consisted of the following:

                                                                                   ESTIMATED
                                                                                    USEFUL
                                                                       AMOUNT        LIVES
                                                                    ------------  -----------
Land..............................................................  $     77,066      --
Buildings and improvements........................................     1,238,774  3-25 years
Equipment.........................................................       265,411  5-20 years
Construction in progress..........................................        66,133      --
                                                                    ------------
                                                                    $  1,647,384
                                                                    ------------
                                                                    ------------

 (5) DEBT

    Long-term debt at December 27, 1996 consists of the following:

Mortgage note payable to a financial
  institution with interest at 2.5%
  above the base rate (10.75% at
  December 27, 1996), secured by
  property and buildings, payable in
  monthly principal and interest
  payments of $22,878 through December,
  2006..................................  $  1,632,365
Installment note payable, interest rate
  at 12.59%, secured by equipment, due
  November, 1999........................        24,277
                                          ------------
                                             1,656,642
Less current installments...............       103,665
                                          ------------
                                          $  1,552,977
                                          ------------
                                          ------------

    The Company also has a line of credit agreement with a bank. Under the agreement, the line of credit agreement allows the Company to borrow up to a maximum of $800,000. The agreement is secured by trade accounts receivable and inventory. There were no outstanding borrowings under this agreement at December 27, 1996.

    The Company's debt agreements relating to the above notes contain restrictive financial covenants. The Company was in compliance with such covenants under the terms of the agreements.

    The aggregate maturities of long-term debt for each of the five years subsequent to December 27, 1996 are as follows:

1997............................................................  $ 103,665
1998............................................................    116,057
1999............................................................    129,102
2000............................................................    134,774
2001............................................................    147,497
Thereafter......................................................  1,025,547
                                                                  ---------
Total...........................................................  1,656,642

                           WOLFE GREENHOUSES, L.L.C.

                               DECEMBER 27, 1996

 (6) LEASES

    The Company has several noncancellable operating leases for transportation equipment that expire over the next six years. These leases require the Company to pay certain executory costs, such as insurance, and purchase fuel from the lessor. Rental payments include minimum rentals plus contingent rentals based on mileage and inflation rates. Lease expense for operating leases during 1996 consisted of the following:

Minimum rentals....................................................  $  53,568
Contingent rentals.................................................     31,632
                                                                     ---------
  Total............................................................  $  85,200
                                                                     ---------
                                                                     ---------

    Future minimum lease payments under noncancellable operating leases as of December 27, 1996 are $53,568 annually for 1997 through 2001.

 (7) GAIN FROM WARRANTY SETTLEMENT

    During 1996, fiberglass roofs on certain greenhouses were determined to be defective. After settlement with the manufacturer, the Company retired roofs on the greenhouses which had a carrying value of $206,490 and recognized a gain from the warranty settlement of $184,694.

 (8) INCOME TAXES

    The Company is classified as a partnership for federal income tax purposes. For federal purposes, partnership income is taxed directly to its members; consequently, no provision is made in the accompanying financial statements for federal income taxes. L.L.C.'s, however, are subject to the State of Texas franchise tax--essentially a tax based on income.

    Income taxes for year ended December 27, 1996 consisted of $3,945 of current state income tax and $47,680 of deferred state income tax.

    Amounts for deferred tax assets and liabilities at December 27, 1996 are as follows:

Deferred tax liabilities...........................................  $  61,211
Deferred tax assets................................................     (2,052)
                                                                     ---------
                                                                     $  59,159
                                                                     ---------
                                                                     ---------

    Management has determined, based on the reversal of deferred tax liabilities, projected future taxable income and tax planning strategies, that the Company will more likely than not be able to fully recognize the deferred tax assets at December 27, 1996.

    Temporary differences giving rise to deferred tax liabilities consist primarily of differences between fixed asset basis and depreciation for income tax purposes and financial statement reporting purposes, accrued vacation not deductible for income tax purposes, growing crop inventory which is expensed as incurred for income tax, and allowances for doubtful accounts which are not deductible for income tax purposes.

                           WOLFE GREENHOUSES, L.L.C.

                               DECEMBER 27, 1996

 (8) INCOME TAXES (CONTINUED)
    If the Company had been taxed as a C Corporation, the provision for income tax and net income would have been $521,237 and $781,855, respectively, assuming an effective tax rate of 40%.

 (9) BUSINESS CONCENTRATIONS

    Approximately $5,000,000 of revenue representing 60% of net sales were derived from four customers during the year ended December 27, 1996. These four customers accounted for $601,553 (or 59%) of trade accounts receivable at December 27, 1996.

(10) SUPPLEMENTAL CASH FLOW INFORMATION

    The Company paid $184,434 for interest and $3,945 for state income tax during 1996.

(11) COMMITMENTS

    The Company has entered into an agreement to construct a new greenhouse at an estimated cost of $363,364. At December 27, 1996, the Company was committed for $297,231 of estimated unpaid construction costs.

(12) EMPLOYEE BENEFIT PLAN

    The Company sponsors a defined contribution 401(k) plan that covers employees who have completed one year of service and are 21 years old. Company contributions to the plan are discretionary by the members as determined each year. For 1996, no company contributions were made.

(13) SUBSEQUENT EVENTS

    Subsequent to year-end, the joint venture discussed in Note 3 settled certain contingent assets and liabilities, and sold certain real estate. The Company realized approximately $333,900 of income in 1997 related to these subsequent transactions of the joint venture.

    On May 28, 1997, the Members of the Company signed a letter of intent for a proposed sale of all their existing interest in the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of CSN, Inc.:

    We have audited the accompanying balance sheet of Signature Trees (a California general partnership) as of December 31, 1996, and the related statements of operations and partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signature Trees as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
July 7, 1997

                                SIGNATURE TREES
                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

CURRENT ASSETS:
  Cash..............................................................................................  $    154,281
  Accounts receivable, net of allowance for doubtful accounts of $100,000...........................     4,826,696
  Notes receivable..................................................................................         6,000
                                                                                                      ------------
      Total current assets..........................................................................     4,986,977

TREE INVENTORY AND DEPOSITS.........................................................................       831,072

PROPERTY AND EQUIPMENT, net.........................................................................       421,158
                                                                                                      ------------
      Total assets..................................................................................  $  6,239,207
                                                                                                      ------------
                                                                                                      ------------

                                          LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable..................................................................................  $  3,245,566
  Current portion of long-term debt.................................................................       823,319
                                                                                                      ------------
      Total current liabilities.....................................................................     4,068,885
LONG-TERM DEBT......................................................................................       551,331
PARTNERS' CAPITAL...................................................................................     1,618,991
                                                                                                      ------------
      Total liabilities and partners' capital.......................................................  $  6,239,207
                                                                                                      ------------
                                                                                                      ------------

        The accompanying notes are an integral part of these statements.

                                SIGNATURE TREES

                 STATEMENT OF OPERATIONS AND PARTNERS' CAPITAL

                      FOR THE YEAR ENDED DECEMBER 31, 1996

NET SALES...............................  $  6,855,117

COST OF SALES...........................     4,564,925
                                          ------------
    Gross profit........................     2,290,192

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................     1,352,046
                                          ------------
    Income from operations..............       938,146

INTEREST EXPENSE, net...................        37,452
                                          ------------
    Net income..........................       900,694

PARTNERS' CAPITAL, beginning of year....       718,297
                                          ------------
PARTNERS' CAPITAL, end of year..........  $  1,618,991
                                          ------------
                                          ------------

        The accompanying notes are an integral part of these statements.

                                SIGNATURE TREES

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................  $ 900,694
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................      2,504
    Changes in certain assets and liabilities:
      Increase in receivables....................................................   (611,312)
      Increase in tree inventories and deposits..................................   (740,974)
      Increase in other assets...................................................          0
      Increase in accounts payable...............................................    808,637
                                                                                   ---------
        Net cash provided by operating activities................................    359,549
                                                                                   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.............................................   (221,730)
                                                                                   ---------
        Net cash used in investing activities....................................   (221,730)
                                                                                   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings.......................................................    700,000
  Repayments of long-term debt...................................................   (928,000)
  Net borrowings under revolving line of credit..................................    219,000
                                                                                   ---------
        Net cash used in financing activities....................................     (9,000)
                                                                                   ---------
        Net increase in cash.....................................................    128,819

CASH AT BEGINNING OF YEAR........................................................     25,462
                                                                                   ---------
CASH AT END OF YEAR..............................................................  $ 154,281
                                                                                   ---------
                                                                                   ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.....................................................................  $  42,884
                                                                                   ---------
                                                                                   ---------
    Income taxes.................................................................  $       0
                                                                                   ---------
                                                                                   ---------

        The accompanying notes are an integral part of these statements.

                                SIGNATURE TREES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1.  SIGNIFICANT ACCOUNTING POLICIES:

    PARTNERSHIP BACKGROUND AND ORGANIZATION

    Signature Trees (the "Partnership"), a California general partnership, is a grower, broker and distributor of Christmas trees. The Partnership sells primarily to general merchandise chain stores, home improvement chain stores and retail garden stores.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Partnership considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. All overdraft balances have been reclassified to current liabilities.

    INVENTORIES

    Inventories consist primarily of Christmas trees and are carried at the lower of cost or market. Cost is determined using the average cost incurred to purchase or plant and maintain the inventory. Tree inventories are classified as long-term until the trees are cut and ready for sale. The Partnership is dependent on several vendors for a large portion of its inventory.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at historical cost and are depreciated over their estimated useful lives using the straight-line method as follows:

Machines and equipment..........................................   7 years
Leasehold improvements..........................................  lease term

    Repairs and maintenance are charged to operations as incurred, and expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets.

    REVENUE RECOGNITION

    Revenues are recognized when products are shipped and all significant obligations of the Partnership have been met.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Partnership's financial instruments, including accounts receivable, debt and accounts payable, approximates fair value.

                                SIGNATURE TREES

                               DECEMBER 31, 1996

1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES

    The Partnership is not subject to federal income taxes; rather, income from operations is passed directly through to the partners. If the Partnership had been taxed as a C Corporation, the income tax provision and net income would have been $360,278 and $540,416, assuming an effective tax rate of 40%.

    ASSET IMPAIRMENT

    On January 1, 1996, the Partnership adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). SFAS 121 requires that long-lived assets, certain identifiable intangibles and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement in fiscal 1996.

2.  CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Partnership to concentration of credit risk consist primarily of trade accounts receivable. The Partnership sells primarily on net 30-day terms, performs credit evaluation procedures, and generally does not require collateral. The Partnership maintains allowances for potential credit losses and does not currently foresee a credit risk associated with these receivables. Sales to the Partnership's ten largest customers represented approximately 82 percent of sales. Accounts receivable balances generally correspond with the net sales percentages for the Company's ten largest customers. The Company's credit risk if the Company's largest customers failed to pay their outstanding receivables would approximate 82% of the accounts receivable balances as of December 31, 1996.

3.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following at December 31, 1996:

Land..........................................................  $  317,786
Machines and equipment........................................      49,416
Leasehold improvements........................................      56,864
                                                                ----------
  Total property and equipment................................     424,066
Less: Accumulated depreciation................................       2,908
                                                                ----------
Property and equipment, net...................................  $  421,158
                                                                ----------
                                                                ----------

    Depreciation expense for the year ended December 31, 1996, was $2,504.

                                SIGNATURE TREES

                               DECEMBER 31, 1996

4.  DEBT:

    Debt consists of the following at December 31, 1996:

Revolving line of credit (1)................................  $    719,000
Note payable (2)............................................       240,000
Note payable (3)............................................       190,000
Note payable (4)............................................       137,000
Note payable (5)............................................        88,650
                                                              ------------
                                                                 1,374,650
Less: Current portion.......................................      (823,319)
                                                              ------------
                                                              $    551,331
                                                              ------------
                                                              ------------

------------------------

(1) $750,000 revolving line of credit with Key Bank. Advances under the line accrue interest at the bank's base rate plus 1.5 percent (9.75 percent at December 31, 1996). The line is secured by the Partnership's accounts receivable, inventory and certain real property. The line expires on May 10, 1997.

(2) Note payable incurred in conjunction with the purchase of certain real property. The noninterest-bearing note requires $60,000 annual payments and matures on May 30, 2001.

(3) Note payable bearing interest at 9 percent. The note requires annual payments of $20,646 with unpaid principal and interest due on March 10, 2006.

(4) Note payable incurred in conjunction with the purchase of certain real property bearing interest at 3 percent. The note requires payments of $73,333 in 1997 and a final payment of $63,667 on November 1, 1998. The note is secured by certain real property.

(5) Note payable bearing interest at 9.75 percent. The note requires $10,340 annual payments with unpaid principal and interest due on May 10, 2005.

    Maturities of debt are as follows:

1997........................................................  $    823,319
1998........................................................       154,653
1999........................................................        90,986
2000........................................................        90,986
2001........................................................        90,986
Thereafter..................................................       123,720
                                                              ------------
                                                              $  1,374,650
                                                              ------------
                                                              ------------

5.  COMMITMENTS AND CONTINGENT LIABILITIES:

    LEASES

    The Partnership leases certain growing facilities under noncancellable operating leases expiring at various dates through 2012. Total rent expense for the year ended December 31, 1996, was $10,758. As of

                                SIGNATURE TREES

                               DECEMBER 31, 1996

5.  COMMITMENTS AND CONTINGENT LIABILITIES: (CONTINUED)
December 31, 1996, aggregate annual future minimum rental payments required by all noncancellable operating leases are as follows:

                                                                  AMOUNT
                                                                ----------
1997..........................................................  $   16,460
1998..........................................................      14,960
1999..........................................................      14,960
2000..........................................................      14,960
2001..........................................................      14,960
Thereafter....................................................      75,120
                                                                ----------
                                                                $  151,420
                                                                ----------
                                                                ----------

    PURCHASE COMMITMENTS

    The Partnership has contracts to purchase Christmas trees from third-party growers. Certain of these contracts require the Partnership to maintain the trees until they are harvested. Future minimum purchase commitments under the contracts are as follows:

1997..........................................................  $  135,842
1998..........................................................      69,667
1999..........................................................      31,000

6.  SUBSEQUENT EVENTS:

    In March 1997, certain assets (inventory, prepaid assets and equipment with a net book value of approximately $997,000) of the Partnership were sold to Color Spot Christmas Trees, Inc., a wholly owned subsidiary of Color Spot Nurseries, Inc. ("Color Spot") for cash and stock. In addition, Color Spot Christmas Trees, Inc. ("Trees") assumed the Partnership's $137,000 note payable. The president of Color Spot has a 20 percent partnership interest in the Partnership. Certain partners of the Partnership will lease certain of its real property to Trees to grow trees.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of CSN, Inc.:

    We have audited the accompanying balance sheet of Peters' Wholesale Greenhouses, Inc. (a Texas corporation), as of December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peters' Wholesale Greenhouses, Inc., as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
August 12, 1997

                      PETERS' WHOLESALE GREENHOUSES, INC.

                     BALANCE SHEET AS OF DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.........................................................  $     291
  Accounts receivable, less allowance for doubtful accounts of $25..................        574
  Inventories.......................................................................      1,042
  Income taxes receivable...........................................................         77
                                                                                      ---------
    Total current assets............................................................      1,984

PROPERTY AND EQUIPMENT, net.........................................................      1,642
                                                                                      ---------
    Total assets....................................................................  $   3,626
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of debt........................................................  $     354
  Current maturities of stockholder loan............................................        101
  Accounts payable..................................................................        809
  Accrued expenses..................................................................        121
  Deferred income taxes.............................................................        312
                                                                                      ---------
    Total current liabilities.......................................................      1,697

LONG-TERM DEBT......................................................................        102

DEFERRED INCOME TAXES...............................................................         38

STOCKHOLDER LOAN....................................................................        527
                                                                                      ---------
    Total liabilities...............................................................      2,364

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.10 par value, 250,000 shares authorized and 10,000 shares issued
    and outstanding.................................................................          1
  Retained earnings.................................................................      1,261
                                                                                      ---------
    Total stockholders' equity......................................................      1,262
                                                                                      ---------
    Total liabilities and stockholders' equity......................................  $   3,626
                                                                                      ---------
                                                                                      ---------

   The accompanying notes are an integral part of these financial statements.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                 (IN THOUSANDS)

NET SALES...........................................................................  $   5,059
COST OF SALES.......................................................................      3,693
                                                                                      ---------
    Gross profit....................................................................      1,366
OPERATING EXPENSES:
    Selling, general and administrative.............................................      1,264
                                                                                      ---------
    Income from operations..........................................................        102
INTEREST EXPENSE, net...............................................................        (62)
OTHER INCOME........................................................................        116
                                                                                      ---------
    Income before income taxes......................................................        156
PROVISION FOR INCOME TAXES..........................................................         53
                                                                                      ---------
    Net income......................................................................  $     103
                                                                                      ---------
                                                                                      ---------

   The accompanying notes are an integral part of these financial statements.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                COMMON STOCK
                                          ------------------------    RETAINED
                                           SHARES        AMOUNT       EARNINGS     TOTAL
                                          ---------    -----------    --------    -------
BALANCE, December 31, 1995..............     10,000      $     1       $1,158     $ 1,159
  Net income............................     --           --              103         103
                                                              --
                                          ---------                   --------    -------
BALANCE, December 31, 1996..............     10,000      $     1       $1,261     $ 1,262
                                                              --
                                                              --
                                          ---------                   --------    -------
                                          ---------                   --------    -------

   The accompanying notes are an integral part of these financial statements

                      PETERS' WHOLESALE GREENHOUSES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................................................  $     103
  Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation.....................................................................        150
    Changes in certain assets and liabilities:
      Decrease in accounts receivable................................................        331
      Increase in inventories........................................................       (161)
      Increase in income taxes receivable............................................        (64)
      Increase in accounts payable...................................................        102
      Decrease in accrued expenses...................................................        (14)
      Increase in deferred income taxes..............................................         53
                                                                                       ---------
        Net cash provided by operating activities....................................        500
                                                                                       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................................................       (909)
  Proceeds from sale of fixed assets.................................................         10
                                                                                       ---------
        Net cash used in investing activities........................................       (899)
                                                                                       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings...........................................................        641
  Repayments of long-term debt.......................................................       (223)
  Net borrowing under revolving lines of credit......................................        155
                                                                                       ---------
        Net cash provided by financing activities....................................        573
                                                                                       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS............................................        174
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......................................        117
                                                                                       ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.............................................  $     291
                                                                                       ---------
                                                                                       ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest.........................................................................  $      30
                                                                                       ---------
                                                                                       ---------
    Income taxes.....................................................................  $      77
                                                                                       ---------
                                                                                       ---------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  During 1996, the Company exchanged property and equipment and a related note payable with book values of $207 and $157, respectively, to the Stockholders. In return, the Company received property and equipment and a related note payable of
    $144 and $94, respectively.

   The accompanying notes are an integral part of these financial statements.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

 1.  NATURE OF OPERATIONS AND DESCRIPTION OF BUSINESS:

    The financial statements presented herein include the accounts of Peters' Wholesale Greenhouses, Inc. (the "Company"). The Company is located in Walnut Springs, Texas, and is a producer of bedding plants. The Company sells primarily to general merchandise stores and retail garden stores in Central and East Texas. The Company's sole stockholders are Tom and Ramona Peters (the "Stockholders").

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed by the Company in preparing its financial statements in accordance with generally accepted accounting principles.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

    INVENTORIES

    Inventories consist primarily of plant inventory and are stated at the lower of cost or market. Cost is determined using the average cost method and includes direct production costs and overhead.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated over their estimated useful lives on an accelerated basis as follows:

Buildings and improvements...................................................    5 to 30 years
Fixtures and equipment.......................................................     3 to 7 years

    Repair and maintenance are charged to operations as incurred, and expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets.

    REVENUE RECOGNITION

    The Company recognizes revenues when products are received by the customer and all significant obligations of the Company have been completed. Where appropriate, the Company also establishes a concurrent reserve for returns and allowances.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    For certain financial instruments, including accounts receivable, accounts payable and notes payable, the Company's carrying amount approximates fair value.

    INCOME TAXES

    Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 utilizes the asset and liability method under which deferred income taxes are recognized for the consequences of temporary differences by applying currently enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

    ASSET IMPAIRMENT

    On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). SFAS 121 requires that long-lived assets, certain identifiable intangibles and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement in 1996.

 3.  CONCENTRATIONS OF RISK:

    The Company does not perform credit evaluations of its customers' financial condition and generally does not require collateral, as the majority of its customers are large, well established companies. The Company maintains an allowance for potential credit losses.

    For the year ended December 31, 1996, five customers accounted for approximately 81 percent of the Company's accounts receivable balance and 88 percent of net sales. The Company's two largest customers accounted for approximately 56 percent and 14 percent of net sales, respectively.

    During 1996, one of Peters' top five customers of 1995, H. S. Floral Distributors, no longer conducted business with the Company due to pricing conflicts. This business was replaced with Lowe's Corporation, a new customer obtained in 1996.

    The Company purchases inventories and greenhouse building materials from primarily two vendors. Purchases from these two vendors represent 85 percent of the accounts payable balance at year-end;
56 percent from B.W.I.-Schulenburg and 29 percent from Ball Seed. Management believes alternative suppliers could be obtained, if needed.

 4.  INVENTORIES:

    Inventories at December 31, 1996, consist of raw materials, supplies and plants of approximately $1,042.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

 5.  PROPERTY AND EQUIPMENT:

    Property and equipment at December 31, 1996, consist of the following:

Land................................................................................  $     196
Buildings and improvements..........................................................      2,211
Fixtures and equipment..............................................................        694
                                                                                      ---------
                                                                                          3,101
Less: Accumulated depreciation......................................................     (1,459)
                                                                                      ---------
Net property and equipment..........................................................  $   1,642
                                                                                      ---------
                                                                                      ---------

    Depreciation expense for the year ended December 31, 1996, was $150.

    During 1996, the Company exchanged certain property held in the Company which was not used in the Company's bedding plant business for certain assets of the Stockholders which were used in the Company's bedding plant business.

 6.  ACCRUED EXPENSES:

    Accrued expenses as of December 31, 1996, consist of the following:

Royalties.............................................................................  $      32
Interest and finance charges..........................................................         47
Utilities.............................................................................         27
Payroll and payroll taxes.............................................................         11
Other.................................................................................          4
                                                                                        ---------
Total accrued expenses................................................................  $     121
                                                                                        ---------
                                                                                        ---------

 7.  DEBT:

    Lines of credit and long-term debt at December 31, 1996, consisted of the following:

Revolving line of credit (1)..........................................................  $     150
Revolving line of credit (2)..........................................................        200
Note payable (3)......................................................................         94
Note payable (4)......................................................................         12
                                                                                        ---------
                                                                                        $     456
                                                                                        ---------
                                                                                        ---------

------------------------

(1) $350 revolving line of credit with a financial institution under which $150 was outstanding at December 31, 1996. Advances under the line of credit accrue interest at 9.25 percent per annum. The line is secured by all accounts the Company holds with the bank, inventory and accounts receivable. The line expires on May 31, 1997. Subsequent to year-end, this line of credit was renewed and the new expiration date is May 31, 1998.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

 7.  DEBT: (CONTINUED)
(2) $300 revolving line of credit with a financial institution under which $200 was outstanding at December 31, 1996. Advances under the line of credit accrue interest at the prime rate plus 1 percent per annum (9.25 percent at December 31, 1996). The line is secured by all accounts the Company holds with the bank and equipment. The line expires on November 20, 1997.

(3) Note payable was incurred in conjunction with the purchase of land. The note accrues interest at a variable interest rate per annum (9.75 percent at December 31, 1996) with interest and an installment of principal due annually and any unpaid principal due in entirety on April 1, 2016. The note is collateralized by the acquired land.

(4) Note payable was incurred in conjunction with the purchase of equipment. The note accrues interest at 7.75 percent per annum with monthly principal and interest payments of $.4. Unpaid principal and interest is due November 1, 1999. The note is collateralized by the acquired equipment.

    The annual amount of principal maturities of lines of credit and long-term debt outstanding at December 31, 1996, is as follows:

1997..................................................................................  $     354
1998..................................................................................          4
1999..................................................................................          4
2000..................................................................................     --
2001..................................................................................     --
Thereafter............................................................................         94
                                                                                        ---------
                                                                                        $     456
                                                                                        ---------
                                                                                        ---------

    As a result of borrowing rates presently available to the Company, the carrying value of the Company's line of credit and debt approximate fair value.

 8.  INCOME TAXES:

    The provision for income taxes consists of:

Current--
  Federal.............................................................................  $  --
  State and local.....................................................................     --
Deferred--
  Federal.............................................................................         53
  State and local.....................................................................     --
                                                                                        ---------
Provision for income taxes............................................................  $      53
                                                                                        ---------
                                                                                        ---------

                      PETERS' WHOLESALE GREENHOUSES, INC.

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

 8.  INCOME TAXES: (CONTINUED)
    A reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate of 34 percent to income before income taxes is as follows:

Income before income taxes............................................................  $     156
                                                                                        ---------
                                                                                        ---------
Amount of federal income tax based upon the statutory rate............................  $      53
                                                                                        ---------
Provision for income taxes............................................................  $      53
                                                                                        ---------
                                                                                        ---------

    The effective tax rate for the Company is equal to the applicable federal statutory rate.

    Deferred tax assets (liabilities) are composed of the following at December 31, 1996:

Deferred tax assets--
  Allowance for doubtful accounts.....................................................  $       8
  Net operating loss carryforward.....................................................         34
                                                                                        ---------
  Total deferred tax assets...........................................................         42
                                                                                        ---------
Deferred tax liabilities--
  Inventories.........................................................................       (354)
  Property and equipment..............................................................        (38)
                                                                                        ---------
    Total deferred tax liabilities....................................................       (392)
                                                                                        ---------
Net deferred tax liability............................................................  $    (350)
                                                                                        ---------
                                                                                        ---------

    Income taxes receivable relates to tax payments made in 1996 which are refundable due to the net operating losses experienced by the Company. The Company has available federal net operating loss carryforwards of $101 which were generated during the year ended December 31, 1996. The federal net operating loss will expire in 15 years if not used.

 9.  RELATED-PARTY TRANSACTIONS:

    On May 7, 1996, the Company received a stockholder loan from the Stockholders. The loan accrues interest at a rate of 8.0 percent per annum and provides the Company with available credit of $1,500. The note requires payments of $75 on January 7 and July 7 each year until all outstanding principal and interest has been repaid. At December 31, 1996, the outstanding balance on the loan was $628.

    From time to time, the Stockholders will finance certain inventory purchases on their personal credit card. The Company will reimburse them within 30 days or when the credit card invoice is due, whichever is sooner.

    The Company's corporate offices are owned by the Stockholders. On January 1, 1997, the Stockholders began charging the Company rent of $2.5 per month. Prior to this date, no rent was being charged for these facilities.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

 9.  RELATED-PARTY TRANSACTIONS: (CONTINUED)
    During the year ended December 31, 1996, the Company paid management fees to the Stockholders of approximately $135.

10.  OTHER INCOME AND EXPENSE:

    Other income primarily relates to rental income earned by the Company, whereby the Company provides trailer houses for employees to rent on a per week basis. Total rental income earned in 1996 was $113.

11.  COMMITMENTS AND CONTINGENCIES:

    In the ordinary course of business, the Company has various cases pending involving contractual, employee-related and other matters. In light of the Company's legal position, insurance coverage and reserves, management does not believe that these cases will have a material adverse impact on the financial position or results of operations of the Company.

    The Company has no operating leases with original maturities greater than one year. From time to time, the Company will enter into weekly leases for transportation equipment. Total rent expense under these leases for the year ended December 31, 1996, was approximately $77.

    The Company is the primary guarantor of debt owed by a related-party investment company owned by the Shareholders. At December 31, 1996, the outstanding balance of the guaranteed debt is approximately $125.

    The Company pays royalties related to the cutting of certain plants (primarily poinsettias) to the original licensor. These amounts totaled approximately $32 for the year ended December 31, 1996.

12.  SUBSEQUENT EVENTS:

    On July 31, 1997, 100 percent of the outstanding stock of the Company was purchased by Color Spot Nurseries, Inc., for cash.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and

Stockholders of CSN, Inc.:

    We have audited the accompanying balance sheets of Lone Star Growers Co. (a Texas general partnership) as of June 30, 1996 and 1995, and the related statements of operations, partnership capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lone Star Growers Co. as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois

July 31, 1997

                             LONE STAR GROWERS CO.

                     BALANCE SHEETS--JUNE 30, 1996 AND 1995

                                     ASSETS

                                                                                         1996           1995
                                                                                     -------------  -------------
CURRENT ASSETS:
  Cash.............................................................................  $     369,514  $     332,977
  Receivables:
    Trade, less allowance for doubtful accounts of $114,865 and $117,374,
      respectively.................................................................      3,213,753      2,696,649
    Related-party receivables......................................................        161,903        240,162
    Other receivables..............................................................      3,212,010              0
                                                                                     -------------  -------------
      Total receivables............................................................      6,587,666      2,936,811
  Inventories......................................................................      6,980,393      6,579,021
  Prepaid expenses.................................................................         42,751         58,987
  Notes receivable.................................................................         27,213         18,033
                                                                                     -------------  -------------
      Total current assets.........................................................     14,007,537      9,925,829
  Property and equipment, net......................................................      5,861,589      5,352,776
                                                                                     -------------  -------------
      Total assets.................................................................  $  19,869,126  $  15,278,605
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                       LIABILITIES AND PARTNERSHIP CAPITAL

CURRENT LIABILITIES:
  Cash overdraft...................................................................  $     334,478  $     255,554
  Payables
    Trade..........................................................................      1,016,567      1,091,813
    Related parties................................................................        438,683        281,917
                                                                                     -------------  -------------
      Total payables...............................................................      1,455,250      1,373,730
  Accrued expenses.................................................................      1,023,018        698,048
  Current portion of revolving line of credit......................................        200,000      2,400,000
  Current portion of long-term debt................................................        916,794      1,000,000
  Advances from partner under revolving line of credit.............................      3,000,000      4,800,000
                                                                                     -------------  -------------
      Total current liabilities....................................................      6,929,540     10,527,332
LONG-TERM DEBT, net of current portion.............................................      5,278,928      2,900,000
                                                                                     -------------  -------------
      Total liabilities............................................................     12,208,468     13,427,332
                                                                                     -------------  -------------
PARTNERSHIP CAPITAL:
  Partnership capital..............................................................      2,805,989      2,805,989
  Undistributed profits............................................................      4,854,669       (954,716)
                                                                                     -------------  -------------
      Total partnership capital....................................................      7,660,658      1,851,273
                                                                                     -------------  -------------
      Total liabilities and partnership capital....................................  $  19,869,126  $  15,278,605
                                                                                     -------------  -------------
                                                                                     -------------  -------------

        The accompanying notes are an integral part of these statements.

                             LONE STAR GROWERS CO.

                            STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                                                         1996           1995
                                                                                     -------------  -------------
SALES..............................................................................  $  23,509,596  $  18,429,903

COST OF SALES......................................................................     11,687,536      9,484,727
                                                                                     -------------  -------------
    Gross profit...................................................................     11,822,060      8,945,176

OPERATING EXPENSES:
  Delivery.........................................................................      3,258,402      2,703,379
  Sales and marketing..............................................................      2,167,244      1,832,400
  General and administrative.......................................................      1,586,383      1,235,824
  Other expenses...................................................................        556,345        318,131
  Depreciation.....................................................................        126,992        109,992
                                                                                     -------------  -------------
    Income from operations.........................................................      4,126,694      2,745,450

INTEREST EXPENSE...................................................................      1,122,984      1,036,059

OTHER INCOME, net..................................................................      3,230,675         13,172
                                                                                     -------------  -------------
    Net income.....................................................................  $   6,234,385  $   1,722,563
                                                                                     -------------  -------------
                                                                                     -------------  -------------

        The accompanying notes are an integral part of these statements.

                             LONE STAR GROWERS CO.

                       STATEMENTS OF PARTNERSHIP CAPITAL

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

BALANCE, June 30, 1994..................  $    128,710

  Net income............................     1,722,563
  Distributions.........................             0
                                          ------------

BALANCE, June 30, 1995..................     1,851,273

  Net income............................     6,234,385
  Distributions.........................      (425,000)
                                          ------------

BALANCE, June 30, 1996..................  $  7,660,658
                                          ------------
                                          ------------

        The accompanying notes are an integral part of these statements.

                             LONE STAR GROWERS CO.

                            STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                                                          1996           1995
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................................  $   6,234,385  $   1,722,563
  Adjustments to reconcile net income to net cash provided by operating activities:
    Loss (gain) on sale of fixed assets.............................................          2,661        (38,865)
    Depreciation and amortization...................................................        827,924        697,202
    Changes in certain assets and liabilities:
      Increase in receivables.......................................................     (3,650,855)      (661,018)
      Increase in inventories.......................................................       (401,372)    (1,164,834)
      Decrease (increase) in prepaids and other assets..............................         16,236        (58,987)
      Increase in notes receivable..................................................         (9,180)       (18,033)
      Increase (decrease) in cash overdrafts........................................         78,924       (278,724)
      Increase in payables..........................................................         81,520        196,047
      Increase in accrued expenses..................................................        324,970        200,214
                                                                                      -------------  -------------
        Net cash provided by operating activities...................................      3,505,213        595,565
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets.........................................................     (1,345,399)    (2,465,281)
  Proceeds from sale of fixed assets................................................          6,001         48,863
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................     (1,339,398)    (2,416,418)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings of long-term debt........................................      3,320,000      2,050,000
  Repayments of long-term debt......................................................     (1,024,278)    (1,000,000)
  Net borrowings (repayments) under revolving line of credit........................     (2,200,000)     1,500,000
  Net repayments to partners........................................................     (1,800,000)    (1,000,000)
  Distributions to partners.........................................................       (425,000)             0
                                                                                      -------------  -------------
        Net cash provided by (used in) financing activities.........................     (2,129,278)     1,550,000
                                                                                      -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................................         36,537       (270,853)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......................................        332,977        603,830
                                                                                      -------------  -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR............................................  $     369,514  $     332,977
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest............................................  $   1,044,861  $   1,003,439
                                                                                      -------------  -------------
                                                                                      -------------  -------------

        The accompanying notes are an integral part of these statements.

                             LONE STAR GROWERS CO.

                         NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 1996 AND 1995

 1.  NATURE OF OPERATIONS:

    ORGANIZATION

    Lone Star Growers Co., a Texas partnership (the "Partnership"), was formed on January 1, 1985, by Lone Star Growers, Inc. and Joseph Bradberry. The Partnership was formed to acquire, own, operate and manage a nursery business located near San Antonio, Texas.

    On formation, Lone Star Growers, Inc. (100% owned by TETCO, Inc.) received a 90 percent partnership interest for assets contributed to the Partnership and Joseph Bradberry received a 10 percent partnership interest. Over the ensuing three-year period, Mr. Bradberry obtained an additional 30 percent interest of the Partnership.

    DESCRIPTION OF THE BUSINESS

    The Partnership is an agricultural enterprise specializing in the growth and wholesale of ornamental plants and shrubs to numerous retailers. The majority of the plants are grown on the Partnership's 400-acre complex in southwest Bexar County, Texas, a 150-acre facility near Atascosa, Texas, and a 170-acre facility near Harlingen, Texas.

 2.  SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed by the Partnership in preparing its financial statements in accordance with generally accepted accounting principles:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Partnership considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. All overdraft balances have been reclassified to current liabilities.

    INVENTORIES

    Inventories are carried at the lower of cost or market. Cost is determined using the average cost method and includes direct production costs and overhead. A portion of the Partnership's nursery stock has an average growing period of approximately 18 months. The nursery stock is classified as a current asset based on the Partnership's normal operating cycle.

                             LONE STAR GROWERS CO.

                             JUNE 30, 1996 AND 1995

 2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated over their estimated useful lives using the straight-line method as follows:

Buildings and improvements..............  10 - 40 years
Machinery and equipment.................  5 - 10 years
Furniture and fixtures..................  5 - 10 years

    Repairs and maintenance are charged to operations as incurred, and expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets.

    REVENUE RECOGNITION

    The Partnership recognizes revenues when products are shipped and all significant obligations of the Partnership have been completed. Where appropriate, the Partnership also establishes a concurrent reserve for returns and allowances.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Partnership's financial instruments, including accounts receivable, accounts payable and debt, approximates fair value.

    INCOME TAXES

    The Partnership is not subject to federal income taxes; rather, its income from operations is passed directly through to its partners. If the Partnership had been taxed as a C Corporation, the income tax provision and net income would have been $2,493,754 and $3,740,631 in 1996 and $689,025 and $1,033,538 in 1995,
assuming an effective tax rate of 40%.

    ASSET IMPAIRMENT

    On July 1, 1995, the Partnership adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). SFAS 121 requires that long-lived assets, certain identifiable intangibles and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement in fiscal 1996.

 3.  CONCENTRATION OF CREDIT RISK:

    The Partnership performs periodic credit evaluations of its customers' financial condition and generally does not require collateral, as the majority of its customers are large, well-established companies. Five customers accounted for approximately 64 percent and 48 percent of accounts receivable at June 30, 1996 and 1995, respectively. These same five customers accounted for approximately 47 percent and 50 percent of sales for the years ended June 30, 1996 and 1995, respectively.

                             LONE STAR GROWERS CO.

                             JUNE 30, 1996 AND 1995

 4.  INVENTORIES:

    Inventories consisted of the following at June 30, 1996 and 1995:

                                                                        1996          1995
                                                                    ------------  ------------
Raw materials and supplies........................................  $    373,365  $    503,545
Plant inventory...................................................     6,607,028     6,075,476
                                                                    ------------  ------------
    Total inventory...............................................  $  6,980,393  $  6,579,021
                                                                    ------------  ------------
                                                                    ------------  ------------

 5.  PROPERTY AND EQUIPMENT:

    Property and equipment at June 30, 1996 and 1995, consisted of the following:

                                                                     1996           1995
                                                                 -------------  -------------
Land...........................................................  $     892,567  $     561,002
Machinery and equipment........................................      7,155,633      6,266,030
Buildings and improvements.....................................      4,645,182      4,593,289
Furniture and fixtures.........................................        721,901        631,443
Construction in progress.......................................         64,549        128,507
                                                                 -------------  -------------
                                                                    13,479,832     12,180,271
Less: Accumulated depreciation.................................     (7,618,243)    (6,827,495)
                                                                 -------------  -------------
    Total property, plant and equipment........................  $   5,861,589  $   5,352,776
                                                                 -------------  -------------
                                                                 -------------  -------------

 6.  NOTES PAYABLE:

    LINE OF CREDIT

    As of June 30, 1996 and 1995, the Partnership had a $5,000,000 revolving line of credit with a financial institution under which there was $200,000 and $2,400,000 outstanding, respectively. Advances under the line accrue interest at Frost National Bank's prime rate of interest and are collateralized by substantially all of the Partnership's assets. Borrowings are limited to 80 percent of adjusted accounts receivable balances and 50 percent of the Partnership's total inventory balance as defined in the agreement, less certain borrowings. The borrowing limit at June 30, 1996, was approximately $2,875,000. The line of credit expires on October 29, 1997.

                             LONE STAR GROWERS CO.

                             JUNE 30, 1996 AND 1995

 6.  NOTES PAYABLE: (CONTINUED)
    LONG-TERM DEBT

    Long-term debt at June 30, 1996 and 1995, consisted of the following:

                                                                                           1996          1995
                                                                                       ------------  -------------
Note payable to bank, with quarterly principal and interest payments of $173,814, interest at prime plus 0.5 percent (8.75 percent at June 30, 1996); secured by substantially all of the Partnership's assets and guaranteed by the partners
  individually; unpaid principal and interest due on April 29, 2002..................  $  3,000,000  $           0

Note payable to bank, with quarterly principal and interest payments of $78,217, interest at prime plus 0.5 percent (8.75 percent at June 30, 1996); secured by substantially all of the Partnership's assets and guaranteed by the partners
  individually; unpaid principal and interest due on April 29, 2002..................     1,630,000      2,050,000

Note payable to bank, with quarterly principal and interest payments of $60,835, interest at prime plus 0.5 percent (8.75 percent at June 30, 1996); secured by substantially all of the Partnership's assets and guaranteed by the partners
  individually; unpaid principal and interest due on April 29, 2002..................     1,270,000      1,850,000

Note payable to seller, with annual principal and interest payments of $43,478, interest at 6.0 percent; secured by land; unpaid principal and interest due June
  15, 2005...........................................................................       295,722              0
                                                                                       ------------  -------------

                                                                                          6,195,722      3,900,000

Less: Current portion................................................................      (916,794)    (1,000,000)
                                                                                       ------------  -------------

                                                                                       $  5,278,928  $   2,900,000
                                                                                       ------------  -------------
                                                                                       ------------  -------------

    As a result of borrowing rates presently available to the Partnership, the carrying value of debt approximates the fair value. Subsequent to June 30, 1996, the Partnership renegotiated its bank obligations to restructure and extend the maturities of its long-term debt. The descriptions above reflect the effects of the renegotiation.

    The provisions of the debt agreements with the bank generally impose restrictions relating to, among other matters, cash flows, investments, capital expenditures, incurrence of additional indebtedness, payment of dividends and maintenance of specified amounts of tangible net worth and working capital.

                             LONE STAR GROWERS CO.

                             JUNE 30, 1996 AND 1995

 6.  NOTES PAYABLE: (CONTINUED)
    The annual amount of principal maturities of long-term debt outstanding at June 30, 1996, is as follows:

1997....................................  $    916,794
1998....................................       861,509
1999....................................       939,654
2000....................................     1,024,298
2001....................................     1,117,879
Thereafter..............................     1,335,588
                                          ------------
                                          $  6,195,722
                                          ------------
                                          ------------

 7.  RELATED-PARTY TRANSACTIONS:

    In the normal course of business, the Partnership has transactions with its partners and other entities under common ownership. These transactions include purchasing insurance on a group basis, participating in a group profit-sharing plan and renting equipment. The following table summarizes the Partnership's related-party transactions presented in the balance sheet as of June 30, 1996 and 1995:

                                                                        1996          1995
                                                                    ------------  ------------
Related-party receivables.........................................  $    161,903  $    240,162
Related-party payables............................................       438,683       281,917
Advances from partners under revolving line of credit.............     3,000,000     4,800,000

    Advances from partners of $438,683 and $281,917 at June 30, 1996 and 1995, respectively, represent amounts payable for participation in TETCO, Inc.'s group insurance plan and the Partnership's contribution payable to the TETCO, Inc. Employees' Profit-Sharing Plan and Trust, a defined contribution plan. Advances from partners under the revolving line of credit represent amounts advanced to the Partnership. Interest accrues under the line of credit at 8.75 percent. Interest paid to the partners was $398,522 and $548,615 during 1996 and 1995, respectively.

    The Partnership made advances to entities under common ownership of $556,345 and $318,131 during the years ended June 30, 1996 and 1995, respectively, relating to investments in a mushroom project, a furniture shop and a Mexican turf grass project. The Partnership determined that these advances were not recoverable and therefore expensed the advances (as other expenses) in the related statements of income and expense in the year in which they were made. In addition, the Partnership had sales to an affiliated company of approximately $400,000 in 1996 and 1995. These sales generated gross profits of approximately $200,000 in 1996 and 1995, and outstanding receivables on those sales were $161,903 and $240,162 at June 30, 1996 and 1995, respectively.

 8.  SETTLEMENT OF A CLAIM:

    In June 1996, the Partnership settled a claim with a vendor relating to the purchase of defective supplies that caused damage to plant inventory and negatively impacted the growing process in 1992 and 1993. The settlement agreement states that the Partnership receive an aggregate payment of $3,212,010,

                             LONE STAR GROWERS CO.

                             JUNE 30, 1996 AND 1995

 8.  SETTLEMENT OF A CLAIM: (CONTINUED)
net of related legal fees and other expenses. The Partnership recorded the settlement as other income in 1996. The Partnership received payment under the settlement agreement on August 27, 1996.

 9.  CONTINGENCIES:

    In the ordinary course of business, the Partnership has various cases pending involving contractual, employee-related and other matters. In light of the Partnership's legal position, insurance coverage and reserves, management does not believe that these cases will have a material adverse impact on the Partnership.

10.  SUBSEQUENT EVENT:

    On February 20, 1997, 100 percent of the outstanding partnership interests of the Partnership were purchased through a merger by Lone Star Growers, L.P. (a Delaware limited partnership and indirect subsidiary of Color Spot Nurseries, Inc.) for cash and stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of CSN, Inc.:

    We have audited the accompanying statement of assets and liabilities and divisional equity of The Wholesale Division of Sunnyside Plants, as of March 31, 1996 and the related statements of revenues and expenses and cash flows for the year then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities and divisional equity of the Wholesale Division of Sunnyside Plants, Inc. as of March 31, 1996 and the related revenues, expenses and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
July 15, 1997

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.
                      STATEMENT OF ASSETS AND LIABILITIES
                             AND DIVISIONAL EQUITY
                                 MARCH 31, 1996

                        ASSETS
CURRENT ASSETS:
  Accounts receivable, net of allowance
    for doubtful accounts of $75,000....  $    856,993
  Inventories...........................     1,854,342
  Deferred income taxes.................       104,000
  Due from Parent.......................       355,000
                                          ------------
    Total current assets................     3,170,335
PROPERTY AND EQUIPMENT, net.............       428,671
                                          ------------
    Total Assets........................  $  3,599,006
                                          ------------
                                          ------------

          LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES:
  Accounts payable......................  $    707,596
  Accrued liabilities...................        70,475
  Current portion of capital lease
    obligation..........................         9,150
                                          ------------
    Total current liabilities...........       787,221
                                          ------------
CAPITAL LEASE OBLIGATION, net of current
  portion...............................        34,676
    Total liabilities...................       821,897
                                          ------------
Divisional Equity.......................     2,777,109
                                          ------------
    Total Liabilities and Divisional
      Equity............................  $  3,599,006
                                          ------------
                                          ------------

         The accompanying notes are an integral part of this statement.

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.
                       STATEMENT OF REVENUES AND EXPENSES
                             AND DIVISIONAL EQUITY
                       FOR THE YEAR ENDED MARCH 31, 1996

NET SALES...............................  $  6,555,212
COSTS OF SALES..........................     5,579,664
                                          ------------
  Gross profit..........................       975,548
                                          ------------
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...............................     1,662,675
                                          ------------
  Loss from operations..................      (687,127)
INCOME TAX BENEFIT......................      (275,000)
                                          ------------
  Net loss..............................  $   (412,127)
DIVISIONAL EQUITY, MARCH 31 1995........     3,189,236
                                          ------------
DIVISIONAL EQUITY, MARCH 31, 1996.......  $  2,777,109
                                          ------------
                                          ------------

    The accompanying notes are an integral part of this financial statement.

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.
                            STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED MARCH 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................................  $(412,127)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation.................................................................     80,375
    Changes in assets and liabilities--
      Increase in accounts receivable............................................   (408,570)
      Decrease in inventories....................................................    499,383
      Decrease in deferred income tax asset......................................     80,000
      Increase in receivable from Parent.........................................    355,000
      Increase in accounts payable...............................................     66,173
      Increase in accrued liabilities............................................     36,098
                                                                                   ---------
        Net cash provided by operating activities................................    296,332
                                                                                   ---------
CASH FLOWS FROM INVESTING ACTIVITIES, purchases of property and equipment........     (3,019)
CASH FLOWS FROM FINANCING ACTIVITIES, transfer to Parent.........................   (293,313)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............................     --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...................................     --
                                                                                   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.........................................  $  --
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of this financial statement

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1996

1.  OPERATIONS AND BASIS OF PRESENTATION:

    Sunnyside Plants, Inc. (the Company, a California corporation) was incorporated in 1995 as a wholly owned subsidiary of Sakata Seed America, Inc. (the Parent, a California corporation). The Company produces and distributes potted flowering plants.

    Since the Company did not maintain separate accounting records for the Division, certain estimates were required to segregate the Division's account balances as of March 31, 1996.

    - Identification basis--Account balances relating to assets, liabilities, revenues and expenses ("account balances") specifically pertaining to the Division were identified and segregated. Account balances related to general and administrative expenses incurred by the Company for general purposes have been included in total as the Division was the significant portion of the Company's operations for the year.

    - Transfer basis--Account balances pertaining to the Company's retail division or account balances which were not able to be specifically allocated to either division were identified and excluded from the Division.

    - Allocation basis--The account balance related to cost of sales for the Division has been estimated based on the estimated purchases of the Division.

    In management's opinion, the method of allocation is reasonable and the results are representative of the results of operations that would have been attained by the Division on a stand-alone basis.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed by the Division in preparing its financial statements in accordance with generally accepted accounting principles.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Division considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. All overdraft balances have been reclassified to current liabilities.

    INVENTORIES

    Inventories are stated at the lower of cost or market. At March 31, 1996, inventories consisted only of finished goods. Cost is determined using the average cost method and includes production costs and overhead.

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1996

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated over their estimated useful lives on a straight line basis as follows:

Office equipment........................  5 years
Machinery and equipment.................  5 - 7 years

    Repairs and maintenance are charged to operations as incurred, and expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets.

    REVENUE RECOGNITION

    Revenue is recognized upon transfer of title and risk of ownership to the customer, which generally occurs upon product shipment. In 1996, no single customer accounted for 10% or more of net sales.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    For certain financial instruments, including accounts receivable and payable and capital lease obligations, the Division's carrying amount approximates fair value.

    INCOME TAXES

    Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 utilizes the asset and liability method under which deferred income taxes are recognized for the consequences of temporary differences by applying currently enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

    ASSET IMPAIRMENT

    On April 1, 1996, the Division adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets, certain identifiable intangible assets and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement in 1996.

3.  CONCENTRATIONS OF CREDIT RISK:

    Financial instruments that potentially subject the Division to concentration of credit risk consist of trade accounts receivable. The division sells primarily on 30-day terms, performs credit evaluation procedures on its customers and generally does not require collateral. The division maintains an allowance for potential credit losses ($75,000 as of March 31, 1996).

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1996

4.  PROPERTY AND EQUIPMENT:

    Property and equipment of the Division at March 31, 1996 consisted of the following:

Office equipment.................................................  $ 202,183
Machinery and equipment..........................................    373,448
                                                                   ---------
    Total property and equipment.................................    575,631

Less: Accumulated depreciation...................................   (146,960)
                                                                   ---------
    Net property and equipment...................................  $ 428,671
                                                                   ---------
                                                                   ---------

    Depreciation expense for the year ended March 31, 1996, was $80,375.

5.  CAPITAL LEASE:

    The Division leases certain equipment under a capital lease agreement. Future minimum lease payments to be made are as follows for the years ending March 31:

1997...............................................................  $  12,029
1998...............................................................     12,029
1999...............................................................     12,029
2000...............................................................     12,029
2001...............................................................      3,007
                                                                     ---------
Total minimum lease payments.......................................     51,123

Less:  interest....................................................     (7,297)
                                                                     ---------
                                                                     $  43,826
                                                                     ---------
                                                                     ---------

6.  INCOME TAXES:

    The Company files consolidated Federal and state income tax returns with the Parent. The Company calculates the provision for income taxes on a separate company basis.

    Receivable from Parent in the accompanying statement of assets and liabilities represents a tax benefit for the Parent resulting from the Division's taxable loss in the year ended March 31, 1996.

    Deferred income tax assets result from differences in the timing of recognition of certain expense items for financial statement purposes and income tax purposes. The principal temporary differences giving rise to deferred income tax assets are certain inventory reserves, bad debt reserves and accrued expenses.

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1996

6.  INCOME TAXES: (CONTINUED)
    The tax effects of the significant components of the Division's deferred income tax asset at March 31, 1996 are as follows:

Reserves not deductible for tax purposes..........................  $  93,760
Accrued expenses..................................................     10,240
                                                                    ---------
                                                                    $ 104,000
                                                                    ---------
                                                                    ---------

    The effective income tax rate for the year ended March 31, 1996 differs from the Federal statutory rate of 34% as follows:

Federal statutory tax rate...........................................      (34.0)%
State taxes, net.....................................................       (6.0)%
                                                                       ---------
                                                                           (40.0)%
                                                                       ---------
                                                                       ---------

    The Company has been reviewed by the tax authority for the tax year ended March 31, 1995. The outcome of this review is not certain at this time, but in the opinion of management the Division does not believe that this review will materially affect the Division's financial position.

7.  EMPLOYEE BENEFIT PLAN:

    The Company has an employee profit-sharing and savings plan in which employees may defer up to 10.5 percent of their salary for retirement purposes. The Company matches 100 percent of employee contributions up to the first 5 percent of such employees' annual compensation and 50 percent of the next 3 percent of such employee's annual compensation. The Division's contribution under the plan totaled approximately $65,000 in the year.

8.  SUBSEQUENT EVENT:

    In January 1997, the Company sold a significant portion of the net assets of the Wholesale Division to CSN, Inc., the parent company of Color Spot Nurseries, Inc.

                   COLOR SPOT NURSERIES, INC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                         JUNE 30,
                                                                                                           1997
                                                                                         SEPTEMBER 25,  ----------
                                                                                             1997
                                                                                         -------------
                                                                                          (UNAUDITED)
                                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents............................................................   $     1,681   $    2,762
  Accounts receivable, net of allowances of $1,980 and $1,661, respectively............        16,248       25,524
  Inventories..........................................................................        46,498       28,854
  Prepaid expenses and other...........................................................           643          893
                                                                                         -------------  ----------
    Total current assets...............................................................        65,070       58,033
TREE INVENTORIES.......................................................................           661          541
PROPERTY, PLANT AND EQUIPMENT, net.....................................................        47,835       31,774
INTANGIBLE ASSETS, net.................................................................        60,401       31,383
DEFERRED INCOME TAXES..................................................................         7,890       10,120
NOTES RECEIVABLE AND OTHER ASSETS......................................................         1,886        1,566
                                                                                         -------------  ----------
    Total assets.......................................................................   $   183,743   $  133,417
                                                                                         -------------  ----------
                                                                                         -------------  ----------

                          LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt.................................................   $     4,563   $    4,595
  Revolving line of credit.............................................................        13,347        2,105
  Accounts payable.....................................................................        18,136        9,815
  Accrued liabilities..................................................................        10,770       12,395
  Dividends payable to stockholders....................................................           882          906
  Deferred income taxes................................................................        16,787       14,056
                                                                                         -------------  ----------
    Total current liabilities..........................................................        64,485       43,872
LONG-TERM DEBT.........................................................................       111,335       83,408
                                                                                         -------------  ----------
    Total liabilities..................................................................       175,820      127,280
                                                                                         -------------  ----------
REDEEMABLE COMMON STOCK 1,163,550 and 1,199,744 shares, respectively...................         2,026        2,062
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and
    outstanding........................................................................       --            --
  Common stock, $0.01 par value, 20,000,000 shares authorized, 5,773,518 and 5,021,118
    issued and outstanding, respectively...............................................           170          162
  Additional paid-in capital...........................................................        50,798       45,033
  Treasury stock, 6,200,228 and 6,164,034 shares, respectively.........................       (45,488)     (45,228)
  Retained earnings....................................................................           417        4,108
                                                                                         -------------  ----------
    Total stockholders' equity.........................................................         5,897        4,075
                                                                                         -------------  ----------
    Total liabilities, redeemable common stock and stockholders' equity................   $   183,743   $  133,417
                                                                                         -------------  ----------
                                                                                         -------------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            JULY 1, 1997         JULY 1, 1996
                                                                               THROUGH              THROUGH
                                                                         SEPTEMBER 25, 1997   SEPTEMBER 26, 1996
                                                                         -------------------  -------------------
NET SALES..............................................................       $  25,482            $  13,437
COST OF SALES..........................................................          18,018                8,858
                                                                                -------              -------
  Gross profit.........................................................           7,464                4,579
SALES, MARKETING AND DELIVERY EXPENSES.................................           8,388                4,763
GENERAL AND ADMINISTRATIVE EXPENSES....................................           2,682                1,204
AMORTIZATION OF INTANGIBLE ASSETS......................................             612                   81
                                                                                -------              -------
  Loss from operations.................................................          (4,218)              (1,469)
INTEREST EXPENSE.......................................................           2,392                  133
OTHER (INCOME) EXPENSE, net............................................             102                  (22)
                                                                                -------              -------
  Loss before income tax benefit.......................................          (6,712)              (1,580)
INCOME TAX BENEFIT.....................................................           3,021                  760
                                                                                -------              -------
  Net loss.............................................................       $  (3,691)           $    (820)
                                                                                -------              -------
                                                                                -------              -------
NET LOSS PER SHARE.....................................................       $   (0.57)           $   (0.12)
                                                                                -------              -------
                                                                                -------              -------

  The accompanying notes are an integral part of these consolidated financial statements.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT COMMON SHARES)

                                                                              ADDITIONAL                               TOTAL
                                                       COMMON      COMMON       PAID-IN    TREASURY    RETAINED    STOCKHOLDERS'
                                                       SHARES       STOCK       CAPITAL      STOCK     EARNINGS       EQUITY
                                                     ----------  -----------  -----------  ---------  -----------  -------------
Balance, June 30, 1997.............................   5,021,118   $     162    $  45,033   $ (45,228)  $   4,308     $   4,275
                                                     ----------       -----   -----------  ---------  -----------  -------------
Issuance of common stock:
  Existing shareholders and management.............     713,196           7        5,104      --          --             5,111
  Acquisition of businesses........................      39,204           1          625      --          --               626
Purchase of redeemable common stock................      --          --               36        (260)                     (224)
Net income.........................................      --          --           --          --          (3,691)       (3,691)
                                                     ----------       -----   -----------  ---------  -----------  -------------
Balance, September 25, 1997 (unaudited)............   5,773,518   $     170    $  50,798   $ (45,488)  $     617     $   6,097
                                                     ----------       -----   -----------  ---------  -----------  -------------
                                                     ----------       -----   -----------  ---------  -----------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                               JULY 1, 1997        JULY 1, 1996
                                                                                 THROUGH              THROUGH
                                                                            SEPTEMBER 25, 1997  SEPTEMBER 26, 1996
                                                                            ------------------  -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................................      $   (3,691)          $    (820)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization.........................................           1,320                 299
    Deferred income taxes.................................................          (2,619)               (406)
    Changes in operating assets and liabilities, net of effect of acquired businesses:
      Decrease in accounts receivable.....................................          11,306               5,319
      (Increase) in inventories...........................................          (8,137)             (2,072)
      Decrease (increase) in prepaid expenses and other current assets....             341                (141)
      (Increase) in tree inventories......................................            (120)               (188)
      (Increase) in other long-term assets................................            (320)             --
      Increase in accounts payable........................................           3,429                  10
      (Decrease) in accrued liabilities...................................            (510)             (2,290)
      Increase in other liabilities.......................................           1,044               1,136
                                                                                  --------             -------
        Net cash provided by operating activities.........................           2,043                 847

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid in business acquisitions, less cash acquired..................         (40,539)             --
  Purchase of fixed assets................................................          (3,030)             (1,263)
  Proceeds from sale of fixed assets......................................          --                      79
                                                                                  --------             -------
        Net cash used in investing activities.............................         (43,569)             (1,184)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash overdraft..........................................................          (1,798)             --
  Issuance of common stock................................................           5,111                 100
  Purchase of treasury stock..............................................            (260)             --
  Financing and organizational costs......................................            (472)                (75)
  Dividend paid...........................................................             (24)             --
  Proceeds from borrowings................................................          36,829                  72
  Net borrowings under revolving line of credit...........................           1,241                 832
  Repayments of long-term debt............................................            (182)               (372)
                                                                                  --------             -------
        Net cash provided by financing activities.........................          40,445                 557

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS......................          (1,081)                220

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................           2,762                 701
                                                                                  --------             -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD................................      $    1,681           $     921
                                                                                  --------             -------
                                                                                  --------             -------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest..............................................................      $      442           $      93
                                                                                  --------             -------
                                                                                  --------             -------
    Income taxes..........................................................      $   --               $  --
                                                                                  --------             -------
                                                                                  --------             -------

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Stock issued for acquisitions...........................................      $      625           $  --
                                                                                  --------             -------
                                                                                  --------             -------

  The accompanying notes are an integral part of these consolidated financial statements.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

    The information contained in the following notes to the consolidated financial statements is condensed from that which would appear in the annual consolidated financial statements. Accordingly, the consolidated financial statements included herein should be read in conjunction with the consolidated financial statements and related notes for the fiscal year ended June 30, 1997. Any capitalized terms used but not defined in these Condensed Notes to Consolidated Financial Statements have the same meaning given to them in the June 30, 1997 financial statements referred to above. All references to the "Company" include Color Spot Nurseries, Inc. and subsidiaries unless otherwise noted or the context indicates otherwise. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

    The consolidated financial statements as of September 25, 1997, the period from July 1, 1997 to September 25, 1997 and the period from July 1, 1996 to September 26, 1996 included herein are unaudited. However, they include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the consolidated financial position of the Company as of September 25, 1997, the consolidated results of operations for the period from July 1, 1997 to September 25, 1997 and for the period from July 1, 1996 to September 26, 1996, the consolidated statement of changes in stockholders' equity from July 1, 1997 to September 25, 1997 and the consolidated cash flows for the period from July 1, 1997 to September 25, 1997 and for the period from July 1, 1996 to September 26, 1996.

    These financial statements have been prepared assuming the merger of CSN, Inc. into Color Spot Nurseries, Inc. and a reverse 0.69-for-one reverse stock split, which will occur simultaneously with the consummation of the Company's senior subordinated note, Series A Preferred Stock and warrant offerings.

2. INVENTORIES

    Inventories at September 25, 1997 and June 30, 1997, consisted of the following (in thousands):

                                                                                     JUNE 30,
                                                                                       1997
                                                                      SEPTEMBER 25,  ---------
                                                                          1997
                                                                      -------------
                                                                       (UNAUDITED)
Current:
  Outdoor flowers and vegetable plants..............................    $  39,049    $  24,385
  Raw materials and supplies........................................        5,749        3,374
  Tree inventories..................................................        1,700        1,095
                                                                      -------------  ---------
    Total current inventories.......................................       46,498       28,854
Noncurrent:
  Tree inventories..................................................          661          541
                                                                      -------------  ---------
    Total inventories...............................................    $  47,159    $  29,395
                                                                      -------------  ---------
                                                                      -------------  ---------

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment as of September 25, 1997 and June 30, 1997, consisted of the following (in thousands):

                                                                                     JUNE 30,
                                                                                       1997
                                                                      SEPTEMBER 25,  ---------
                                                                          1997
                                                                      -------------
                                                                       (UNAUDITED)
Land................................................................    $   9,177    $   8,621
Greenhouses and growing structures..................................       13,954        8,091
Building............................................................        2,105          938
Furniture and fixtures..............................................        3,212        2,108
Machinery and equipment.............................................       16,433       10,929
Leasehold improvements..............................................        3,392        2,587
Assets under capital leases.........................................        1,108          752
Construction in progress............................................        2,077          550
                                                                      -------------  ---------
                                                                           51,503       34,576
Less: Accumulated depreciation......................................       (3,668)      (2,802)
                                                                      -------------  ---------
  Total property, plant and equipment...............................    $  47,835    $  31,774
                                                                      -------------  ---------
                                                                      -------------  ---------

4. INTANGIBLE ASSETS

    Intangible assets as of September 25, 1997 and June 30, 1997, consisted of the following (in thousands):

                                                                                     JUNE 30,
                                                                                       1997
                                                                      SEPTEMBER 25,  ---------
                                                                          1997
                                                                      -------------
                                                                       (UNAUDITED)
Goodwill............................................................    $  51,063    $  23,971
Organization costs..................................................        3,374        1,670
Financing costs.....................................................        5,057        4,352
Noncomplete agreements..............................................        1,731        1,731
Other...............................................................          911          856
                                                                      -------------  ---------
                                                                           62,136       32,580
Less: Accumulated amortization......................................       (1,735)      (1,197)
                                                                      -------------  ---------
  Total intangible assets...........................................    $  60,401    $  31,383
                                                                      -------------  ---------
                                                                      -------------  ---------

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

5. ACQUISITIONS

    Between July 1, 1997 and September 25, 1997 the Company effected the following acquisitions:

ENTITY                                                                    DATE OF ACQUISITION
-----------------------------------------------------------------------  ---------------------
Plants, Inc............................................................  July 31, 1997
Peters Wholesale Greenhouses, Inc......................................  July 31, 1997
Wolfe Greenhouses, LLC.................................................  July 31, 1997
Cracon, Inc............................................................  August 5, 1997
Summersun Greenhouse Co................................................  August 11, 1997
Oda Nursery, Inc.......................................................  September 3, 1997

    The purchase price, certain costs related to the acquisitions and the allocation of the purchase price to the underlying net assets acquired in these acquisitions were as follows (in thousands):

                                                                     PETERS
                                                                    WHOLESALE        WOLFE                      SUMMERSUN
                                                        PLANTS,   GREENHOUSES,    GREENHOUSES                  GREENHOUSE
                                                         INC.         INC.            LLC       CRACON, INC.     COMPANY
                                                       ---------  -------------  -------------  -------------  -----------
Purchase price.......................................  $   4,088    $   5,698      $   6,161      $   1,954     $   7,546
Organization and financing costs.....................        223          394            413             91           286
                                                       ---------  -------------       ------         ------    -----------
    Total purchase price.............................      4,311        6,092          6,574          2,045         7,832

Less: Value assigned to assets and liabilities
  Current assets.....................................        994        1,434          1,355         --             1,693
  Long-term assets...................................      3,623        3,226          4,242            276         1,520
  Current liabilities................................     (1,390)      (1,155)          (644)          (240)       (1,035)
  Debt...............................................       (307)      --             --             --            --
  Long-term liabilities..............................     --           (1,241)        --             --            --
                                                       ---------  -------------       ------         ------    -----------
                                                           2,920        2,264          4,953             36         2,178
                                                       ---------  -------------       ------         ------    -----------
    Goodwill.........................................  $   1,391    $   3,828      $   1,621      $   2,009     $   5,654
                                                       ---------  -------------       ------         ------    -----------
                                                       ---------  -------------       ------         ------    -----------


                                                           ODA
                                                        NURSERIES     TOTAL
                                                       -----------  ---------
Purchase price.......................................   $  16,052   $  41,499
Organization and financing costs.....................         479       1,886
                                                       -----------  ---------
    Total purchase price.............................      16,531      43,385
Less: Value assigned to assets and liabilities
  Current assets.....................................       7,339      12,815
  Long-term assets...................................       3,566      16,453
  Current liabilities................................      (2,875)     (7,339)
  Debt...............................................      --            (307)
  Long-term liabilities..............................      (3,480)     (4,721)
                                                       -----------  ---------
                                                            4,550      16,901
                                                       -----------  ---------
    Goodwill.........................................   $  11,981   $  26,484
                                                       -----------  ---------
                                                       -----------  ---------

    The Company accounted for all of these acquisitions using the purchase method of accounting. The allocation of the purchase price to the underlying net assets acquired is based upon preliminary estimates of the fair value of the net assets, which may be revised at a later date. It is anticipated that any purchase price allocation adjustments will be made within one year from the date of acquisition. Management does not believe that the final allocations of the purchase prices will have a material effect on the Company's financial position or results of operations. In connection with certain acquisitions, the Company issued 39,204 shares of common stock which were valued at $15.94 per share.

    Results of operations of the acquired entities subsequent to the purchase date are included in the consolidated financial statements. Pro forma operating results of the Company, assuming the above

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

5. ACQUISITIONS (CONTINUED)
acquisitions, including those acquisitions consummated prior to June 30, 1997 occurred on July 1, 1997 and July 1, 1996 are presented below (in thousands, except earnings per share).

                                                                               JULY 1, 1996
                                                                            THROUGH SEPTEMBER
                                                                                 26, 1996
                                                           JULY 1, 1997     ------------------
                                                        THROUGH SEPTEMBER
                                                             25, 1997          (UNAUDITED)
                                                        ------------------
                                                           (UNAUDITED)
Net sales.............................................    $       27,345      $       25,292
Net loss..............................................            (4,338)             (3,166)
Net loss per share....................................             (0.67)              (0.35)
Shares used in calculation............................         6,444,565           9,036,233

6. DEBT

    Debt as of September 25, 1997 and June 30, 1997, consisted of the following (in thousands):

                                                                                     JUNE 30,
                                                                                       1997
                                                                      SEPTEMBER 25,  ---------
                                                                          1997
                                                                      -------------
                                                                       (UNAUDITED)
Revolving line of credit............................................   $    13,346   $  12,105
Term loans..........................................................        88,750      58,730
Acquisition loan....................................................        15,000       8,227
Convertible note and interest accrual...............................         7,384       7,384
Non-compete agreements..............................................         1,362       1,395
Other...............................................................         3,403       2,247
                                                                      -------------  ---------
Total debt..........................................................       129,245      90,108

Less: Current maturities............................................       (17,910)     (6,700)
                                                                      -------------  ---------
Long-term portion...................................................   $   111,335   $  83,408
                                                                      -------------  ---------
                                                                      -------------  ---------

    During the period from July 1, 1997 through September 25, 1997, the Company increased its term loans and acquisition loan by $30,000,000 and $6,773,000, respectively to fund acquisitions. Additionally, the Company issued a long-term note in the amount of $1,000,000 in conjunction with the Oda Nursery, Inc. acquisition.

7. EARNINGS PER SHARE

    Primary loss per share is computed by dividing net income by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of stock options granted. Fully diluted loss per share reflects the maximum dilution that would have resulted from the exercise of stock options.

    Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the fair value of the Company's common stock at the time of the Offerings have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the estimated fair value of the Company's Common Stock at the time of the Offerings) and disclosed on the consolidated statements of operations.

                  COLOR SPOT NURSERIES, INC. AND SUBSIDIARIES

7. EARNINGS PER SHARE (CONTINUED)
    In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaces primary loss per share with basic loss per share. Basic loss per share excludes the effect of any potentially dilutive common equivalent shares. Fully diluted loss per share, now called diluted loss per share, is still required.

    Historical, SFAS 128 pro forma and supplemental pro forma loss per share is as follows (unaudited):

                                                                               JULY 1, 1997        JULY 1, 1996
                                                                            THROUGH SEPTEMBER   THROUGH SEPTEMBER
                                                                                 25, 1997            26, 1996
                                                                            ------------------  ------------------
Historical loss per share.................................................    $        (0.57)     $        (0.12)
  Shares used in per share calculation....................................         6,429,605           6,972,656
SFAS 128 pro forma loss per share:
  Basic...................................................................    $        (0.57)     $        (0.12)
  Diluted.................................................................             (0.57)              (0.12)
  Shares used in per share calculation:
    Basic.................................................................         6,429,605           6,972,656
    Diluted...............................................................         6,429,605           6,972,656
Supplemental pro forma loss per share.....................................    $        (0.93)
  Shares used in per share calculation....................................         6,405,218

    There was no difference between primary loss per share and fully diluted loss per share for the periods from July 1, 1997 through September 25, 1997 or the period from July 1, 1996 through September 26, 1996.

    Supplemental earnings per share have been presented to show the effect of the Company's proposed Offerings as if the Offerings and the issuances and sales of stock occurring from July 1, 1997 through September 25, 1997, occurred on July 1, 1997. The impact of these transactions is to increase the number of shares outstanding by 24,387 on a historical, fully diluted basis, to increase interest expense by $73,000, to include dividends to holders of Series A Preferred Stock of $1,300,000 and accretion of Series A Preferred Stock and Common Stock to liquidation values of $250,000. As a result, net loss to holders of Common Stock would have been $5,928,000.

                               ODA NURSERY, INC.

                          BALANCE SHEET--JUNE 30, 1997

                                  (UNAUDITED)

                                                                                                         1997
                                                                                                     -------------
                                                      ASSETS

CURRENT ASSETS:
  Cash.............................................................................................  $   3,207,719
  Receivables (less allowance for doubtful accounts of $150,000)...................................      1,720,443
  Inventories......................................................................................      5,457,455
  Prepaid expenses.................................................................................          2,448
  Investment in stock..............................................................................         41,397
  Notes receivable from stockholders...............................................................      1,200,273
                                                                                                     -------------
    Total current assets...........................................................................     11,629,735
PROPERTY, PLANT AND EQUIPMENT, net.................................................................        582,918
NET ASSETS HELD FOR DISTRIBUTION...................................................................      1,976,588
                                                                                                     -------------
    Total assets...................................................................................  $  14,189,241
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities.........................................................  $      44,440
  Long-term debt, net of current maturities........................................................        160,397
  Loan from stockholder............................................................................      1,200,000
                                                                                                     -------------
    Total current liabilities......................................................................      1,404,837
LONG-TERM DEBT, net of current maturities..........................................................        723,459
                                                                                                     -------------
    Total liabilities..............................................................................      2,128,296
                                                                                                     -------------
STOCKHOLDERS' EQUITY:
  Common stock, $100 par value, 5,000 shares authorized, 2,000 shares issued and outstanding.......        200,000
  Retained Earnings................................................................................     11,860,945
                                                                                                     -------------
    Total stockholders' equity.....................................................................     12,060,945
                                                                                                     -------------
    Total liabilities and stockholders' equity.....................................................  $  14,189,241
                                                                                                     -------------
                                                                                                     -------------

        The accompanying notes are an integral part of these statements.

                               ODA NURSERY, INC.

                            STATEMENTS OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                                                                           1997           1996
                                                                                       -------------  ------------
SALES................................................................................  $  10,581,692  $  9,485,889
COST OF SALES........................................................................      4,953,039     5,287,126
                                                                                       -------------  ------------
    Gross profit.....................................................................      5,628,653     4,198,763

OPERATING EXPENSES:
  Delivery...........................................................................      1,565,332     1,102,622
  Sales and marketing................................................................        668,430       886,466
  General and administrative.........................................................        149,665        92,699
  Depreciation.......................................................................         49,875        48,450
  Other expenses.....................................................................         77,048       109,014
                                                                                       -------------  ------------
    Income from operations...........................................................      3,118,303     1,959,512

INTEREST EXPENSE.....................................................................        129,200       170,178

OTHER INCOME (EXPENSES), net.........................................................         (9,208)      206,104
                                                                                       -------------  ------------
    Net income.......................................................................  $   2,979,895  $  1,995,438
                                                                                       -------------  ------------
                                                                                       -------------  ------------

        The accompanying notes are an integral part of these statements.

                               ODA NURSERY, INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                                                                          1997           1996
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES AND OTHER NONRECURRING EXPENSES:
  Net income........................................................................  $   2,979,895  $   1,995,438
  Adjustments to reconcile net income to net cash provided by operating activities:
    Gain on sale of property, plant and equipment...................................         (4,490)      --
    Depreciation....................................................................         87,500         85,000
    Changes in certain assets and liabilities:
      Increase in receivables.......................................................     (1,556,164)    (1,479,520)
      Decrease in inventories.......................................................      3,227,092      3,151,273
      Decrease in prepaid expenses..................................................         34,989         10,415
      (Increase) decrease in notes receivable from stockholder......................       (750,273)       223,172
      Decrease in accounts payable and accrued expenses.............................        (69,184)      (249,900)
                                                                                      -------------  -------------
        Net cash provided by operating activities...................................      3,949,365      3,735,878
                                                                                      -------------  -------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.........................................       --              (13,205)
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................       --              (13,205)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit......................................................       --             --
  Payments on line of credit........................................................       (750,100)      (405,350)
  Proceeds from issuance of long-term obligations...................................       --             --
  Principal payments on long-term obligations.......................................        (57,143)    (1,249,476)
  Principal payments on loan from stockholder.......................................       (200,000)      --
  Distributions to stockholders.....................................................       --           (2,200,000)
                                                                                      -------------  -------------
        Net cash used in financing activities.......................................     (1,007,243)    (3,854,826)
                                                                                      -------------  -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................................      2,942,122       (132,153)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......................................        265,597        933,061
                                                                                      -------------  -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR............................................  $   3,207,719  $     800,908
                                                                                      -------------  -------------
                                                                                      -------------  -------------

        The accompanying notes are an integral part of these statements.

                               ODA NURSERY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

                                  (UNAUDITED)

    The financial statements presented herein include the accounts of Oda Nursery, Inc. (the Company) and have been prepared by the Company, without audit. The Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations, financial position and cash flows. The financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's annual financial statements for the year ended December 31, 1996.

1.  NATURE OF OPERATIONS:

    ORGANIZATION

    Oda Nursery, Inc., a California corporation (the Company), was formed on December 10, 1973, by Harunori Oda, Mitsuka Oda and Richard Tanaka. The Company was formed to acquire, own, operate and manage a nursery business, as well as to acquire, own, sell, mortgage or lease real and personal property.

    DESCRIPTION OF THE BUSINESS

    The Company is an agricultural enterprise specializing in the growth and wholesale of high-quality ornamental plants and shrubs to numerous retailers. The majority of the plants are grown on the Company's 200 acre complex in San Juan Capistrano, California.

2.  SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed by the Company in preparing its financial statements in accordance with generally accepted accounting principals:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (and disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES

    Inventories are carried at the lower of cost or market. Plant inventory cost includes direct production costs and overhead. Raw material inventory cost is determined using the most recent purchase price, which approximates average cost. A portion of the Company's inventory has an average growing period of approximately 18 months. This inventory is classified as a current asset based on the Company's normal operating cycle.

                               ODA NURSERY, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives using the straight-line method as follows:

Buildings and improvements..................................      10 - 24 years
Machinery and equipment.....................................       5 - 10 years
Software, furniture and fixtures............................        3 - 5 years

    Total depreciation expense for the six months ended June 30, 1997 and 1996 was approximately $175,000 and $170,000, respectively. All repairs and maintenance costs are expensed as incurred.

    INCOME TAXES

    The Company elected in 1973, under Federal and state tax laws, to be treated under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, income taxes are the obligation of the individual stockholder, except that the Company is taxed on income for state tax purposes at reduced rates. The provision for income taxes was $60,000 and $33,000 for the six month periods ending June 30, 1996 and 1995, respectively, and was recorded in other expenses. If the Company had been taxed as a C Corporation, the income tax provision and net income would have been $1,215,958 and $1,823,937 in 1997 and $811,375 and $1,217,062 in 1996, assuming an effective tax rate of 40%.

    REVENUE RECOGNITION

    The Company recognizes revenues when products are shipped. Where appropriate, the Company establishes a reserve for returns and allowances.

3.  INVESTMENT IN STOCK:

    As further discussed in Note 6 the Company is required under the terms of its credit agreement to maintain an investment in stock of the bank amounting to
6.83 percent of its outstanding indebtedness.

                               ODA NURSERY, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

4.  LONG-TERM DEBT

    Long-term debt at June 30, 1997 and 1996, consisted of the following:

                                                                                      1997
                                                                                   -----------
Note payable to bank, with monthly principal and interest payments of $13,084, interest at the bank's reference rate (9.25 percent as of June 30, 1997);
  secured by substantially all of the Company's assets; unpaid principal and
  interest due on May 1, 2002....................................................      611,977

Mortgage payable to seller, with monthly principal and interest payments of
  $2,400, interest at 6.5 percent as of June 30, 1997; secured by land; unpaid
  principal and interest due July 13, 2006.......................................      197,842

Stock obligation to bank, with monthly interest payments made at stated rate of
  9.75 percent at June 30, 1997; unpaid interest due May 1, 2002.................       90,140

Note Payable under Small Business Loan, with monthly principle and interest
  payments of $1,960; principal and interest paid February 27, 1997..............       32,833
                                                                                   -----------

Less: Current maturities.........................................................     (209,333)
                                                                                   -----------

                                                                                   $   723,459
                                                                                   -----------
                                                                                   -----------

    The provisions of the debt agreements with the bank generally impose restrictions relating to, among other matters, incurrence of additional indebtedness and maintenance of specified amounts of tangible net worth and working capital. In addition, the bank requires the Company maintain 6.38 percent of outstanding borrowings as an investment in the bank's stock. The Company incurs monthly interest on the outstanding stock balance, but will not repay the stock obligation, nor recover the stock investment balance. Both the stock obligation and the investment in stock are reduced as the Company makes principle payments on its other obligations to the bank.

5.  STOCKHOLDERS' NOTES:

    The following table summarizes the Company's notes with stockholders presented in the balance sheet as of June 30, 1997:

                                                                                      1997
                                                                                  ------------
Note receivable from stockholder................................................  $    450,000
Loan from stockholder...........................................................     1,200,000

    The Company received cash from one of its stockholders in 1993. This loan is due at the notice of the stockholder and is therefore considered short-term in nature. $200,000 was repaid during the six month period from December 31, 1996 to June 30, 1997. Interest is payable monthly, at an annual rate of 8 percent. Interest paid related to this loan was $54,500 for the six month period ended June 30, 1997.

                               ODA NURSERY, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

5.  STOCKHOLDERS' NOTES: (CONTINUED)
    The Company issued notes receivable to a stockholder and one of his related entities under common ownership in 1997 and 1996 of $675,000 and $450,000, respectively. The note issued in 1992 was repaid during 1996. The note for $450,000 was repaid in 1997. The note accrues interest at 10 percent.

6.  SUBSEQUENT EVENT AND NET ASSETS HELD FOR DISTRIBUTION:

    In September 1997, the Company's stockholders sold the Company to Color Spot Nurseries, Inc. The land held by the Company was not part of the sale transaction. It is the Company's intention to distribute this land to the stockholders in connection with the sale. This land was written down during the year ended December 31, 1996 by $770,412 based on independent appraisals.

                                  CRACON, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1997

                                  (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.............  $    212,862
  Accounts receivable:
    Trade, net of allowances of
      $50,000...........................        55,182
    Related party.......................       126,319
  Prepaid expenses......................         2,145
                                          ------------
      Total current assets..............       396,508
NOTES RECEIVABLE:
  Related...............................       200,000
  Other.................................        40,000
TREE INVENTORIES........................     1,521,065
PROPERTY AND EQUIPMENT, net.............       262,426
                                          ------------
      Total assets......................  $  2,420,499
                                          ------------
                                          ------------

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable:
    Other...............................  $    915,265
    Related parties.....................       390,000
  Accounts payable......................        76,988
  Accrued interest payable..............        30,570
  Other accrued liabilities.............         2,980
  Current portion of long-term debt.....         9,811
                                          ------------
      Total current liabilities.........     1,425,614
LONG-TERM DEBT, net of current
  portion...............................        33,262
                                          ------------
      Total liabilities.................     1,458,876
                                          ------------
STOCKHOLDERS' EQUITY:
  Common stock, $10 par value; 50 shares
    authorized, issued and
    outstanding.........................           500
  Retained earnings.....................       961,123
                                          ------------
      Total stockholders' equity........       961,623
                                          ------------
      Total liabilities and
        stockholders' equity............  $  2,420,499
                                          ------------
                                          ------------

        The accompanying notes are an integral part of these statements.

                                  CRACON, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                                                                             1997         1996
                                                                                         ------------  -----------
NET SALES..............................................................................  $    --       $   --
COST OF SALES..........................................................................       --           --
                                                                                         ------------  -----------
  Gross profit.........................................................................       --           --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........................................       165,992      156,962
                                                                                         ------------  -----------
  Loss from operations.................................................................      (165,992)    (156,962)
INTEREST EXPENSE, net..................................................................        62,237       85,600
                                                                                         ------------  -----------
  Net loss.............................................................................      (228,229)    (242,562)
RETAINED EARNINGS, BEGINNING...........................................................     1,231,352      993,020
Distributions..........................................................................       (42,000)     (49,000)
                                                                                         ------------  -----------
  Retained Earnings, Ending............................................................  $    961,123  $   701,458
                                                                                         ------------  -----------
                                                                                         ------------  -----------

        The accompanying notes are an integral part of these statements.

                                  CRACON, INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                                                                           1997          1996
                                                                                       ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................................................  $   (228,229) $    (242,562)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization....................................................         9,810          8,239
    Changes in certain assets and liabilities:
      Decrease in receivables........................................................     2,597,643      2,548,217
      Increase in tree inventories...................................................      (149,839)      (129,392)
      Decrease in other assets.......................................................       --              20,000
      Decrease in trade payables.....................................................    (1,102,832)    (1,681,493)
      Decrease in other accrued liabilities..........................................       (63,226)       (18,637)
      Decrease in accrued interest...................................................       (60,342)       (38,990)
                                                                                       ------------  -------------
        Net cash provided by operating activities....................................     1,231,214        707,944
                                                                                       ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets...........................................................       (10,375)          (954)
  Increase in notes receivable.......................................................      (240,000)      (187,099)
                                                                                       ------------  -------------
        Net cash used in investing activities........................................      (250,375)      (188,053)
                                                                                       ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of notes payable........................................................      (504,811)      (435,000)
  Proceeds from issuance of notes payable............................................       --             283,980
  Dividends paid.....................................................................       (42,000)       (49,000)
  Repayment of other long-term debt..................................................        (6,930)       (38,152)
                                                                                       ------------  -------------
        Net cash used in financing activities........................................      (553,741)      (238,172)
                                                                                       ------------  -------------
        Net increase in cash.........................................................       198,869         39,157
CASH AT BEGINNING OF YEAR............................................................        13,993          9,295
                                                                                       ------------  -------------
CASH AT END OF YEAR..................................................................  $    212,862  $      48,452
                                                                                       ------------  -------------
                                                                                       ------------  -------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest.............................................  $    128,855  $     127,422
                                                                                       ------------  -------------
                                                                                       ------------  -------------

        The accompanying notes are an integral part of these statements.

                                  CRACON, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

                                  (UNAUDITED)

    The financial statements presented herein include the accounts of Cracon, Inc. (the "Company") and have been prepared by the Company, without audit. The Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations, financial statements and the notes thereto included in the Company's annual financial statements for the year ended December 31, 1996.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION

    Cracon, Inc. (the "Company"), an S corporation, is a grower, broker and distributor of Christmas trees. The Company sells primarily to general merchandise chain stores, home improvement chain stores and retail garden stores.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers cash held in banks and deposits with maturities of three months or less to be cash and cash equivalents. All overdraft balances have been reclassified to current liabilities.

    INVENTORIES

    Inventories consist primarily of Christmas trees and are carried at the lower of cost or market. Cost is determined using the average cost incurred to purchase or plant and maintain the inventory. Tree inventories are classified as long-term until the trees are cut and ready for sale. The Company is dependent on several vendors for a large portion of its inventory.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost and are depreciated over their estimated useful lives using accelerated methods as follows:

Machinery and equipment.........................................   7 years
Vehicles........................................................   5 years
Leasehold improvements..........................................  lease term

    Repairs and maintenance are charged to operations as incurred, and expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets.

                                  CRACON, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    REVENUE RECOGNITION

    Revenues are recognized when products are shipped and all significant obligations of the Company have been completed, which occurs in the months of November and December.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's financial instruments, including accounts receivable, accounts payable and debt, approximates fair value.

    INCOME TAXES

    The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended, by consent of its stockholders. Therefore, the Company generally does not pay federal income taxes on its income. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company's taxable income. If the Company had been taxed as a C Corporation, the income tax benefit and net loss would have been $91,292 and $136,937 in 1997 and $97,025 and $145,537 in 1996, assuming an effective tax rate of 40%.

    ASSET IMPAIRMENT

    On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). SFAS 121 requires that long-lived assets, certain identifiable intangibles and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement in fiscal 1996.

2.  NOTES RECEIVABLE

    RELATED PARTIES

    In 1997, the Company extended a note receivable of $200,000 to an entity under common ownership. The note bears an interest rate of 9 percent.

    THIRD PARTY

    In 1997, the Company extended a note receivable of $40,000 to a third party. The note bears an interest rate of 9 percent.

    The Company has earned $6,674 of interest income in 1997.

                                  CRACON, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

3.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following at June 30, 1997:

Land..............................................................  $ 209,279
Machinery and equipment...........................................     74,757
Vehicles..........................................................     30,028
Leasehold improvements............................................     26,350
                                                                    ---------
    Total property and equipment..................................    340,414
Less: Accumulated depreciation....................................    (77,488)
                                                                    ---------
Property and equipment, net.......................................  $ 262,926
                                                                    ---------
                                                                    ---------

4.  NOTES PAYABLE:

    Notes payable are due at various dates through December 31, 1997. Interest is payable annually and quarterly at various rates. At June 30, 1997, the weighted average interest rate was 10.7 percent.

    Certain of the note holders are employees or relatives of the current shareholders of the Company. Amounts due to these note holders have been classified as notes payable--related parties in the accompanying balance sheet. During 1997, the Company incurred $31,969 in interest on these related party notes payable.

5.  LONG-TERM DEBT:

    Long-term debt as of June 30, 1997 consists of the following:

Mortgage notes payable to individuals; annual principal payments of $4,633 through February 2003; interest payable annually at
  9.5 percent; secured by the underlying property.................  $  27,801
Mortgage note payable to a bank; monthly principal and interest payments of $591 through November 1999; interest at 9.5 percent;
  secured by the underlying property..............................     15,272
                                                                    ---------
                                                                       43,073
Less: Current portion.............................................     (9,811)
                                                                    ---------
                                                                    $  33,262
                                                                    ---------
                                                                    ---------

6.  COMMITMENTS AND CONTINGENT LIABILITIES:

    The Company has contracts to purchase Christmas trees from third-party growers. Certain of these contracts require the Company to maintain the trees until they are harvested. The Company will pay for any trees it harvests at a price per tree.

                                  CRACON, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

7.  RELATED PARTY TRANSACTIONS:

    In the normal course of business, the Company sells Christmas trees to an entity under common ownership. Accounts receivable related to these sales totaled $97,048 at June 30, 1997.

    In 1996, the Company repaid a loan on behalf of an entity under common control. The advance of $29,271 has been included in accounts receivable--related parties.

8.  SUBSEQUENT EVENTS:

    In August 1997, substantially all of the Company's assets were purchased by Color Spot Christmas Trees, Inc., a wholly owned subsidiary of Color Spot Nurseries, Inc. for cash and stock.

                           WOLFE GREENHOUSES, L.L.C.

                                 BALANCE SHEET
                                 JULY 11, 1997

                                  (UNAUDITED)

                        ASSETS

Current assets:
  Cash..................................  $    970,672
  Accounts receivable:
    Trade, less allowance for doubtful
      accounts of $26,581...............       424,148
    Other...............................         3,445
  Inventories...........................     1,004,696
  Prepaid expenses......................        36,640
                                          ------------
        Total current assets............     2,439,601
                                          ------------
Investment in joint venture.............         1,501
                                          ------------
Property, plant and equipment...........     2,029,114
  Less accumulated depreciation.........       187,851
                                          ------------
        Net property and equipment......     1,841,263
                                          ------------
                                          $  4,282,365
                                          ------------
                                          ------------

           LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
  Current installments of long-term
    debt................................  $    106,564
  Trade accounts payable................       546,389
  Accrued expenses......................       134,253
  Deferred income taxes.................        62,669
                                          ------------
        Total current liabilities.......       849,875
                                          ------------
Long-term debt, excluding current
  installments..........................     1,468,385
                                          ------------
Members' equity.........................     1,964,105
                                          ------------
                                          $  4,282,365
                                          ------------
                                          ------------

            See accompanying selected notes to financial statements.

                           WOLFE GREENHOUSES, L.L.C.

                  STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

                    SEVEN FOUR-WEEK REPORTING PERIODS ENDED

                        JULY 11, 1997 AND JULY 12, 1996
                                  (UNAUDITED)

                                                        1997          1996
                                                    ------------  ------------
Net sales.........................................  $  5,199,437  $  4,907,175
Cost of sales.....................................     3,390,857     3,320,075
                                                    ------------  ------------
    Gross profit..................................     1,808,580     1,587,100
Selling, general and administrative expenses......       771,037       754,090
                                                    ------------  ------------
                                                       1,037,543       833,010
                                                    ------------  ------------
Other income (expense):
  Interest expense................................       (96,683)     (109,019)
  Equity in income (loss) of joint venture........       323,454        (4,903)
  Gain on warranty settlement.....................       --            143,624
  Other, net......................................        35,863         4,611
                                                    ------------  ------------
                                                         262,634        34,313
                                                    ------------  ------------
    Income before income taxes....................     1,300,177       867,323
Income taxes......................................         5,600        27,100
                                                    ------------  ------------
    Net income....................................     1,294,577       840,223
Members' equity, beginning of period..............     1,447,778       418,638
Members' contributions............................       --              7,600
Members' withdrawals..............................      (778,250)     (100,017)
                                                    ------------  ------------
Members' equity, end of period....................  $  1,964,105  $  1,166,444
                                                    ------------  ------------
                                                    ------------  ------------

            See accompanying selected notes to financial statements.

                           WOLFE GREENHOUSES, L.L.C.

                            STATEMENTS OF CASH FLOWS

                    SEVEN FOUR-WEEK REPORTING PERIODS ENDED

                        JULY 11, 1997 AND JULY 12, 1996
                                  (UNAUDITED)

                                                                                             1997         1996
                                                                                         ------------  -----------
Cash flows from operating activities:
  Net income...........................................................................  $  1,294,577  $   840,223
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.......................................................................        74,078       63,602
    Deferred income taxes..............................................................         5,600       27,100
    Equity in loss (income) of joint venture...........................................      (323,454)       4,903
    Gain on warranty settlement........................................................       --          (143,624)
    Decrease (increase) in assets:
      Accounts receivable..............................................................       557,555      448,841
      Inventories......................................................................       200,062      378,127
      Prepaid expenses.................................................................       (17,904)     (10,523)
      Other assets.....................................................................       --            12,488
    Increase (decrease) in liabilities:
      Trade accounts payable...........................................................      (737,109)    (914,870)
      Accrued expenses.................................................................      (106,694)      72,430
                                                                                         ------------  -----------
        Net cash provided by operating activities......................................       946,801      778,697
                                                                                         ------------  -----------
Cash flows from investing activities:
  Distributions from (contributions to) joint venture..................................       347,779      (17,875)
  Proceeds from repayment of other receivables.........................................       126,801        7,522
  Proceeds from warranty settlement....................................................       --           309,897
  Capital expenditures.................................................................      (381,730)     --
                                                                                         ------------  -----------
        Net cash provided by (used for) investing activities...........................        92,850      299,544
                                                                                         ------------  -----------
Cash flows from financing activities:
  Principal payments on long-term debt.................................................       (81,693)     (57,803)
  Repayment of cash overdraft..........................................................       --           (43,666)
  Members' contributions...............................................................       --             7,600
  Members' withdrawals.................................................................      (778,250)    (100,017)
                                                                                         ------------  -----------
        Net cash used for financing activities.........................................      (859,943)    (193,886)
                                                                                         ------------  -----------
Net increase in cash...................................................................       179,708      884,355
Cash at beginning of period............................................................       790,964      --
                                                                                         ------------  -----------
Cash at end of period..................................................................  $    970,672  $   884,355
                                                                                         ------------  -----------
                                                                                         ------------  -----------

            See accompanying selected notes to financial statements.

                           WOLFE GREENHOUSES, L.L.C.

                     SELECTED NOTES TO FINANCIAL STATEMENTS

                                 JULY 11, 1997

                                  (UNAUDITED)

    The financial statements presented herein include the accounts of Wolfe Greenhouses, L.L.C. (the Company) and have been prepared by the Company, without audit. The Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position, results of operations and cash flows. The financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's annual financial statements for the year ended December 27, 1996.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  ORGANIZATION AND NATURE OF BUSINESS

    Wolfe Greenhouses, L.L.C., organized as a limited liability company, is an association formed in accordance with the laws of the State of Texas. Under the terms of its current articles of incorporation, the Company will cease to exist on July 1, 2025. The Company operates a wholesale greenhouse facility located in Waco, Texas whose principal customers are grocery chain stores located in Texas.

    (b)  INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined by first-in, first-out method.

    (c)  INVESTMENT IN JOINT VENTURE

    Investment in joint venture is accounted for by the equity method.

    (d)  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

    (e)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) INVENTORIES

    Inventories at July 11, 1997, consisted of the following:

Growing crops...........................  $    689,800
Supplies................................       288,469
Landscape plants and supplies...........        26,427
                                          ------------
                                          $  1,004,696
                                          ------------
                                          ------------

                           WOLFE GREENHOUSES, L.L.C.

                                 JULY 11, 1997

                                  (UNAUDITED)

(3) INVESTMENT IN JOINT VENTURE

    Investment in joint venture consists of a fifty percent interest in a joint venture. During 1997, the joint venture settled certain contingent assets and liabilities, and sold certain real estate. The Company realized approximately $333,900 of income in 1997 related to these transactions of the joint venture.

(4) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment at July 11, 1997 consisted of the following:

                                                                               ESTIMATED
                                                                  AMOUNT     USEFUL LIVES
                                                               ------------  -------------
Land.........................................................  $     77,066       --
Buildings and improvements...................................     1,259,863  3 - 25 years
Equipment....................................................       300,815  5 - 20 years
Construction in progress.....................................       391,370       --
                                                               ------------
                                                               $  2,029,114
                                                               ------------
                                                               ------------

(5) DEBT

    Long-term debt at July 11, 1997 consists of the following:

Mortgage note payable to a financial institution with
  interest at 2% above the base rate, secured by property
  and buildings, payable in monthly principal and interest
  payments of $22,878 through December 2006.................  $  1,574,949
Less current installments...................................       106,564
                                                              ------------
                                                              $  1,468,385
                                                              ------------
                                                              ------------

    The Company also has a line of credit agreement with a bank. Under the agreement, the line of credit agreement allows the Company to borrow up to a maximum of $800,000. The agreement is secured by trade accounts receivable and inventory. There were no outstanding borrowings under this agreement at July 11, 1997.

    The Company's debt agreements relating to the above notes contain restrictive financial covenants.

(6) LEASES

    The Company has several noncancelable operating leases for transportation equipment that expire over the next six years. These leases require the Company to pay certain executory costs, such as insurance, and purchase fuel from the lessor.

                           WOLFE GREENHOUSES, L.L.C.

                                 JULY 11, 1997

                                  (UNAUDITED)

(7) INCOME TAXES

    The Company is classified as a partnership for federal income tax purposes. For federal tax purposes, partnership income is taxed directly to its members; consequently, no provision is made in the accompanying financial statements for federal income taxes. The income tax provision consist solely of state income taxes. If the Company had been taxed as a C Corporation, the provision for income taxes and net income would have been $520,071 and $780,107 in 1997 and $346,929 and $520,394 in 1996, assuming an effective tax rate of 40%.

(8) BUSINESS CONCENTRATIONS

    Approximately $2,954,000 and $3,021,000 of revenue representing 57% and 62% of net sales were derived from four customers during the periods ended July 11, 1997 and July 12, 1996, respectively. The same four customers accounted for $190,180 (or 42%) of trade accounts receivable at July 11, 1997.

(9) SUBSEQUENT EVENT

    On July 31, 1997, 100% of the Members' interest in the Company was purchased by Lone Star Growers, L.P. (a subsidiary of Color Spot Nurseries, Inc.).

                      PETERS' WHOLESALE GREENHOUSES, INC.

                       BALANCE SHEET AS OF JUNE 30, 1997

                                  (UNAUDITED)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                                           JUNE 30,
                                                                                                             1997
                                                                                                          -----------
                                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................................................................   $     252
  Accounts receivable (less allowance for doubtful accounts of $25 as of June 30, 1997 and 1996)........         901
  Inventories...........................................................................................         966
  Income taxes receivable and other assets..............................................................      --
                                                                                                          -----------
    Total current assets................................................................................       2,119
  PROPERTY AND EQUIPMENT, net...........................................................................       1,795
                                                                                                          -----------
    Total assets........................................................................................   $   3,914
                                                                                                          -----------
                                                                                                          -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Lines of credit.......................................................................................   $     265
  Current maturities of long-term debt..................................................................           9
  Current maturities of stockholder loan................................................................         106
  Accounts payable......................................................................................         406
  Accrued expenses......................................................................................         391
  Deferred income taxes.................................................................................         319
                                                                                                          -----------
    Total current liabilities...........................................................................       1,496
LONG-TERM DEBT..........................................................................................         125
DEFERRED INCOME TAXES...................................................................................          35
STOCKHOLDER LOAN........................................................................................         470
                                                                                                          -----------
    Total liabilities...................................................................................       2,126
                                                                                                          -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.10 par value, 250,000 shares authorized and 10,000 shares issued and outstanding......           1
  Retained earnings.....................................................................................       1,787
                                                                                                          -----------
    Total stockholders' equity..........................................................................       1,788
                                                                                                          -----------
    Total liabilities and stockholders' equity..........................................................   $   3,914
                                                                                                          -----------
                                                                                                          -----------

   The accompanying notes are an integral part of these financial statements.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                            STATEMENTS OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                                       JUNE 30
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
NET SALES......................................................................................  $   4,816  $   3,075
COST OF SALES..................................................................................      3,168      2,017
                                                                                                 ---------  ---------
  Gross profit.................................................................................      1,648      1,058
OPERATING EXPENSES:
  Selling, general and administrative..........................................................        783        591
                                                                                                 ---------  ---------
  Income from operations.......................................................................        865        467
INTEREST EXPENSE, net..........................................................................        (73)       (33)
OTHER INCOME...................................................................................         71         60
                                                                                                 ---------  ---------
  Income before income taxes...................................................................        863        494
PROVISION FOR INCOME TAXES.....................................................................       (337)      (190)
                                                                                                 ---------  ---------
  Net income...................................................................................  $     526  $     304
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                      PETERS' WHOLESALE GREENHOUSES, INC.
                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                         JUNE 30
                                                                                                   --------------------
                                                                                                     1997       1996
                                                                                                   ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................................  $     526  $     304
  Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation.................................................................................        157         53
    Gain on sale of fixed assets.................................................................        (10)        --
    (Increase) decrease in accounts receivable...................................................       (327)       437
    Decrease in inventories......................................................................         76         10
    Decrease in income taxes receivable and other assets.........................................         77         10
    Decrease in accounts payable.................................................................       (403)      (633)
    Increase in accrued expenses.................................................................        270          7
    Increase in deferred income taxes............................................................          4         26
                                                                                                   ---------  ---------
      Net cash provided by operating activities..................................................        370        214
                                                                                                   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............................................................       (310)      (273)
  Proceeds from sale of fixed assets.............................................................         10          1
                                                                                                   ---------  ---------
      Net cash used in investing activities                                                             (300)      (272)
                                                                                                   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings.......................................................................        154        724
  Repayments of long-term debt...................................................................       (178)      (316)
  Net borrowing under revolving lines of credit..................................................        (85)       (95)
                                                                                                   ---------  ---------
      Net cash used in (provided by) financing activities........................................       (109)       313
                                                                                                   ---------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS........................................................        (39)       255
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...................................................        291        117
                                                                                                   ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF SIX MONTHS...................................................  $     252  $     372
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest.....................................................................................  $     102  $      25
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
    Income taxes.................................................................................  $       3  $     115
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
    During the six months ended June 30, 1996, the Company exchanged property and equipment and a related note payable with book values of $207 and $157, respectively, to the Stockholders.
      In return, the Company received property and equipment and a related note payable of $144 and $94, respectively.

   The accompanying notes are an integral part of these financial statements.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

 1.  NATURE OF OPERATIONS AND DESCRIPTION OF BUSINESS:

    The financial statements presented herein include the accounts of Peters' Wholesale Greenhouses, Inc. (the Company). The Company is located in Walnut Springs, Texas, and is a producer of bedding plants. The Company sells primarily to general merchandise stores and retail garden stores in Central and East Texas. The Company's sole stockholders are Tom and Ramona Peters (the Stockholders).

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed by the Company in preparing its financial statements in accordance with generally accepted accounting principles.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (and disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

    INVENTORIES

    Inventories consist primarily of plant inventory and are stated at the lower of cost or market. Cost is determined using the average cost method and include direct production costs and overhead.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated over the estimated useful lives on an accelerated basis as follows:

Buildings and improvements........................  5 to 30 years
Fixtures and equipment............................  3 to 7 years

    Repairs and maintenance are charged to operations as incurred, and expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets.

    REVENUE RECOGNITION

    The Company recognizes revenues when products are received by the customer and all significant obligations of the Company have been completed. Where appropriate, the Company also establishes a concurrent reserve for returns and allowances.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    For certain financial instruments, including accounts receivable, accounts payable and notes payable, the Company's carrying amount approximates fair value.

    ASSET IMPAIRMENT

    On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). SFAS 121 requires that long-lived assets, certain identifiable intangibles and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement during 1996 or in the six-months ended June 30, 1997.

 3.  CONCENTRATIONS OF RISK:

    The Company does not perform credit evaluations of its customers' financial condition and generally does not require collateral, as the majority of its customers are large, well-established customers. The Company maintains an allowance for potential credit losses.

    For the six months ended June 30, 1997 and 1996, five customers accounted for approximately 99 percent and 96 percent of net sales, respectively. The Company's two largest customers accounted for approximately 53 percent and 17 percent and 68 percent and 12 percent of net sales, respectively.

    The Company purchases inventory and greenhouse building materials from primarily two vendors. Purchases from these two vendors represent 82 percent and 90 percent of the accounts payable balance at June 30, 1997 and 1996, respectively; 54 percent and 8 percent from B.W.I.--Schulenburg and 28 percent and 82 percent from Ball Seed, respectively. Management believes alternative suppliers could be obtained, if needed.

 4.  PROPERTY AND EQUIPMENT:

    Property and equipment at June 30, 1997 and 1996, consist of the following:

                                                                             1997       1996
                                                                           ---------  ---------
Land.....................................................................  $     196  $     196
Buildings and improvements...............................................      2,318      1,762
Fixtures and equipment...................................................        874        522
                                                                           ---------  ---------
                                                                               3,388      2,480
Less: Accumulated depreciation...........................................     (1,593)    (1,368)
                                                                           ---------  ---------
  Net property and equipment.............................................  $   1,795  $   1,112
                                                                           ---------  ---------
                                                                           ---------  ---------

    Depreciation expense for the six months ended June 30, 1997 and 1996, was $157 and $53, respectively.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

 4.  PROPERTY AND EQUIPMENT: (CONTINUED)
    During the 6 months ended June 30, 1996, the Company exchanged certain property held in the Company which was not used in the Company's bedding plant business for certain assets of the Stockholders which were used in the Company's bedding plant business.

 5.  ACCRUED EXPENSES:

    Accrued expenses as of June 30, 1997 and 1996, consist of the following:

                                                                                  1997       1996
                                                                                ---------  ---------
Interest and finance charges..................................................  $      10  $       8
Payroll and payroll taxes.....................................................         55          5
Federal income taxes..........................................................        277        103
State franchise taxes.........................................................         44         22
Other.........................................................................          5          4
                                                                                ---------  ---------
  Total accrued expenses......................................................  $     391  $     142
                                                                                ---------  ---------
                                                                                ---------  ---------

 6.  DEBT:

    Lines of credit and long-term debt at June 30, 1997 and 1996, consist of the following:

                                                                                  1997       1996
                                                                                ---------  ---------
Revolving line of credit (1)..................................................  $     165  $     100
Revolving line of credit (2)..................................................        100     --
Note payable (3)..............................................................         89         94
Note payable (4)..............................................................         10     --
Note payable (5)..............................................................         35     --
                                                                                ---------  ---------
                                                                                $     399  $     194
                                                                                ---------  ---------
                                                                                ---------  ---------

------------------------

(1) $350 revolving line of credit with a financial institution under which $165 and $100 was outstanding at June 30, 1997 and 1996, respectively. Advances under the line of credit accrue interest at 8.5 percent and 9.25 percent per annum, respectively. The line is secured by all accounts the Company holds with the bank, inventory and accounts receivable. The line was refinanced on June 1, 1997, and expires on May 31, 1998.

(2) $300 revolving line of credit with a financial institution under which $100 was outstanding at June 30, 1997. Advances under the line of credit accrue interest at the prime rate plus 1 percent per annum (9.5 percent at June 30, 1997). The line is secured by all accounts the Company holds with the bank and equipment. The line expires on November 20, 1997.

(3) Note payable was incurred in conjunction with the purchase of land. The note accrues interest at a variable interest rate per annum (7.9 percent and 9.75 percent at June 30, 1997 and 1996, respectively)

                      PETERS' WHOLESALE GREENHOUSES, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

 6.  DEBT: (CONTINUED)
    with interest and an installment of principal due annually and any unpaid principal due in entirety on April 1, 2016. The note is collateralized by the acquired land.

(4) Note payable was incurred in conjunction with the purchase of equipment. The note accrues interest at 7.75 percent per annum with monthly principal and interest payments of $.4. Unpaid principal and interest is due November 1, 1999. The note is collateralized by the acquired equipment.

(5) Note payable was incurred in conjunction with fixed asset improvements. The note requires semiannual principal payments of $5 plus accrued interest beginning July 15, 1997. Unpaid principal and interest are due July 15, 2000. Interest accrues at 8.25 percent per annum. This note is collateralized by all accounts the Company holds with the bank, inventory and accounts receivable.

    The annual amounts of principal maturities of long-term debt outstanding at June 30, 1997 and 1996, are as follows:

                                                                                  1997       1996
                                                                                ---------  ---------
Less than one year............................................................  $     274  $     100
Greater than one year, less than two years....................................         14     --
Greater than two years, less than three years.................................         12     --
Greater than three years, less than four years................................         10     --
Greater than four years, less than five years.................................     --         --
Thereafter....................................................................         89         94
                                                                                ---------  ---------
                                                                                $     399  $     194
                                                                                ---------  ---------
                                                                                ---------  ---------

 7.  INCOME TAXES:

    The provision for income taxes consists of:

                                                                                      JUNE 30
                                                                                --------------------
                                                                                  1997       1996
                                                                                ---------  ---------
Current--
  Federal.....................................................................  $     289  $     142
  State and local.............................................................         44         22
Deferred--
  Federal.....................................................................          4         26
  State and local.............................................................     --         --
                                                                                ---------  ---------
Provision for income taxes....................................................  $     337  $     190
                                                                                ---------  ---------
                                                                                ---------  ---------

                      PETERS' WHOLESALE GREENHOUSES, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

 7.  INCOME TAXES: (CONTINUED)
    A reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate of 34 percent to income before income taxes is as follows:

                                                                                      JUNE 30
                                                                                --------------------
                                                                                  1997       1996
                                                                                ---------  ---------
Income before income taxes....................................................  $     863  $     494
                                                                                ---------  ---------
                                                                                ---------  ---------
Amount of federal income tax based upon the statutory rate....................  $     293  $     168
State and local income taxes..................................................         44         22
                                                                                ---------  ---------
Provision for income taxes....................................................  $     337  $     190
                                                                                ---------  ---------
                                                                                ---------  ---------

    Deferred tax assets (liabilities) are composed of the following at June 30, 1997 and 1996:

                                                                                 1997       1996
                                                                               ---------  ---------
Deferred tax assets--
  Allowance for doubtful accounts............................................  $       9  $       9
                                                                               ---------  ---------
    Total deferred tax assets................................................          9          9
                                                                               ---------  ---------
Deferred tax liabilities--
  Inventories................................................................       (328)      (297)
  Property and equipment.....................................................        (35)       (35)
                                                                               ---------  ---------
    Total deferred tax liabilities...........................................       (363)      (332)
                                                                               ---------  ---------
Net deferred tax liability...................................................  $    (354) $    (323)
                                                                               ---------  ---------
                                                                               ---------  ---------

 8.  RELATED-PARTY TRANSACTIONS:

    On May 7, 1996, the Company received a stockholder loan from the Stockholders. The loan accrues interest at a rate of 8.0 percent per annum and provides the Company with available credit of $1,500. The note requires payments of $75 on January 7 and July 7 each year until all outstanding principal and interest has been repaid. At June 30, 1997 and 1996, the outstanding balance on the loan was $576 and $630, respectively.

    From time to time, the Stockholders will finance certain inventory purchases on their personal credit card. The Company will reimburse them within 30 days or when the credit card invoice is due, whichever is sooner.

    The Company's corporate offices are owned by the Stockholders. Beginning January 1997, the Stockholders charged the corporate headquarters rent of $2.5 per month. Total rent expense for the six months ended June 30, 1997, was $15. Prior to this date, no rent was charged for the facilities.

    During the six months ended June 30, 1997 and 1996, the Company paid management fees to the Stockholders of approximately $73 and $68, respectively.

                      PETERS' WHOLESALE GREENHOUSES, INC.

                                 JUNE 30, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

 9.  OTHER INCOME AND EXPENSE:

    Other income primarily relates to rental income earned by the Company, whereby the Company provides trailer houses for employees to rent on a per week basis. Total rental income earned for the six months ended June 30, 1997 and 1996, was $61 and $60, respectively.

10.  COMMITMENTS AND CONTINGENCIES:

    In the ordinary course of business, the Company has various cases pending involving contractual, employee-related and other matters. In light of the Company's legal position, insurance coverage and reserves, management does not believe that these cases will have a material adverse impact on the financial position or results of operations of the Company.

    The Company has no operating leases with original maturities greater than one year. From time to time, the Company will enter into weekly leases for transportation equipment. Total rent expense under these leases for the six months ended June 30, 1997 and 1996, was approximately $108 and $38, respectively.

    At June 30, 1997, the Company is the primary guarantor of debt owed by a related-party investment company owned by the Shareholders. The outstanding balance of the guaranteed debt is approximately $115.

11.  SUBSEQUENT EVENTS:

    On July 31, 1997, 100 percent of the outstanding stock of the Company was purchased by Color Spot Nurseries, Inc., for cash.

                             LONE STAR GROWERS CO.

                        BALANCE SHEET--DECEMBER 31, 1996

                                  (UNAUDITED)

                                                                                                         1996
                                                                                                     -------------

                                                      ASSETS
CURRENT ASSETS:
  Cash.............................................................................................  $     151,133
  Trade receivables, less allowance for doubtful accounts of $104,649 and $131,955, respectively...      1,056,107
  Inventories......................................................................................     11,002,411
  Prepaid Expenses.................................................................................       --
  Notes receivable.................................................................................         19,943
                                                                                                     -------------
      Total current assets.........................................................................     12,229,594
PROPERTY AND EQUIPMENT, net........................................................................      6,498,482
                                                                                                     -------------
      Total assets.................................................................................  $  18,728,076
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND PARTNERSHIP CAPITAL

CURRENT LIABILITIES:...............................................................................
  Cash Overdraft...................................................................................  $    --
  Payables.........................................................................................
    Trade..........................................................................................      2,112,898
    Related parties................................................................................          9,974
                                                                                                     -------------
      Total payables...............................................................................      2,122,872
  Accrued expenses.................................................................................        793,294
  Current portion of revolving line of credit......................................................       --
  Current portion of long-term debt................................................................      3,524,251
  Advances from partner under revolving line of credit.............................................      3,000,000
                                                                                                     -------------
      Total current liabilities....................................................................      9,440,417
LONG-TERM DEBT, net of current portion.............................................................      4,871,471
                                                                                                     -------------
      Total liabilities............................................................................     14,311,888
                                                                                                     -------------
PARTNERSHIP CAPITAL:
  Partnership capital..............................................................................      2,805,989
  Undistributed profits............................................................................      1,610,199
                                                                                                     -------------
      Total partnership capital....................................................................      4,416,188
                                                                                                     -------------
      Total liabilities and partnership capital....................................................  $  18,728,076
                                                                                                     -------------
                                                                                                     -------------

        The accompanying notes are an integral part of these statements.

                             LONE STAR GROWERS CO.

                            STATEMENTS OF OPERATIONS

              FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995

                                  (UNAUDITED)

                                                                                            1996          1995
                                                                                        ------------  ------------
SALES.................................................................................  $  6,358,510  $  5,546,121
COST OF SALES.........................................................................     3,075,270     2,877,772
                                                                                        ------------  ------------
    Gross profit......................................................................     3,283,240     2,688,349
OPERATING EXPENSES:
  Delivery............................................................................       958,469       849,807
  Sales and marketing.................................................................       904,469       748,842
  General and administrative..........................................................       781,016       708,526
  Other expenses......................................................................       204,523       313,888
  Depreciation........................................................................        74,596        56,496
                                                                                        ------------  ------------
    Income (loss) from operations.....................................................       359,670        (9,210)
INTEREST EXPENSE......................................................................       403,378       521,234
OTHER EXPENSE, NET....................................................................           762         8,907
                                                                                        ------------  ------------
    Net loss..........................................................................  $    (44,470) $   (539,351)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

        The accompanying notes are an integral part of these statements.

                             LONE STAR GROWERS CO.

                            STATEMENTS OF CASH FLOWS

              FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995

                                  (UNAUDITED)

                                                                                          1996           1995
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................................................  $     (44,470) $    (539,351)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Loss on sale of fixed assets....................................................              0          2,660
    Depreciation and amortization...................................................        465,588        405,547
    Changes in certain assets and liabilities:
      Decrease in receivables.......................................................      5,531,559      1,180,858
      Increase in inventories.......................................................     (4,022,018)    (3,262,125)
      Decrease in prepaids and other assets.........................................         42,751         58,987
      Decrease in notes receivable..................................................          7,270              0
      Increase in payables..........................................................        333,144      1,136,264
      Decrease in accrued expenses..................................................       (229,724)       (42,237)
                                                                                      -------------  -------------
        Net cash provided by (used in) operating activities.........................      2,084,100     (1,059,397)
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchases of fixed assets............................................     (1,102,481)      (522,050)
  Proceeds from sale of fixed assets................................................              0          6,001
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................     (1,102,481)      (516,049)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowing of long-term debt.........................................              0      3,000,000
  Repayments of long-term debt......................................................       (500,000)      (500,000)
  Net borrowings under revolving line of credit with bank...........................      2,500,000        300,000
  Net repayments to partners........................................................              0     (1,300,000)
  Distributions to partners.........................................................     (3,200,000)             0
                                                                                      -------------  -------------
        Net cash provided by (used in) financing activities.........................     (1,200,000)     1,500,000
                                                                                      -------------  -------------
NET DECREASE IN CASH AND CASH EQUIVALENTS...........................................       (218,381)       (75,446)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....................................        369,514        332,977
                                                                                      -------------  -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........................................  $     151,133  $     257,531
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..........................................  $     401,799  $     470,556
                                                                                      -------------  -------------
                                                                                      -------------  -------------

        The accompanying notes are an integral part of these statements.

                             LONE STAR GROWERS CO.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

                                  (UNAUDITED)

    The financial statements presented herein include the accounts of Lone Star Growers Co. (the Partnership) and have been prepared by the Partnership, without audit. The Partnership believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Partnership's results of operations, financial position and cash flows. The financial statements should by read in conjunction with the financial statements and the notes thereto included in the Partnership's annual financial statements for the year ended June 30, 1996.

1.  NATURE OF OPERATIONS:

    ORGANIZATION

    The Partnership was formed on January 1, 1985, by Lone Star Growers, Inc. and Joseph Bradberry. The Partnership was formed to acquire, own, operate and manage a nursery business located near San Antonio, Texas.

2.  SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed by the Partnership in preparing its financial statements in accordance with generally accepted accounting principles:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (and disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Partnership considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. All overdraft balances have been reclassified to current liabilities.

    INVENTORIES

    Inventories are carried at the lower of cost or market. Cost is determined using the average cost method and includes direct production costs and overhead. A portion of the Partnership's nursery stock has an average growing period of approximately 18 months. The nursery stock is classified as a current asset based on the Partnership's normal operating cycle.

                             LONE STAR GROWERS CO.

                               DECEMBER 31, 1996

                                  (UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives using the straight-line method as follows:

Buildings and improvements..............   10 - 40 years
Machinery and equipment.................   5 - 10 years
Furniture and fixtures..................   5 - 10 years

    Repairs and maintenance are charged to operations as incurred, and expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets.

    REVENUE RECOGNITION

    The Partnership recognizes revenues when products are shipped and all significant obligations of the Partnership have been completed. Where appropriate, the Partnership also establishes a concurrent reserve for returns and allowances.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Partnership's financial instruments, including accounts receivable, accounts payable and debt, approximates fair value.

    INCOME TAXES

    The Partnership is not subject to federal income taxes; rather, its income from operations is passed directly through to its partners. If the Partnership had been taxed as a C Corporation, the income tax benefit and net loss would have been $17,788 and $(26,882) in 1996 and $215,740 and $(350,293) in 1995,
assuming an effective rate of 40%.

    ASSET IMPAIRMENT

    On July 1, 1995, the Partnership adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). SFAS 121 requires that long-lived assets, certain identifiable intangibles and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement in fiscal 1996.

3.  CONCENTRATION OF CREDIT RISK:

    The Partnership performs periodic credit evaluations of its customers' financial condition and generally does not require collateral, as the majority of the Partnership's customers are large, well-established companies. Five customers accounted for approximately 41 percent of accounts receivable at December 31, 1996. These same five customers accounted for approximately 42 percent of plant sales for the six months ended December 31, 1996.

                             LONE STAR GROWERS CO.

                               DECEMBER 31, 1996

                                  (UNAUDITED)

4.  INVENTORIES:

    Inventories consisted of the following at December 31, 1996.

                                                                                     1996
                                                                                 -------------
Raw materials and supplies.....................................................  $     722,633
Plant inventory................................................................     10,279,778
                                                                                 -------------
Total inventory................................................................  $  11,002,411
                                                                                 -------------
                                                                                 -------------

5.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment at December 31, 1996, consisted of the following:

                                                                                     1996
                                                                                 -------------
Land...........................................................................  $     892,568
Machinery and equipment........................................................      7,252,105
Buildings and improvements.....................................................      4,649,882
Furniture and fixtures.........................................................        765,238
                                                                                 -------------
                                                                                    13,559,793
Less: Accumulated depreciation.................................................     (8,083,831)
                                                                                 -------------
                                                                                     5,475,962
Construction in progress.......................................................      1,022,520
                                                                                 -------------
  Total property, plant and equipment..........................................  $   6,498,482
                                                                                 -------------
                                                                                 -------------

6.  NOTES PAYABLE:

    LINE OF CREDIT

    As of December 31, 1996, the Partnership had a $5,000,000 revolving line of credit with a financial institution under which there was $2,700,000 outstanding at December 31, 1996. Advances under the line accrue interest at Frost National Bank's prime rate of interest and are collateralized by substantially all of the Partnership's assets. Borrowings are limited to 80 percent of adjusted accounts receivable balances and 50 percent of the Partnership's total inventory balance as defined in the agreement, less certain borrowings. The borrowing limit at December 31, 1996, was approximately $2,985,000. The line of credit expires on October 29, 1997.

                             LONE STAR GROWERS CO.

                               DECEMBER 31, 1996

                                  (UNAUDITED)

6.  NOTES PAYABLE: (CONTINUED)
    LONG-TERM DEBT

    Long-term debt at December 31, 1996, consisted of the following:

                                                                                      1996
                                                                                  ------------
Note payable to bank, with quarterly principal and interest payments of
  $173,814, interest at prime plus 0.5 percent (8.50 percent at December 31,
  1996), secured by substantially all of the Partnerships assets, due on April
  29, 2002......................................................................  $  3,000,000
Note payable to bank, with quarterly principal and interest payments of $78,217, interest at prime plus 0.5 percent (8.50 percent at December 31, 1996), secured by substantially all of the Partnerships assets, due on April 29,
  2002..........................................................................     1,210,000
Note payable to bank, with quarterly principal and interest payments of $60,835, interest at prime plus 0.5 percent (8.50 percent at December 31, 1996), secured by substantially all of the Partnerships assets, due on April 29,
  2002..........................................................................     1,190,000
Note payable to seller, with annual principal and interest payments of $43,478,
  interest at 6.0 percent, secured by land, due June 15, 2005...................       295,722
                                                                                  ------------
                                                                                     5,695,722
Less: Current portion...........................................................      (824,251)
                                                                                  ------------
                                                                                  $  4,871,471
                                                                                  ------------
                                                                                  ------------

    As a result of borrowing rates presently available to the Partnership, the carrying value of debt approximates the fair value.

    The provisions of the debt agreements with the bank generally impose restrictions relating to, among other matters, cash flows, investments, capital expenditures, incurrence of additional indebtedness, payment of dividends, and maintenance of specified amounts of tangible net worth and working capital.

7.  RELATED-PARTY TRANSACTIONS:

    In the normal course of business, the Partnership has transactions with its partners and other related parties. These include purchasing insurance on a group basis, participating in a group profit-sharing plan and renting equipment. The following table summarizes the Partnership's related-party transactions presented in the balance sheet as of December 31, 1996:

                                                                                      1996
                                                                                  ------------
Advances to related parties.....................................................  $          0
Advances from related parties...................................................     3,009,974

    Advances from related parties include amounts advanced by TETCO, Inc. (the sole owner of Lone Star Growers, Inc.) pursuant to a revolving line of credit agreement under which there was $3,000,000

                             LONE STAR GROWERS CO.

                               DECEMBER 31, 1996

                                  (UNAUDITED)

7.  RELATED-PARTY TRANSACTIONS: (CONTINUED)
outstanding at December 31, 1996. Interest paid on the revolving line of credit was $126,048 and $251,750 during the six months ended December 31, 1996 and 1995, respectively.

    The Partnership made advances to entities under common ownership of $204,523 and $313,888 during the six months ended December 31, 1996 and 1995, respectively, relating to investments in a mushroom project, a furniture business and a Mexican turf grass project. The Partnership determined that these advances were not recoverable and therefore expensed the advances (as other expenses) in the related statements of income and expense in the year in which they were made. In addition, the Partnership made sales to an affiliated company of approximately $165,000 during the six months ended December 31, 1996 and 1995.

8.  CONTINGENCIES:

    In the ordinary course of business, the Partnership has various cases pending involving contractual, employee-related and other matters. In light of the Partnership's legal position, insurance coverage and reserves, management does not believe that these cases will have a material adverse impact on the Partnership.

9.  SUBSEQUENT EVENT:

    On February 20, 1997, 100 percent of the outstanding partnership interests of the Partnership were purchased through a merger by Lone Star Growers, L.P. (a Delaware limited partnership and indirect subsidiary of Color Spot Nurseries, Inc.) for cash and stock.

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.

                      STATEMENT OF ASSETS AND LIABILITIES
                             AND DIVISIONAL EQUITY

                               DECEMBER 31, 1996

                                  (UNAUDITED)

                                     ASSETS

                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
CURRENT ASSETS:
  Accounts receivable...............................................................................   $  445,569
  Inventories.......................................................................................    2,165,493
  Deferred income taxes.............................................................................       --
  Due from Parent...................................................................................       --
                                                                                                      ------------
    Total current assets............................................................................    2,611,062

PROPERTY AND EQUIPMENT, net.........................................................................      365,207
                                                                                                      ------------
    Total Assets....................................................................................   $2,976,269
                                                                                                      ------------
                                                                                                      ------------

                                        LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES:
  Accounts payable..................................................................................   $  520,312
  Accrued liabilities...............................................................................       --
  Current portion of capital lease obligation.......................................................       28,498
                                                                                                      ------------
    Total current liabilities.......................................................................      548,810
                                                                                                      ------------

CAPITAL LEASE OBLIGATION, net of current portion....................................................       43,482
    Total liabilities...............................................................................      592,292
                                                                                                      ------------
Divisional Equity...................................................................................    2,383,977
                                                                                                      ------------
    Total Liabilities and Divisional Equity.........................................................   $2,976,269
                                                                                                      ------------
                                                                                                      ------------

         The accompanying notes are an integral part of this statement.

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.

                      STATEMENTS OF REVENUES AND EXPENSES
                             AND DIVISIONAL EQUITY

              FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1995

                                  (UNAUDITED)

                                                                                        NINE MONTHS ENDED DECEMBER
                                                                                                   31,
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
NET SALES.............................................................................  $  4,273,692  $  4,522,731
COSTS OF SALES........................................................................     3,079,790     4,002,510
                                                                                        ------------  ------------
  Gross profit........................................................................     1,193,902       520,221
                                                                                        ------------  ------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........................................     1,181,652     1,301,330
                                                                                        ------------  ------------
  Income (Loss) from operations.......................................................        12,250      (781,109)
INCOME TAX BENEFIT....................................................................       --           (312,000)
                                                                                        ------------  ------------
  Net Income (Loss)...................................................................        12,250      (469,109)
                                                                                        ------------  ------------
DIVISIONAL EQUITY, December 31, 1996 and 1995.........................................  $  2,383,977  $  2,891,479
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The accompanying notes are an integral part of this financial statement.

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1995

                                  (UNAUDITED)

                                                                                             NINE MONTHS ENDED
                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1995
                                                                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................................................  $    12,250  $  (469,109)
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation........................................................................       60,281       58,898
    Changes in assets and liabilities--
      Decrease (Increase) in accounts receivable........................................      411,424     (468,484)
      Decrease (Increase) in inventories................................................     (311,151)     277,476
      Decrease in deferred income tax asset.............................................      104,000      101,000
      Decrease (Increase) in receivable from Parent.....................................      355,000     (392,000)
      Increase (Decrease) in accounts payable...........................................     (187,284)     289,915
      Increase (Decrease) in accrued liabilities........................................      (70,475)      36,098
                                                                                          -----------  -----------
        Net cash provided by (used in) operating activities.............................      374,045     (566,206)
                                                                                          -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES, purchases of property and equipment...............     (107,957)      (7,918)
CASH FLOWS FROM FINANCING ACTIVITIES, transfer from (to) Parent.........................     (266,088)     574,124
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................................      --           --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........................................      --           --
                                                                                          -----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD................................................  $   --       $   --
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    The accompanying notes are an integral part of this financial statement

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

                                  (UNAUDITED)

    The financial statements presented herein include the accounts of the Wholesale Division of Sunnyside Plants, Inc. (the Division) and have been prepared by the Division, without audit. The Division believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the financial statements reflect all adjustments necessary for a fair presentation of the Division's results of operations and financial position. The financial statements should by read in conjunction with the financial statements and the notes thereto included in the Division's annual financial statements for the year ended March 31, 1996.

1.  OPERATIONS AND BASIS OF PRESENTATION:

    Sunnyside Plants, Inc. (the Company, a California corporation) was incorporated in 1995 as a wholly owned subsidiary of Sakata Seed America, Inc. (the Parent, a California corporation). The Company produces and distributes flowering potted plants.

    Since the Company did not maintain separate accounting records for the Division, certain estimates were required in order to segregate the Division's account balances as of December 31, 1996 and 1995.

    - Identification basis--Account balances relating to assets, liabilities, revenues and expenses ("account balances") specifically pertaining to the Division were identified and segregated. Account balances related to general and administrative expenses incurred by the Company for general purposes have been included in total as the Division was significant portion of the Company's operations for the periods presented herein.

    - Transfer basis--Account balances pertaining to the Company's retail division or account balances which were not able to be specifically allocated to either divisions were identified and excluded from the Division.

    - Allocation basis--The account balance related to cost of sales for the Division has been estimated based on the estimated purchases of the Division.

    In management's opinion, the method of allocation is reasonable and the results are representative of the results of operations that would have been realized by the Division on a stand-alone basis.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed by the Division in preparing its financial statements in accordance with generally accepted accounting principles.

    USE OF ESTIMATES

    The preparation of the statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Division considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. All overdraft balances have been reclassified to current liabilities.

                           THE WHOLESALE DIVISION OF
                             SUNNYSIDE PLANTS, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

                                  (UNAUDITED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INVENTORIES

    Inventories are stated at the lower of cost or market and consist substantially of finished goods. Cost is determined using the average cost method and includes production costs and overhead.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated over their estimated useful lives on a straight line basis as follows:

Office equipment........................          5 years
Machinery and equipment.................      5 - 7 years

    Repairs and maintenance are charged to operations as incurred, and expenditures for renewals and betterments are capitalized and depreciated over the estimated useful lives of the assets.

    REVENUE RECOGNITION

    Revenue is recognized upon transfer of title and risk of ownership to the customer, which generally occurs upon product shipment. No single customer accounted for 10% or more of net sales during the nine months ended December 31, 1996 or 1995.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    For certain financial instruments, including accounts receivable and payable and capital lease obligations, the Division's carrying amount approximates fair value.

    INCOME TAXES

    Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 utilizes the asset and liability method under which deferred income taxes are recognized for the consequences of temporary differences by applying currently enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

    ASSET IMPAIRMENT

    On April 1, 1996, the Division adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets, certain identifiable intangible assets and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the asset. No charges were recorded pursuant to this statement in 1996.

3.  SUBSEQUENT EVENT:

    In January 1997, the Company sold a significant portion of the net assets of the Wholesale Division to CSN, Inc., the parent company of Color Spot Nurseries, Inc.

-------------------------------------------
                                     -------------------------------------------

-------------------------------------------
ALTERNATE PAGE FOR NOTE PROSPECTUS   -------------------------------------------
    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                                 --------------
                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          i
Risk Factors...................................          1
Company History................................          8
Recent Acquisitions............................          8
Use of Proceeds................................          9
Dividend Policy................................          9
Capitalization.................................         10
Selected Consolidated Financial and Operating
  Data.........................................         11
Unaudited Pro Forma Consolidated Statement of
  Operations...................................         13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         17
Business.......................................         25
Management.....................................         34
Certain Transactions...........................         40
Principal Stockholders.........................         42
Description of Capital Stock...................         43
Description of Certain Indebtedness............         48
Description of Notes...........................         49
Description of Units...........................         65
Description of Series A Preferred Stock........         65
Description of Warrants........................         75
Certain Definitions............................         78
Underwriting...................................         91
Legal Matters..................................         92
Experts........................................         92
Additional Information.........................         92
Index to Consolidated Financial Statements.....        F-1

                                 --------------
    UNTIL JANUARY 16, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $100,000,000

                                     [LOGO]

                          10 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2007

                                  ------------
                                   PROSPECTUS
                                  ------------

                                 BT ALEX. BROWN

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                               December 22, 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------